Filed Pursuant to Rule 424(b)(2)
Commission File No. 333-191104

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the Notes nor do they seek an offer to buy the Notes in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 1, 2015

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated September 11, 2013)

$250,000,000

Harsco Corporation

             % Senior Notes due 2020

We are offering $250,000,000 aggregate principal amount of our     % Senior Notes due 2020 (the “notes”). The notes will bear interest at the rate of     % per year. Interest on the notes is payable on             and             of each year, beginning on                     , 2015. The notes will mature on                     , 2020. We may redeem some or all of the notes at any time on or after                     , 2017 at the prices and as described under the caption “Description of the Notes—Optional Redemption.” In addition, prior to                     , 2017, we may redeem some or all the notes at any time at a redemption price equal to 100% of their principal amount plus a make-whole premium as described under the caption “Description of the Notes—Optional Redemption.”

The notes will be our unsecured senior obligations and will rank equally with all of our existing and future unsecured senior indebtedness. The notes will not be guaranteed by any of our subsidiaries and therefore will be structurally subordinated to all existing and future secured and unsecured indebtedness and other liabilities of our subsidiaries.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-20.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total
Public Offering Price(1)		%	$
Underwriting Discount		%	$
Proceeds to us (before expenses)		%	$

(1)	The offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from , 2015 to date of delivery.

The underwriters expect to deliver the notes to purchasers on or about                     , 2015, only in book-entry form through the facilities of The Depository Trust Company.

Joint Book-Running Managers

Citigroup	Credit Suisse	HSBC	J.P. Morgan

MUFG	RBC Capital Markets		US Bancorp

Senior Co-Manager

ING

Co-Managers

Fifth Third Securities	PNC Capital Markets LLC

The date of this prospectus supplement is                     , 2015.

Prospectus Supplement

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ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus that we may provide to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not, and the underwriters are not, making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

Unless stated otherwise or the context indicates otherwise, references in this prospectus supplement to the terms:

•	“we,” “us,” “our” or “Harsco” refer to Harsco Corporation and its consolidated subsidiaries; and

•	the “Company” refers only to Harsco Corporation and any successors thereto.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov. Information contained on the SEC’s website is not part of this prospectus, and the reference to the SEC’s website does not constitute incorporation by reference into this prospectus of the information contained at that site. Our common stock is traded on the New York Stock Exchange under the symbol “HSC.” You may inspect the reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We also make available, free of charge, on or through our Internet website (http://www.harsco.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable, amendments to those reports filed or furnished pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Please note, however, that information contained on our website is not part of this prospectus supplement, and the reference to our website does not constitute incorporation by reference into this prospectus supplement of the information contained at that site. In addition, you may request copies of these filings at no cost through our Office of the Corporate Secretary at Harsco Corporation, 350 Poplar Church Road, Camp Hill, Pennsylvania 17011, Attention: General Counsel, telephone: (717) 763-7064, facsimile: (717) 265-8144.

We have filed with the SEC a Registration Statement on Form S-3 relating to the securities covered by this prospectus supplement. This prospectus supplement is a part of the Registration Statement and does not contain all the information in the Registration Statement. Whenever a reference is made in this prospectus supplement to a contract or other document of ours, the reference is only a summary, and you should refer to the exhibits that are a part of the Registration Statement for a copy of the contract or other document. You may review a copy of the Registration Statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet website listed above.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated, will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

We incorporate by reference in this prospectus supplement the documents set forth below that have been previously filed with the SEC and any filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any Current Reports on Form 8-K containing any information deemed to have been furnished rather than filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2014 (the “2014 Form 10-K”) (except to the extent superseded by our Current Report on Form 8-K filed on June 1, 2015 to reflect the impact of certain revisions and adjustments), including the portions of our Definitive Proxy Statement on Schedule 14A filed on March 30, 2015 that are incorporated by reference into Part III of our 2014 Form 10-K;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015; and

•	our Current Reports on Form 8-K filed on February 24, 2015, February 26, 2015, March 11, 2015, April 1, 2015, May 4, 2015 (as amended on May 22, 2015), May 15, 2015, May 22, 2015 and June 1, 2015.

To obtain copies of these filings, see “Where You Can Find Additional Information” above.

FORWARD-LOOKING STATEMENTS

The nature of our business and the many countries in which we operate subject us to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. Some of the statements contained in this prospectus supplement and the accompanying prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we provide the following cautionary remarks regarding important factors that, among others, could cause future results to differ materially from the results contemplated by forward-looking statements, including the expectations and assumptions expressed or implied herein. Forward-looking statements contained herein could include, among other things, statements about management’s confidence in and strategies for performance; expectations for new and existing products, technologies and opportunities; and expectations regarding growth, sales, cash flows and earnings. Forward-looking statements can be identified by the use of such terms as “may,” “could,” “expect,” “anticipate,” “intend,” “believe,” “likely,” “estimate,” “plan” or other comparable terms.

Factors that could cause actual results to differ, perhaps materially, from those implied by forward-looking statements include, but are not limited to:

•	changes in the worldwide business environment in which we operate, including general economic conditions;

•	changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs;

•	changes in the performance of equity and bond markets that could affect, among other things, the valuation of the assets in our pension plans and the accounting for pension assets, liabilities and expenses;

•	changes in governmental laws and regulations, including environmental, occupational health and safety, tax and import tariff standards;

•	market and competitive changes, including pricing pressures, market demand and acceptance for new products, services and technologies;

•	our inability or failure to protect our intellectual property rights from infringement in one or more of the many countries in which we operate;

•	failure to effectively prevent, detect or recover from breaches in our cybersecurity infrastructure;

•	unforeseen business disruptions in one or more of the many countries in which we operate due to political instability, civil disobedience, armed hostilities, public health issues or other calamities;

•	disruptions associated with labor disputes and increased operating costs associated with union organization;

•	the seasonal nature of our business;

•	our ability to successfully enter into new contracts and complete new acquisitions or strategic ventures in the time-frame contemplated, or at all;

•	the integration of our strategic acquisitions;

•	the amount and timing of repurchases of the Company’s common stock, if any;

•	the prolonged recovery in global financial and credit markets and economic conditions generally, which could result in our customers curtailing development projects, construction, production and capital expenditures which, in turn, could reduce the demand for our products and services and, accordingly, our revenues, margins and profitability;

•	the outcome of any disputes with customers, contractors and subcontractors;

•	the financial condition of our customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability;

•	our ability to successfully implement and receive the expected benefits of cost-reduction and restructuring initiatives, including the achievement of expected cost savings in the expected time frame;

•	the ability to successfully implement our strategic initiatives and portfolio optimization and the impact of such initiatives, such as the Harsco Metals & Minerals segment’s Improvement Plan (“Project Orion”);

•	the ability of the strategic venture between us and Clayton, Dubilier & Rice to effectively integrate our Infrastructure business with Clayton, Dubilier & Rice’s Brand Energy & Infrastructure Services business and realize the synergies contemplated by the transaction;

•	our ability to realize cost savings from the divestiture of the Infrastructure business, as well as the transaction being accretive to earnings and improving operating margins and return on capital;

•	the amount ultimately realized from our exit from the strategic venture between us and Clayton, Dubilier & Rice and the timing of such exit;

•	risk and uncertainty associated with intangible assets; and

•	other risk factors set forth in our 2014 Form 10-K and other filings we may make from time to time with the SEC and incorporated by reference herein. See “Risk Factors” on page S-20.

We caution that these factors may not be exhaustive and that many of these factors are beyond our ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no duty to update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved.

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NON-GAAP FINANCIAL MEASURES

Unless otherwise specified, the financial data included or incorporated by reference in this prospectus supplement has been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Where so indicated in this prospectus supplement, we have used certain financial measures that are not calculated in accordance with GAAP to assess our financial performance, including adjusted operating income, free cash flow, EBITDA and adjusted EBITDA. We use such non-GAAP financial measures because we believe that they are meaningful measures of our performance. However, these non-GAAP financial measures have limitations as analytical tools. Some of the limitations are:

•	free cash flow does not represent the total residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from free cash flow;

•	adjusted operating income, EBITDA and adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	adjusted operating income, EBITDA and adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	adjusted operating income, EBITDA and adjusted EBITDA exclude certain tax payments that may represent a reduction in cash available to us;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	our method of calculating these non-GAAP financial measures may differ from the methods used by other companies and, as a result, the non-GAAP financial measures presented in this prospectus supplement may not be comparable to other similarly titled measures disclosed by other companies.

Because of these limitations, adjusted operating income, free cash flow, EBITDA and adjusted EBITDA should not be considered measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using adjusted operating income, free cash flow, EBITDA and adjusted EBITDA only supplementally. Any analysis of non-GAAP financial measures should be considered in addition to, rather than as a substitute for, other information provided in accordance with GAAP. Please see “Summary—Summary financial data” for a discussion of our use of adjusted operating income, free cash flow, EBITDA and adjusted EBITDA in this prospectus supplement, including a reconciliation of adjusted operating income, free cash flow, EBITDA and adjusted EBITDA to the most closely comparable financial measure calculated in accordance with GAAP.

TRADEMARKS AND TRADE NAMES

We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement or the accompanying prospectus belongs to its holder. Use or display by us of other parties’ trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the trademark, trade name or service mark owner.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, all information contained in this prospectus supplement concerning our industry or market in general or any segment thereof, including information regarding our general expectations and market opportunity, is based on management’s estimates using internal data, data from industry related publications, reports by market research firms and other externally obtained data. Although we believe this industry and market data to be accurate as of the date of this prospectus supplement, we cannot guarantee its accuracy and completeness because of the method by which we obtained some of the data or because this information cannot always be verified with certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of industry and market data. Accordingly, you should be aware that the industry and market data contained in this prospectus supplement and the accompanying prospectus, and estimates and beliefs based on such data, may not be reliable.

SUMMARY

The following summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. It is not complete and does not contain all of the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement, including the information under the heading “Risk Factors,” as well as the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus, before making an investment decision.

Harsco

We are a diversified, multinational provider of industrial services and engineered products serving global industries that are fundamental to worldwide economic growth and infrastructure development. We have locations in approximately 35 countries, including the United States. For the twelve months period ended March 31, 2015 (“LTM”), we generated total revenues of $2,005.4 million, operating income of $75.9 million, adjusted operating income of $160.1 million, net loss from continuing operations of $13.6 million and adjusted EBITDA of $329.0 million. See “Summary Financial Data” for a reconciliation of operating income (loss) to adjusted operating income and net income (loss) from continuing operations to adjusted EBITDA. The following chart sets forth the percentage of our total revenues for the LTM period by region (based on the origin of the products and services sold):

Our principal lines of business and related principal business drivers are as follows:

Principal Lines of Business	Principal Business Drivers
Global expertise in providing on-site services of material logistics, product quality improvement and resource recovery for iron, steel and metals manufacturing; as well as value added environmental solutions for industrial co-products

Global metals production and capacity utilization

Outsourcing of services by metals producers

Demand for high-value specialty steel and ferro alloys

Demand for environmental solutions for metals and minerals waste streams

Demand for industrial and infrastructure surface preparation and restoration

Demand for residential roofing shingles

Air-cooled heat exchangers	Demand in the natural gas, natural gas processing, refining and petrochemical markets

Principal Lines of Business	Principal Business Drivers
Industrial grating products	Industrial plant and warehouse construction and expansion Off-shore drilling and new rig construction

Heat transfer products	Demand for commercial and institutional boilers and water heaters

Railway track maintenance services and equipment	Global railway track maintenance-of-way capital spending Outsourcing of track maintenance and new track construction by railroads

Our operations fall into three reportable segments: Harsco Metals & Minerals, Harsco Industrial and Harsco Rail. The following charts set forth the dollar amounts and percentage of our total revenues and adjusted operating income before corporate expenses for the LTM period by segment:

Previously, our operations included the Harsco Infrastructure segment, which was sold to a strategic venture with Clayton, Dubilier & Rice (“CD&R”) in November 2013 as part of a transaction that combined the Harsco Infrastructure segment with Brand Energy & Infrastructure Services, Inc., which CD&R simultaneously acquired. We contributed substantially all of our equity interests in, and the net assets of, the Harsco Infrastructure segment to the strategic venture (which we refer to as the “Brand JV”) in exchange for approximately $300 million in cash, subject to working capital and other adjustments, and an approximately 29% equity interests in the Brand JV. We refer to this transaction as the “Infrastructure Transaction.”

Harsco Metals & Minerals

The Harsco Metals & Minerals segment is one of the world’s largest providers of on-site, outsourced services to the global metals industries and one of the largest producers in the United States of slag abrasives and residential roofing granules from power-plant utility coal slag, operating at a number of locations throughout the United States. The segment includes our Steel Mill Services business, which provides on-site, outsourced services to approximately 70 customers at approximately 170 operating sites, including material logistics, product quality improvement and resource recovery for iron, steel and metals manufacturing, as well as our Applied Products business, which provides value added environmental solutions for industrial co-products. The Applied Products business also extracts high-value metallic content from stainless steel by-products and specializes in the development of minerals technologies for commercial applications, including agriculture fertilizers. The abrasives are used for industrial surface preparation, such as rust removal and cleaning of bridges, ship hulls and various structures. Roofing granules are sold to residential roofing shingle manufacturers, primarily for the replacement roofing market. This segment’s major customers include steel mills and asphalt roofing manufacturers. Since May 2014, we have been executing Project Orion to identify processes to improve the Harsco Metals & Minerals segment’s core processes, reduce expenses and to simplify its organizational structure.

The segment operates in approximately 35 countries, with the largest operations focused on the United States, the United Kingdom and Brazil. The following chart sets forth the percentage of the Harsco Metals & Minerals segment’s total revenues for the LTM period by region (based on the origin of the products and services sold):

Harsco Industrial

The Harsco Industrial segment consists of three businesses: Air-X-Changers, IKG and Patterson-Kelley. Approximately 93% of the segment’s revenues originated in North America for the year ended December 31, 2014. Increasingly, these three businesses are focused on international growth. The segment’s major products include air-cooled heat exchangers, industrial metal grating and boilers and water heaters. The segment’s major customers include natural gas, natural gas processing and petrochemical plants, industrial plants, non-residential, commercial and public construction and retrofit markets.

The Harsco Industrial segment has contributed an increasing proportion of our total consolidated revenues. Revenues from this segment grew at an average compound annual growth rate of 15%, from $232 million for the year ended December 31, 2010 to $413 million for the year ended December 31, 2014. The following chart sets forth the percentage of the Harsco Industrial segment’s total revenues for the LTM period by business:

Air-X-Changers is a leading supplier of custom-designed and manufactured air-cooled heat exchangers for the mid-stream natural gas, natural gas processing, refining and petrochemical industries. Its heat exchangers are the primary apparatus used to condition natural gas during recovery, compression and transportation from underground reserves through the major pipeline distribution channels. In January 2014, we acquired Hammco Corporation (“Hammco”), a U.S. manufacturer of high specification air-cooled heat exchangers for the natural gas, refining and petrochemical processing markets, to expand the Air-X-Changers business.

IKG is a leading manufacturer of industrial metal grating products. These products include a full range of metal bar grating configurations, which are used mainly in industrial flooring, as well as safety and security applications in the energy, paper, chemical, refining and processing industries.

Patterson-Kelley is a leading manufacturer of energy-efficient heat transfer products such as boilers and water heaters for commercial and institutional applications.

Harsco Rail

The Harsco Rail segment is a global manufacturer and provider of highly-engineered and customized equipment and services for the maintenance, repair and construction of railway track. The segment’s equipment and services support numerous private and government-owned railroads and urban mass transit systems worldwide.

The Harsco Rail segment has been awarded two contracts worth over $200 million from the federal railway system of Switzerland (the “SBB”). Equipment deliveries under the SBB contracts are expected to begin in late 2015. In 2013, the Harsco Rail segment completed a large contract with the China Railway Corporation, formerly the China Ministry of Railways (the “CRC”). Excluding revenues from this contract, the Harsco Rail segment’s total revenues grew at an average compound annual growth rate of 5%, from $223 million for the year ended December 31, 2010 to $273 million for the year ended December 31, 2014. The following chart sets forth the percentage of the Harsco Rail segment’s total revenues for the LTM period by region (based on the location of the customer):

Competitive Strengths

We believe the following competitive strengths position us well for continued success:

Leading Market Positions with Innovative Customer Solutions

Our Metals & Minerals business is one of the world’s largest providers of on-site, outsourced services to the global metals industries. Our Metals & Minerals business provides differentiated and customized operational and technical expertise and customized customer solutions and its operations are scalable to varying business needs. Our Industrial business is a leading North American supplier of heat-exchangers to the mid-stream natural gas compression market as well as standardized and fabricated metal grating products for various industrial and commercial applications. Our scale in the Industrial business allows us to invest in disciplined and targeted research and development to drive organic growth and enhance our market position through new innovative products, such as the stainless steel SONIC commercial boiler and NURO touchpad controls systems. Our Rail business is a leading supplier of equipment, spare parts and services in North America, with a growing presence in Europe and Asia. We believe our large scale in each of the three segments has allowed us to develop superior products and services and better anticipate market changes.

Services and Products in Industries that are Fundamental to Global Growth

We are a diversified, multinational provider of industrial services and engineered products serving global industries that are fundamental to worldwide economic growth and infrastructure development. Our attractive end-markets principally include natural gas, natural gas processing, refining and petrochemical industries, steel mills, construction and rail infrastructure.

Diversity of Services and Products in Multiple Industries in Approximately 35 Countries

We provide our industrial services and engineered products to a large number of industries in approximately 35 countries, operating in all major geographic regions in the world. Within our three business segments, we have business line diversification. As a result, we are not dependent on any one product, service, industry or economy. Although our largest customer accounted for almost 10% of our total revenues for the year ended December 31, 2014 and the three months ended March 31, 2015, we have entered into multiple separate contracts with such customer and as such, are not dependent on any single contract.

Long-Term Mill Services and Minerals Supply Contracts and Rail Contracts

Our Metals & Minerals and Rail businesses provide us with a substantial base of long-term or recurring revenues. The Harsco Metals & Minerals segment’s multi-year contracts had estimated future revenues of approximately $4.5 billion at expected production levels at December 31, 2014. Approximately 21% of these revenues are expected to be recognized by December 31, 2015; approximately 42% of these revenues are expected to be recognized between January 1, 2016 and December 31, 2018; approximately 19% of these revenues are expected to be recognized between January 1, 2019 and December 31, 2021; and the remaining revenues are expected to be recognized thereafter.

In addition, in 2014, our Rail business was awarded a second contract worth over $100 million through 2017 from the SBB. This was a follow-on contract to our previously awarded contract with the SBB worth more than $100 million. The Harsco Rail segment had backlog of approximately $352 million at March 31, 2015.

Large and Scalable Manufacturing in Industrial

Our Industrial business serves broad attractive end-markets, including the natural gas and energy markets and the improving U.S. construction market. Over the past several years, our Harsco Industrial segment has gained significant market share within the $900 million North American air-cooled heat exchanger market and the $1.1 billion North American commercial boiler market. Through our acquisition of Hammco in January 2014, we bolstered our Industrial business and gained economies of scale by entering into the process cooler market. The process cooler market is an adjacency within the heat exchanger market, in which our Air-X-Changers business is a market leader for compression coolers within the mid-stream natural gas compression market. In addition, the Air-X-Changers business is in the process of consolidating operations from five different facilities into CenterPoint Industrial Park, in CenterPoint, Oklahoma, which is expected to be complete by the third quarter of 2015. The consolidation will accelerate the production cycle, and we believe it will generate workflow and material handling efficiencies, and therefore increase productivity and improve on-time delivery. CenterPoint is also designed for scalability, allowing us to add additional capacity as necessary to meet increase production requirements.

Valuable Investment in Brand JV

The Brand JV, in which we own a 29% equity interest, is a premier provider of integrated specialty services to global energy, industrial and infrastructure markets. The Infrastructure Transaction allowed us to diversify and strengthen our infrastructure business by combining our Infrastructure business with Brand Energy &

Infrastructure Services, Inc. to form the Brand JV, a much larger global business with more than $3 billion in revenues. This investment allows us to benefit from the revenue and cost synergies of the business integration, provides us with an improved competitive position and significant growth opportunities within the energy and construction sectors, as well as a cyclical recovery in the relevant markets. We believe our equity stake in the Brand JV will contribute positively to our results in the next few years and will ultimately provide us with substantial future exit proceeds.

Seasoned Management Team

Our senior management team has extensive operational and financial experience with Harsco and a number of other industrial companies. Nicholas Grasberger, our President and Chief Executive Officer since July 2014, was previously our Chief Operating Officer and Chief Financial Officer and had held operating and financial positions with Fenner plc and Armstrong World Industries prior to joining Harsco. Peter F. Minan, our Chief Financial Officer since November 2014, has approximately 30 years of global financial management experience, spending most of his career with KPMG as global lead partner for several multi-national companies and as National Managing Partner for the U.S. Audit practice. Richard Lundgren, who joined the Company in 2014 as head of Harsco Metals & Minerals, previously held senior management positions with Shale-Inland Holdings and Tyco Thermal Controls. Scott Jacoby, the President of Harsco Rail, has been with the Company for approximately 20 years and has spent the past seven years leading the growth of Rail, while Scott Gerson, who joined Harsco in 2005, has been the President of Harsco Industrial since 2010. Tracey McKenzie, our Senior Vice President and Chief Human Resources Officer since September 2014, previously served as Global Human Resources Vice President for JLG Industries, a company within the manufacturing sector for advanced aerial lift systems. Russell Hochman, our Senior Vice President and General Counsel, Chief Compliance Officer and Corporate Secretary, has 25 years of experience in the legal industry and, prior to joining the Company in 2013, served as Vice President and Deputy General Counsel at Pitney Bowes Inc. and was associated with the law firm of Kelley Drye & Warren LLP.

Our Strategy

We intend to grow our business and increase our returns through the following strategic and operational strategies:

Continue to Expand Overseas in Targeted Growth Markets

We remain focused on expansion in international markets as a key driver of growth on both an organic and acquired basis and further improvement in the balance of our geographic footprint. In particular, in Metals & Minerals, we are focused on steady, targeted expansion, particularly in China and India where customers value our environmental solutions to further complement our already strong presence throughout Europe and North America. In Rail, we will focus on developing a larger presence in Europe, India and China by increasing our participation in large tenders as track construction and maintenance needs in those countries grow. We successfully completed a large contract with the CRC in 2013 and we now have been awarded two contracts worth over $200 million from the federal railway system of Switzerland. Equipment deliveries under the SBB contracts are expected to begin in late 2015. Additionally, the $6 billion global market for maintenance of way equipment remains active, and we plan to participate in a number of sizable tenders in international markets in the future.

Continue to Expand Through Disciplined Organic Growth and Strategic Acquisitions

We will continue to focus on expanding through disciplined organic growth and select acquisitions that will improve our competitive positions in core markets or adjacent market spaces, especially in the Harsco Industrial and Harsco Rail segments, which are less capital intensive. Our Industrial and Rail businesses generally only require capital expenditures of approximately 2% and 1%, respectively, of our revenues each year. Within our Rail segment, we intend to leverage our large installed customer base and increase our product offerings to continue to drive organic growth in the higher margin after-market parts business, in which revenues grew at an average compound annual growth rate of 11% from 2010 to 2014. In addition, we will target acquisitive growth, such as the Hammco acquisition within our Industrial segment and our recent bolt-on acquisition of Protran Technology (“Protran”) within our Rail segment, that provides synergistic benefits to us, either through cost synergies from combined platforms or revenue synergies from expanded offerings and scalability. Similarly, given our position within the fragmented Rail industry, we believe that, in addition to organic growth, we will be able to pursue strategic acquisitions or partnerships that will increase our global scale, broaden our production capabilities, accelerate our growth in the after-market parts business and provide us with new technology solutions.

Continue Our Focus on Increasing Long-Term Profitability and Returns in Metals & Minerals

We are focused on increasing our long-term profitability in the Harsco Metals & Mineral segment through the execution of Project Orion. Project Orion is aimed at driving operational efficiencies through simplifying this segment’s business model, establishing necessary protocols to facilitate better contract outcomes and improving the mix of its products and services with higher value added offerings. We believe these changes will improve our return on capital and deliver a higher and more consistent level of service to customers, in addition to providing us with annual recurring benefits from compensation and other operational savings. We incurred $12.0 million in charges related to phases one and two of Project Orion during 2014. As a result of actions initiated under phase one of Project Orion during 2014, we realized compensation savings of approximately $6 million for the full year ended December 31, 2014. We estimate that total ongoing annual benefits from compensation and other operational savings that were already implemented under phases one and two of Project Orion are approximately $29 million to date, and expect annual recurring benefits to be approximately $37 million upon completion of all phases of Project Orion.

Continue to Focus on Return Based Capital Allocations and Business Portfolio Strategies

Through a disciplined focus on free cash flow, return based capital allocations and business portfolio strategies, we expect our transformation process will enable us to generate returns above our cost of capital with a balanced business portfolio and disciplined financial profile. We have instituted systems and processes which allow us to rigorously track performances across global sites and across more than 40 service offerings, which we believe will help improve our return on invested capital. In addition, we will continue to focus on the effective and efficient use of working capital, primarily in the form of inventory reduction in all businesses as well as improvements in receivables collection in the Metals and Minerals business. We will also strive to optimize our debt levels to maintain strong credit metrics.

Continue to Focus on Cost Reduction and Efficiency Initiatives

We have implemented initiatives to reduce costs and increase efficiencies without diminishing our services and products capabilities, which we refer to collectively as Continuous Improvement. We intend to continue to pursue our Continuous Improvement initiatives, which have significantly reduced, and are expected to continue to reduce, our cost structure. In particular, we will focus on developing an active, lean corporate center that optimizes corporate costs while continuing to focus on developing value added activities. We have implemented elements of our Continuous Improvement initiatives within Metals & Minerals that focus on streamlining our Metals & Minerals operations by standardizing maintenance and operating practices as well as introducing rigorous analytics into the contract management and underwriting process. The deployment of these standardized processes ensures that best practices are implemented and that our service levels continually improve.

Recent Developments

Tender Offer

On June 1, 2015, we commenced a tender offer to purchase for cash any and all of our outstanding 2.700% Senior Notes due 2015 (the “2015 Notes”). We are offering to purchase each of the 2015 Notes at a purchase price of $1,006.25 per $1,000 principal amount, plus accrued and unpaid interest, to, but not including, the settlement date. The tender offer will expire at 8:30 a.m., New York City time, on June 8, 2015 unless extended or earlier terminated by us. We intend to use the net proceeds of this offering to finance the tender offer. See “Use of Proceeds.”

This prospectus supplement is not an offer to purchase or a solicitation of an offer to sell the 2015 Notes. The tender offer is made only by and pursuant to the terms of the Offer to Purchase, dated June 1, 2015, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and the other related documents, as they may be amended or supplemented. The consummation of the tender offer is conditioned upon the satisfaction of certain conditions set forth in the Offer to Purchase, including the closing of this offering of the notes. We reserve the right to waive any or all conditions to the tender offer. As of June 1, 2015, $250.0 million aggregate principal amount of 2015 Notes were outstanding.

Our Corporate Information

The Company was incorporated as a Delaware corporation in 1956. Our executive offices are located at 350 Poplar Church Road, Camp Hill, Pennsylvania 17011. Our main telephone number is (717) 763-7064, and our Internet website address is www.harsco.com. Information contained on or accessible through our website is not part of this prospectus supplement, and the reference to our website does not constitute incorporation by reference into this prospectus supplement of the information contained at that site.

The Offering

The following is a brief summary of the terms and conditions of this offering. It does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms and conditions of the offering of the notes, you should carefully read this entire prospectus supplement, including “Description of the Notes”, as well as the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus.

Issuer	Harsco Corporation, a Delaware corporation.

Notes Offered	$250.0 million aggregate principal amount of % Senior Notes due 2020.

Original Issue Date	, 2015.

Maturity Date	, 2020.

Interest Rate	The notes will bear interest at % per year.

Interest Payment Dates	Interest on the notes will be paid semi-annually on and of each year, beginning on , 2015.

Ranking	The notes will be our unsecured senior obligations and will:

•	rank equally with all of our existing and future unsecured senior indebtedness;

•	rank senior to any subordinated indebtedness;

•	be effectively junior to any secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	be structurally subordinated to any indebtedness and other liabilities of our subsidiaries, none of which will guarantee the notes.

At March 31, 2015, after giving effect to this offering and the use of proceeds, the Company had approximately $852.0 million of outstanding indebtedness, comprising of $602.0 million of indebtedness (including $6.3 million of capital lease obligations that are secured) ranking equally with the notes and $250.0 million of the notes offered hereby. In addition, at March 31, 2015, the Company’s subsidiaries had (i) approximately $67.0 million of outstanding indebtedness, (ii) current liabilities (other than indebtedness) which constituted just over half of our consolidated current liabilities (other than indebtedness) at such date and (iii) long-term liabilities, including $226.7 million of defined benefit pension liability, all of which would have been structurally senior to the notes.

Optional Redemption

At any time and from time to time on or after                     , 2017, the Company may redeem the notes (including any additional notes), in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant regular record date to receive the interest due on the corresponding interest payment date).

12-month period commencing on in year	Percentage
2017		%
2018		%
2019 and thereafter	100%

At any time and from time to time prior to , 2017, the Company may redeem the notes (including any additional notes), in whole or in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•

the sum of the present value at such redemption date of the redemption price of such notes on                     , 2017 (as stated in the table immediately above) plus all required interest payments due on such notes to, but not including,                     , 2017 (excluding accrued but unpaid interest, if any, to the redemption date), discounted on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate as defined below plus 50 basis points, plus accrued interest thereon to, but not including, the redemption date.

See “Description of the Notes—Optional Redemption.”

Change of Control Offer	If the Company experiences a change of control triggering event, the Company may be required to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest. See “Description of the Notes—Change of Control Offer.”

Certain Covenants	The indenture governing the notes will contain certain restrictions, including a limitation that restricts the Company’s ability and the ability of certain of its subsidiaries to create or incur secured indebtedness. Certain sale and leaseback transactions are similarly limited. See “Description of the Notes—Certain Covenants.”

Further Issuances

The Company may from time to time, without notice to or consent of the holders of the notes, create and issue additional notes in an unlimited aggregate principal amount ranking equally and ratably with the notes in all respects (or in all respects except for the issue price, interest accrued prior to the issue date of such additional notes or except, in some cases, for the first payment of interest following the issue date of such additional notes). The additional notes shall be consolidated and form a single series with the notes of such series and will have the same terms as to status, redemption or otherwise as the notes, provided, however, that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

Use of Proceeds	We estimate the net proceeds of this offering will be approximately $245.6 million, after deducting underwriters’ discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering, together with cash on hand, to fund the purchase of up to $250.0 million aggregate principal amount of 2015 Notes in the tender offer, including the payment of tender premium and accrued and unpaid interest thereon and related fees and expenses, which we expect to be approximately $2.8 million in the aggregate. To the extent less than all of the 2015 Notes are validly tendered and accepted for purchase, we will use any remaining proceeds from this offering to repay borrowings under our revolving credit facility, which would result in certain of the underwriters or their affiliates receiving proceeds from the offering, but only up to such amount that would not result in any underwriter receiving more than five percent of the net proceeds of this offering (not including underwriting compensation). Any remaining proceeds will then be used for general corporate purposes.

Form and Denominations	The notes will be issued in fully registered form in minimum denominations of $2,000, and integral multiples of $1,000 in excess of $2,000.

Form of Notes	The Company will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”).

No Listing; No Public Market	The notes are new issues of securities with no established trading markets. We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Governing Law	The notes will be, and the indenture pursuant to which the notes will be issued is, governed by the law of the State of New York.

Trustee, Registrar and Paying Agent	Wells Fargo Bank, National Association.

Risk Factors	You should consider carefully all the information set forth and included in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under the heading “Risk Factors” beginning on page S-20 of this prospectus supplement, as well as the other information contained herein, before investing in the notes offered hereby.

Summary Financial Data

The following table presents our summary financial data as of and for the periods presented and has been derived from our consolidated financial statements and the accompanying notes to those statements. Certain financial information is presented on a rounded basis, which may cause minor differences.

The summary financial data presented for the years ended December 31, 2012, 2013 and 2014 and as of December 31, 2013 and 2014 has been derived from our audited consolidated financial statements included elsewhere in this prospectus supplement. The summary financial data presented as of December 31, 2012 has been derived from our audited consolidated financial statements not included herein.

The summary financial data presented for the three months ended March 31, 2014 and March 31, 2015 and as of March 31, 2015 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus supplement and has been prepared on the same basis as our audited consolidated financial statements and, in management’s opinion, includes all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for such periods. The results for the three months ended March 31, 2015 are not necessarily indicative of the results to be expected for the year ended December 31, 2015 or any future period.

The Infrastructure Transaction was completed on November 26, 2013, and the summary financial information on or for periods prior to December 31, 2014 (other than the balance sheet data as of December 31, 2014) does not reflect the completion of the Infrastructure Transaction and is not indicative of results that would have been reported had the Infrastructure Transaction occurred before the periods presented.

The summary financial data presented for the twelve months ended March 31, 2015 has been derived from our audited and unaudited consolidated financial statements, included elsewhere in this prospectus supplement, for each line item presented by subtracting the line item for the three months ended March 31, 2014 from the line item for the year ended December 31, 2014, and adding the amount of the line item for the three months ended March 31, 2015. The results for the twelve months ended March 31, 2015 are not necessarily indicative of the results to be expected for the year ended December 31, 2015 or any future period.

The summary financial data should be read together with our consolidated financial statements and the accompanying notes to those statements, “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Years Ended December 31,			Three Months Ended			Twelve Months Ended March 31, 2015
	2012	2013	2014	March 31, 2014	March 31, 2015
				unaudited			unaudited
Statement of Operations Data:	(in thousands)
Revenues from continuing operations:
Service revenues	$2,340,996	$2,229,416	$1,366,246	$350,794	$287,428		$1,302,880
Product revenues	705,022	666,554	700,042	161,689	164,151		702,504

Total revenues	3,046,018 (1)	2,895,970 (1)	2,066,288	512,483	451,579		2,005,384

Costs and expenses from continuing operations:
Cost of services sold	1,861,380	1,771,078	1,149,360	294,308	245,861		1,100,913
Cost of products sold	486,154	467,816	494,510	115,466	115,221		494,265
Selling, general and administrative expenses	502,789	482,117	284,737	66,794	63,902		281,845
Research and development expenses	9,424	10,166	5,467	2,663	919		3,723
Goodwill impairment charge	265,038	—	—	—	—		—
Loss on disposal of the Harsco Infrastructure Segment and transaction costs	—	292,326	5,103	1,681	—		3,422
Other (income) expenses	104,792	15,110	57,824	(656)	(13,205	)(2)	45,275

Total costs and expenses	3,229,577	3,038,613	1,997,001	480,256	412,698		1,929,443

Operating income (loss) from continuing operations	(183,559)	(142,643)	69,287	32,227	38,881		75,941
Interest income	3,676	2,087	1,702	297	256		1,661
Interest expense	(47,381)	(49,654)	(47,111)	(11,421)	(11,884)		(47,574)
Change in fair value to the unit adjustment liability	—	(966)	(9,740)	(2,546)	(2,245)		(9,439)

Income (loss) from continuing operations before income taxes and equity income (loss)	(227,264)	(191,176)	14,138	18,557	25,008		20,589
Income tax expense	(31,678)	(31,975)	(30,366)	(5,311)	(12,855)		(37,910)
Equity in income (loss) of unconsolidated entities, net	564	1,548	(1,558)	(1,230)	4,083		3,755

Income (loss) from continuing operations	(258,378)	(221,603)	(17,786)	12,016	16,236		(13,566)

Discontinued operations:
Income (loss) on disposal of discontinued business	(1,843)	(2,398)	176	(640)	(646)		170
Income tax (expense) benefit related to discontinued business	924	906	(66)	237	239		(64)

Income (loss) from discontinued operations	(919)	(1,492)	110	(403)	(407)		106

Net income (loss)	(259,297)	(223,095)	(17,676)	11,613	15,829		(13,460)
Less: Net income attributable to noncontrolling interests	(511)	(9,753)	(4,495)	(1,402)	(565)		(3,658)

Net income (loss) attributable to Harsco Corporation	$(259,808)	$(232,848)	$(22,171)	$10,211	15,264		$(17,118)

	As of December 31,			As of March 31,
	2012	2013	2014	2014	2015
				unaudited
Balance Sheet Data:	(in thousands)
Cash and cash equivalents	$95,250	$93,605	$62,843	$83,362	$66,549
Total assets	2,979,538	2,446,517	2,269,227	2,423,678	2,263,383
Total debt	969,266	810,904	871,645	862,120	918,819
Total equity	857,251	597,555	351,910	593,070	347,821

	Years Ended December 31,			Three Months Ended		Twelve Months Ended March 31, 2015
	2012	2013	2014	March 31, 2014	March 31, 2015
				unaudited		unaudited
Segment Data:	(in thousands)
Revenues:
Metals & Minerals	$1,404,103	$1,358,454	$1,378,142	$352,822	$291,198	$1,316,518
Industrial	352,586	365,972	412,532	102,100	98,803	409,235
Rail	352,036	286,167	275,614	57,561	61,578	279,631
Infrastructure	937,293	885,377	—	—	—	—

Total revenues	$3,046,018	$2,895,970	$2,066,288	$512,483	$451,579	$2,005,384

Operating income (loss)(3):
Metals & Minerals	$88,511	$91,781	$13,771	$22,649	$10,583	$1,705
Industrial	59,228	59,110	64,114	16,571	17,027	64,570
Rail	55,742	26,695	37,137	5,499	21,633	53,271
Infrastructure	(350,290)	(257,291)	—	—	—	—
Corporate	(36,750)	(62,938)	(45,735)	(12,492)	(10,362)	(43,605)

Total operating income (loss)	$(183,559)	$(142,643)	$69,287	$32,227	$38,881	$75,941

Statement of Cash Flows Data:
Net cash provided by operating activities	$198,594	$187,659	$226,727	$27,484	$10,473	$209,716
Net cash provided (used) by investing activities	(218,983)	63,281	(229,561)	(65,541)	(34,897)	(198,917)
Net cash provided (used) by financing activities	(4,546)	(248,664)	(21,794)	28,293	21,155	(28,932)
Capital expenditures	264,738	245,551	208,859	39,839	31,630	200,650

Other Financial Data:
Free cash flow(4)	$(3,579)	$(33,044)	$52,123	$(7,745)	$(14,296)	$45,572
Adjusted operating income(5)	186,975	146,347	155,298	34,036	38,881	160,143
EBITDA(6)	86,549	93,044	232,461	72,838	79,510	239,133
Adjusted EBITDA(6)	456,519	381,452	329,770	78,423	77,672	329,019

	Twelve Months Ended March 31, 2015
	Actual	As adjusted(7)
	unaudited
	(in thousands, except ratios)
Total debt	$918,819	$919,019
Net debt(8)	852,270	859,670
Ratio of total debt to adjusted EBITDA(9)	2.8x	2.8x
Ratio of net debt to adjusted EBITDA(10)	2.6x	2.6x
Ratio of adjusted EBITDA to interest expense(11)	6.9x

	Years Ended December 31,					Three Months Ended	Pro Forma(12)
							Year Ended December 31, 2014	Three Months Ended March 31, 2015
	2012		2013		2014	March 31, 2015
Ratio of earnings to fixed charges	—	(13)	—	(14)	1.14x	2.51x	1.04x	2.27x

(1)	Includes revenues from the Harsco Infrastructure segment, which was sold to a strategic venture with CD&R in November 2013. Excluding such revenues, our revenues for the year ended December 31, 2012 and December 31, 2013 would have been $2,108.7 million and $2,010.6 million, respectively.
(2)	For the three months ended March 31, 2015, includes income from foreign currency gain of $10.9 million related to converting Swiss franc bank deposits to euros after the Swiss National Bank ended its policy of maintaining a stable Swiss franc exchange rate with the euro.

(3)	We have reclassified segment operating results for the years ended December 31, 2012 and 2013 to conform to the revised manner in which we now allocate corporate expenses to operating segments as a result of changes in organizational structure resulting from the Infrastructure Transaction, which was consummated in the fourth quarter of 2013. The changes do not impact our previously reported consolidated revenues from continuing operations, operating income from continuing operations or income from continuing operations before income taxes and equity income.
(4)	Free cash flow, a non-GAAP financial measure, consists of net cash provided by operating activities, as adjusted to (i) subtract maintenance capital expenditures and growth capital expenditures and (ii) add back proceeds from sales of assets and capital expenditures for strategic ventures. We believe that free cash flow is meaningful to investors because management reviews free cash flow in assessing and evaluating our performance. It is important to note that free cash flow does not represent the total residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. This measure should be considered in addition to, rather than as a substitute for, net cash provided by operating activities and other information provided in accordance with GAAP. Our method of calculating free cash flow may differ from the methods used by other companies and, as a result, free cash flow as presented in this prospectus supplement may not be comparable to other similarly titled measures disclosed by other companies. See “Non-GAAP Financial Measures.”

The following is a reconciliation of free cash flow to net cash provided by operating activities, which is the most directly comparable GAAP measure:

	Years Ended December 31,					Three Months Ended		Twelve Months Ended March 31, 2015
	2012		2013		2014	March 31, 2014	March 31, 2015
						unaudited		unaudited
	(in thousands)
Net cash provided by operating activities	$198,594		$187,659		$226,727	$27,484	$10,473	$209,716
Maintenance capital expenditures(a)	(137,808)		(128,331)		(133,231)	(25,960)	(19,005)	(126,276)
Growth capital expenditures(b)	(126,930)		(117,220)		(75,628)	(13,879)	(12,625)	(74,374)
Capital expenditures for strategic ventures(c)	12,786		5,864		6,876	804	80	6,152
Total proceeds from sales of assets(d)	49,779		18,984		27,379 (e)	3,806	6,781	30,354

Free cash flow	$(3,579	)(f)	$(33,044	)(g)	$52,123	$(7,745)	$(14,296)	$45,572

(a)	Maintenance capital expenditures are necessary to sustain our current revenue streams and include contract renewal.
(b)	Growth capital expenditures, for which management has discretion as to amount, timing and geographic placement, expand our revenue base and create additional future cash flow.
(c)	Capital expenditures for strategic ventures represent the partner’s share of capital expenditures in certain ventures consolidated in our financial statements.
(d)	Asset sales are a normal part of our business model, primarily for the Harsco Metals & Minerals segment.
(e)	For the year ended December 31, 2014, total proceeds from sales of assets also includes proceeds of $12.4 million from the Infrastructure Transaction, less working capital settlement.
(f)	Includes $43.0 million of negative free cash flow from the Harsco Infrastructure segment, which was sold to a strategic venture with CD&R in November 2013. Excluding such negative free cash flow, our free cash flow for the year ended December 31, 2012 would have been $39.4 million.
(g)	Includes $53.0 million of negative free cash flow from the Harsco Infrastructure segment, which was sold to a strategic venture with CD&R in November 2013. Excluding such negative free cash flow, our free cash flow for the year ended December 31, 2013 would have been $19.9 million.

(5)	Adjusted operating income, a non-GAAP financial measure, consists of operating income (loss), as adjusted to (i) add back certain special items and (ii) exclude the Harsco Infrastructure segment, which was sold to a strategic venture with CD&R in November 2013. We believe that adjusted operating income is meaningful to investors because management reviews adjusted operating income in assessing and evaluating our performance. Exclusion of special items permits evaluation and comparison of results for our core business operations, while exclusion of the Harsco Infrastructure segment provides a basis for comparison of ongoing operations and prospects since the segment was divested in November 2013. However, this measure should be considered in addition to, rather than as a substitute for, operating income and other information provided in accordance with GAAP. Our method of calculating adjusted operating income may differ from the methods used by other companies and, as a result, adjusted operating income as presented in this prospectus supplement may not be comparable to other similarly titled measures disclosed by other companies. See “Non-GAAP Financial Measures.”

The following is a reconciliation of adjusted operating income to operating income (loss), which is the most directly comparable GAAP measure:

	Years Ended December 31,					Three Months Ended		Twelve Months Ended March 31, 2015
	2012		2013		2014	March 31, 2014	March 31, 2015
						unaudited		unaudited
	(in thousands)
Operating income (loss)(a)	$(183,559	)(b)	$(142,643	)(c)	$69,287	$32,227	$38,881	$75,941
Metals & Minerals	88,511		91,781		13,771	22,649	10,583	1,705
Industrial	59,228		59,110		64,114	16,571	17,027	64,570
Rail	55,742		26,695		37,137	5,499	21,633	53,271
Infrastructure	(350,290)		(257,291)		—	—	—	—
Corporate	(36,750)		(62,938)		(45,735)	(12,492)	(10,362)	(43,605)
Metals & Minerals segment site exit and underperforming contract charges	—		—		50,111	—	—	50,111
Metals & Minerals segment contract termination charges(d)	—		—		11,557	—	—	11,557
Metals & Minerals segment Brazilian labor claim reserves	—		2,354		5,332	128	—	5,204
Metals & Minerals segment Project Orion charges	—		—		11,992	—	—	11,992
Metals & Minerals segment bad debt expense	—		2,592		—	—	—	—
Metals & Minerals segment multi-employer pension plan withdrawal	11,850		—		—	—	—	—
Metals & Minerals segment asset impairment charge	7,645		—		—	—	—	—
Metals & Minerals segment gains on pension curtailment	(1,716)		—		—	—	—	—
Rail segment grinder asset impairment charge	—		8,999		590	—	—	590
Infrastructure segment loss on disposal(e)	—		272,250	(f)	2,911	242	—	2,669
Infrastructure Transaction costs(g)	—		20,076		2,192	1,439	—	753
Infrastructure segment depreciation expense reduction on assets classified as held-for-sale	—		(17,281	)(h)	—	—	—	—
Infrastructure segment goodwill impairment charge	265,038		—		—	—	—	—
Infrastructure segment gains associated with exited countries	(10,906)		—		—	—	—	—
Harsco 2011-2012 restructuring program charge	94,498	(i)	—		—	—	—	—
Strategic transaction review costs(g)	—		—		3,531	—	—	3,531
Gains associated with exited Infrastructure operations retained(g)	—		—		(2,205)	—	—	(2,205)
Former CEO separation expense(g)	4,125		—		—	—	—	—

Adjusted operating income (loss)	$186,975	(j)	$146,347	(k)	$155,298	$34,036	$38,881	$160,143

Metals & Minerals	111,763		96,727		92,763	22,777	10,583	80,569
Industrial	59,228		59,110		64,114	16,571	17,027	64,570
Rail	55,809		35,694		37,727	5,499	21,633	53,861
Infrastructure	(7,571)		(2,322)		—	—	—	—
Corporate	(32,254)		(42,862)		(39,306)	(10,811)	(10,362)	(38,857)

(a)	We have reclassified segment operating results for the years ended December 31, 2012 and 2013 to conform to the revised manner in which we now allocate corporate expenses to operating segments as a result of changes in organizational structure resulting from the Infrastructure Transaction, which was consummated in the fourth quarter of 2013. The changes do not impact our previously reported consolidated revenues from continuing operations, operating income from continuing operations or income from continuing operations before income taxes and equity income.
(b)	Includes $350.3 million of operating loss from the Harsco Infrastructure segment, which was sold to a strategic venture with CD&R in November 2013.
(c)	Includes $257.3 million of operating loss from the Harsco Infrastructure segment, which was sold to a strategic venture with CD&R in November 2013.

(d)	Relates to the termination of a contract by one of our customers in Europe pursuant to Italian receivership procedures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Highlights.”
(e)	Included in Corporate beginning in 2014.
(f)	Includes $272.3 million of loss on disposal from the Harsco Infrastructure segment, which was sold to a strategic venture with CD&R in November 2013. Excluding such loss on disposal, we would have had no loss on disposal for the year ended December 31, 2013.
(g)	Relates to Corporate.
(h)	Includes $17.3 million of depreciation expense reduction on assets classified as held-for-sale from the Infrastructure segment, which was sold to a strategic venture with CD&R in November 2013. Excluding such depreciation expense reduction on assets classified as held-for-sale, we would have had no depreciation expense reduction on assets classified as held-for-sale for the year ended December 31, 2013.
(i)	Comprises $5.5 million related to the Metals & Minerals segment, $0.1 million related to the Rail segment, $88.6 million related to the Infrastructure segment and $0.4 million related to the Corporate segment.
(j)	Includes $7.6 million of adjusted operating loss from the Infrastructure segment, which was sold to a strategic venture with CD&R in November 2013.
(k)	Includes $2.3 million of adjusted operating loss from the Infrastructure segment, which was sold to a strategic venture with CD&R in November 2013.

(6)	EBITDA and adjusted EBITDA are non-GAAP financial measures. EBITDA consists of net income (loss) from continuing operations, as adjusted to add back (i) income tax expense (benefit), (ii) interest income and interest expense and (iii) depreciation and amortization. adjusted EBITDA consists of EBITDA as adjusted to add back certain non-cash or special items. We believe that EBITDA and adjusted EBITDA are meaningful to investors because management reviews EBITDA and adjusted EBITDA in assessing and evaluating our performance. However, these measures should be considered in addition to, rather than as substitutes for, net income (loss) from continuing operations and other information provided in accordance with GAAP. Our method of calculating EBITDA and adjusted EBITDA may differ from the methods used by other companies and, as a result, EBITDA and adjusted EBITDA as presented in this prospectus supplement may not be comparable to other similarly titled measures disclosed by other companies. See “Non-GAAP Financial Measures.”

The following is a reconciliation of EBITDA and adjusted EBITDA to net income (loss) from continuing operations, which is the most directly comparable GAAP measure:

	Years Ended December 31,				Three Months Ended		Twelve Months Ended March 31, 2015
	2012	2013		2014	March 31, 2014	March 31, 2015
					unaudited		unaudited
	(in thousands)
Net income (loss) from continuing operations	$(258,378)	$(221,603)		$(17,786)	$12,016	$16,236	$(13,566)
Income tax expense (benefit)	31,678	31,975		30,366	5,311	12,855	37,910
Interest income	(3,676)	(2,087)		(1,702)	(297)	(256)	(1,661)
Interest expense	47,381	49,654		47,111	11,421	11,884	47,574
Depreciation and amortization	269,544	235,105		174,472	44,387	38,791	168,876

EBITDA	$86,549	$93,044		$232,461	$72,838	$79,510	$239,133

Equity in income (loss) of unconsolidated entities, net	(564)	(1,548)		1,558	1,230	(4,083)	(3,755)
Change in fair value to the unit adjustment liability(a)	—	966		9,740	2,546	2,245	9,439
Metals & Minerals segment site exit and underperforming contract charges	—	—		50,111	—	—	50,111
Metals & Minerals segment contract termination charges(b)	—	—		11,557	—	—	11,557
Metals & Minerals segment Brazilian labor claim reserves	—	2,354		5,332	128	—	5,204
Metals & Minerals segment Project Orion charges	—	—		11,992	—	—	11,992
Metals & Minerals segment bad debt expense	—	2,592		—	—	—	—
Metals & Minerals segment multi-employer pension plan withdrawal	11,850	—		—	—	—	—
Metals & Minerals segment asset impairment charge	7,645	—		—	—	—	—
Metals & Minerals segment gains on pension curtailment	(1,716)	—		—	—	—	—
Rail segment grinder asset impairment charge	—	8,999		590	—	—	590
Infrastructure segment loss on disposal(c)	—	272,250	(d)	2,911	242	—	2,669
Infrastructure Transaction costs(e)	—	20,076		2,192	1,439	—	753
Infrastructure segment depreciation expense reduction on assets classified as held-for-sale	—	(17,281	)(f)	—	—	—	—
Infrastructure segment goodwill impairment charge	265,038	—		—	—	—	—
Infrastructure segment gains associated with exited countries	(10,906)	—		—	—	—	—
Harsco 2011-2012 restructuring program charge	94,498 (g)	—		—	—	—	—
Strategic transaction review costs(e)	—	—		3,531	—	—	3,531
Gains associated with exited Infrastructure operations retained(e)	—	—		(2,205)	—	—	(2,205)
Former CEO separation expense(e)	4,125	—		—	—	—	—

Adjusted EBITDA	$456,519	$381,452		$329,770	$78,423	$77,672	$329,019

(a)	Represents the change in fair value of the quarterly payments we are required to make to CD&R as part of the Infrastructure Transaction. Such payments may be made, at our election, in cash or through the transfer of our equity interest in the Brand JV.
(b)	Relates to the termination of a contract by one of our customers in Europe pursuant to Italian receivership procedures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Highlights.”
(c)	Included in Corporate beginning in 2014.
(d)	Includes $272.3 million of loss on disposal from the Infrastructure segment, which was sold to a strategic venture with CD&R in November 2013. Excluding such loss on disposal, we would have had no loss on disposal for the year ended December 31, 2013.
(e)	Relates to Corporate.
(f)	Includes $17.3 million of depreciation expense reduction on assets classified as held-for-sale from the Infrastructure segment, which was sold to a strategic venture with CD&R in November 2013. Excluding such depreciation expense reduction on assets classified as held-for-sale, we would have had no depreciation expense reduction on assets classified as held-for-sale for the year ended December 31, 2013.
(g)	Comprises $5.5 million related to the Metals & Minerals segment, $0.1 million related to the Rail segment, $88.6 million related to the Infrastructure segment and $0.4 million related to the Corporate segment.

(7)	As adjusted to reflect the closing of this offering and the consummation of the tender offer using proceeds from this offering, together with cash on hand, and assuming that 100% of the principal amount of the outstanding 2015 Notes have been validly tendered and accepted by us at a purchase price of $1,006.25 per $1,000 principal amount. See “Use of Proceeds.”
(8)	Net debt represents total debt less cash and cash equivalents. As adjusted net debt reflects the aggregate principal amount of the notes offered hereby.
(9)	The ratio of total debt to adjusted EBITDA is calculated by dividing as adjusted total debt by adjusted EBITDA.
(10)	The ratio of net debt to adjusted EBITDA is calculated by dividing as adjusted net debt by adjusted EBITDA.
(11)	The ratio of adjusted EBITDA to interest expense is calculated by dividing adjusted EBITDA by interest expense.
(12)	The pro forma ratio of earnings to fixed charges assumes the closing of this offering and the consummation of the tender offer using the net proceeds of this offering, together with borrowings under the revolving credit facility and/or cash on hand, assuming that 100% of the principal amount of the outstanding 2015 Notes have been validly tendered and accepted by us at a purchase price of $1,006.25 per $1,000 principal amount.
(13)	For the year ended December 31, 2012, the ratio of earnings to fixed coverage ratio was less than 1:1. We would have needed to generate additional earnings of $227.3 million to achieve a coverage ratio of 1:1.
(14)	For the year ended December 31, 2013, the ratio of earnings to fixed coverage ratio was less than 1:1. We would have needed to generate additional earnings of $200.8 million to achieve a coverage ratio of 1:1.

RISK FACTORS

An investment in our securities may involve various risks. Prior to making a decision about investing in the notes, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the risks described below as well as other information and data included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. If any of the events described in the risk factors below occur, our business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect our ability to repay the notes or the trading price of the notes.

Risks Related to Our Business

We are subject to a variety of market risks, economic uncertainties and potential disruptions of our access to credit.

In the normal course of business, we are routinely subjected to a variety of market risks, including:

•	the risk associated with interest rate and currency movements on outstanding debt and non-U.S. dollar-denominated assets and liabilities;

•	customer concentration in the Harsco Metals & Minerals and Harsco Rail segments;

•	the collectability of receivables;

•	the volatility of financial markets and their effect on customer liquidity and defined benefit pension plans; and

•	global economic and political conditions.

From time to time, disruption in the credit markets has severely restricted access to capital for many companies. When credit markets deteriorate, our ability to incur additional indebtedness to fund operations or refinance maturing obligations as they become due may be constrained. This risk could be exacerbated by further deterioration in our credit ratings. We are unable to predict any duration or severity of disruptions in the credit and financial markets and adverse global economic conditions. While these conditions have not impaired our ability to access credit markets and finance operations, a deterioration of economic conditions could materially and adversely affect our business and results of operations.

Negative economic conditions may adversely impact demand for our products and services, as well as the ability of our customers to meet their obligations to us on a timely basis. Any disputes with customers could also have an adverse impact on our results of operations and cash flows.

Tightening of credit in financial markets may lead businesses to postpone spending, which may impact our customers, causing them to cancel, decrease or delay their existing and future orders with us. Declines in economic conditions may further impact the ability of our customers to meet their obligations to us on a timely basis and could result in bankruptcy or receivership filings by any of such customers. If customers are unable to meet their obligations on a timely basis, or if we are unable to collect amounts due from customers for any reason, it could adversely impact the realizability of receivables, the valuation of inventories and the valuation of long-lived assets across our businesses. Furthermore, some of our significant customers may be subject to acquisitions and/or consolidations that negatively impact their ability to meet their obligations to us on a timely basis, or at all. Additionally, we may be negatively affected by contractual disputes with customers, which could have an adverse impact on our results of operations and cash flows.

Cyclical industry and economic conditions may adversely affect our businesses.

Our businesses are subject to general economic slowdowns and cyclical conditions in each of the industries served. In particular:

•

the Harsco Metals & Minerals segment may be adversely impacted by slowdowns in steel mill production, excess capacity, consolidation, bankruptcy or receivership of steel producers or a reversal or slowing of current outsourcing trends in the steel industry;

•

the resource recovery technologies business of the Harsco Metals & Minerals segment may be adversely impacted by slowdowns in customer production or a reduction in the selling prices of its materials, which are market-based and vary based upon the current fair value of the components being sold. Therefore, the revenue generated from the sale of such recycled materials varies based upon the fair value of the commodity components being sold;

•

the industrial abrasives and roofing granules business of the Harsco Metals & Minerals segment may be adversely impacted by reduced home resales or economic conditions that slow the rate of residential roof replacement, or by slowdowns in the industrial and infrastructure refurbishment industries;

•

the air-cooled heat exchangers business of the Harsco Industrial segment is affected by cyclical conditions in the natural gas, natural gas processing and petrochemical industries. Therefore, a slowdown in natural gas and petrochemical drilling or production could adversely affect this business;

•	decreasing oil prices may adversely impact purchasing by energy sector customers in the Harsco Industrial segment;

•	the industrial grating products business of the Harsco Industrial segment may be adversely impacted by slowdowns in non-residential construction and industrial production;

•	the Harsco Rail segment may be adversely impacted by developments in the railroad industry that lead to lower capital spending or reduced track maintenance spending; and

•	capital constraints and increased borrowing costs may also adversely impact the financial position and operations of our customers across all business segments.

Furthermore, realization of deferred tax assets is ultimately dependent on generating sufficient income in future periods to ensure recovery of those assets. The cyclicality of our end markets and adverse economic conditions may negatively impact the future income levels that are necessary for the utilization of deferred tax assets.

Volatility in energy prices could adversely affect our results of operations and cash flows.

Our air-cooled heat exchangers business manufactures products that are utilized within the energy supply chain. These products are used to support the infrastructure investments or expansions, as well as maintain current output levels, of our customers. Volatility and changes in energy prices, both for natural gas and oil, affect the financial performance of certain of our customers and may impact the demand for our products, which could adversely affect our results of operations and cash flows.

Increased customer concentration and related credit and commercial risks may adversely impact our results of operations, financial condition and cash flows.

For the year ended December 31, 2014 and the three months ended March 31, 2015, our top five customers in the Harsco Metals & Minerals segment accounted for approximately 38% and 38% of our revenues in that segment and 25% and 25% of our total revenues, respectively. For the year ended December 31, 2014 and the three months ended March 31, 2015, our largest customer in the Harsco Industrial segment accounted for approximately 14% and 16% of our revenues in that segment and 3% and 3% of our total revenues, respectively, while our largest customer in the Harsco Rail segment accounted for approximately 12% and 18% of our revenues in that segment and 2% and 2% of our total revenues, respectively. We have also entered into contracts worth approximately $200 million through 2017 with the SBB, another large customer in the Harsco Rail segment whom we expect to derive a material portion of our revenues from for future periods.

Certain of the several large customers in the Harsco Metals & Minerals segment and, to a lesser extent, the Harsco Rail segment have significant accounts receivable balances. Consolidation in the global steel industry has occurred in recent years and additional consolidation is possible. Should additional transactions occur involving some of the steel or rail industry’s larger companies that are customers of ours, it would result in an increase in concentration of credit risk for us. If a large customer were to experience financial difficulty, or file for bankruptcy or receivership protection, or if we were unable to collect amounts due from customers that are currently under bankruptcy or receivership protection, it could adversely impact our results of operations, cash flows and asset valuations. In 2013 and 2014, for example, we recorded bad debt reserves as a result of two of our customers filing for receivership protection. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Policies—Notes and Accounts Receivable.”

We have in the past been, and may in the future be, involved in disputes with our customers, which would adversely impact our business, results of operations and cash flows.

Our businesses may be negatively affected by disputes with customers, including our major customers. We are currently party to multiple contracts in numerous countries with our largest customer, ArcelorMittal, which accounted for almost 10% of our total revenues for the year ended December 31, 2014 and for the three months ended March 31, 2015. These contracts cover a variety of services. From time to time, we may be negotiating the terms of current and potential future services to be rendered due to the scope and complexity of this relationship. Disagreements between the parties can arise as a result of the scope and nature of the relationship and these ongoing negotiations. We cannot predict whether such disputes will arise in the future and whether such conflicts will have a material adverse effect on our business, results of operations or cash flows.

Our global presence subjects us to a variety of risks arising from doing business internationally.

We operate in approximately 35 countries, generating 57% of our revenues outside of the United States (based on location of the facility generating the revenue) for the year ended December 31, 2014. In addition, as of December 31, 2014, approximately 77% of our property, plant and equipment are located outside of the United States. Our global footprint exposes us to a variety of risks that may adversely affect our results of operations, financial condition, liquidity and cash flows. These include, but may not be limited to, the following:

•	periodic economic downturns in the countries in which we do business;

•	imposition of or increases in currency exchange controls and hard currency shortages;

•	customs matters and changes in trade policy or tariff regulations;

•	changes in regulatory requirements in the countries in which we do business;

•

changes in tax regulations, higher tax rates in certain jurisdictions and potentially adverse tax consequences including restrictions on repatriating earnings, adverse tax withholding requirements and “double taxation”;

•	longer payment cycles and difficulty in collecting accounts receivable;

•	complexities in complying with a variety of U.S. and foreign government laws, controls and regulations;

•	political, economic and social instability, civil and political unrest, terrorist actions and armed hostilities in the regions or countries in which we do business;

•	inflation rates in the countries in which we do business;

•	complying with complex labor laws in foreign jurisdictions;

•	laws in various international jurisdictions that limit the right and ability of subsidiaries to pay dividends and remit earnings to affiliated companies unless specified conditions are met;

•

sovereign risk related to international governments that include, but may not be limited to, governments stopping interest payments or repudiating their debt, nationalizing private businesses or altering foreign exchange regulations; and

•	uncertainties arising from local business practices, cultural considerations and international political and trade tensions.

We have operations in several countries in the Middle East, including Bahrain, Egypt, Israel, Qatar, Saudi Arabia and Oman, as well as India, some of which have recently experienced armed hostilities and civil unrest. Additionally, these countries are geographically close to other countries that may have a continued high risk of armed hostilities or civil unrest.

If we are unable to successfully manage the risks associated with our global business, our results of operations, financial condition, liquidity and cash flows may be negatively impacted.

Due to the international nature of our business, we could be adversely affected by violations of certain laws.

The U.S. Foreign Corrupt Practices Act (“FCPA”) and similar anti-bribery laws in non-United States jurisdictions generally prohibit companies and their intermediaries from making improper payments to officials for the purpose of obtaining or retaining business. The FCPA also imposes accounting standards and requirements on publicly traded United States corporations and their foreign affiliates, which, among other things, are intended to prevent the diversion of corporate funds to the payment of bribes and other improper payments, and to prevent the establishment of “off the books” slush funds from which improper payments can be made. Our policies mandate compliance with these anti-bribery laws. However, we operate in many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. Despite meaningful measures that we undertake to facilitate lawful conduct, which include training and compliance programs and internal controls and procedures, we may not always prevent reckless or criminal acts by our employees or agents and may be exposed to liability due to pre-acquisition conduct of employees or agents of businesses or operations we may acquire. Violations of these laws, or allegations of such violations, could disrupt our operations, involve significant management distraction and have a material adverse effect on our results of operations, financial condition and cash flows. If we are found to be liable for violations of these laws (either due to our own acts, out of inadvertence or due to the acts or inadvertence of others), we could also be subject to severe criminal or civil penalties or other sanctions, disgorgement, further changes or enhancements to our procedures, policies and controls, personnel changes and other remedial actions.

Furthermore, we are subject to the export controls and economic embargo rules and regulations of the United States, including the Export Administration Regulations and trade sanctions against embargoed countries, which are administered by the Office of Foreign Asset Control within the Department of Treasury (“OFAC”), as well as other laws and regulations administered by the Department of Commerce. These regulations limit our ability to market, sell, distribute or otherwise transfer our products to prohibited countries or persons. While we may train our employees and we generally contractually obligate our distributors and third-party sales agents and representatives to comply with these regulations, we cannot assure that a violation will not occur, whether knowingly or inadvertently. Failure to comply with these rules and regulations may result in substantial civil and criminal penalties, including fines and disgorgement of profits, the imposition of a court-appointed monitor, the denial or export privileges and debarment from participation in United States government contracts.

The risks relating to our foreign operations may have a material adverse effect on our international operations or on our results of operations and financial condition generally.

Exchange rate fluctuations may adversely impact our business.

Fluctuations in foreign exchange rates between the U.S. dollar and the approximately 25 other currencies in which we currently conduct business may adversely impact our results of operations in any given fiscal period. Our principal foreign currency exposures are in the European Economic and Monetary Union, the United Kingdom and Brazil. Approximately 25%, 17% and 16% of our revenues were derived from operations where the Euro is the functional currency for the years ended December 31, 2013 and 2014 and the three months ended March 31, 2015, respectively, and approximately 12%, 12% and 13% of our revenues were derived from operations in the United Kingdom for the years ended December 31, 2013 and 2014 and the three months ended March 31, 2015, respectively. Furthermore, approximately 5%, 7% and 6% of our revenues were derived from operations in Brazil for the years ended December 31, 2013 and 2014 and the three months ended March 31, 2015, respectively. Given the structure of our operations, an increase in the value of the U.S. dollar relative to the foreign currencies in which we earn our revenues, generally has a negative impact on the translated amounts of the assets and liabilities, results of operations and cash flows.

Our foreign currency exposures increase the risk of volatility in our financial position, results of operations and cash flows. If currencies in the below regions change materially in relation to the U.S. dollar, our financial position, results of operations, or cash flows may be materially affected.

Compared with the corresponding full-year period in 2013, the average value of major currencies changed as follows in relation to the U.S. dollar during the full-year 2014, impacting our revenues and income:

•	British pound sterling strengthened by 5%;

•	euro weakened by 1%; and

•	Brazilian real weakened by 7%.

Compared with exchange rates at December 31, 2013, the value of major currencies at December 31, 2014 changed as follows:

•	British pound sterling weakened by 6%;

•	euro weakened by 12%; and

•	Brazilian real weakened by 11%.

To illustrate the effect of foreign exchange rate changes in certain of our key markets, in 2014 revenues would have been approximately 1%, or $20.0 million, higher and operating income would have been approximately 3%, or $2.2 million, greater if the average exchange rates for 2013 were utilized. In a similar comparison for 2013, revenues would have been approximately 1%, or $21.6 million, higher and operating loss would have been approximately 2%, or $2.8 million, greater if the average exchange rates for 2012 were utilized.

Currency changes also result in assets and liabilities denominated in local currencies being translated into U.S. dollars at different amounts than at the prior period end. Generally, if the U.S. dollar weakens in relation to currencies in countries in which we do business, the translated amounts of the related assets, liabilities, and therefore stockholders’ equity would increase. Conversely, if the U.S. dollar strengthens in relation to currencies in countries in which we do business, the translated amounts of the related assets, liabilities, and therefore stockholders’ equity would decrease.

Although we engage in foreign currency forward exchange contracts and other hedging strategies to mitigate foreign exchange transactional risks, hedging strategies may not be successful or may fail to completely offset these risks.

In addition, competitive conditions in our manufacturing businesses may limit our ability to increase product prices in the face of adverse currency movement. Sales of products manufactured in the United States for the domestic and export markets may be affected by the value of the U.S. dollar relative to other currencies. Any long-term strengthening of the U.S. dollar could depress demand for these products and reduce sales. Conversely, any long-term weakening of the U.S. dollar could improve demand for these products and increase sales.

We may lose customers or be required to reduce prices as a result of competition.

The industries in which we operate are highly competitive:

•

The Harsco Metals & Minerals segment is sustained mainly through contract renewals and new contract signings. We may be unable to renew contracts at historical price levels or to obtain additional contracts at historical rates as a result of competition. If we are unable to renew our contracts at the historical rates or renewals are at reduced prices or if our customers terminate their contracts with us, our revenues and results of operations may decline. Additionally, we have elected not to renew certain underperforming contracts in an effort to improve overall profitability. This has a negative impact on revenues, but ultimately improves overall operating margins. We will continue to evaluate contracts in the Harsco Metals & Minerals segment, which may adversely affect our revenues.

•

The Harsco Industrial and Harsco Rail segments compete with companies that manufacture similar products both internationally and domestically. Certain international competitors export their products into the United States and sell them at lower prices due to lower labor costs and government subsidies for exports. Such practices may limit the prices we can charge for our products and services. Additionally, unfavorable foreign exchange rates can adversely impact our ability to match the prices charged by international competitors. If we are unable to match the prices charged by international competitors, we may lose customers.

Further downgrades in our credit ratings could increase our cost of borrowing and could adversely affect our future earnings and ability to access the capital markets.

Our cost of borrowing and ability to access capital markets are affected not only by market conditions but also by the short- and long-term debt ratings assigned to our debt by the major credit rating agencies. These ratings are based, in part, on our financial position and liquidity as measured by credit metrics such as interest coverage and leverage ratios.

During 2013, the major credit rating agencies lowered the credit ratings assigned to us to non-investment grade; this in turn increased our cost of borrowing under our revolving credit facility. In April 2015, Standard & Poor’s further lowered the credit ratings assigned to us. Although this downgrade did not directly increase our cost of borrowings under our revolving credit facility as a result of the amendment to the Company’s revolving credit facility in March 2015 which changed the applicable margins to reflect a leveraged-based pricing grid instead of a ratings-based pricing grid, among other things, additional rating downgrades in the future may further increase our cost of borrowing and could adversely affect our ability to access the capital markets and issue additional debt at rates acceptable to us. Any increased borrowing costs or an inability to access the capital markets could have a material adverse effect on our results of operations, financial position, liquidity and cash flows.

Restrictions imposed by the Company’s revolving credit facility and outstanding senior notes may limit our ability to obtain additional financing or to pursue business opportunities.

The Company’s revolving credit facility contains covenants that stipulate a maximum net leverage ratio of 3.75 to 1.0 prior to March 31, 2016 and 3.5 to 1.0 thereafter, limit the proportion of subsidiary consolidated indebtedness to a maximum of 10% of consolidated tangible assets, and specify a minimum ratio of consolidated EBITDA to consolidated interest charges of 3.0 to 1.0. These covenants limit the amount of debt we may incur, which could limit our ability to obtain additional financing or pursue business opportunities. In addition, our ability to comply with these ratios may be affected by events beyond our control. A breach of any of these covenants or the inability to comply with the required financial ratios could result in a default under the revolving credit facility. In the event of any default under the revolving credit facility, the lenders under the facility could elect to declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be due and payable. This could, in turn, trigger an event of default under the cross-default provisions of our other outstanding indebtedness.

In addition, the Company’s existing 5.75% Senior Notes due 2018 (the “2018 Notes”) and 2015 Notes include a covenant that requires us to offer to repurchase such notes at 101% in the event of a change of our control, including the sale or disposition of all or substantially all of our consolidated assets, in combination with a downgrade in our credit rating to non-investment grade within a certain period of time after the first public announcement of such change of control. If we are required to repurchase such notes, we may not have sufficient financial resources to purchase all of such notes that are tendered in such offer and will be in default under the indenture that will govern such notes, which could, in turn, trigger an event of default under the cross-default provisions of our other outstanding indebtedness. In addition, we may require additional financing from third parties to fund any such repurchases, and we may be unable to obtain financing on satisfactory terms or at all.

Failure of financial institutions to fulfill their commitments under our committed revolving credit facility and derivative financial instruments may adversely affect our future earnings and cash flows.

We have a committed revolving credit facility available for our use, for which we pay commitment fees. The revolving credit facility is provided by a syndicate of several financial institutions, with each institution agreeing severally (and not jointly) to make revolving credit loans to us in accordance with the terms of the related credit agreement. If one or more of the financial institutions providing the committed revolving credit facility were to default on its obligation to fund its commitment, the portion of the committed facility provided by such defaulting financial institution would not be available to us.

In addition, we use derivative financial instruments, such as cross currency interest rate swaps and foreign currency forward exchange contracts, for a variety of purposes. We use cross currency interest rate swaps in conjunction with certain debt issuances in order to secure either a fixed or floating local currency interest rate. We use foreign currency forward exchange contracts as part of a worldwide program to minimize foreign currency operating income and balance sheet exposure. In particular, we use foreign currency forward exchange contracts to hedge commitments, such as foreign currency debt, firm purchase commitments and foreign currency cash flows for certain export sales transactions. The unsecured contracts for cross currency interest rate swaps and foreign currency forward exchange contracts outstanding at March 31, 2015 mature at various times through 2020 and are with major financial institutions. We may also enter into derivative contracts to hedge commodity exposures.

We may be exposed to credit loss in the event of non-performance by the counterparties to the contracts. The failure of a counterparty to fulfill its obligation under the committed revolving credit facility or derivative financial instruments may have a material adverse effect on our results of operations, financial condition, liquidity and cash flows.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Our total debt at March 31, 2015 was $918.8 million. Of this amount, approximately 21% had variable rates of interest and approximately 79% had fixed rates of interest. At debt levels as of March 31, 2015, a one percentage point increase/decrease in variable interest rates would increase/decrease interest expense by $1.9 million per year. If we are unable to successfully manage our exposure to variable interest rates, our debt service obligations may increase even though the amount borrowed remains the same, and in turn our results of operations and financial condition may be negatively impacted.

Additionally, whenever we refinance fixed rate debt, the new interest rates may negatively impact our results of operations. The interest rates associated with new fixed rate debt are impacted by several factors including, but not limited to, market conditions, term of the borrowings, our financial results and currency.

We are subject to taxes in numerous jurisdictions. Certain legislative, regulatory and legal developments involving income taxes, including proposed changes if enacted, could materially adversely affect our results of operations and cash flows and impact our ability to compete abroad.

We are subject to U.S. federal, U.S. state and international income, payroll, property, sales and use, value-added, fuel and other types of taxes in numerous jurisdictions. Significant judgment is required in determining our worldwide provisions for income taxes. Changes in tax rates, enactments of new tax laws, revisions of tax regulations and claims or litigation with taxing authorities could result in substantially higher taxes, and therefore, could have a significant adverse effect on our results of operations, financial condition and liquidity.

Currently, a majority of our revenue is generated from customers located outside the United States, and a substantial portion of our assets and employees are located outside the United States. U.S. income tax and withholding taxes have not been provided on undistributed earnings for certain non-U.S. subsidiaries as such earnings are indefinitely reinvested in the operations of those subsidiaries. Any U.S. tax reform that reduces our ability to defer U.S. taxes on earnings indefinitely reinvested outside of the United States could have a negative impact on our ability to compete in the global marketplace. Recently, the Obama Administration proposed a 14% current tax on all undistributed earnings of foreign subsidiaries of U.S. based companies. If enacted, this proposal could materially adversely affect our results of operations and cash flows and impact our ability to compete abroad.

Our defined benefit net periodic pension cost is directly affected by the equity and bond markets, and a downward trend in those markets could adversely impact our results of operations, financial condition and cash flows.

In addition to the economic issues that directly affect our businesses, changes in the performance of equity and bond markets, particularly in the United Kingdom and the United States, impact actuarial assumptions used in determining annual net periodic pension cost, pension liabilities and the valuation of the assets in our defined benefit pension plans. Financial market deterioration would most likely have a negative impact on our net periodic pension cost and the pension assets and liabilities. This could result in a decrease to stockholders’ equity and an increase in our statutory funding requirements.

Our results of operations may be positively or negatively impacted by the amount of income or expense we record for defined benefit pension plans. We calculate income or expense for the defined benefit pension plans using actuarial valuations that reflect assumptions relating to financial market and other economic conditions. The most significant assumptions used to estimate defined benefit pension income or expense for the upcoming year are the discount rate, the expected long-term rate of return on plan assets and mortality assumptions. If there are significant changes in key economic indicators, the impact of these assumptions may materially affect our financial position, results of operations and cash flows. These key economic indicators would also likely affect the amount of cash we would contribute to the defined benefit pension plans.

In addition to our defined benefit pension plans, we also participate in numerous multiemployer pension plans throughout the world. Within the United States, the Pension Protection Act of 2006 may require additional funding for multiemployer plans that could cause us to be subject to higher cash contributions in the future. Additionally, market conditions and the number of participating employers remaining in each plan may affect the funded status of multiemployer plans and consequently any withdrawal liability of ours, if applicable. We continue to monitor and assess any full and partial withdrawal liability implications associated with these plans.

We continue to evaluate alternative strategies to further reduce overall net periodic pension cost, including: conversion of certain remaining defined benefit plans to defined contribution plans; the ongoing evaluation of investment fund managers’ performance; the balancing of plan assets and liabilities; the risk assessment of multiemployer pension plans; the possible merger of certain plans; the consideration of incremental voluntary cash contributions to certain plans; and other changes that are likely to reduce future net periodic pension cost volatility and minimize risk.

A negative outcome on personal injury claims against us may adversely impact results of operations and financial condition.

We have been named as one of many defendants (approximately 90 or more in most cases) in legal actions alleging personal injury from exposure to airborne asbestos over the past several decades. In their suits, the plaintiffs have named as defendants, among others, many manufacturers, distributors and installers of numerous types of equipment or products that allegedly contained asbestos. The majority of the asbestos complaints pending against us have been filed in New York. Almost all of the New York complaints contain a standard claim for damages of $20 million or $25 million against the approximately 90 defendants, regardless of the individual plaintiff’s alleged medical condition, and without specifically identifying any of our products as the source of plaintiff’s asbestos exposure. If we are found to be liable in any of these actions and the liability exceeds our insurance coverage, results of operations, cash flows and financial condition could be adversely affected.

The nature of our products creates the possibility of significant product liability and warranty claims, which could harm our business.

Our customers use some of our products in potentially hazardous applications that can cause injury or loss of life and damage to property, equipment or the environment. In addition, our products are integral to the production process for some end-users and any failure of our products could result in a suspension of operations. Accidents may occur at a location where our equipment and services have been or are being used. Investigations into such accidents, even if we and our products are ultimately found not to be the cause of such accidents, require us to expend significant time, effort and resources. Although we maintain strict quality controls and procedures, we cannot be certain that our products will be completely free from defects. We may be named as a defendant in product liability or other lawsuits asserting potentially large claims. We maintain amounts and types of insurance coverage that we believe are currently adequate and consistent with normal industry practice for a company of our relative size, and limit our liability by contract wherever possible. However, we cannot guarantee that insurance will be available or adequate to cover all liabilities incurred. We also may not be able to maintain insurance in the future at levels we believe are necessary and at rates we consider reasonable.

Higher than expected claims under insurance policies, under which we retain a portion of the risk, could adversely impact results of operations and cash flows.

We retain a significant portion of the risk for property, workers’ compensation, U.K. employers’ liability, automobile and general and product liability losses. Reserves have been recorded that reflect the undiscounted estimated liabilities for ultimate losses, including claims incurred but not reported. Inherent in these estimates are assumptions that are based on our history of claims and losses, a detailed analysis of existing claims with respect to potential value, and current legal and legislative trends. At December 31, 2013 and 2014 and March 31, 2015, we had recorded liabilities of $52.4 million, $47.9 million and $48.0 million, respectively, related to both asserted and unasserted insurance claims. Included in the balance at December 31, 2013 and 2014 and March 31, 2015 were $4.0 million, $3.8 million and $4.0 million, respectively, of recognized liabilities covered by insurance carriers. If actual claims are higher than those projected by management, an increase to our insurance reserves may be required and would be recorded as a charge to income in the period the need for the change was determined. Conversely, if actual claims are lower than those projected by management, a decrease to our insurance reserves may be required and would be recorded as a reduction to expense in the period the need for the change was determined.

Increases or decreases in purchase prices (or selling prices) or availability of steel or other materials and commodities may affect our profitability.

The profitability of our manufactured products is affected by changing purchase prices of the raw material, including steel and other materials and commodities, such as nickel and scrap metal. If raw material costs associated with our manufactured products increase and the costs cannot be transferred to our customers, our results of operations would be adversely affected. Additionally, decreased availability of steel or other materials could affect our ability to produce manufactured products in a timely manner. If we cannot obtain the necessary raw materials for our manufactured products, then our revenues, results of operations and cash flows could be adversely affected.

Certain services performed by the Harsco Metals & Minerals segment result in the recovery, processing and sale of recovered metals and minerals and other high-value metal by-products to its customers. The selling price of the by-products material is market-based and varies based upon the current fair value of its components. Therefore, the revenue amounts generated from the sale of such by-products material vary based upon the fair value of the commodity components being sold.

We may be unable to achieve, or may be delayed in achieving, our cost-cutting initiatives, strategic initiatives, and portfolio optimization initiatives, and this may adversely affect operating results and cash flow.

As part of our continuing efforts to improve operating efficiencies and reduce operating costs, we have in the past implemented numerous cost-cutting initiatives, strategic initiatives and portfolio optimization initiatives, including initiatives, such as Project Orion, implemented in the fourth quarter of 2013, throughout 2014 and in the first quarter of 2015. We anticipate that we will continue to implement additional initiatives for the rest of 2015 and beyond when circumstances warrant. If we are unable to achieve, or have any unexpected delays in achieving, the anticipated cost savings and benefits associated with these initiatives, our results of operations and cash flow may be adversely affected. Even if we meet the goals pursuant to these initiatives, we may not receive the expected financial benefits of these initiatives.

We may not be able to manage and integrate acquisitions successfully.

In the past, we have acquired businesses and, on an ongoing basis, continue to evaluate strategic acquisition opportunities that have the potential to support and strengthen us. For example, in January 2014, we acquired Hammco, a provider of process coolers for the natural gas and petrochemical processing industries. We cannot assure you that any acquisition opportunities will arise in the future or, if they do, that they will be consummated, or that additional financing or capital, if needed to consummate the acquisition, will be available on satisfactory terms.

In addition, acquisitions involve inherent risks that the businesses acquired will not perform in accordance with our expectations. We may not be able to achieve the synergies and other benefits that are expected from the integration of acquisitions as successfully or rapidly as projected, if at all. Our failure to effectively integrate newly acquired operations, including the operations of Hammco, could prevent us from recognizing expected rates of return on an acquired business and could have a material adverse effect on our results of operations, financial condition, liquidity and cash flows.

The success of our strategic ventures depends on the satisfactory performance by strategic venture partners of their strategic venture obligations.

We enter into various strategic ventures as part of our strategic growth initiatives as well as to comply with local laws. Differences in opinions or views between strategic venture partners can result in delayed decision-making or failure to agree on material issues which could adversely affect the business and operations of the venture. From time to time in order to establish or preserve a relationship, or to better ensure venture success, we may accept risks or responsibilities for the strategic venture that are not necessarily proportionate with the reward we expect to receive. The success of these and other strategic ventures also depends, in large part, on the satisfactory performance by our strategic venture partners of their strategic venture obligations, including their obligation to commit working capital, equity or credit support as required by the strategic venture and to support their indemnification and other contractual obligations.

If our strategic venture partners fail to satisfactorily perform their strategic venture obligations as a result of financial or other difficulties, the strategic venture may be unable to adequately perform or deliver its contracted services. Under these circumstances, we may be required to make additional investments and provide additional services to ensure the adequate performance and delivery of the contracted services. These additional obligations could result in reduced profits or, in some cases, increased liabilities or significant losses for us with respect to the strategic venture. In addition, although we generally perform due diligence with regard to potential strategic partners or ventures, a failure by a strategic venture partner to comply with applicable laws, rules or regulations could negatively impact our business and, in the case of government contracts, could result in fines, penalties, suspension or even debarment. Unexpected strategic venture developments could have a material adverse effect on results of operations, financial condition and cash flows.

We may pursue strategic transactions that may involve risk.

From time to time, we consider strategic transactions that we believe will maximize stockholder’s equity returns over the long-term. For example, in 2013, we contributed substantially all of the assets of the Harsco Infrastructure segment into a strategic venture with CD&R. These types of transactions, however, also involve risk, including risk relating to:

•	the costs associated with such transactions;

•	the loss of cash flows and market positions of disposed businesses; and

•	the possibility that savings anticipated to result from such transactions may not be realized.

There can be no guarantee that these transactions, including the strategic venture with CD&R, will result in cost savings, be accretive to our earnings, improve operating margins and return on capital, or ultimately maximize equity returns for the Company’s stockholders.

We are subject to various environmental laws, and the success of existing or future environmental claims against us could adversely impact our results of operations and cash flows.

Our operations are subject to various federal, state, local and international laws, regulations and ordinances relating to the protection of health, safety and the environment, including those governing discharges to air and water, handling and disposal practices for solid and hazardous wastes, the remediation of contaminated sites and the maintenance of a safe workplace. These laws impose penalties, fines and other sanctions for non-compliance and liability for response costs, property damages and personal injury resulting from past and current spills, disposals or other releases of, or exposure to, hazardous materials. We could incur substantial costs as a result of non-compliance with or liability for remediation or other costs or damages under these laws. We may be subject to more stringent environmental laws in the future, and compliance with more stringent environmental requirements may require us to make material expenditures or subject us to liabilities that we currently do not anticipate.

We are currently involved in a number of environmental remediation investigations and cleanups and, along with other companies, have been identified as a “potentially responsible party” for certain waste disposal sites under the federal “Superfund” law. At several sites, we are currently conducting environmental remediation, and it is probable that we will agree to make payments toward funding certain other of these remediation activities. It also is possible that some of these matters will be decided unfavorably to us and that other sites requiring remediation will be identified. Each of these matters is subject to various uncertainties, and financial exposure is dependent upon such factors as:

•	the continuing evolution of environmental laws and regulatory requirements;

•	the availability and application of technology;

•	the allocation of cost among potentially responsible parties;

•	the years of remedial activity required; and

•	the remediation methods selected.

Our ongoing operations are subject to extensive laws, regulations, rules and ordinances relating to safety, health and environmental matters that impose significant costs and liabilities on us, and future laws and governmental standards could increase these costs and liabilities.

We are subject to a variety of international, federal, state and local laws and governmental regulations, rules and ordinances regulating the use of certain materials contained in our products and/or used in our manufacturing processes. Many of these laws and governmental standards provide for extensive obligations that require us to incur significant compliance costs, and impose substantial monetary fines and/or criminal sanctions for violations.

Furthermore, such laws and standards are subject to change and may become more stringent. For example, the U.S. Occupational Safety and Health Administration is reviewing its worker safety standards related to exposure to beryllium, which is a component of BLACK BEAUTY® abrasives sold by Harsco Metals & Minerals segment. Although it is not possible to predict changes in laws or other governmental standards, the development, proposal or adoption of more stringent laws or governmental standards may require us to change our manufacturing processes, for example by reducing or eliminating use of the regulated component or material in our manufacturing process. We may not be able to develop a new manufacturing process to comply with such legal and regulatory changes without investing significant time and resources, if at all. In addition, such legal and regulatory changes may also affect buying decisions by the users of our products that contain regulated materials or that involve the use of such materials in the manufacturing process. If applicable laws and governmental standards become made more stringent, our results of operations, liquidity and financial condition could be materially adversely affected.

We maintain a workforce based upon current and anticipated workload. If we do not receive future contract awards or if these awards are delayed, significant cost may result that could have a material adverse effect on results of operations, financial condition, liquidity and cash flows.

Our estimates of future performance depend on, among other matters, whether and when we will receive certain new contract awards, including the extent to which we utilize our workforce. The rate at which we utilize our workforce is impacted by a variety of factors, including:

•	the ability to manage attrition;

•	the ability to forecast the need for services, which allows us to maintain an appropriately sized workforce;

•	the ability to transition employees from completed projects to new projects or between segments;

•	and the need to devote resources to non-revenue generating activities such as training or business development.

While our estimates are based upon our good faith judgment, these estimates can be unreliable and may frequently change based on newly available information. In the case of large-scale domestic and international projects where timing is often uncertain, it is particularly difficult to predict whether and when we will receive a contract award. The uncertainty of contact award timing can present difficulties in matching our workforce size with contract needs. If an expected contract award is delayed or not received, we could incur cost resulting from reductions in staff or redundancy of facilities or equipment that could have a material adverse effect on results of operations, financial condition, liquidity and cash flows.

Increased information technology security threats and more sophisticated computer crime pose a risk to our systems, networks, products and services.

We rely upon information technology systems and networks in connection with a variety of business activities, some of which are managed by third parties. Additionally, we collect and store data that is of a sensitive nature. The secure operation of these information technology systems and networks and the processing and maintenance of this data are critical to our business operations and strategy. Information technology security threats—from user error to attacks designed to gain unauthorized access to our systems, networks and data—are increasing in frequency and sophistication. Attacks may range from random attempts to coordinated and targeted attacks, including sophisticated computer crime and advanced persistent threats. These threats pose a risk to the security of our systems and networks and the confidentiality, availability and integrity of our data. Should an attack on our information technology systems and networks succeed, it could expose us and our employees, customers, dealers and suppliers to misuse of information or systems, the compromising of confidential information, manipulation and destruction of data, production downtimes and operations disruptions. The occurrence of any of these events could adversely affect our reputation, competitive position, business, results of operations and cash flows. In addition, such breaches in security could result in litigation, regulatory action, potential liability and the costs and operational consequences of implementing further data protection measures.

Our intellectual property portfolio may not prevent competitors from independently developing similar or duplicative products and services.

Our patents and other intellectual property may not prevent competitors from independently developing or selling similar or duplicative products and services, and there can be no assurance that the resources invested by us to protect our intellectual property will be sufficient or that our intellectual property portfolio will adequately deter misappropriation or improper use of our technology. We could also face competition in some countries where we have not invested in an intellectual property portfolio. We may also face attempts to gain unauthorized access to our IT systems or products for the purpose of improperly acquiring trade secrets or confidential business information. The theft or unauthorized use or publication of our trade secrets and other confidential business information as a result of such an incident could adversely affect our competitive position and the value of our investment in research and development. We may be unable to secure or retain ownership or rights to use data in certain software analytics or services offerings. In addition, we may be the target of aggressive and opportunistic enforcement of patents by third parties, including non-practicing entities. Regardless of the merit of such claims, responding to infringement claims can be expensive and time-consuming. If we are found to infringe any third-party rights, we could be required to pay substantial damages or could be enjoined from offering some of our products and services. Also, there can be no assurances that we will be able to obtain or renew from third parties the licenses needed in the future, and there is no assurance that such licenses can be obtained on reasonable terms.

Union disputes or other labor matters could adversely affect our operations and financial results.

A significant portion of our employees are represented by labor unions in a number of countries under various collective bargaining agreements with varying durations and expiration dates. There can be no assurance that any current or future issues with our employees will be resolved or that we will not encounter future strikes, work stoppages or other types of conflicts with labor unions or our employees. We may not be able to satisfactorily renegotiate collective bargaining agreements in the United States and other countries when they expire. If we fail to renegotiate existing collective bargaining agreements, we could encounter strikes or work stoppages or other types of conflicts with labor unions. In addition, existing collective bargaining agreements may not prevent a strike or work stoppage at our facilities in the future. We may also be subject to general country strikes or work stoppages unrelated to our business or collective bargaining agreements. A work stoppage or other limitations on production at our facilities for any reason could have an adverse effect on our business, results of operations, financial condition and cash flows. In addition, many of our customers and suppliers have unionized work forces. Strikes or work stoppages experienced by our customers or suppliers could have an adverse effect on our business, results of operations and financial condition.

The seasonality of our business may cause our quarterly results to fluctuate.

We have historically generated the majority of our cash flows provided by operations in the second half of the year. This is a result of normally higher income during the second half of the year, as our business tends to follow seasonal patterns. If we are unable to successfully manage the cash flow and other effects of seasonality on the business, our results of operations may suffer.

If we cannot generate future cash flows at a level sufficient to recover the net book value of any of reporting units, we may be required to record an impairment charge to earnings.

As a result of our goodwill impairment testing, we may be required to record future impairment charges to the extent we cannot generate future cash flows at a level sufficient to recover the net book value of any of our reporting units. For example, as a result of the October 1, 2012 annual goodwill impairment test, we recorded a $265.0 million goodwill impairment charge during the fourth quarter of 2012 related to the former Harsco Infrastructure segment. At March 31, 2015, almost all of our goodwill is allocated to the Harsco Metals & Minerals segment. Our estimates of fair value are based on assumptions about the future operating cash flows and growth rates of each reporting unit and discount rates applied to these cash flows. Based on the uncertainty of future growth rates, restructuring savings and other assumptions used to estimate goodwill recoverability, future reductions in our expected cash flows could cause a material non-cash goodwill impairment charge, which could have a material adverse effect on our results of operations and financial condition.

Risks Related to the Notes

The notes are subject to prior claims of any secured creditors and the creditors of the Company’s subsidiaries, and if a default occurs the Company may not have sufficient funds to fulfill its obligations under the notes.

The notes are the Company’s unsecured general obligations, ranking equally with the Company’s other senior unsecured indebtedness but effectively subordinate to any secured indebtedness of the Company or of its subsidiaries that guarantee the notes (if any). The indenture governing the notes permits the Company and its subsidiaries to incur secured debt under specified circumstances. If the Company or any of its subsidiaries that guarantee the notes incur any secured debt, in the event of the Company’s or such subsidiary’s bankruptcy, liquidation, reorganization or other winding up, assets that secure such debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in the Company’s or such subsidiary’s remaining assets ratably with all of the Company’s or such subsidiary’s unsecured and unsubordinated creditors, including trade creditors.

In addition, the notes will be effectively subordinated to all indebtedness and other liabilities of the Company’s subsidiaries that do not guarantee the notes. The notes will not be guaranteed by any of the Company’s subsidiaries at the closing of this offering. The Company’s ability to make payments on the notes is dependent, in part, on the earnings of and the distribution of funds to the Company from its subsidiaries. The indenture governing the notes permits the Company’s subsidiaries to incur additional debt and other liabilities that may restrict or prohibit distributions of funds from the Company’s subsidiaries to the Company. The Company cannot assure you that the agreements governing the current and future debt of its subsidiaries will permit the Company’s subsidiaries to provide the Company with sufficient funds to make payments on the notes when due. Similarly, while the indenture governing the notes contains some restrictions on the Company’s ability to transfer assets to its subsidiaries, such restrictions are subject to significant exceptions and limitations, and assets may, under some circumstances, be pledged as collateral by the Company’s subsidiaries without equally and ratably securing the notes. Holders of such secured debt may foreclose on the assets securing that debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. In the event of a bankruptcy, liquidation, reorganization or other winding up of any of the Company’s subsidiaries that do not guarantee the notes, holders of that subsidiary’s debt and its trade creditors will generally be entitled to payment of claims from the assets of that subsidiary before any assets are or could be made available for distribution to the Company.

At March 31, 2015, after giving effect to this offering and the use of proceeds, the Company had approximately $852.0 million of outstanding indebtedness, comprising of $602.0 million of indebtedness (including $6.3 million of capital lease obligations that are secured) ranking equally with the notes and $250.0 million of the notes offered hereby. In addition, at March 31, 2015, the Company’s subsidiaries had (i) approximately $67.0 million of outstanding indebtedness, (ii) current liabilities (other than indebtedness) which constituted just over half of our consolidated current liabilities (other than indebtedness) at such date and (iii) long-term liabilities, including $226.7 million of defined benefit pension liability, all of which would have been structurally senior to the notes.

If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon the Company’s insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

The indenture does not limit the amount of indebtedness that we may incur.

The indenture under which the notes will be issued does not limit the amount of indebtedness that we may incur. Other than as described under “Description of the Notes—Change of Control Offer” in this prospectus supplement, such indenture does not contain any financial covenants or other provisions that would afford the holders of the notes any substantial protection in the event we participate in a highly leveraged transaction.

The indenture contains only limited covenants for the benefit of the notes.

The indenture governing the notes contains limited covenants, including those restricting our ability and certain of our subsidiaries’ ability to create certain liens and enter into certain sale and leaseback transactions. However, the limitation on liens and limitation on sale and leaseback covenants contain exceptions that will allow us and the applicable subsidiaries to incur liens with respect to material assets. See “Description of the Notes—Certain Covenants.” In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders. In addition, the covenants will not limit our ability to repurchase stock or pay dividends. We have traditionally paid cash dividends and have announced our intention to continue to do so.

Our existing and future indebtedness may limit our available cash flow, which could have a negative impact on our business, financial condition or results of operations and could prevent the Company from fulfilling its obligations under the notes.

After giving effect to this notes offering and the concurrent tender offer for the 2015 Notes (assuming all outstanding 2015 Notes are tendered), our total as adjusted consolidated indebtedness at March 31, 2015 would have been approximately $919.0 million.

We have the ability under our revolving credit facility and our other debt agreements, including the indenture that will govern the notes, to incur substantial additional indebtedness in the future. Our level of existing and future indebtedness could have a negative impact on our business, financial condition or results of operations, which could, in turn, prevent us from fulfilling our obligations under the notes. For example, it could:

•

require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	limit our ability to obtain additional financing in the future to enable us to react to changes in our business;

•	prevent us from taking advantage of business opportunities as they arise or successfully carrying out our expansion plans; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less indebtedness.

Additionally, any failure to comply with covenants in the instruments governing our debt could result in an event of default which, if not cured or waived, would have a material adverse effect on us and would result in the cross-default and cross-acceleration of our other debt.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. We also depend on the business of our subsidiaries to satisfy our cash needs. If we cannot generate the required cash, we may not be able to make the necessary payments under the notes.

Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We also depend on the business of our subsidiaries to satisfy our cash needs. Changes in the laws of foreign jurisdictions in which we operate may adversely affect the ability of some of our foreign subsidiaries to repatriate funds to us. Our historical financial results have been, and we anticipate that our future financial results will be, subject to fluctuations. We cannot assure you that our business will generate sufficient cash flow from our operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs and make necessary capital expenditures.

An active trading market for the notes may not develop.

There is no existing market for the notes and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	the level, direction and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may cease market making at any time without notice.

The Company may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, each holder of notes will have the right to require the Company to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. The terms of our revolving credit facility and other financing arrangements may require repayment of amounts outstanding in the event of a change of control and limit the Company’s ability to fund the repurchase of the notes in certain circumstances. If the Company experiences a change of control triggering event, there can be no assurance that the Company would have sufficient financial resources available to satisfy its obligations to repurchase the notes. The Company’s failure to repurchase the notes as required under the supplemental indenture governing the notes would result in a default under the supplemental indenture, which could have material adverse consequences for the Company and the holders of the notes, including causing a cross-default or cross-acceleration under the Company’s revolving credit facility and other financing arrangements. In addition, the change of control offer provisions of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. See “Description of the Notes—Change of Control Offer.”

You may not be able to determine when a change of control has occurred and may not be able to require us to purchase notes as a result thereof.

The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

A further downgrade of our credit ratings or volatility in the debt markets may have an adverse effect on the price of the notes.

The price for the notes will depend on a number of factors, including:

•	our credit ratings with credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	the market price of our common shares;

•	the market price of our other notes;

•	our financial condition, operating performance and future prospects; and

•	the overall condition of the financial markets and global and domestic economies.

The condition of the financial markets and prevailing interest rate have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes. In addition, credit rating agencies continually review their ratings for companies that they follow, including us. The credit rating agencies also evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries. A negative change in our rating could have an adverse effect on the price of the notes.

The notes may be issued with original issue discount for U.S. federal income tax purposes.

The notes may be issued with original issue discount (“OID”) for U.S. federal income tax purposes. If the notes are issued with OID, U.S. holders will be required to include such OID in gross income (as ordinary income) on a constant yield to maturity basis in advance of the receipt of cash payment thereof and regardless of such holders’ method of accounting for U.S. federal income tax purposes. See “Material United States Federal Income and Estate Tax Consequences.”

If the notes are issued with OID and a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture that will govern the notes.

If the notes are issued with OID and a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that unpaid portion of any OID that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any OID that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $245.6 million, after deducting the underwriters’ discounts and commissions and estimated offering expenses.

We intend to use the net proceeds from this offering, together with cash on hand, to fund the purchase of up to $250.0 million aggregate principal amount of 2015 Notes in the tender offer, including the payment of tender premium and accrued and unpaid interest thereon and related fees and expenses, which we expect to be approximately $2.8 million in the aggregate. To the extent less than all of the 2015 Notes are validly tendered and accepted for purchase, we will use any remaining proceeds from this offering to repay borrowings under our revolving credit facility, which would result in certain of the underwriters or their affiliates receiving proceeds from the offering, but only up to such amount that would not result in any underwriter receiving more than five percent of the net proceeds of this offering (not including underwriting compensation). Any remaining proceeds will then be used for general corporate purposes.

As of March 31, 2015, $250.0 million aggregate principal amount of 2015 Notes were outstanding. The 2015 Notes bear interest at a rate of 2.700% per annum and mature on October 15, 2015.

One of the underwriters is acting as dealer manager in connection with the tender offer and will receive customary fees and expenses in connection therewith. See “Underwriting.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2015 on:

•	an actual basis; and

•

an as adjusted basis to reflect the closing of this offering and the consummation of the tender offer, assuming that 100% of the principal amount of the outstanding 2015 Notes have been validly tendered and accepted by us at a purchase price of $1,006.25 per $1,000 principal amount.

You should read this table in conjunction with “Use of Proceeds” and our consolidated financial statements, the related notes and other financial information included elsewhere in this prospectus supplement.

	As of March 31, 2015
	Actual	As Adjusted
	unaudited
	(in millions)
Cash and cash equivalents(1)	$66.5	$59.3

Long-term debt (including current portion):
Revolving credit facility (unsecured)(1)(2)	$147.0	$147.0
2.700% Senior Notes due 2015 (unsecured)	249.8	—
5.75% Senior Notes due 2018 (unsecured)	448.7	448.7
% Senior Notes due 2020 offered hereby (unsecured)(3)	—	250.0
Other long-term debt (including current portion)(4)	54.7	54.7

Total long-term debt (including current portion)	900.1 (5)	900.4
Short-term borrowings(6)	18.6	18.6

Total debt	$918.8	$919.0

Stockholders’ equity:
Preferred stock, Series A junior participating cumulative preferred stock	$—	$—
Common stock, par value $1.25	140.5	140.5
Additional paid-in capital	166.3	166.3
Accumulated other comprehensive loss	(527.5)	(527.5)
Retained earnings(7)	1,282.5	1,282.5
Treasury stock	(760.2)	(760.2)

Total stockholders’ equity(7)	301.6	301.6
Noncontrolling interests	46.2	46.2

Total equity(7)	$347.8	$347.8

Total capitalization	$1,266.6	$1,266.8

(1)	If less than all of the 2015 Notes are validly tendered and accepted for purchase, we will use any remaining proceeds from this offering to repay borrowings under our revolving credit facility, subject to certain limitations. Any remaining proceeds will then be used for general corporate purposes and, pending application thereof, will increase cash and cash equivalents. See “Use of Proceeds.”
(2)	As of May 26, 2015, we had $318.0 million available to be borrowed under our revolving credit facility.
(3)	Reflects the aggregate principal amount thereof.
(4)	Comprised primarily of borrowings under term loan facilities and capital leases with varying maturities, incurred principally by our foreign subsidiaries for capital investment purposes. As of March 31, 2015, such other debt included, among other things, (i) $21.0 million of capital leases entered into by the Company and its various foreign subsidiaries, (ii) $19.7 million aggregate principal amount of term loans incurred by one of our joint ventures in China, (iii) $12.6 million aggregate principal amount of term loans incurred by one of our subsidiaries in India and (iv) $1.4 million aggregate principal amount of other indebtedness.

(5)	Does not total due to rounding.
(6)	Comprised primarily of borrowings under bank overdraft facilities and other short-term borrowings with initial maturities under one year, incurred principally by our foreign subsidiaries for working capital purposes.
(7)	Excludes the impact of the expenses and premiums payable in connection with the Tender Offer and the write-off of deferred financing fees relating to the 2015 Notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical and pro forma ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with “Use of Proceeds” and the consolidated financial statements and the accompanying notes included elsewhere in this prospectus supplement.

Earnings available for fixed charges consist of pre-tax income from continuing operations attributable to the Company’s shareholders, fixed charges, net adjustments for unconsolidated entities and net adjustments for capitalized interest. Fixed charges consist of interest expense per financial statements (including amortization of debt discount), interest expense capitalized and the portion of rentals (one-third) representing a reasonable approximation of the interest factor. Fixed charges does not include interest related to uncertain tax position obligations.

	Years Ended December 31,					Three Months Ended	Pro Forma(1)
	2010	2011	2012(2)	2013(3)	2014	March 31, 2015	Year Ended December 31, 2014	Three Months Ended March 31, 2015
Ratio of earnings to fixed charges	1.16x	1.47x	—	—	1.14x	2.51x	1.04x	2.27x

(1)	The pro forma ratio of earnings to fixed charges assumes the closing of this offering and the consummation of the tender offer using the net proceeds of this offering, together with borrowings under the revolving credit facility and/or cash on hand, assuming that 100% of the principal amount of the outstanding 2015 Notes have been validly tendered and accepted by us at a purchase price of $1,006.25 per $1,000 principal amount.
(2)	For the year ended December 31, 2012, the ratio of earnings to fixed coverage ratio was less than 1:1. We would have needed to generate additional earnings of $227.3 million to achieve a coverage ratio of 1:1.
(3)	For the year ended December 31, 2013, the ratio of earnings to fixed coverage ratio was less than 1:1. We would have needed to generate additional earnings of $200.8 million to achieve a coverage ratio of 1:1.

SELECTED FINANCIAL DATA

The following table presents our selected financial data as of and for the periods presented and has been derived from our consolidated financial statements and the accompanying notes to those statements. Certain financial information is presented on a rounded basis, which may cause minor differences.

The selected financial data presented for the years ended December 31, 2012, 2013 and 2014 and as of December 31, 2013 and 2014 has been derived from our audited consolidated financial statements included elsewhere in this prospectus supplement. The selected financial data presented for the years ended December 31, 2010 and 2011 and as of December 31, 2010, 2011 and 2012 has been derived from our audited consolidated financial statements not included herein.

The selected financial data presented for the three months ended March 31, 2014 and March 31, 2015 and as of March 31, 2015 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus supplement and has been prepared on the same basis as our audited consolidated financial statements and, in management’s opinion, includes all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for such periods. The results for the three months ended March 31, 2015 are not necessarily indicative of the results to be expected for the year ended December 31, 2015 or any future period.

The Infrastructure Transaction was completed on November 26, 2013, and the selected financial information on or for periods prior to December 31, 2014 (other than the balance sheet data as of December 31, 2014) does not reflect the completion of the Infrastructure Transaction and is not indicative of results that would have been reported had the Infrastructure Transaction occurred before the periods presented.

The selected financial data should be read together with our consolidated financial statements and the accompanying notes to those statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Statement of Operations Data:

	Years ended December 31,					Three Months Ended
	2010	2011	2012	2013	2014	March 31, 2014	March 31, 2015
						unaudited
	(in thousands)
Revenues from continuing operations:
Service revenues	$2,509,010	$2,703,159	$2,340,996	$2,229,416	$1,366,246	$350,794	$287,428
Product revenues	527,173	602,076	705,022	666,554	700,042	161,689	164,151

Total revenues	3,036,183 (1)	3,305,235 (1)	3,046,018 (1)	2,895,970 (1)	2,066,288	512,483	451,579

Costs and expenses from continuing operations:
Cost of services sold	1,993,883	2,162,249	1,861,380	1,771,078	1,149,360	294,308	245,861
Cost of products sold	342,386	407,269	486,154	467,816	494,510	115,466	115,221
Selling, general and administrative expenses	530,624	537,679	502,789	482,117	284,737	66,794	63,902
Research and development expenses	4,271	6,044	9,424	10,166	5,467	2,663	919
Goodwill impairment charge	—	—	265,038	—	—	—	—
Loss on disposal of the Harsco Infrastructure Segment and transaction costs	—	—	—	292,326	5,103	1,681	—
Other (income) expenses	86,473	103,574	104,972	15,110	57,824	(656)	(13,205	)(2)

Total costs and expenses	2,957,637	3,216,815	3,229,577	3,038,613	1,997,001	480,256	412,698

Operating income (loss) from continuing operations	78,546	88,420	(183,559)	(142,643)	69,287	32,227	38,881
Interest income	2,668	2,751	3,676	2,087	1,702	297	256
Interest expense	(60,623)	(48,735)	(47,381)	(49,654)	(47,111)	(11,421)	(11,884)
Change in fair value to the unit adjustment liability	—	—	—	(966)	(9,740)	(2,546)	(2,245)

Income (loss) from continuing operations before income taxes and equity income (loss)	20,591	42,436	(227,264)	(191,176)	14,138	18,557	25,008
Income tax expense	(7,458)	(49,551)	(31,678)	(31,975)	(30,366)	(5,311)	(12,855)
Equity in income (loss) of unconsolidated entities, net	390	690	564	1,548	(1,558)	(1,230)	4,083

Income (loss) from continuing operations	13,523	(6,425)	(258,378)	(221,603)	(17,786)	12,016	16,236

Discontinued operations:
Income (loss) on disposal of discontinued business	(7,249)	(3,306)	(1,843)	(2,398)	176	(640)	(646)
Income tax (expense) benefit related to discontinued business	3,118	1,243	924	906	(66)	237	239

Income (loss) from discontinued operations	(4,131)	(2,063)	(919)	(1,492)	110	(403)	(407)

Net income (loss)	9,392	(8,488)	(259,297)	(223,095)	(17,676)	11,613	15,829
Less: Net income attributable to noncontrolling interests	(5,705)	(1,954)	(511)	(9,753)	(4,495)	(1,402)	(565)

Net income (loss) attributable to Harsco Corporation	$3,687	$(10,442)	$(259,808)	$(232,848)	$(22,171)	$10,211	$15,264

Amounts attributable to Harsco Corporation common stockholders:
Loss from continuing operations, net of tax	$7,818	$(8,379)	$(258,889)	$(231,356)	$(22,281)	$10,614	$15,671
Income (loss) from discontinued operations, net of tax	(4,131)	(2,063)	(919)	(1,492)	110	(403)	(407)

Net loss attributable to Harsco Corporation common stockholders	$3,687	$(10,442)	$(259,808)	$(232,848)	$(22,171)	$10,211	$15,264

Balance Sheet Data:

	As of December 31,					As of March 31,
	2010	2011	2012	2013	2014	2014	2015
						unaudited
	(in thousands)
Cash and cash equivalents	$124,238	$121,184	$95,250	$93,605	$62,843	$83,362	$66,549
Total assets	3,465,186	3,337,213	2,975,538	2,446,517	2,269,227	2,423,678	2,263,383
Total debt	884,932	908,772	969,266	810,904	871,645	862,120	918,819
Total equity	1,467,954	1,220,796	857,251	597,555	351,910	593,070	347,821

Segment Data:

	Years Ended December 31,			Three Months Ended
	2012	2013	2014	March 31, 2014	March 31, 2015
				unaudited
	(in thousands)
Revenues:
Metals & Minerals	$1,404,103	$1,358,454	$1,378,142	$352,822	$291,198
Industrial	352,586	365,972	412,532	102,100	98,803
Rail	352,036	286,167	275,614	57,561	61,578
Infrastructure	937,293	885,377	—	—	—
Corporate	—	—	—	—	—

Total revenues	$3,046,018	$2,895,970	$2,066,288	$512,483	$451,579

Operating income (loss)(3):
Metals & Minerals	$88,511	$91,781	$13,771	$22,649	$10,583
Industrial	59,228	59,110	64,114	16,571	17,027
Rail	55,742	26,695	37,137	5,499	21,633
Infrastructure	(350,290)	(257,291)	—	—	—
Corporate	(36,750)	(62,938)	(45,735)	(12,492)	(10,362)

Total operating income (loss)	$(183,559)	$(142,643)	$69,287	$32,227	$38,881

Statement of Cash Flows Data:

	Years Ended December 31,					Three Months Ended
	2010	2011	2012	2013	2014	March 31, 2014	March 31, 2015
						unaudited
	(in thousands)
Net cash provided by operating activities	$401,427	$298,776	$198,594	$187,659	$226,727	$27,484	$10,473
Net cash provided (used) by investing activities	(202,023)	(255,822)	(218,983)	63,281	(229,561)	(65,541)	(34,897)
Net cash provided (used) by financing activities	(171,521)	(39,554)	(4,546)	(248,664)	(21,794)	28,293	21,155

(1)	Includes revenues from the Harsco Infrastructure segment, which was sold to a strategic venture with CD&R in November 2013. Excluding such revenues, our revenues for the year ended December 31, 2010, December 31, 2011, December 31, 2012 and December 31, 2013 would have been $2,006.9 million, $2,194.4 million, $2,108.7 million and $2,010.6 million, respectively.

(2)	For the three months ended March 31, 2015, includes income from foreign currency gain of $10.9 million related to converting Swiss franc bank deposits to euros after the Swiss National Bank ended its policy of maintaining a stable Swiss franc exchange rate with the euro.
(3)	We have reclassified segment operating results for the years ended December 31, 2012 and 2013 to conform to the revised manner in which we now allocate corporate expenses to operating segments as a result of changes in organizational structure resulting from the Infrastructure Transaction, which was consummated in the fourth quarter of 2013. The changes do not impact our previously reported consolidated revenues from continuing operations, operating income from continuing operations or income from continuing operations before income taxes and equity income.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion addresses our financial condition as of the date of the consolidated financial statements referred to herein and should be read in conjunction with our audited consolidated financial statements and notes thereto for the years ended December 31, 2012, 2013 and 2014 and our interim unaudited condensed consolidated financial statements and notes thereto for the three months ended March 31, 2015 and March 31, 2014, each of which is included elsewhere in this prospectus supplement.

The preparation of interim financial statements necessarily relies heavily on estimates. Our interim results of operations are not indicative of full year results of operations. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts and classification of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Overview

We are a diversified, multinational provider of industrial services and engineered products serving global industries that are fundamental to worldwide economic growth and infrastructure development. We have locations in approximately 35 countries, including the United States.

Our operations fall into three reportable segments: Harsco Metals & Minerals, Harsco Industrial and Harsco Rail. Previously, our operations included the Harsco Infrastructure segment, which was sold to a strategic venture with CD&R in November 2013 as part of a transaction that combined the Harsco Infrastructure segment with Brand Energy & Infrastructure Services, Inc., which CD&R simultaneously acquired. For the year ended December 31, 2014, the Harsco Metals & Minerals, the Harsco Industrial and the Harsco Rail segments contributed revenues of approximately $1,378.1 million, $412.5 million, and $275.6 million, respectively, or approximately 67%, 20% and 13% of our total revenues, respectively. For the three months ended March 31, 2015, the Harsco Metals & Minerals, the Harsco Industrial and the Harsco Rail segments contributed revenues of approximately $291.2 million, $98.8 million, and $61.6 million, respectively, or approximately 64%, 22% and 14% of our total revenues, respectively.

Harsco Metals & Minerals

The Harsco Metals & Minerals segment is one of the world’s largest providers of on-site, outsourced services to the global metals industries and one of the largest producers in the United States of slag abrasives and residential roofing granules from power-plant utility coal slag, operating at a number of locations throughout the United States. The segment includes our Steel Mill Services business, which provides on-site, outsourced services to approximately 70 customers at approximately 170 operating sites, including material logistics, product quality improvement and resource recovery for iron, steel and metals manufacturing, as well as our Applied Products business, which provides value added environmental solutions for industrial co-products. The Applied Products business also extracts high-value metallic content from stainless steel by-products and specializes in the development of minerals technologies for commercial applications, including agriculture fertilizers. The abrasives are used for industrial surface preparation, such as rust removal and cleaning of bridges, ship hulls and various structures. Roofing granules are sold to residential roofing shingle manufacturers, primarily for the replacement roofing market. This segment’s major customers include steel mills and asphalt roofing manufacturers. Since May 2014, we have been executing Project Orion to identify processes to improve the Harsco Metals & Minerals segment’s core processes, reduce expenses and to simplify its organizational structure.

Harsco Industrial

The Harsco Industrial segment consists of three businesses: Air-X-Changers, IKG and Patterson-Kelley. Approximately 93% of the segment’s revenues originated in North America for the year ended December 31, 2014. Increasingly, these three businesses are focused on international growth. The segment’s major products include air-cooled heat exchangers, industrial metal grating and boilers and water heaters. The segment’s major customers include natural gas, natural gas processing and petrochemical plants, industrial plants, non-residential, commercial and public construction and retrofit markets. The Harsco Industrial segment has contributed an increasing proportion of our total consolidated revenues. Revenues from this segment grew at an average compound annual growth rate of 15%, from $232 million for the year ended December 31, 2010 to $413 million for the year ended December 31, 2014.

Harsco Rail

The Harsco Rail segment is a global manufacturer and provider of highly-engineered and customized equipment and services for the maintenance, repair and construction of railway track. The segment’s equipment and services support numerous private and government-owned railroads and urban mass transit systems worldwide. The Harsco Rail segment has been awarded two contracts worth over $200 million from the SBB. Equipment deliveries under the SBB contracts are expected to begin in late 2015. In 2013, the Harsco Rail segment completed a large contract with the CRC. Excluding revenues from this contract, the Harsco Rail segment’s total revenues grew at an average compound annual growth rate of 5%, from $223 million for the year ended December 31, 2010 to $273 million for the year ended December 31, 2014.

Highlights

In November 2013, we consummated the previously announced transaction to sell our Harsco Infrastructure segment into a strategic venture with CD&R as part of a transaction that combines the Harsco Infrastructure segment with Brand Energy & Infrastructure Services, Inc., which CD&R simultaneously acquired. We have contributed substantially all of our equity interest in, and the net assets of, the Harsco Infrastructure segment to the strategic venture in exchange for $300 million, subject to working capital and other adjustments, and an approximate 29% equity interest in the resulting entity (the “Infrastructure strategic venture”). We recorded an additional loss on disposal of $2.9 million during 2014. Further adjustment to the loss on disposal of the Harsco Infrastructure segment may be necessary as the result of the final valuation of certain items. We do not expect that the ultimate conclusion of these items will have a material adverse effect on our financial condition, results of operations or cash flows.

In the Harsco Metals & Minerals segment, overall global steel production increased modestly while mill utilization remained relatively flat during 2014. Nickel prices and related demand increased moderately during 2014 when compared with the prior year, and we also realized contributions from the ramp-up of new contracts at certain locations. Offsetting these benefits were the impact of certain lost contracts, charges from our actions initiated under the Harsco Metals & Minerals segment’s Improvement Plan, charges associated with two steel mill customers in receivership protection and our decisions during the year to address certain underperforming contracts. In the first quarter of 2015, revenues from this segment were impacted by the effects of foreign currency translation and exited contracts as well as fluctuations in commodity and maintenance costs, which offset the benefits from Project Orion.

In May 2014, we began executing Project Orion after conducting an analysis of the business to identify opportunities to improve our core processes, reduce expenses and to simplify our organizational structure. The goals of Project Orion are improving financial returns and providing higher and more consistent levels of value added services to customers by improving the bid and contract management process, improving underperforming contracts and simplifying operational structures. We incurred $12.0 million in charges related to phases one and two of Project Orion during 2014. As a result of actions initiated under phase one of Project Orion during 2014, we realized compensation savings of approximately $6 million for the full year ended December 31, 2014, or approximately $17 million on an annualized basis. In the first quarter of 2015, we recognized $2 million of incremental savings as a result of actions taken under Project Orion, as compared with the fourth quarter of 2014. Annual recurring benefits from compensation and other operational savings under phases one and two of Project Orion are expected to be approximately $24 million and $13 million, respectively, by the end of 2015. Please see Note 20, Restructuring Programs, to the audited consolidated financial statements and Note 18, Restructuring Programs, to the unaudited consolidated financial statements, each included elsewhere in this prospectus supplement for additional information.

In connection with Project Orion’s focus on underperforming contracts, during 2014 we recorded pre-tax charges of $47.5 million primarily for site exit costs and non-cash long-lived asset impairment charges to reduce the carrying value of assets at certain sites to fair value based upon the expected future realizable cash flows, including anticipated selling prices, based on our strategic decisions made through the course of the year. The possibility exists that we may take similar strategic actions with respect to other underperforming assets at certain sites that may result in additional exit costs and non-cash asset impairment charges in the future when such decisions are finalized.

In addition, one of our large steel mill customers in Europe filed for protection under Italian receivership procedures (the “Marzano Law”). During 2013, we recorded a bad debt reserve of $2.6 million on receivables with this customer. During 2014, the customer terminated its contract with us under the provisions of the Marzano Law. As a result of this termination, we recorded an additional bad debt reserve of $3.9 million on the remaining pre-receivership receivables with this customer during 2014. We also recorded an additional charge of $7.7 million during 2014 primarily for non-cash long-lived asset impairments to reduce the carrying value of assets used at the customer’s site to fair value based upon the expected future realizable cash flows, including anticipated selling prices. Additionally, we recorded a bad debt reserve of $2.6 million during 2014 for one of our Canadian steel mill customers that filed for receivership protection during the course of 2014. The amount of the bad debt reserve for this customer represents the full pre-receivership balance.

The Harsco Rail segment’s 2014 results benefited from robust demand for its after-market parts and contract services. Partially offsetting these benefits was a decline in the volume of equipment deliveries when compared to 2013, most notably from the decreased volume attributable to completing a large contract with the CRC. In the first quarter of 2015, the Harsco Rail segment continued to benefit from higher equipment sales. In addition, in January 2015, the Swiss National Bank ended its policy of maintaining a stable exchange rate between the Swiss franc and the euro. As a result of this change in policy, the Swiss franc experienced significant appreciation against the euro. During the first quarter of 2015, we recognized $10.9 million in foreign currency gains from converting our Swiss franc bank deposits to euros, which was associated with the Harsco Rail Segment’s two contracts with the SBB. We opted to convert the Swiss franc bank deposits to euros to realize the economic gains generated by this appreciation since our revenues and costs associated with these rail contracts are principally denominated in Swiss francs and euros, respectively.

The Harsco Industrial segment recorded another strong performance during 2014, led by favorable volume increases in its air-cooled heat exchangers and industrial boilers businesses in the North American market and the benefits from its acquisition of Hammco during January 2014. The Hammco acquisition provides the Harsco Industrial segment with an entry into the process cooler market. The segment experienced decreased demand in the Asia-Pacific market for its air-cooled heat exchangers and in the North American market for its industrial grating products. In the first quarter of 2015, the segment continued to experience decreased demand for its industrial grating products due to the declining oil markets, partially offset by growth in non-energy markets. We also undertook significant cost actions within the Harsco Industrial segment in response to the decrease in U.S. energy spending.

In March 2015, we acquired Protran, which designs and produces safety systems for transportation and industrial applications, as part of our strategy to further grow and diversify our Rail segment.

Revenues

Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

Revenues by Segment (in millions, except percentages)	Three Months Ended March 31,
	2014	2015	Change	%
Harsco Metals & Minerals	$352.8	$291.2	$(61.6)	(17.5)%
Harsco Industrial	102.1	98.8	(3.3)	(3.2)
Harsco Rail	57.6	61.6	4.0	7.0

Total revenues	$512.5	$451.6	$(60.9)	(11.9)%

Revenues by Region(a) (in millions, except percentages)	Three Months Ended March 31,
	2014	2015	Change	%
Western Europe	$159.5	$123.7	$(35.8)	(22.5)%
North America	220.9	210.1	(10.7)	(4.9)
Latin America(b)	62.8	51.5	(11.3)	(17.9)
Asia-Pacific	34.4	38.4	4.0	11.8
Middle East and Africa	19.0	15.8	(3.2)	(16.8)
Eastern Europe	16.0	12.0	(4.0)	(24.8)

Total revenues	$512.5	$451.6	$(60.9)	(11.9)%

(a)	By origin of the products and services sold.
(b)	Includes Mexico.

Our revenues during the first quarter of 2015 were $451.6 million compared with $512.5 million in the first quarter of 2014. The change is primarily related to the effects of foreign currency translation and exited contracts in the Harsco Metals & Minerals Segment. Foreign currency translation decreased revenues by $41.4 million for the first quarter of 2015 compared with the first quarter of 2014.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Revenues by Segment (in millions, except percentages)	Year Ended December 31,
	2013	2014	Change	%
Harsco Metals & Minerals	$1,358.5	$1,378.1	$19.7	1.4%
Harsco Infrastructure(a)	885.4	—	(885.4)	(100.0)
Harsco Industrial	366.0	412.5	46.6	12.7
Harsco Rail	286.2	275.6	(10.6)	(3.7)

Total Revenues	$2,896.0	$2,066.3	$(829.7)	(28.6)%

(a)	In November 2013, we consummated the Infrastructure Transaction and, accordingly, there is no revenue for the Harsco Infrastructure segment for 2014. The results of the Harsco Infrastructure segment from January 1, 2013 through the date of closing are reported in our results of operations for 2013.

Revenues by Region(a) (in millions, except percentages)	Year Ended December 31,
	2013	2014	Change	%
Western Europe	$1,061.3	$588.2	$(473.1)	(44.6)%
North America	1,094.3	940.9	(153.4)	(14.0)
Latin America(b)	317.0	248.4	(68.6)	(21.6)
Asia-Pacific	186.3	157.5	(28.8)	(15.5)
Middle East and Africa	154.6	66.5	(88.0)	(57.0)
Eastern Europe	82.5	64.7	(17.8)	(21.5)

Total Revenues	$2,896.0	$2,066.3	$(829.7)	(28.6)%

(a)	By origin of the products and services sold.
(b)	Includes Mexico.

Our revenues totaled $2.1 billion and $2.9 billion for 2014 and 2013, respectively. The change is primarily related to the Harsco Infrastructure segment that was disposed of as part of the Infrastructure Transaction in the fourth quarter of 2013. Foreign currency translation decreased revenues by $20.0 million for 2014 in comparison with the prior year. Revenues from our targeted growth markets (those outside North America and Western Europe) were approximately 26% of total revenues in 2014 and 2013.

Operating Income (Loss)

Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

Operating Income (Loss) by Segment (in millions, except percentages)	Three Months Ended March 31,
	2014	2015	Change	%
Harsco Metals & Minerals	$22.6	$10.6	$(12.1)	(53.3)%
Harsco Industrial	16.6	17.0	0.5	2.8
Harsco Rail	5.5	21.6	16.1	293.4
Corporate	(12.5)	(10.4)	2.1	17.1

Total operating income	$32.2	$38.9	$6.7	20.6%

Operating Margins by Segment (in millions, except percentages)	Three Months Ended March 31,
	2014	2015
Harsco Metals & Minerals	6.4%	3.6%
Harsco Industrial	16.2	17.2
Harsco Rail	9.6	35.1

Consolidated operating margin	6.3%	8.6%

Operating income from continuing operations for the first quarter of 2015 was $38.9 million compared with operating income from continuing operations of $32.2 million in the first quarter of 2014.

Factors Positively Affecting Operating Income

•

Foreign currency gain of $10.9 million related to converting Swiss franc bank deposits to euros after the Swiss National Bank ended its policy of maintaining a stable Swiss franc exchange rate with the euro.

•	Positive impact of $5.4 million in the Harsco Rail Segment from increased equipment volumes.

•	Project Orion restructuring benefits of $4.8 million during the first quarter of 2015.

Factors Negatively Impacting Operating Income

•

Decreased income of $9.0 million in the Harsco Metals & Minerals Segment primarily attributable to the year over year impact of exited contracts, reduced nickel and scrap demand and higher maintenance costs.

•

Administrative costs increased by $5.4 million primarily attributable to inflationary measures on compensation and welfare benefits and increased professional fees in the Harsco Metals & Minerals Segment.

•	Impact of foreign currency translation of $3.6 million.

This change in operating income from continuing operations, the increase in income tax expense, and the increase in equity income (loss) of unconsolidated entities were the primary drivers of the diluted earnings per share from continuing operations for the first quarter of 2015 of $0.20 compared with diluted earnings per share from continuing operations of $0.13 for the first quarter of 2014.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Operating Income (Loss) by Segment(a) (in millions, except percentages)	Year Ended December 31,
	2013	2014	Change	%
Harsco Metals & Minerals	$91.8	$13.8	$(78.0)	(85.0)%
Harsco Infrastructure(b)	(257.3)	—	257.3	100.0
Harsco Industrial	59.1	64.1	5.0	8.5
Harsco Rail	26.7	37.1	10.4	39.1
Corporate(c)	(62.9)	(45.7)	17.2	27.3

Total Operating Income (Loss)	$(142.6)	$69.3	$211.9	148.6%

Operating Margins by Segment(a) (in millions, except percentages)	Year Ended December 31,
	2013	2014
Harsco Metals & Minerals	6.8%	1.0%
Harsco Infrastructure(b)	(29.1)	—
Harsco Industrial	16.2	15.5
Harsco Rail	9.3	13.5

Consolidated Operating Margin	(4.9)%	3.4%

(a)	We have reclassified segment operating results for the year ended December 31, 2013 to conform to the revised manner in which we now allocate corporate expenses to operating segments as a result of changes in organizational structure resulting from the Infrastructure Transaction, which occurred in the fourth quarter of 2013. The changes do not impact our previously reported consolidated revenues from continuing operations, operating income (loss) from continuing operations or income (loss) from continuing operations before income taxes and equity income.
(b)	In November 2013, we consummated the Infrastructure Transaction and, accordingly, there is no operating income (loss) for the Harsco Infrastructure segment for 2014. The results of the Harsco Infrastructure segment from January 1, 2013 through the date of closing are reported in our results of operations for 2013.
(c)	For the year ended December 31, 2014, Corporate included a $5.1 million loss on disposal of the Harsco Infrastructure segment and transaction costs. Additionally, for the year ended December 31, 2014, Corporate included net periodic pension cost for defined benefit pension plans retained by us as part of the Infrastructure Transaction of $5.7 million.

Operating income from continuing operations for 2014 was $69.3 million compared with an operating loss from continuing operations of $142.6 million in 2013.

Factors Positively Affecting Operating Income

•	Year over year decline in the loss on disposal of the Harsco Infrastructure segment including transaction costs of $292.3 million recorded during 2013 compared with $5.1 million recorded during 2014.

•

Year over year decline in the non-cash long-lived asset impairment charge on rail grinders used in providing contract services in the Harsco Rail segment of $9.0 million recorded during 2013 compared with $0.6 million recorded during 2014.

Factors Negatively Impacting Operating Income

•	Project Orion restructuring charges of $12.0 million recorded during 2014.

•

Charges of $47.5 million recorded during 2014, primarily for site exit costs and non-cash long-lived asset impairment charges, associated with strategic actions from Project Orion’s focus on underperforming contracts.

•

Administrative costs increased by $17.9 million during 2014 primarily attributable to increased consulting costs to support Project Orion, inflationary measures on compensation and welfare benefits and site ramp-ups in the Harsco Metals & Minerals segment.

•

Increased bad debt reserve of $3.9 million and a charge of $7.7 million, primarily for non-cash long lived asset impairment, for our large steel mill customer in Europe in receivership, and a bad debt reserve of $2.6 million for one of our Canadian steel mill customers that filed for receivership protection.

•	Increased reserves for various Brazilian labor claims of $5.3 million for the Harsco Metals & Minerals segment.

This change in Operating income (loss) from continuing operations, the non-cash change in fair value to the unit adjustment liability related to the Infrastructure Transaction and a decrease in income taxes were the primary drivers of the diluted loss per share from continuing operations for 2014 of $0.28 compared with a loss of $2.86 for 2013.

Harsco Metals & Minerals Segment

Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

Significant Effects on Revenues (in millions)	Three Months Ended
March 31, 2015
Revenues—2014	$352.8
Impact of foreign currency translation	(39.1)
Net impact of new contracts and lost contracts (including exited underperforming contracts)	(18.4)
Net effects of price/volume changes, primarily attributable to volume changes	(4.1)

Revenues—2015	$291.2

Factors Positively Affecting Operating Income

•	Project Orion restructuring benefits of $4.8 million during the first quarter of 2015.

Factors Negatively Impacting Operating Income

•

Decreased global steel production and scrap metal prices, primarily in North America. Overall, steel production by customers under services contracts decreased by 4% in the first quarter of 2015 compared with the same period in the prior year.

•	Decreased nickel prices of 3% in the first quarter of 2015 compared with the same period in the prior year.

•	Foreign currency translation in the first quarter of 2015 decreased operating income for this segment by $3.0 million compared with the same period in the prior year.

•

Increased costs of operations of $9.0 million during the first quarter of 2015, primarily attributable to the year over year impact of exited contracts, reduced nickel and scrap demand and higher maintenance costs.

•	Increased administrative costs of $5.4 million during the first quarter of 2015, primarily attributable to inflationary measures on compensation and welfare benefits and increased professional fees.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Significant Effects on Revenues (in millions)	Year Ended December 31, 2014

Revenues—2013	$1,358.5
Net effects of price/volume changes, primarily attributable to volume changes.	79.5
Net impact of new contracts and lost contracts (including exited underperforming contracts).	(40.1)
Impact of foreign currency translation.	(19.8)

Revenues—2014	$1,378.1

Factors Positively Affecting Operating Income

•	Nickel prices increased 12% during 2014 compared with 2013.

•	Increased global steel production in the metals services business. Overall, steel production by customers under services contracts increased 2% during 2014 compared with 2013.

•	Compensation savings of $6.0 million realized under phase one of Project Orion.

•	Impact of the ramp-up of new contracts and exited underperforming contracts of $12.6 million during 2014 compared with 2013.

Factors Negatively Impacting Operating Income

•	Project Orion restructuring charges of $12.0 million recorded during 2014.

•

Charges of $47.5 million recorded during 2014, primarily attributable to site exit costs and non-cash long-lived asset impairment charges, associated with strategic actions from Project Orion’s focus on underperforming contracts.

•

Increased bad debt reserve of $3.9 million and a charge of $7.7 million, primarily for non-cash long-lived asset impairment, as a result of a contract termination during 2014 for one of our steel mill customers in Europe in receivership.

•

Administrative costs increased by $17.9 million during 2014 primarily attributable to increased consulting costs to support Project Orion, inflationary measures on compensation and welfare benefits and site ramp-ups.

•	Increased bad debt reserve of $2.6 million, net of value added tax, recorded during 2014 for one of our Canadian steel mill customers that filed for receivership.

•	Reserves for Brazilian labor and non-income tax claims increased by $5.3 million.

•	Increased bad debt reserves of $3.6 million, net of value added tax, recorded during 2014 for one of our steel mill customers in Europe as a result of missed progress payments.

•	Reduced operating income of $2.8 million from the impacts of foreign currency translation.

Harsco Industrial Segment

Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

Significant Effects on Revenues (in millions)	Three Months Ended March 31, 2015

Revenues—2014	$102.1
Net effects of price/volume changes, primarily attributable to volume changes	(2.2)
Impact of foreign currency translation	(1.1)

Revenues—2015	$98.8

Factors Positively Affecting Operating Income

•	Higher gain from sale of assets of $1.5 million in the first quarter of 2015 compared with the same period in the prior year.

•	Operating income was aided by lower selling and administrative costs as well as product mix.

Factors Negatively Impacting Operating Income

•	Foreign currency translation in the first quarter of 2015 decreased operating income for this segment by $0.5 million compared with the same period in the prior year.

•	Increased costs associated with consolidating operating facilities for the segment’s air cooled heat exchangers business.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Significant Effects on Revenues (in millions)	Year Ended December 31, 2014

Revenues—2013	$366.0
Effect of Hammco acquisition.	32.7
Net effects of price/volume changes, primarily attributable to volume changes.	15.9
Impact of foreign currency translation.	(2.1)

Revenues—2014	$412.5

Factors Positively Affecting Operating Income

•

Incremental effect of $1.4 million attributable to the acquisition of Hammco in January 2014, a U.S. manufacturer of high specifications air-cooled heat exchangers for the natural gas and petrochemical processing markets.

•	Higher gains from sale of assets of $1.3 million during 2014 compared with 2013.

•	Improved demand in North America for air-cooled heat exchangers and industrial boilers.

Factors Negatively Impacting Operating Income

•	Decreased demand in the Asia-Pacific market for air-cooled heat exchangers.

•	Decreased demand for industrial grating products.

•	Foreign currency translation did not significantly impact operating income in 2014 compared with 2013.

Harsco Rail Segment

Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

Significant Effects on Revenues (in millions)	Three Months Ended March 31, 2015

Revenues—2014	$57.6
Net impacts of price/volume changes, primarily attributable to volume changes	5.0
Effect of Protran acquisition	0.2
Impact of foreign currency translation	(1.2)

Revenues—2015	$61.6

Factors Positively Affecting Operating Income

•

Foreign currency gain of $10.9 million related to converting Swiss franc bank deposits to euros after the Swiss National Bank ended its policy of maintaining a stable Swiss franc exchange rate with the euro during the first quarter of 2015.

•	Increased equipment volume that increased operating income by $5.4 million.

•	Decreased administrative costs and research and development costs increased operating income by $2.4 million.

Factors Negatively Impacting Operating Income

•	Decreased contract services impacted operating income by $2.8 million.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Significant Effects on Revenues (in millions)	Year Ended December 31, 2014

Revenues—2013	$286.2
Net impacts of price/volume changes, primarily attributable to volume changes.	(12.5)
Effect of foreign currency translation.	1.9

Revenues—2014	$275.6

Factors Positively Affecting Operating Income

•	Robust demand for after-market parts increased operating income by $10.3 million during 2014 compared with 2013.

•	Year over year decline in the non-cash long lived asset impairment charge on certain rail grinders used in providing contract services of $9.0 million in 2013 compared with $0.6 million for 2014.

Factors Negatively Impacting Operating Income

•	Decreased volume from equipment sales, primarily due to the completion of the large contract with the CRC, that decreased operating income by $2.9 million during 2014 compared with 2013.

•

Increased administrative costs of $3.4 million during 2014 compared with 2013 primarily due to inflationary measures on compensation, increased professional fees, and increased costs associated with international expansion.

•	Increased material costs of $2.7 million during 2014 compared with 2013.

•	Foreign currency translation did not significantly impact operating income in 2014 when compared with 2013.

Outlook, Trends and Strategies

Despite uncertainties in the global economy, along with the challenges of global steel production and related pricing, we believe we are positioned to execute actions in the short- to medium-term to transform us to generating top quartile returns among a Company-selected peer group of industrial companies for the Company’s stockholders. Through a disciplined focus on return based capital allocations and business portfolio strategies, we expect our transformation process will enable us to generate returns above our cost of capital with a balanced business portfolio without endangering our financial profile with unreasonable leverage.

These business portfolio strategies will focus on improving the performance of the Harsco Metals & Minerals segment through executing Project Orion, which is aimed at driving operational efficiencies through simplifying this segment’s business model, establishing necessary protocols to facilitate better contract outcomes and improving the mix of its products and services with higher value added offerings. For the Harsco Rail and Industrial segments, we will focus on disciplined growth organically and through acquisitions that improve these businesses’ competitive positions in core markets or adjacent market spaces. We will continue to pursue cost- reduction and efficiency initiatives, including our Continuous Improvement initiatives, which have significantly reduced, and are expected to continue to reduce, our cost structure and further enhance our financial strength without diminishing our services and products capabilities. As part of these initiatives, we will continue to focus on developing an active, lean corporate center that optimizes corporate costs while continuing to develop value added activities to support us in our transformation.

Our expansion into targeted growth markets; our diversity of services and products in industries that are fundamental to global growth; our long-term mill services and minerals supply contracts; our return based capital allocations and business portfolio strategies; our focus on executing cost reduction and efficiency initiatives; and the 29% equity interest in the Infrastructure strategic venture, help mitigate our overall long-term exposure to changes in the economic outlook in any single economy or industry. However, deterioration of global economies and industries could still have an adverse impact on our results of operations, financial condition and cash flows.

The following significant items, risks, trends and strategies are expected to affect us in 2015 and beyond:

•

We will focus on the goal of providing top quartile returns among a Company-selected peer group of industrial companies for our stockholders by balancing our portfolio of businesses, and by executing our strategic and operational strategies with reasonable amounts of financial leverage.

•	We will focus on executing Project Orion to generate compensation and other operational savings in the Harsco Metals & Minerals segment.

•	We will continue to build and develop strong core capabilities and develop an active and lean corporate center that balances costs with value added services.

•	Management will continue to be selective and disciplined in allocating capital by rigorously analyzing projects and utilizing a return based capital allocation process.

•

We will focus on growing the Harsco Industrial and Harsco Rail segments through disciplined organic expansion and acquisitions that improve these businesses’ competitive positioning in core markets or adjacent market spaces. Management will target acquisitive growth that provides synergistic benefits to us, either through cost synergies from combined platforms or revenue synergies from expanded offerings and scalability.

•

We expect that the Infrastructure Transaction will provide synergies and growth potential in the Infrastructure strategic venture that create additional value for our equity interest upon exit in the future.

•

We will continue to place a strong focus on disciplined growth and expansion into targeted emerging markets to grow and improve the balance of our geographic footprint. More specifically, our global growth strategies include steady, targeted expansion, particularly in Asia-Pacific, the Gulf Region of the Middle East and Africa to further complement our already strong presence throughout Europe and North America. Growth is expected to be achieved through the provision of additional services to existing customers, new higher margin contracts and higher valued added service offerings in both developed and targeted growth markets and targeted strategic ventures and partnerships. Over time, a balanced geographic footprint should also benefit us through further diversification of our customer base.

•	We expect our operational effective income tax rate to approximate 35% to 37%, excluding the tax impact on equity income (loss) related to the Brand JV.

Harsco Metals & Minerals Segment

•

We will focus on improving the Harsco Metals & Minerals segment’s returns through executing Project Orion. The goals of Project Orion are improving financial returns and providing higher and more consistent levels of value added services to customers by improving the bid and contract management process, improving underperforming contracts and simplifying operational structures. We expect annualized, recurring benefits in the form of compensation and other operational savings of approximately $37 million from Project Orion.

•

We will continue our focus on ensuring that forecasted profits for contracts meet certain established requirements and deliver returns above our cost of capital. Project Orion’s focus is intended to enable us to address underperforming contracts more rapidly with targeted actions to improve the operational efficiencies of the business through central protocols to monitor activities, structures and systems that aid in decision making, and processes designed to identify the best strategic actions available to address underperforming contracts and our overall contract portfolio. In connection with this focus, the possibility exists that we may take strategic actions that result in exit costs and non-cash asset impairment charges that may have an adverse effect on our results of operations and liquidity.

•	We will continue to focus on winning contracts in emerging markets where steel production is increasing and where the customers value our environmental solutions.

•

We will emphasize prudent global expansion of our on-site services of material logistics, product quality improvement and resource recovery for iron, steel and metals manufacturing business for extracting high-value metallic content from slag and responsibly handling and recycling residual materials. Environmental services provide growth opportunities in the on-site services of material logistics, product quality improvement and resource recovery for iron, steel and metals manufacturing business as additional outsourced functions in slag management of stainless steel and other high-value metals arise.

•

Over the past several years, we have been in discussions with officials at the Supreme Council for Environment in Bahrain with regard to salt cakes, a processing by-product, located at Hafeera. We are currently assessing the options available for processing or removing the salt cakes. To the extent we are unable to find commercially viable opportunities to market the salt cakes, we may be required to incur the cost of moving the salt cakes to another location. The impact of any such removal on our results of operations, financial condition and cash flows cannot be determined at this time, but may be significant.

Harsco Industrial Segment

•

We anticipate recent oil price volatility to continue to impact capital expenditures and overall spending in the natural gas, natural gas processing and petrochemical industries. Accordingly, these factors may negatively impact revenue and operating income in 2015 in the Harsco Industrial segment.

•	We will continue to focus on product innovation and development to drive strategic growth in our businesses.

•

We will focus on growing the Harsco Industrial segment through disciplined organic expansion and acquisitions that improve competitive positioning in core markets or adjacent market spaces. We acquired Hammco in January 2014 as part of our focus on growing the Harsco Industrial segment through disciplined expansion. This acquisition provides the Harsco Industrial segment with an entry into the process cooler market.

Harsco Rail Segment

•

The outlook for this segment continues to be favorable. The global demand for railway maintenance-of-way equipment, parts and services continues to be strong, giving positive indication of further opportunities. We anticipate modest organic growth in its after-market parts business and expected deliveries of existing equipment orders.

•

The success in China has been leveraged to secure several new orders in other geographies. We secured a second contract award worth over $100 million through 2017 from SBB, during 2014. The award comes as a follow-on option to our previously awarded contract with the SBB worth more than $100 million. Our capabilities to compete and deliver on large projects provides increased opportunities to build out our pipeline further and enables us to continue to pursue other large projects.

•

The Harsco Rail segment expects to develop a larger presence in certain developing countries as track construction and maintenance needs grow. In addition, we will focus on growing the Harsco Rail Segment through disciplined organic expansion and acquisitions that improve competitive positioning in core markets or adjacent market.

•

During the first quarter of 2015, a rail grinder manufactured by us and operated by a subcontractor caught fire, causing the customer to incur monetary damages. We are currently working with the customer and reviewing the causes of this incident. Depending on the cause of the fire and the extent of insurance coverage, there could be a charge against income in future periods.

Results of Operations

	Three Months Ended March 31,
(in millions, except per share amounts and percentages)	2014	2015
Revenues from continuing operations	$512.5	$451.6
Cost of services and products sold	409.8	361.1
Selling, general and administrative expenses	66.8	63.9
Research and development expenses	2.7	0.9
Loss on disposal of the Harsco Infrastructure Segment and transaction costs	1.7	—
Other (income) expenses	(0.7)	(13.2)
Operating income from continuing operations	32.2	38.9
Interest income	0.3	0.3
Interest expense	(11.4)	(11.9)
Change in fair value to the unit adjustment liability	(2.5)	(2.2)
Income tax expense from continuing operations	(5.3)	(12.9)
Equity in income (loss) of unconsolidated entities, net	(1.2)	4.1
Income from continuing operations	12.0	16.2
Diluted earnings per common share from continuing operations attributable to Harsco Corporation common stockholders	0.13	0.20
Effective income tax rate for continuing operations	28.6%	51.4%

	Year Ended December 31,
(in millions, except per share information and percentages)	2012	2013	2014
Revenues from continuing operations	$3,046.0	$2,896.0	$2,066.3
Cost of services and products sold	2,347.5	2,238.9	1,643.9
Selling, general and administrative expenses	502.8	482.1	284.7
Research and development expenses	9.4	10.2	5.5
Goodwill impairment charge	265.0	—	—
Loss on disposal of the Harsco Infrastructure segment and transaction costs	—	292.3	5.1
Other expenses	104.8	15.1	57.8
Operating income (loss) from continuing operations	(183.6)	(142.6)	69.3
Interest income	3.7	2.1	1.7
Interest expense	(47.4)	(49.7)	(47.1)
Change in fair value to the unit adjustment liability	—	(1.0)	(9.7)
Income tax expense from continuing operations	(31.7)	(32.0)	(30.4)
Equity in income (loss) of unconsolidated entities, net	0.6	1.5	(1.6)
Loss from continuing operations	(258.4)	(221.6)	(17.8)
Diluted loss per common share from continuing operations attributable to Harsco Corporation common stockholders	(3.21)	(2.86)	(0.28)
Effective income tax rate for continuing operations	(13.9)%	(16.7)%	214.8%

Comparative Analysis of Consolidated Results

Revenues

Revenues for the first quarter of 2015 decreased $60.9 million or 11.9% from the first quarter of 2014. This decrease was attributable to the following significant items:

Change in Revenues—2015 vs. 2014 (in millions)	Three Months Ended March 31, 2015
Impact of foreign currency translation	(41.4)
Net impact of new contracts and lost contracts (including exited underperforming contracts) in the Harsco Metals & Minerals Segment	(18.4)
Net effects of price/volume changes in the Harsco Metals & Minerals Segment, primarily attributable to volume changes	(4.1)
Net effects of price/volume changes in the Harsco Industrial Segment, primarily attributable to volume changes	(2.2)
Net increased revenues in the Harsco Rail Segment, primarily attributable to increased equipment volumes, including the effect of the Protran acquisition	5.2

Total change in revenues—2015 vs. 2014	$(60.9)

Revenues for 2014 decreased $829.7 million or 29% from 2013. This decrease was attributable to the following significant items:

Change in Revenues—2014 vs. 2013 (in millions)	Year Ended December 31, 2014
Revenue decrease following the Infrastructure Transaction.	$(885.4)
Net impact of new contracts and lost contracts (including exited underperforming contracts) in the Harsco Metals & Minerals segment.	(40.1)
Impact of foreign currency translation.	(20.0)
Net change in revenues in the Harsco Rail segment, primarily attributable to the completion of the large China contract with CRC.	(12.4)
Net effects of price/volume changes in the Harsco Metals & Minerals segment, primarily attributable to volume changes.	79.6
Net increased revenues in the Harsco Industrial segment, primarily attributable to the effects of its business acquisition.	48.6

Total change in revenues—2014 vs. 2013	$(829.7)

Revenues for 2013 decreased $150.0 million or 5% from 2012. This increase was attributable to the following significant items:

Change in Revenues—2013 vs. 2012 (in millions)	Year Ended December 31, 2013
Net decreased revenues in the Harsco Rail segment due principally to the completion of the large contract with the CRC.	$(64.2)
Impact of timing of the Infrastructure Transaction.	(62.9)
Exited underperforming contracts in the Harsco Metals & Minerals segment.	(38.9)
Impact of foreign currency translation.	(21.6)
Impact of exited operations in certain countries in the Harsco Infrastructure segment.	(12.4)
Net increased revenues in the Harsco Infrastructure segment due principally to increased volumes and mix.	24.9
Increased market demand with gains in market share in the principally energy-related and industrial grating markets served by the businesses in the Harsco Industrial segment.	13.8
Net increased revenues in the Harsco Metals & Minerals segment due to price/volume, primarily attributable to volume changes.	11.3

Total change in revenues—2013 vs. 2012	$(150.0)

Cost of Services and Products Sold

Cost of services and products sold for the first quarter of 2015 decreased $48.7 million or 11.9% from the first quarter of 2014. This decrease was attributable to the following significant items:

Change in Cost of Services and Products Sold—2015 vs. 2014 (in millions)	Three Months Ended March 31, 2015
Impact of foreign currency translation	$(30.7)
Decreased costs due to changes in revenues (exclusive of the effects of foreign currency translation and fluctuations in commodity costs included in selling prices)	(14.4)
Other	(3.6)

Total change in cost of services and products sold—2015 vs. 2014	$(48.7)

Cost of services and products sold for 2014 decreased $595.0 million or 27% from 2013. This decrease was attributable to the following significant items:

Change in Cost of Services and Products Sold—2014 vs. 2013 (in millions)	Year Ended December 31, 2014
Impact of timing of Infrastructure Transaction.	$(636.6)
Impact of foreign currency translation.	(21.9)
Increased costs due to changes in revenues (exclusive of the effect of foreign currency translation, the effects of the timing of the Infrastructure Transaction, and the impact of fluctuations in commodity costs included in selling prices).	52.3
Other	11.2

Total Change in Cost of Services and Products Sold 2014 vs. 2013	$(595.0)

Cost of services and products sold for 2013 decreased $108.6 million or 5% from 2012. This increase was attributable to the following significant items:

Change in Cost of Services and Products Sold—2013 vs. 2012 (in millions)	Year Ended December 31, 2013
Impact of timing of Infrastructure Transaction.	$(61.3)
Impact of foreign currency translation.	(24.4)
Decreased costs due to changes in revenues (exclusive of the effect of foreign currency translation, and including the impact of restructuring program savings and the impact of fluctuations in commodity costs included in selling prices).	(17.5)
Impact of exited operations in certain countries in the Harsco Infrastructure segment.	(12.1)
Other	6.7

Total Change in Cost of Services and Products Sold 2013 vs. 2012	$(108.6)

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the first quarter of 2015 decreased $2.9 million or 4.3% from the first quarter of 2014. This decrease was primarily related to the impact of foreign currency translation.

Selling, general and administrative expenses for 2014 decreased $197.4 million or 41% from 2013. This decrease was attributable to the following significant items:

Change in Selling, General and Administrative Expenses—2014 vs. 2013 (in millions)	Year Ended December 31, 2014
Impact of timing of Infrastructure Transaction.	$(228.2)
Increased compensation expense due to inflation, incentives, and retained pension costs from the Infrastructure Transaction.	15.3
Increased bad debt expense.	7.0
Increased commission expense.	3.7
Increased professional fees.	4.1
Other	0.7

Total Change in Selling, General and Administrative Expenses 2014 vs. 2013	$(197.4)

Selling, general and administrative expenses for 2013 decreased $20.7 million or 4% from 2012. This increase was attributable to the following significant items:

Change in Selling, General and Administrative Expenses—2013 vs. 2012 (in millions)	Year Ended
December 31, 2013
Decreased compensation expense due to the realization of cost savings benefits from restructuring activities, exited operations in the Harsco Infrastructure segment, and timing of the Infrastructure Transaction.	$(20.0)
Decreased commissions primarily due to lower sales in the Harsco Rail segment.	(5.6)
Decreased insurance expense.	(2.2)
Lower bad debt expense.	(1.0)
Effect of foreign currency translation.	(0.7)
Increased professional fees.	9.0
Other	(0.2)

Total Change in Selling, General and Administrative Expenses 2013 vs. 2012	$(20.7)

Loss on Disposal of the Harsco Infrastructure Segment and Transaction Costs

We recorded an additional loss on disposal of $2.9 million during 2014. Additionally, we incurred $2.2 million of transaction costs during 2014 in conjunction with the Infrastructure Transaction.

Please see Note 4, Acquisitions and Dispositions, to the audited consolidated financial statements included elsewhere in this prospectus supplement for additional information on the Infrastructure Transaction.

Other (Income) Expenses

This income statement classification includes: certain foreign currency gains, net gains on disposal of non-core assets, employee termination benefit costs, impaired asset write-downs, product line rationalization and costs to exit activities.

The most significant change in Other income during the first quarter of 2015 related to the foreign currency gain of $10.9 million from converting Swiss franc bank deposits to euros. This gain was associated with advances received for the Harsco Rail Segment’s two contracts with the federal railway system of Switzerland. Additional information on Other income expenses is included in Note 16, Other Income, to the unaudited consolidated financial statements included elsewhere in this prospectus supplement for additional information.

	Three Months Ended March 31,
(in thousands)	2014	2015
Net gains	$(2,358)	$(3,790)
Foreign currency gains related to Harsco Rail Segment advances on contracts	—	(10,940)
Other(a)	1,702	1,525

Other (income) expenses	$(656)	$(13,205)

(a)	Other includes employee termination benefit costs and costs to exit activities that are not directly related to the restructuring programs detailed in Note 18, Restructuring Programs, to the unaudited consolidated financial statements included elsewhere in this prospectus supplement for additional information.

During 2014, 2013 and 2012, we recorded pre-tax Other expenses of $57.8 million, $15.1 million and $104.8 million, respectively. The most significant change in Other expenses during 2014 relates to restructuring program costs for employee termination benefits primarily incurred under Project Orion and for site exit costs and non-cash long-lived asset impairment charges associated with Project Orion’s focus on addressing underperforming contracts in the Harsco Metals & Minerals segment. Additional information on Other expenses is included in Note 18, Other expenses, to the audited consolidated financial statements included elsewhere in this prospectus supplement.

The major components of this income statement caption are as follows:

	Year Ended December 31,
(in thousands)	2012	2013	2014
Net gains	$(6,682)	$(4,657)	$(6,718)
Employee termination benefits costs	31,158	3,928	19,120
Costs to exit activities	50,476	5,382	4,908
Product line rationalization	24,966	—	—
Impaired asset write-downs	7,152	9,688	39,455
Other (income) expense	(2,278)	769	1,059

Total	$104,792	$15,110	$57,824

Interest Expense

Interest expense during the first quarter of 2015 increased by $0.5 million from the first quarter of 2014. This increase is primarily attributable to deferred financing costs expensed by us during the first quarter of 2015 associated with the banks, which did not participate in Amendment No. 3 (“Amendment No. 3”) to the amended and restated five year credit agreement entered into by us.

Interest expense in 2014 was $47.1 million, a decrease of $2.5 million or 5% compared with 2013. The decrease primarily reflects lower average borrowings over the course of the year after consummating the Infrastructure Transaction.

Interest expense in 2013 was $49.7 million, an increase of $2.3 million or 5% compared with 2012. The increase primarily reflects higher average borrowings prior to the Infrastructure Transaction.

Change in Fair Value to the Unit Adjustment Liability

This caption represents the non-cash fair value adjustment to our unit adjustment liability related to the Infrastructure Transaction since November 26, 2013. Please see Note 6, Equity Method Investments and Note 14, Derivative Instruments, Hedging Activities and Fair Value, to the unaudited consolidated financial statements included elsewhere in this prospectus supplement for additional information.

As part of the Infrastructure Transaction, under the terms of a limited partnership agreement that governs the operation of the Brand JV, we are required to make quarterly payments to CD&R either, at our election, in cash or through the transfer of our equity interest in the Brand JV, which we refer to as “in kind payments”. The resulting liability is reflected in the caption, Unit adjustment liability, on our balance sheets. We will recognize the change in the fair value of the unit adjustment liability each period until we are no longer required to make these payments or choose not to make these payments. The change in the fair value of the unit adjustment liability is a non-cash expense. For the three months ended March 31, 2015 and the years ended December 31, 2014 and 2013, we recognized expense of $2.2 million, $9.7 million and $1.0 million related to the change in the fair value of the unit adjustment liability. Change in fair value to the unit adjustment liability during the first quarter of 2015 decreased by $0.3 million from the first quarter of 2014.

Our obligation to make such quarterly payments will cease upon the earlier of (i) the Infrastructure strategic venture achieving $487.0 million in last twelve months’ EBITDA for three quarters, which need not be consecutive, or (ii) eight years after the closing of the Infrastructure Transaction. In addition, upon the initial public offering of the Infrastructure strategic venture, our quarterly payment obligation will decrease by the portion of CD&R’s ownership interest sold and is eliminated completely once CD&R’s ownership interest in the Infrastructure strategic venture falls below 20%. In the event of a liquidation event of the Infrastructure strategic venture, CD&R is entitled to a liquidation preference of approximately $336 million, plus any quarterly payments that had been paid in kind.

The amount of such cash or in kind payments payable to CD&R each quarter increases from quarter to quarter and is set forth in the limited partnership agreement. Such payment amounts, if paid in cash, are approximately $22 million per year, which are subject to increase up to approximately $28 million per year at the end of the eight-year period after the closing of the Infrastructure Transaction if in kind payments are made in lieu of cash payments. If we elect to make in kind payments, approximately 2.5% of our equity interest in the Brand JV will be transferred to CD&R on an annual basis. As of March 31, 2015, we have elected to make all past quarterly payments in cash and continued to own approximately 29% of the equity interests in the Infrastructure strategic venture.

We intend to continue to make these quarterly payments in cash and will continue to evaluate the implications of making payments in cash or in kind based upon performance of the Infrastructure strategic venture. In the future, should we decide not to make the payment in cash, the value of both the equity method investment in the Infrastructure strategic venture and the related unit adjustment liability may be impacted, and the change may be reflected in earnings in that period.

Income Tax Expense from Continuing Operations

The effective income tax rate related to continuing operations for the first quarter of 2015 was 51.4% compared with 28.6% for the first quarter of 2014. The effective income tax rate for the first quarter of 2015 compared with the first quarter of 2014 changed primarily due to the non-repeated expiration of statutes of limitations for uncertain tax positions in certain foreign jurisdictions in 2014 and additional income tax expense on the increase in our equity income (loss) in unconsolidated entities related to the Brand JV.

Income tax expense from continuing operations in 2014 was $30.4 million, a decrease of $1.6 million compared with 2013. This decrease was principally due to restructuring and asset impairment charges in the Harsco Metals & Minerals segment for which no tax benefit was recorded. The effective income tax rate relating to continued operations for 2014 was 214.8% versus (16.7)% for 2013. The effective income tax rate changed between 2013 and 2014 primarily due to restructuring and asset impairment charges from the Harsco Metals & Minerals segment for which no tax benefit was recorded.

Income tax expense from continuing operations in 2013 was $32.0 million, an increase of $0.3 million compared with 2012. This slight increase was due to the tax effects of the jurisdictional mix of the $292.3 million non-cash long lived asset impairment charge and transaction costs from the Infrastructure Transaction, valuation allowances recorded against deferred tax assets within certain foreign jurisdictions that Infrastructure operated and additional tax costs of cash repatriation from the Infrastructure Transaction. The effective income tax rate relating to continued operations for 2013 was (16.7)% versus (13.9)% for 2012. The effective income tax rate changed between 2012 and 2013 primarily due to the jurisdictional mix of the $292.3 million non-cash long lived asset impairment charge and transaction costs for the Infrastructure Transaction in 2013 compared with $265.0 million non-deductible, non-cash goodwill impairment charges recorded during 2012, tax expense recorded for valuation allowances on deferred tax assets within certain foreign jurisdictions that Infrastructure operated, and for the additional tax costs of repatriation from the Infrastructure Transaction.

For additional detail, see Note 12, Income Taxes, to the audited consolidated financial statements included elsewhere in this prospectus supplement.

Income (Loss) from Continuing Operations

Income from continuing operations was $16.2 million in the first quarter of 2015 compared with $12.0 million in the first quarter of 2014. This change is primarily related to the foreign currency gain of $10.9 million associated with converting Swiss franc bank deposits to euros; increased equipment volumes in the Harsco Rail Segment; Project Orion restructuring benefits of $4.8 million in the Harsco Metals & Minerals Segment; decreased income in the Harsco Metals & Minerals Segment related to increased administrative costs, labor and maintenance costs, and exited contracts; the increase in our equity in income (loss) of unconsolidated entities related to the Brand JV; and an increase in income tax expense.

A loss from continuing operations in 2014 of $17.8 million was $203.8 million lower than the loss from continuing operations in 2013 of $221.6 million. This decrease was principally driven by: the year over year decline in the loss on disposal of the Harsco Infrastructure segment and transaction costs of $292.3 million recorded during 2013 compared with $5.1 million recorded during 2014; Project Orion restructuring charges of $12.0 million recorded during 2014; charges of $47.5 million recorded during 2014, primarily for site exit costs and non-cash long-lived asset impairment charges, associated with strategic actions from Project Orion’s focus on underperforming contracts; and increased expense of $8.8 million for the change in fair value to the unit adjustment liability related to the Infrastructure Transaction.

A loss from continuing operations in 2013 of $221.6 million was $36.8 million lower than the loss from continuing operations in 2012 of $258.4 million. This decrease was principally driven by non-repeated restructuring charges associated with the restructuring initiative implemented in the fourth quarter of 2011 (the “2011/2012 Restructuring Program”) of $94.5 million and the pre-tax $265.0 million goodwill impairment charge in the Harsco Infrastructure segment, partially offset by the $292.3 million loss on disposal of the Harsco Infrastructure segment and transaction costs for the Infrastructure Transaction, and lower volume in the Harsco Rail segment.

Liquidity and Capital Resources

Overview

We continue to have sufficient available liquidity and have been able to obtain all necessary financing. We currently expect operational and business needs to be met by cash from operations supplemented with borrowings from time to time due to historical patterns of seasonal cash flow and for the funding of various projects.

We continue to implement and perform on capital efficiency initiatives to enhance liquidity. These initiatives have included: prudent reduction of capital spending to projects where the highest returns can be achieved while redeploying existing capital investments; optimization of worldwide cash positions; reductions in discretionary spending; and frequent evaluation of customer and business-partner credit risk.

During the first three months of 2015, our operations generated $10.5 million in operating cash flow, a decrease from the $27.5 million generated in the first three months of 2014. In the first three months of 2015, we invested $31.6 million in capital expenditures, mostly for the Harsco Metals & Minerals Segment, compared with $39.8 million invested in the first three months of 2014. Additionally, we paid $16.4 million in dividends to stockholders in the first three months of 2015, compared with $16.6 million in the first three months of 2014.

During 2014, we generated $226.7 million in operating cash flow, an increase from the $187.7 million generated in 2013. We disbursed $6.6 million of cash 2014 for restructuring costs associated with the 2011/2012 Restructuring Program and Project Orion, which are described in Note 20, Restructuring Programs, to the audited consolidated financial statements included elsewhere in this prospectus supplement, compared to $13.7 million associated with the restructuring initiatives implemented in the fourth quarter of 2010 and the 2011/2012 Restructuring Program in 2013. In 2014, we invested $208.9 million in capital expenditures, mostly for the Harsco Metals & Minerals segment, compared with $245.6 million invested in 2013. We paid approximately $66 million in dividends to stockholders in both 2014 and 2013.

Our net cash borrowings increased by $51.8 million in the first three months of 2015, primarily to fund capital expenditures, principally in the Harsco Metals & Minerals Segment; Treasury shares purchased under our share repurchase program; and for the Protran acquisition. In 2014, our net cash borrowings increased by $55.3 million principally due to increased credit facility borrowings related to the Hammco acquisition and the payment of the unit adjustment liability, which are described in Note 4, Acquisitions and Dispositions and Note 6, Equity Method Investments, to the audited consolidated financial statements included elsewhere in this prospectus supplement. Our total consolidated debt to consolidated EBITDA ratio (calculated as required by our revolving credit facility as in existence at December 31, 2014) was 3.1 to 1.0 at December 31, 2014. Our net debt to consolidated EBITDA ratio (calculated as required by our revolving credit facility, as amended in the first quarter of 2015) was 2.6 to 1.0 at March 31, 2015.

We plan to redeploy discretionary cash for disciplined organic growth and international or market-segment diversification; for growth in long-term, higher-return service contracts for the Harsco Metals & Minerals segment, principally in targeted growth markets or for customer diversification; and for strategic investments or possible acquisitions in the Harsco Rail and Harsco Industrial segments. We also foresee continuing our long and consistent history of paying dividends to stockholders.

We continue our focus on improving working capital efficiency. Our Continuous Improvement initiatives are being used to further improve effective and efficient use of working capital, particularly in accounts receivable and inventories.

We generated $6.8 million in cash flow from asset sales in the first three months of 2015 compared with $3.8 million in cash from asset sales in the first three months of 2014. In 2014, we generated $15.0 million in cash flow from asset sales compared with $19.0 million in 2013. Asset sales have been a normal part of our business model, primarily for the Harsco Metals & Minerals segment.

Cash Requirements

The table below summarizes our expected future payments related to contractual obligations and commercial commitments at December 31, 2014.

Contractual Obligations and Commercial Commitments(a) (in millions)		Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Short-term borrowings	$16.7	$16.7	$—	$—	$—
Long-term debt (including current maturities and capital leases)	854.9	25.2	374.8	454.6	0.3
Projected interest payments on long-term debt(b)	106.2	37.5	58.5	10.2	—
Pension obligations(c)	33.7	33.7	—	—	—
Operating leases (non-cancellable)(d)	65.1	14.6	18.1	7.6	24.8
Purchase obligations(e)	172.5	148.1	24.4	—	—
Cross currency interest rate swaps(f)	530.4	26.8	54.6	224.2	224.8
Foreign currency forward exchange contracts(g)	468.8	468.8	—	—	—
Unit adjustment liability(h)	121.3	22.3	44.6	44.6	9.8

Total contractual obligations(i)	$2,369.6	$793.7	$575.0	$741.2	$259.7

(a)	See Note 6, Equity Method Investments; Note 9, Debt and Credit Agreements; Note 10, Operating Leases; Note 11, Employee Benefit Plans; Note 12, Income Taxes; and Note 16, Financial Instruments, to the audited consolidated financial statements included elsewhere in this prospectus supplement for additional disclosures on the unit adjustment liability; short-term borrowings and long-term debt (including capital leases); operating leases; pensions; income taxes; and cross currency interest rate swaps and foreign currency forward exchange contracts, respectively.

(b)	The total projected interest payments on long-term debt are based upon borrowings, interest rates and foreign currency exchange rates at December 31, 2014. The interest rates on variable-rate debt and the foreign currency exchange rates are subject to changes beyond our control and may result in actual interest expense and payments differing from the amounts projected above.
(c)	Amounts represent expected employer contributions to the defined benefit pension plans for the next year only. We expect to make a minimum of $33.7 million in cash contributions to our defined benefit pension plans during 2015. Previously, we included expected benefit payments to participants over the next 10 years in this caption.
(d)	Our contractual obligations related to operating leases (non-cancellable) as of December 31, 2014 have increased as compared to December 31, 2013, which was primarily attributable to the new facility lease agreement for the Harsco Industrial segment’s Air-cooled heat exchangers business in Tulsa, OK.
(e)	Purchase obligations represent legally binding obligations to purchase property, plant and equipment, inventory and other commitments made in the normal course of business to meet operations requirements. Our purchase obligations as of December 31, 2014 have increased as compared to December 31, 2013, which was primarily attributable to raw materials commitments for the Harsco Rail segment related to the SBB project that commenced in 2014.
(f)	Amounts represent the notional value of the cross currency interest rate swaps outstanding at December 31, 2014. Due to the nature of these contracts, there will be offsetting cash flows of approximately $599 million to these obligations. The cross currency interest rate swaps are recorded on the consolidated balance sheets at fair value.
(g)	Amounts represent the notional value of the foreign currency exchange contracts outstanding at December 31, 2014. Due to the nature of these contracts, there will be offsetting cash flows of approximately $469 million to these obligations, with the difference recognized as a gain or loss in the consolidated statements of operations.
(h)	Amounts represent expected cash payments related to the unit adjustment liability that resulted from the Infrastructure Transaction. See Note 6, Equity Method Investments, to the audited consolidated financial statements included elsewhere in this prospectus supplement for additional information on the unit adjustment liability.
(i)	At December 31, 2014, in addition to the above contractual obligations, we had $12.3 million of potential long-term tax liabilities, including interest and penalties, related to uncertain tax positions. Because of the high degree of uncertainty regarding the future cash flows associated with these potential long-term tax liabilities, we are unable to estimate the years in which settlement will occur with the respective taxing authorities. These long-term tax liabilities may be partially offset by loss carry forwards of $7.8 million, which may be recognized upon the resolution of certain uncertain tax positions.

After giving effect to this offering and the consummation of the tender offer, assuming that 100% of the principal amount of the outstanding 2015 Notes have been validly tendered and accepted by us, our long-term debt (including current maturities and capital leases) as of December 31, 2014 would have been $855.2 million in the aggregate, of which $25.2 million, $125.1 million, $454.6 million and $250.3 million would have been due within a year, between one to three years, between three to five years and after five years, respectively. We expect this offering and the consummation of the tender offer to also affect projected interest payments on long-term debt, which has not been reflected in the table above.

Off-Balance Sheet Arrangements

The following table summarizes our contingent commercial commitments at December 31, 2014. These amounts are not included on our consolidated balance sheets since there are no current circumstances known to management indicating that we will be required to make payments on these contingent commercial commitments.

Commercial Commitments (in millions)		Amount of Commercial Commitment Expiration Per Period
	Total	Less than 1 year	1-3 years	3-5 years	Over 5 Years	Indefinite Expiration
Standby letters of credit	$97.5	$89.2	$7.7	$0.6	$—	$—
Guarantees	80.5	15.5	—	—	8.0	57.0
Performance bonds(a)	97.6	96.0	—	—	—	1.6
Other commercial commitments	11.4	—	—	—	—	11.4

Total commercial commitments	$287.0	$200.7	$7.7	$0.6	$8.0	$70.0

(a)	The increase in performance bonds relates primarily to advance payments for the Harsco Rail segment related to the contract awards from the SBB that commenced in 2014.

Certain commercial commitments that are of a continuous nature do not have an expiration date and are therefore considered to be indefinite in nature. Please refer to Note 16, Financial Instruments, to the audited consolidated financial statements included elsewhere in this prospectus supplement for additional disclosures related to off-balance sheet agreements.

Sources and Uses of Cash

Our principal sources of liquidity are cash from operations and borrowings under our revolving credit facility, augmented by cash proceeds from asset sales. The primary drivers of our cash flow from operations are our revenues and income. Cash returns on capital investments made in prior years, for which limited cash is currently required, are a significant source of cash from operations. Depreciation expense related to these capital investments is a non-cash charge.

Major uses of operating cash flows and borrowings include:

•	capital investments, principally in the Harsco Metals & Minerals segment;

•	payroll costs and related benefits;

•	dividend payments;

•	pension funding payments;

•	inventory purchases for the Harsco Rail and Harsco Industrial segments;

•	income tax payments;

•	debt principal and interest payments;

•	insurance premiums and payments of self-insured casualty losses;

•	payment of the unit adjustment liability;

•	and machinery, equipment, automobile and facility lease payments.

Resources Available for Cash Requirements for Operational and Growth Initiatives

In addition to utilizing cash from operations and cash proceeds from asset sales, our resources available for cash requirements for operational and growth initiatives consist principally of our revolving credit facility, in addition to certain other bank credit facilities that are available for drawings outside of the United States. Public markets are also accessed through discrete-term note issuance to investors, such as this offering. We also utilize capital leases to finance the acquisition of certain equipment when appropriate which allows us to minimize capital expenditures. We expect to continue to utilize all these sources to meet our future cash requirements for operations and growth initiatives.

The following table illustrates available credit under our revolving credit facility at March 31, 2015:

(in millions)	Facility Limit	Outstanding Balance	Available Credit
Revolving credit facility	$500.0	$147.0	$353.0

In March 2012, we entered into our revolving credit facility providing for $525.0 million of borrowing capacity through a syndicate of 14 banks. The revolving credit facility matures in March 2017. Borrowings under the revolving credit facility are available in most major currencies with active markets and at interest rates based upon LIBOR, plus a margin.

On September 12, 2013, we entered into Amendment No. 1 (“Amendment No. 1”) to the revolving credit facility. In addition to certain administrative and conforming modifications, Amendment No. 1 replaced the maintenance covenants for total consolidated debt to total consolidated capital ratio. That maintenance covenant was replaced by a maintenance covenant for total consolidated debt to consolidated EBITDA, which is not to exceed 3.5 to 1.0. During the three months ended September 30, 2013, we expensed $0.4 million of fees associated with Amendment No. 1.

On December 20, 2013, we entered into Amendment No. 2 (“Amendment No. 2”) to the revolving credit facility. Amendment No. 2 modified certain defined terms to reflect the impact of the Infrastructure Transaction. During the three months ended December 31, 2013, we expensed $0.3 million of fees associated with Amendment No. 2.

During the first quarter of 2015, we entered into Amendment No. 3 (“Amendment No. 3”) to the revolving credit facility. Amendment No. 3 reduced the total availability under the revolving credit facility from $525.0 million to $500.0 million but the amount to which such commitments may be increased by lenders agreeing to such increase at the request of the Company remains unchanged at $550 million. In addition, the termination date of the revolving credit facility was extended to June 2, 2019 from March 2, 2017, subject to the satisfaction of certain conditions, including our receipt of gross proceeds from the issuance of new senior unsecured notes with a stated principal amount of not less than $250.0 million and the repayment in full of our 2015 Notes. In addition, the applicable margins under the revolving credit facility were amended to reflect a leveraged-based pricing grid instead of a ratings-based pricing grid. Amendment No. 3 also replaced the maintenance covenant for total consolidated debt to consolidated EBITDA with a maintenance covenant for a maximum net leverage ratio of 3.75 to 1.0 prior to March 31, 2016 and 3.5 to 1.0 thereafter. During the three months ended March 31, 2015, the Company expensed $0.6 million of previously deferred financing costs associated with the revolving credit facility for banks which did not participate in Amendment No. 3.

During the third quarter of 2013, our U.S. commercial paper program was canceled. The cancellation of our U.S. commercial paper program had no impact on our liquidity and capital resources because we had sufficient available credit under the revolving credit facility.

Additionally, we retired the $150.0 million aggregate principal amount of 5.125% notes, due September 15, 2013, at maturity using borrowings under the revolving credit facility; which were repaid during the fourth quarter of 2013 using proceeds from the Infrastructure Transaction.

At March 31, 2015 and December 31, 2014 and 2013, we had $147.0 million, $98.5 million and $35.0 million, respectively, of borrowings outstanding under our revolving credit facility. At March 31, 2015, December 31, 2014 and 2013, all such balances were classified as long-term borrowings in the consolidated balance sheets. Classification of such balances is based on our ability and intent to repay such amounts over the subsequent twelve months, as well as reflects our ability and intent to borrow for a period longer than a year. To the extent we expect to repay any amounts within the subsequent twelve months, the amounts are classified as short-term borrowings.

At March 31, 2015, our 2015 Notes are classified as long-term debt on the consolidated balance sheet based on our intent and ability to refinance this debt using debt capital markets and ability to refinance this debt using borrowings under the revolving credit facility.

We intend to refinance the 2015 Notes with the net proceeds from this offering, together with borrowings under the revolving credit facility and/or cash on hand, pursuant to the tender offer. See “Summary—Recent Developments.” At December 31, 2014, the 2015 Notes were classified as long-term debt on our consolidated balance sheets based on our ability to refinance this debt using borrowings under our revolving credit facility and our intent to refinance this debt using debt capital markets.

See “Description of Other Indebtedness” and Note 9, Debt and Credit Agreements, to the audited consolidated financial statements included elsewhere in this prospectus supplement for more information on our revolving credit facility and other indebtedness.

Credit Ratings and Outlook

The following table summarizes our current debt ratings:

Rating Agency	Long-term Notes	Watch /Outlook
Standard & Poor’s (S&P)	BB	Negative Outlook
Moody’s	Ba1	Stable Outlook
Fitch	BBB-	Negative Outlook

In April 2015, S&P lowered its corporate credit and issue-level rating on us to BB from BB+, while maintaining a negative outlook. Any future downgrades to our credit ratings may increase borrowing costs to us, while an improvement in our credit ratings may decrease such costs. However, any future downgrades in our credit ratings will not reduce availability or the cost of borrowings under the revolving credit facility.

Working Capital Position

Three Months Ended March 31, 2015 Compared to Year Ended December 31, 2014

Changes in our working capital are reflected in the following table:

(in millions)	December 31, 2014	March 31, 2015	Increase (Decrease)
Current Assets
Cash and cash equivalents	$62.8	$66.5	$3.7
Trade accounts receivable, net	325.1	332.0	6.9
Other receivables	28.1	21.7	(6.4)
Inventories	178.9	194.6	15.7
Assets held-for-sale	1.4	1.3	—
Other current assets	87.1	85.9	(1.3)

Total current assets	683.5	702.0	18.6

Current Liabilities
Short-term borrowings and current maturities	41.9	43.5	1.6
Accounts payable	146.5	143.8	(2.7)
Accrued compensation	53.8	41.8	(12.0)
Income taxes payable	2.0	6.7	4.7
Advances on contracts	117.4	116.5	(0.9)
Due to unconsolidated affiliate	8.1	8.3	0.2
Unit adjustment liability	22.3	22.3	—
Other current liabilities	173.5	174.0	0.5

Total current liabilities	565.6	557.0	(8.5)

Working Capital	$117.9	$145.0	$27.1

Current Ratio(a)	1.2:1	1.3:1

(a)	Calculated as Total current assets divided by Total current liabilities.

Working capital increased $27.1 million or 23.0% for the first three months of 2015 due primarily to the following factors:

•	Working capital was positively affected by an increase in Inventories of $15.7 million due primarily to the long lead times associated with orders in the Harsco Rail Segment; and

•	Working capital was positively affected by a decrease in Accrued compensation of $12.0 million due primarily to the payment of incentive compensation from 2014.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Changes in our working capital are reflected in the following table:

(in millions)	December 31, 2013	December 31, 2014	Increase (Decrease)
Current Assets
Cash and cash equivalents	$93.6	$62.8	$(30.8)
Trade accounts receivable, net	352.6	325.1	(27.5)
Other receivables, net	46.0	28.1	(17.8)
Inventories	156.5	178.9	22.4
Assets held-for-sale	114.0	1.4	(112.6)
Other current assets	75.8	87.1	11.3

Total current assets	838.6	683.5	(155.1)

Current Liabilities
Short-term borrowings and current maturities	27.7	41.9	14.2
Accounts payable	181.9	146.5	(35.4)
Accrued compensation	53.1	53.8	0.7
Income taxes payable	6.1	2.0	(4.1)
Advances on contracts	24.1	117.4	93.3
Liabilities of assets held-for-sale	109.2	—	(109.2)
Due to unconsolidated affiliate	25.0	8.1	(16.8)
Unit adjustment liability	22.3	22.3	—
Other current liabilities	159.6	173.5	13.9

Total current liabilities	609.0	565.6	(43.4)

Working Capital	$229.6	$117.9	$(111.7)

Current Ratio(a)	1.4:1	1.2:1

(a)	Calculated as Current assets / Current liabilities

Working capital decreased $111.7 million, or 48.6%, during the year ended December 31, 2014 as a result of several factors. In particular, working capital was negatively impacted by:

•	an increase in Advances on contracts of $93.3 million due to increased customer advances in the Harsco Rail segment;

•	a decrease in Cash and cash equivalents of $30.8 million due to usage of existing cash to help fund our capital expenditures and operations;

•

a decrease in Trade accounts receivable, net of $27.5 million due to an increased provision for doubtful accounts, the timing of invoicing and collections, primarily in the Harsco Metals & Minerals segment and foreign currency translation;

•	a decrease in Other receivables of $17.8 million due to the final working capital settlement related to the Infrastructure Transaction;

•	an increase in Other current liabilities of $13.9 million primarily due to the timing of payment of other accruals and foreign currency translation; and

•	an increase in Short-term borrowings and current maturities of $14.2 million due to the increase in borrowings and the repayment requirements of our borrowings.

These working capital decreases were partially offset by several factors during the year end December 31, 2014. In particular, working capital was positively impacted by:

•	a decrease in Accounts payable of $35.4 million primarily due to the timing of payments primarily in the Harsco Metals & Minerals segment and foreign currency translation;

•

an increase in Inventories of $22.4 million due primarily to the increased purchases in the Harsco Metals & Minerals and Industrial segments and long lead times associated with orders in the Harsco Rail segment, partially offset by foreign currency translation;

•	a decrease in Due to unconsolidated affiliate of $16.8 million due to the timing of settlement of balances; and

•	an increase in Other current assets of $11.3 million due to timing of disbursements related to prepaid expenses.

The net impact of the settlement of Assets held-for-sale and Liabilities of assets held-for-sale related to the Infrastructure Transaction did not have a significant impact on our working capital at December 31, 2014.

Certainty of Cash Flows

The certainty of our future cash flows is underpinned by the long-term nature of our metals services contracts, the order backlog for our railway track maintenance services and equipment and overall discretionary cash flows (operating cash flows plus cash from asset sales in excess of the amounts necessary for capital expenditures to maintain current revenue levels) generated by us. Historically, we have utilized these discretionary cash flows for growth-related capital expenditures, strategic acquisitions, debt repayment and dividend payments.

At March 31, 2015 and December 31, 2014, our metals services contracts had estimated future revenues of $4.2 billion and $4.5 billion, respectively, at expected production levels, compared with $5.4 billion at December 31, 2013. This decrease in the three months ended March 31, 2015 compared to the year ended December 31, 2014 is primarily due to the impact of foreign currency translation. The decrease in 2014 compared to 2013 is primarily due to exit activities associated with strategic actions from Project Orion’s focus on underperforming contracts of various customers and impact of foreign currency translation during 2014. There are no significant metals services contracts for which the costs to complete the contract are currently estimated to exceed the revenue to be realized included in the above estimated future revenues.

At March 31, 2015 and December 31, 2014, our railway track maintenance services and equipment business had estimated order backlog of $352.3 million, which remained consistent compared to $348.8 million at December 31, 2014. Estimated order backlog for our railway track maintenance services and equipment business at December 31, 2014 increased significantly compared with $229.4 million at December 31, 2013, primarily due to an additional contract award worth over $100 million through 2017 from the SBB, partially offset by shipments during 2014. The railway track maintenance services and equipment business includes items with long lead times necessary to build certain equipment. In addition, at March 31, 2015 and December 31, 2014, we had an order backlog of $122.9 million and $146.9 million, respectively, in the Harsco Industrial segment. This compares with $83.9 million at December 31, 2013. This decrease in the three months ended March 31, 2015 compared to the year ended December 31, 2014 is primarily due to current challenges in the energy markets. The increase in 2014 compared to 2013 is primarily due to bookings during the second-half of 2014 in the air-cooled heat exchangers business and the acquisition of Hammco in January 2014.

Order backlogs for roofing granules and slag abrasives, and for the reclamation and recycling services of high-value content from steelmaking slag, are excluded from the above amounts. These amounts are generally not quantifiable due to the short order lead times for certain services and the nature and timing of the products and services provided.

The types of products and services that we provide are not subject to rapid technological change, which increases the stability of related cash flows. Additionally, we believe each business in its portfolio is a leader in the industries and major markets we serve. Due to these factors, we are confident in our future ability to generate positive cash flows from operations.

Cash Flow Summary

Our cash flows from operating, investing and financing activities, as reflected on the consolidated statements of cash flows, are summarized in the following tables:

(in millions)	Three Months Ended March 31,
	2014	2015
Net cash provided (used) by:
Operating activities	$27.5	$10.5
Investing activities	(65.5)	(34.9)
Financing activities	28.3	21.2
Impact of exchange rate changes on cash	(0.5)	7.0

Net change in cash and cash equivalents	$(10.2)	$3.7

(in millions)	Years Ended December 31,
	2012	2013	2014
Net cash provided (used) by:
Operating activities	$198.6	$187.7	$226.7
Investing activities	(219.0)	63.3	(229.6)
Financing activities	(4.5)	(248.7)	(21.8)
Impact of exchange rate changes on cash	(1.0)	(3.9)	(6.1)

Net change in cash and cash equivalents	$(25.9)	$(1.6)	$(30.8)

Cash Provided by Operating Activities

Net cash provided by operating activities in the first three months of 2015 was $10.5 million, a decrease of $17.0 million from the first three months of 2014. The decrease is primarily attributable to decreased customer advances and increased inventories, partially offset by the timing of accounts receivable invoicing and collections and the timing of accounts payable disbursements. In 2014, net cash provided by operating activities was $226.7 million, an increase of $39.1 million from 2013. The increase is primarily attributable to increased customer advances and decreased incentive bonus payments, partially offset by the timing of accounts receivable invoicing and collections, the timing of accounts payable disbursements, and an increase of inventories. Net cash provided by operating activities in 2013 was $187.7 million, a decrease of $10.9 million from 2012. The decrease was primarily due to net decreased working capital, partially offset by a reduction in restructuring payments and higher net income (excluding the impact of non-cash impairment charges).

Included in the Cash flows from operating activities section of the consolidated statement of cash flows is the caption, Other, net. For the three months ended March 31, 2015, this caption principally consisted of the Harsco Rail Segment foreign exchange gain, which is reflected in the Effect of exchange rate changes on cash caption. In 2014, this caption consisted of principally the impact of non-cash impaired asset write-downs related to the Harsco Metals & Minerals segment. In 2013, there were no individually significant components of this caption. In 2012, this caption consisted of principally of the non-cash impact of gains and losses on the sale of assets not included in the 2011/2012 Restructuring Program, as well as $10.9 million of non-cash cumulative currency translation adjustment gains associated with the exit from certain countries in 2012.

Also included in the Cash flows from operating activities section of the consolidated statement of cash flows is the caption, Other assets and liabilities. For the three months ended March 31, 2015 and 2014, the decreases in this caption were $8.8 million and $12.7 million, respectively. For the years ended December 31, 2014 and 2013, the decreases in this caption were $47.3 million and $22.6 million respectively. For the year ended December 31, 2012, the increase in this caption was $23.0 million. Summaries of the major components of this caption for the periods presented are as follows:

(in millions)	Three Months Ended March 31,
	2014	2015
Net cash provided (used) by:
Change in net defined benefit pension liabilities	$(15.8)	$(15.0)
Change in prepaid expenses	(1.0)	0.4
Change in accrued taxes	(1.9)	6.7
Other	6.0	(0.9)

Total	$(12.7)	$(8.8)

(in millions)	Year Ended December 31,
	2012	2013	2014
Net cash provided by (used in):
Change in net defined benefit pension liabilities	$(12.7)	$(16.1)	$(27.8)
Change in prepaid expenses	30.2	(2.7)	(15.8)
Multiemployer pension plan partial withdraw liability	11.9	—	—
Other	(6.4)	(3.8)	(3.7)

Total	$23.0	$(22.6)	$(47.3)

Cash Provided (Used) by Investing Activities

Net cash used in investing activities in the first three months of 2015 was $34.9 million, a decrease of $30.6 million from the first three months of 2014. The net decrease was primarily due to a net decrease in the level of business acquisitions; the acquisition of Protran in the Harsco Rail Segment in the first three months of 2015 compared with the acquisition of Hammco in the Harsco Industrial Segment in the first three months of 2014; and to a lower level of capital expenditures, primarily in the Harsco Metals & Minerals Segment.

In 2014, net cash used by investing activities was $229.6 million, an increase of $292.8 million from 2013. The net increase was primarily due to net proceeds from the Infrastructure Transaction of $303.0 million received in 2013 and the acquisition of Hammco and payment of the unit adjustment liability in 2014. Partially offsetting this increase were a lower level of capital expenditures, primarily related to no longer having capital expenditures for the Infrastructure segment. Capital investments decreased $36.7 million compared with 2013. In 2013, net cash provided by investing activities was $63.3 million consisting primarily of net proceeds from the Infrastructure Transaction of $303.0 million, partially offset by capital investments of $245.6 million. Capital investments decreased $19.2 million compared with 2012.

Cash Provided (Used) by Financing Activities

Net cash provided by financing activities in the first three months of 2015 was $21.2 million, a decrease of $7.1 million from the first three months of 2014. The change was primarily due to an increase in the Treasury shares purchased under our share repurchase program, partially offset by an increase in year-over-year net cash borrowings.

In 2014, net cash used in financing activities in 2014 was $21.8 million, a decrease of $226.9 million from 2013. The change was primarily due to use of cash proceeds from the Infrastructure Transaction to repay outstanding borrowings in 2013 and to increased credit facility borrowings related to the Hammco acquisition and payment of the unit adjustment liability in 2014. In 2013, net cash used in financing activities was $248.7 million, an increase of $244.1 million from 2012. The increase was primarily due to use of cash proceeds from the Infrastructure Transaction to repay outstanding borrowings.

Debt Covenants

Effective March 27, 2015, the revolving credit facility contains covenants that provide for a maximum net leverage ratio not to exceed 3.75 to 1.0 prior to March 31, 2016 and 3.5 to 1.0 thereafter, limit the proportion of subsidiary consolidated indebtedness to a maximum of 10% of consolidated tangible assets and require a minimum consolidated EBITDA to consolidated interest charges ratio of 3.0 to 1.0. At March 31, 2015, we were in compliance with these covenants as the net leverage ratio was 2.6 to 1.0, the proportion of subsidiary consolidated indebtedness to consolidated tangible assets was 1.1% and consolidated EBITDA to consolidated interest charges was 6.9 to 1.0. Based on balances at March 31, 2015, we could increase borrowings by $370 million and still be in compliance with these debt covenants. Alternatively, keeping all other factors constant, our EBITDA could decrease by $98 million, and we would still be within these debt covenants. We expect to continue to be in compliance with our debt covenants for at least the next twelve months.

Cash Management

We have various cash management systems throughout the world that centralize cash in various bank accounts where it is economically justifiable and legally permissible to do so. These centralized cash balances are then redeployed to other operations to reduce short-term borrowings and to finance working capital needs or capital expenditures. Due to the transitory nature of cash balances, they are normally invested in bank deposits that can be withdrawn at will or in very liquid short-term bank time deposits and government obligations. Our policy is to use the largest banks in the various countries in which we operate. We monitor the creditworthiness of our banks and when appropriate will adjust our banking operations to reduce or eliminate exposure to less credit worthy banks. We plan to continue our strategy of targeted, prudent investing for strategic purposes for the foreseeable future and to make more efficient use of existing investments.

At March 31, 2015, our consolidated cash and cash equivalents included $63.5 million held by non-U.S. subsidiaries. At March 31, 2015, less than 10% of our consolidated cash and cash equivalents had regulatory restrictions that would preclude the transfer of funds with and among subsidiaries. The cash and cash equivalents held by non-U.S. subsidiaries also included $21.3 million held in consolidated strategic ventures. The strategic venture agreements may require strategic venture partner approval to transfer funds with and among subsidiaries. While our remaining non-U.S. cash and cash equivalents can be transferred with and among subsidiaries, the majority of these non-U.S. cash balances will be used to support the on-going working capital needs and continued growth of our non-U.S. operations.

We currently expect to continue paying dividends to stockholders. In May 2015, we paid our 260th consecutive quarterly cash dividend. In April 2015, we also declared our 261st consecutive quarterly cash dividend, payable on August 15, 2015.

Our financial position and debt capacity should enable us to meet current and future requirements. As additional resources are needed, we should be able to obtain funds readily and at competitive costs. We intend to continue investing in high-return, organic growth projects and prudent, strategic alliances and ventures; reduce debt; and pay cash dividends as a means of enhancing stockholder value.

Application of Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent liabilities. On an ongoing basis, we evaluate the estimates, including those related to defined benefit pension benefits, notes and accounts receivable, goodwill, long-lived asset impairment, inventories, insurance reserves, legal and other contingencies, and income taxes. The impact of changes in these estimates, as necessary, is reflected in the respective segment’s results of operations in the period of the change. We base estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different outcomes, assumptions or conditions.

We believe the following critical accounting policies are affected by our more significant judgments and estimates used in the preparation of our consolidated financial statements. Management has discussed the development and selection of the critical accounting estimates described below with the Audit Committee of the Board of Directors (the “Board”), and they have reviewed our disclosures relating to these estimates in this Management’s Discussion and Analysis of Financial Condition and Results of Operations. These items should be read in conjunction with Note 1, Summary of Significant Accounting Policies, to the audited consolidated financial statements included elsewhere in this prospectus supplement.

Defined Benefit Pension Benefits

We have defined benefit pension plans in several countries. The largest of these plans are in the United Kingdom and the United States. Our funding policy for these plans is to contribute amounts sufficient to meet the minimum funding pursuant to U.K. and U.S. statutory requirements, plus any additional amounts that we may determine to be appropriate.

We continue to evaluate alternative strategies to further reduce overall net periodic pension cost including the consideration of converting the remaining defined benefit plans to defined contribution plans; the ongoing evaluation of investment fund managers’ performance; the balancing of plan assets and liabilities; the risk assessment of multiemployer pension plans; the possible merger of certain plans; the consideration of incremental cash contributions to certain plans; and other changes that could reduce future net periodic pension cost volatility and minimize risk.

Changes in the discount rate assumption and the actual performance of plan assets compared with the expected long-term rate of return on plan assets are the primary drivers in the change in funded status of our defined benefit pension plans. These factors are components of actuarial loss (gain) and impact the amount recognized in Other comprehensive income (loss), as such actuarial changes are not reflected directly in the consolidated statements of operations, but amortized over time in accordance with GAAP. The tables below show the underfunded status of our combined defined benefit pension plans, global weighted average discount rate at year end, the comparison of actual and expected return on plan assets and Other comprehensive income (loss) attributable to pension liability adjustments. The change in the underfunded status from December 31, 2013 to December 31, 2014 reflects lower discount rates for both the U.K. and U.S. plans, as well as the adoption of the updated mortality table in RP-2014 published by the Society of Actuaries’ Retirement Plans Experience Committee for the U.S. plans. The change in the underfunded status from December 31, 2012 to December 31, 2013 reflects higher discount rates, the impact of transferring certain defined benefit pension plans to the Infrastructure strategic venture as part of the Infrastructure Transaction, performance of overall equity markets resulting in higher actual returns on plan assets and increased employer contributions. The change in underfunded status from December 31, 2011 to December 31, 2012 reflects moderate changes in underfunded status as actual asset returns in excess of expected returns helped counteract the impact of decreases in the discount rate.

(in millions, except percentages)	December 31 2011	December 31 2012	December 31 2013	December 31 2014
Underfunded status	$343.6	$384.1	$237.8	$350.5
Global weighted average discount rate	4.7%	4.2%	4.7%	3.7%

(in millions)	For the Years Ended December 31
	2012	2013	2014
Actual return on plan assets	$85.6	$100.5	$96.0
Expected return on plan assets	60.7	62.6	66.7
Other comprehensive income (loss) attributable to pension liability adjustments, pre-tax	(61.2)	106.7	(127.1)

We made cash contributions to defined benefit pension plans of $16.7 million, $35.7 million, $32.9 million and $36.0 million during the three months ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012, respectively. Additionally, our estimate of expected contributions to be paid during the remainder of 2015 for the U.S. and international defined benefit pension plans are $1.8 million and $13.8 million, respectively. As of March 15, 2015, the net liability of our defined benefit pension plans was $316 million.

Critical Estimate—Defined Benefit Pension Benefits

Accounting for defined benefit pension plans requires the use of actuarial assumptions. The principal assumptions used include the discount rate and the expected long-term rate of return on plan assets. Each assumption is reviewed annually and represents management’s best estimate at that time. The assumptions are selected to represent the average expected experience over time and may differ in any one year from actual experience due to changes in capital markets and the overall economy. These differences will impact the amount of unfunded benefit obligation and the expense recognized.

The discount rates used in calculating our projected benefit obligations at the December 31, 2014 measurement date for the U.K. and U.S. defined benefit pension plans were 3.6% and 3.9%, respectively, and the global weighted-average discount rate was 3.7%. The discount rates selected represent the average yield on high-quality corporate bonds at the measurement dates. Annual net periodic pension cost is determined using the discount rates at the beginning of the year. The discount rates for 2014 expense were 4.6% for the U.K. plan, 4.7% for the U.S. plans and 4.7% for the global weighted-average of plans. Net periodic pension cost and the projected benefit obligation generally increase as the selected discount rate decreases.

The expected long-term rate of return on plan assets is determined by evaluating the asset return expectations with our advisors as well as actual, long term, historical results of asset returns for the pension plans. Generally the net periodic pension cost increases as the expected long term rate of return on assets decreases. For both 2015 and 2014, the global weighted-average expected long-term rate of return on asset assumption is 7.0%. This rate was determined based on a model of expected asset returns for an actively managed portfolio.

Changes in defined benefit net periodic pension cost may occur in the future due to changes in actuarial assumptions and due to changes in returns on plan assets resulting from financial market conditions. Holding all other assumptions constant, using December 31, 2014 plan data, a one-half percent increase or decrease in the discount rate and the expected long-term rate of return on plan assets would increase or decrease annual 2014 pre-tax defined benefit net periodic pension cost as follows:

Approximate Changes in Pre-tax Defined Benefit Net Periodic Pension Cost
	U.S. Plans	U.K. Plan
Discount rate
One-half percent increase	Decrease of less than $0.1 million	Decrease of $1.9 million
One-half percent decrease	Increase of $0.1 million	Increase of $1.9 million
Expected long-term rate of return on plan assets
One-half percent increase	Decrease of $1.1 million	Decrease of $3.7 million
One-half percent decrease	Increase of $1.1 million	Increase of $3.7 million

Increases or decreases to the net pension obligations may be required should circumstances that affect these estimates change. Additionally, certain events could result in the pension obligation changing at a time other than the annual measurement date. This would occur when a benefit plan is amended or when plan curtailments or settlements occur. See Note 11, Employee Benefit Plans, to the audited consolidated financial statements included elsewhere in this prospectus supplement for additional disclosures related to these items.

Notes and Accounts Receivable

Notes and accounts receivable are stated at their net realizable value through the use of an allowance for doubtful accounts. The allowance is maintained for estimated losses resulting from the inability or unwillingness of customers to make required payments. We have policies and procedures in place requiring customers to be evaluated for creditworthiness prior to the execution of new service contracts or shipments of products. These reviews are structured to minimize our risk related to realizability of receivables. Despite these policies and procedures, we may at times still experience collection problems and potential bad debts due to economic conditions within certain industries (e.g., construction and steel industries), countries or regions in which we operate. At March 31, 2015 and December 31, 2014 and 2013, trade accounts receivable of $332.0 million, $325.1 million and $352.6 million, respectively, were net of reserves of $14.2 million, $15.1 million and $6.6 million, respectively. The increase in Allowance for doubtful accounts since December 31, 2013, relates primarily to two European customers and one North American customer in the Harsco Metals & Minerals segment.

Critical Estimate—Notes and Accounts Receivable

A considerable amount of judgment is required to assess the realizability of receivables, including the current creditworthiness of each customer, related aging of past due balances and the facts and circumstances surrounding any non-payment. Our provisions for bad debts for the three months ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012 were $0.2 million, $9.9 million, $10.2 million and $11.3 million, respectively.

On a monthly basis, customer accounts are analyzed for collectability. Reserves are established based upon a specific-identification method as well as historical collection experience, as appropriate. We also evaluate specific accounts when we become aware of a situation in which a customer may not be able to meet its financial obligations due to a deterioration in its financial condition, credit ratings, bankruptcy or receivership. The reserve requirements are based on the facts available to us and are re-evaluated and adjusted as additional information is received. Reserves are also determined by using percentages (based upon experience) applied to certain aged receivable categories. Specific issues are discussed with corporate management, and any significant changes in reserve amounts or the write-off of balances must be approved by a specifically designated corporate officer. All approved items are monitored to ensure they are recorded in the proper period. Additionally, any significant changes in reserve balances are reviewed to ensure the proper corporate approval has occurred.

If the financial condition of our customers were to deteriorate, resulting in their inability to make payments, additional allowances may be required. Conversely, an improvement in a customer’s ability to make payments could result in a decrease of the allowance for doubtful accounts. Changes in the allowance for doubtful accounts related to both of these situations would be recorded through Operating income (loss) from continuing operations in the period the change was determined. In the fourth quarter of 2013, we recorded a bad debt reserve of $2.6 million on receivables with a large steel mill customer who filed for protection under the Marzano Law. During the second quarter of 2014, the customer terminated its contract with us under the provisions of the Marzano Law. As a result, during the second quarter of 2014, we recorded an additional bad debt reserve of $3.9 million on the remaining pre-receivership receivables with this customer. During the second quarter of 2014, one of our steel mill customers in Europe missed normal progress payments. As of December 31, 2014, we had approximately $8 million of receivables, excluding value added tax, with this customer. During the second quarter of 2014, we recorded a bad debt reserve of $3.6 million related to this receivable. We believe the remaining amounts are collectible; however, if there is an adverse change in our view on collectability, there could be a charge against income in future periods. Additionally, we recorded a bad debt reserve of $2.6 million during 2014 for one of our Canadian steel mill customers that filed for receivership protection during the course of 2014. The amount of the bad debt reserve for this customer represents the full pre-receivership balance.

We have not materially changed the methodology for calculating allowances for doubtful accounts for the years presented. See Note 5, Accounts Receivable and Inventories, to the audited consolidated financial statements included elsewhere in this prospectus supplement for additional disclosures related to these items.

Goodwill

Our goodwill balances were $402.8 million, $416.2 million and $431.3 million at March 31, 2015 and December 31, 2014 and 2013, respectively. We perform the annual goodwill impairment test as of October 1. We have five reporting units (only three of which have goodwill associated with them as of December 31, 2014). Our reporting units are the Harsco Metals & Minerals segment, the Harsco Rail segment and the air-cooled heat exchanger business of the Harsco Industrial segment. Almost all of our goodwill is allocated to the Harsco Metals & Minerals segment.

Critical Estimate—Goodwill

In accordance with GAAP, goodwill is not amortized and is tested for impairment at least annually or more frequently if indicators of impairment exist or if a decision is made to dispose of a business. Goodwill is allocated among and evaluated for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment for which discrete financial information is available. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include declining cash flows or operating losses at the reporting unit level, a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, or a more likely than not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of, among others.

The evaluation of potential goodwill impairment involves comparing the current fair value of each reporting unit to the net book value, including goodwill. We use a discounted cash flow model (“DCF model”) to estimate the current fair value of reporting units, as management believes forecasted operating cash flows are the best indicator of current fair value. A number of significant assumptions and estimates are involved in the preparation of DCF models including future revenues and operating margin growth, the weighted-average cost of capital (“WACC”), tax rates, capital spending, pension funding, the impact of business initiatives, and working capital projections. These assumptions and estimates may vary significantly between reporting units. DCF models are based on approved long-range plans for the early years and historical relationships and projections for later years. WACC rates are derived from internal and external factors including, but not limited to, the average market price of the Company’s stock, shares outstanding, book value of our debt, the long-term risk free interest rate, and both market and size-specific risk premiums. Due to the many variables noted above and the relative size of our goodwill, differences in assumptions may have a material impact on the results of our annual goodwill impairment testing. If the net book value of a reporting unit were to exceed the current fair value, the second step of the goodwill impairment test would be required to determine if an impairment existed and the amount of goodwill impairment to record, if any. The second step of the goodwill impairment test compares the net book value of a reporting unit’s goodwill with the implied fair value of that goodwill. The implied fair value of goodwill represents the excess of fair value of the reporting unit over the fair value amounts assigned to all of the assets and liabilities of the reporting unit if it were to be acquired in a hypothetical business combination and the current fair value of the reporting unit represented the purchase price. The second step of the goodwill impairment test requires the utilization of valuation experts.

The performance of our 2014 annual impairment tests did not result in any impairment of our goodwill.

For our 2014 annual goodwill impairment test, the average annual revenue growth rates over the duration of the DCF models ranged from 1.9% to 3.0%. The average annual cash flow growth rates over the duration of the DCF models ranged from 3.0% to 9.1%. The WACCs used in the 2014 annual goodwill impairment test ranged from 9.50% to 10.75%.

The Harsco Metals & Minerals segment reporting unit’s fair value at October 1, 2014 was approximately 10% more than the net book value. The related DCF model for this reporting unit included several key assumptions related to Project Orion and the expected benefits to be realized by this business initiative. Significant assumptions utilized in the DCF model include a WACC of 10.75% and average annual cash flow growth rate of 3.9%. Had the average annual cash flow growth rate been lowered by approximately 100 basis points, this reporting unit’s book value would have exceeded fair value, and we would have been required to proceed to the second step of the annual goodwill impairment test. Additionally, should the expected benefits associated with Project Orion not materialize as anticipated or our analysis in the future indicates an increase in discount rates or a degradation in the overall markets served by the Harsco Metals & Minerals segment, it may result in an impairment of the Harsco Metals & Minerals segment goodwill.

The first step of the 2012 annual goodwill impairment test indicated that the net book value of the Harsco Infrastructure reporting unit exceeded its current fair value, requiring us to perform the second step of the goodwill impairment test to measure the amount of impairment loss, if any. In performing the second step of the goodwill impairment test, we compared the implied fair value of goodwill for the Harsco Infrastructure reporting unit to its carrying value. This analysis resulted in a non-cash, goodwill impairment charge of $265.0 million, which was recognized during the fourth quarter of 2012. This charge had no impact on our cash flows or compliance with debt covenants. The facts and circumstances leading to the goodwill impairment of the Harsco Infrastructure reporting unit primarily relate to a prolonged downturn in the European markets versus what was expected earlier in 2012 and its impact on the timing for near-term cash flows. The performance of our 2012 annual goodwill impairment test did not result in any impairment for our remaining reporting units.

It is important to note that fair values that could be realized in an actual transaction could differ materially from those used to evaluate the annual goodwill impairment test. We have not materially changed our methodology for goodwill impairment testing for the years presented. See Note 1, Summary of Significant Accounting Policies and Note 8, Goodwill and Other Intangible Assets, to the audited consolidated financial statements included elsewhere in this prospectus supplement for additional disclosure related to these items.

Long-lived Asset Impairment

Long-lived assets are reviewed for impairment when events and circumstances indicate that the book value of an asset may be impaired. During 2013, we recorded a $272.3 million loss on disposal of the Harsco Infrastructure segment related to the Infrastructure Transaction. Additionally, the amounts charged against pre-tax income from continuing operations related to impaired long-lived assets included in the caption, Other expenses, on the consolidated statements of operations were $39.5 million, $9.7 million and $7.2 million for the years ended December 31, 2014, 2013 and 2012, respectively. The increase in long-lived asset impairments in 2014 was incurred principally in the Harsco Metals & Minerals segment as part of Project Orion. There were no long-lived asset impairments recorded for the three months ended March 31, 2015.

Critical Estimate—Asset Impairment

The determination of a long-lived asset impairment involves significant judgments based upon short-term and long-term projections of future asset performance. If the undiscounted cash flows associated with an asset do not exceed the asset’s book value, impairment loss estimates would be based upon the difference between the book value and fair value of the asset. The fair value is generally based upon our estimate of the amount that the assets could be bought or sold for in a transaction between willing parties. If quoted market prices for the asset or similar assets are unavailable, the fair value estimate is generally calculated using a discounted cash flow model. Should circumstances change that affect these estimates, additional impairment charges may be required and would be recorded through income in the period the change was determined.

As a result of the Infrastructure Transaction, we recorded an estimated non-cash long-lived asset impairment charge of $241.3 million during the third quarter of 2013. We recorded an additional loss on disposal of the Harsco Infrastructure segment of $30.9 million during the fourth quarter of 2013 related to the Infrastructure Transaction. The increased loss on disposal of the Harsco Infrastructure segment from September 30, 2013 was due principally to the final valuation of the equity interest in the Infrastructure strategic venture and changes in working capital and other adjustments.

We have not materially changed the methodology for calculating long-lived asset impairments for the years presented. GAAP requires consideration of all valuation techniques for which market participant inputs can be obtained without undue cost and effort. The use of a DCF model continues to be an appropriate method for determining fair value, however, methodologies such as quoted market prices must also be evaluated. See Note 18, Other Expenses, to the audited consolidated financial statements included elsewhere in this prospectus supplement for additional disclosure related to these items.

Inventories

Inventories are stated at the lower of cost or market. Inventory balances are adjusted for estimated obsolete or unmarketable inventory equal to the difference between the cost of inventory and its estimated market value. At March 31, 2015 and December 31, 2014 and 2013, inventories of $194.6 million, $178.9 million and $156.5 million, respectively, are net of lower of cost or market reserves and obsolescence reserves of $9.9 million, $10.0 million and $9.7 million, respectively.

Critical Estimate—Inventories

In assessing the ultimate realization of inventory balances, we are required to make judgments as to future demand and compare these with the current or committed inventory levels. If actual market conditions are determined to be less favorable than those projected by management, additional inventory write-downs may be required and would be recorded through Operating income (loss) from continuing operations in the period the determination is made. Additionally, we record reserves to adjust a substantial portion of its U.S. inventory balances to the last-in, first-out (“LIFO”) method of inventory valuation. In adjusting these reserves throughout the year, we estimate our year-end inventory costs and quantities. At December 31 of each year, the reserves are adjusted to reflect actual year-end inventory costs and quantities. During periods of inflation, the LIFO expense usually increases and during periods of deflation it decreases. These year-end adjustments resulted in pre-tax expense of $1.4 million in 2014, pre-tax income of $1.8 million in 2013 and pre-tax income of $1.7 million in 2012.

We have not materially changed the methodology for calculating inventory reserves for the years presented. See Note 5, Accounts Receivable and Inventories, to the audited consolidated financial statements included elsewhere in this prospectus supplement for additional disclosures related to these items.

Insurance Reserves

We retain a significant portion of the risk for U.S. workers’ compensation, U.K. employers’ liability, automobile, general and product liability losses. At March 31, 2015 and December 31, 2014 and 2013, we recorded liabilities of $48.0 million, $47.9 million and $52.4 million, respectively, related to both asserted and unasserted insurance claims. At March 31, 2015 and December 31, 2014 and 2013, $4.0 million, $3.8 million and $4.0 million, respectively, was included in insurance liabilities related to claims covered by insurance carriers for which a corresponding receivable has been recorded.

Critical Estimate—Insurance Reserves

Insurance reserves have been recorded based upon actuarial calculations that reflect the undiscounted estimated liabilities for ultimate losses including claims incurred but not reported. Inherent in these estimates are assumptions that are based on our history of claims and losses, a detailed analysis of existing claims with respect to potential value, and current legal and legislative trends. If actual claims differ from those projected by management, changes (either increases or decreases) to insurance reserves may be required and would be recorded through Operating income (loss) from continuing operations in the period the change was determined. For the years ended December 31, 2014, 2013 and 2012, we recorded a retrospective insurance reserve adjustment that decreased pre-tax insurance expense from continuing operations for self-insured programs by $7.0 million, $4.9 million and $4.6 million, respectively. See Note 1, Summary of Significant Accounting Policies, to the audited consolidated financial statements included elsewhere in this prospectus supplement for additional information related these out-of-period adjustments. We have programs in place to improve claims experience, such as disciplined claim and insurance litigation management and a focused approach to workplace safety.

We have not materially changed the methodology for calculating insurance reserves for the years presented. There are currently no known trends, demands, commitments, events or uncertainties that are reasonably likely to occur that would materially affect the methodology or assumptions described above.

Legal and Other Contingencies

Reserves for contingent liabilities are recorded when it is probable that an asset has been impaired or a liability has been incurred and the loss can be reasonably estimated. Adjustments to estimated amounts are recorded as necessary based on new information or the occurrence of new events or the resolution of an uncertainty. Such adjustments are recorded in the period that the required change is identified.

Critical Estimate—Legal and Other Contingencies

On a quarterly basis, recorded contingent liabilities are analyzed to determine if any adjustments are required. Additionally, functional department heads within each business unit are consulted monthly to ensure all issues with a potential financial impact, including possible reserves for contingent liabilities, have been properly identified, addressed or disposed of. Specific issues are discussed with corporate management and any significant changes in reserve amounts or the adjustment or write-off of previously recorded balances must be approved by a specifically designated corporate officer. If necessary, outside legal counsel, other third parties or internal experts are consulted to assess the likelihood and range of outcomes for a particular issue. Approved changes in reserve amounts are monitored to ensure they are recorded in the proper period. Additionally, any significant changes in reported business-unit reserve balances are reviewed to ensure the proper corporate approval has occurred. On a quarterly basis, our business-units submit a reserve listing to the corporate headquarters which is reviewed with corporate management and the Board during scheduled meetings. All significant reserve balances are discussed with a designated corporate officer to assess their validity, accuracy and completeness. Anticipated changes in reserves are identified for further consideration prior to the end of a reporting period. Any new issues that may require a reserve are also identified and discussed to ensure proper disposition.

We have not materially changed the methodology for calculating legal and other contingencies for the years presented. There are currently no known trends, demands, commitments, events or uncertainties that are reasonably likely to occur that would materially affect the methodology or assumptions described above. See Note 13, Commitments and Contingencies, to the audited consolidated financial statements included elsewhere in this prospectus supplement for additional disclosure on contingencies.

Income Taxes

Our income tax expense, deferred tax assets and liabilities and reserves for uncertain tax positions reflect management’s best estimate of taxes to be paid. We are subject to various international, federal, state and local income taxes in the taxing jurisdictions where we operate. In determining consolidated income tax expense, we make our best estimate of the annual effective income tax rate at the end of each quarterly period and apply that rate to year-to-date income (loss) before income taxes to arrive at the year-to-date income tax provision (exclusive of loss jurisdictions for which no tax benefit is realizable with any discrete tax items recorded separately). At March 31, 2015 and December 31, 2014, 2013 and 2012, our effective income tax rate on income from continuing operations was 51.4%, 214.8%, (16.7)% and (13.9)%, respectively.

Critical Estimate—Income Taxes

The annual effective income tax rates are estimated by giving recognition to currently enacted tax rates, tax holidays, tax credits, capital losses, and tax deductions, as well as certain exempt income and non-deductible expenses for all of the jurisdictions where we operate. The income tax provision for a quarterly period incorporates any change in the year-to-date provision from the previous quarterly periods. We have not materially changed the methodology for calculating income tax expense for the years presented or for quarterly periods.

We record deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determinations, we consider all available positive and negative evidence, including future reversals of existing deferred tax liabilities, projected future taxable income, feasible and prudent tax planning strategies and recent financial operating results. In the event we were to determine that we would be able to realize deferred tax assets in the future in excess of their net recorded amount, an adjustment to the valuation allowance would be made that would reduce the provision for income taxes.

The valuation allowances of $123.6 million, $131.4 million and $127.2 million at March 31, 2015 and December 31, 2014 and 2013, respectively, related principally to deferred tax assets for U.K. pension liabilities, net operating loss carryforwards, capital losses, currency translation and foreign investment tax credits that are uncertain as to realizability. In Q1 2015, we recorded an $8.0 million reduction in valuation allowance from the effects of currency translation and a net reduction of $3.4 million related to current year pension adjustments recorded through Accumulated other comprehensive loss. This was offset by a net increase of $3.7 million in the valuation allowance related to losses in certain jurisdictions where we determined that it is more likely than not that these assets will not be realized. In 2014, we recorded a net increase in the valuation allowance of $8.0 million related to current year pension adjustments recorded through Accumulated other comprehensive loss and a net increase of $6.6 million related to losses in certain jurisdictions where we determined that it is more likely than not that these assets will not be realized. This was offset by a $9.3 million reduction in valuation allowance from the effects of currency translation and a reduction of $1.1 million related to usage of a capital loss carryforward. In 2013, we recorded a net increase in the valuation allowance of $9.4 million related to the Infrastructure Transaction and $7.5 million related to losses in certain jurisdictions where we determined that it is more likely than not that these assets will not be realized. This was offset by a $15.8 million reduction in tax expense related to U.K. pension adjustments recorded during the year through Accumulated other comprehensive loss and the effects of currency translation. Excluding the valuation allowance activity related to the Infrastructure Transaction, the additional increase in valuation allowances resulted primarily from losses generated in certain jurisdictions that we determined it is more likely than not that these assets will not be realized.

A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on its technical merits. The unrecognized tax benefits at March 31, 2015 and December 31, 2014 and 2013 were $11.8 million, $12.3 million and $17.4 million, respectively, excluding accrued interest and penalties. The unrecognized tax benefit may decrease as a result of the lapse of statute of limitations or as a result of final settlement and resolution of outstanding tax matters in various state and international jurisdictions.

We have not provided U.S. income taxes on certain non-U.S. subsidiaries’ undistributed earnings as such amounts are permanently reinvested outside the United States. We evaluate future financial projections for our most significant subsidiaries, the need to reinvest earnings locally and the overall cash requirements of ours. Based upon this evaluation, we determined that certain undistributed earnings from non-U.S. subsidiaries are indefinitely reinvested. We believe that we can generate sufficient cash flows to avoid the one-time tax costs associated with repatriation of undistributed earnings to the U.S. from prior periods. At December 31, 2014 and 2013, such earnings were approximately $705 million and $815 million, respectively. If these earnings were repatriated at December 31, 2014, the one-time tax cost associated with the repatriation would be approximately $124 million.

See Note 12, Income Taxes, to the audited consolidated financial statements included elsewhere in this prospectus supplement for additional disclosures related to these items.

Research and Development

Internal funding for research and development was as follows:

	Year Ended December 31,			Three Months Ended March 31, 2015
Research and Development Expenses (in millions)	2012	2013	2014
Harsco Metals & Minerals segment	$2.0	$2.5	$1.4	$0.2
Harsco Infrastructure segment	3.1	2.9	—	—
Harsco Rail segment	3.3	3.4	2.5	0.2
Harsco Industrial segment	0.9	1.3	1.6	0.5

Consolidated Totals	$9.4	$10.2	$5.5	$0.9

The amounts shown exclude technology development and engineering costs classified in cost of services sold; cost of products sold; or selling, general and administrative expenses.

Recently Adopted and Recently Issued Accounting Standards

Information on recently adopted and recently issued accounting standards is included in Note 3, Recently Adopted and Recently Issued Accounting Standards, to the audited consolidated financial statements included elsewhere in this prospectus supplement.

Dividend Action

We have paid dividends each year since 1939. We paid four quarterly cash dividends of $0.205 per share in 2014, for an annual rate of $0.82 per share. The Board normally reviews the dividend rate periodically during the year and annually at its fourth quarter meeting. There are no significant restrictions on the payment of dividends.

The February 17, 2015 dividend payment of $0.205 per share marked the 259th consecutive quarterly dividend. We are philosophically committed to maintaining or increasing the dividend at a sustainable level.

On February 20, 2015, the Board declared a quarterly cash dividend of $0.205 per share, which was paid on May 15, 2015 to stockholders of record at the close of business on April 15, 2015. On April 29, 2015, the Board declared a quarterly cash dividend of $0.205 per share, payable on August 17, 2015 to stockholders of record at the close of business on July 15, 2015.

Quantitative and Qualitative Disclosures about Market Risk

See “Risk Factors—Risks Related to Our Business—Exchange rate fluctuations may adversely impact our business” and “—Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.”

OUR BUSINESS

We are a diversified, multinational provider of industrial services and engineered products serving global industries that are fundamental to worldwide economic growth and infrastructure development. We have locations in approximately 35 countries, including the United States. For the LTM period, we generated total revenues of $2,005.4 million, operating income of $75.9 million, adjusted operating income of $160.1 million, net loss from continuing operations of $13.6 million and adjusted EBITDA of $329.0 million. See “Summary Financial Data” for a reconciliation of operating income (loss) to adjusted operating income and net income (loss) from continuing operations to adjusted EBITDA. The following chart sets forth the percentage of our total revenues for the LTM period by region (based on the origin of the products and services sold):

Our principal lines of business and related principal business drivers are as follows:

Principal Lines of Business	Principal Business Drivers

Global expertise in providing on-site services of material logistics, product quality improvement and resource recovery for iron, steel and metals manufacturing; as well as value added environmental solutions for industrial co-products

Global metals production and capacity utilization

Outsourcing of services by metals producers

Demand for high-value specialty steel and ferro alloys

Demand for environmental solutions for metals and minerals waste streams

Demand for industrial and infrastructure surface preparation and restoration

Demand for residential roofing shingles

Air-cooled heat exchangers	Demand in the natural gas, natural gas processing, refining and petrochemical markets

Industrial grating products	Industrial plant and warehouse construction and expansion Off-shore drilling and new rig construction

Heat transfer products	Demand for commercial and institutional boilers and water heaters

Railway track maintenance services and equipment	Global railway track maintenance-of-way capital spending Outsourcing of track maintenance and new track construction by railroads

Our Business Segments

Our operations fall into three reportable segments: Harsco Metals & Minerals, Harsco Industrial and Harsco Rail. The following charts set forth the dollar amounts and percentage of our total revenues and adjusted operating income before corporate expenses for the LTM period by segment:

Previously, our operations included the Harsco Infrastructure segment, which was sold to a strategic venture with CD&R in November 2013 as part of a transaction that combined the Harsco Infrastructure segment with Brand Energy & Infrastructure Services, Inc., which CD&R simultaneously acquired. We contributed substantially all of our equity interests in, and the net assets of, the Harsco Infrastructure segment to the Brand JV in exchange for approximately $300 million in cash, subject to working capital and other adjustments, and an approximately 29% equity interests in the Brand JV.

Harsco Metals & Minerals

The Harsco Metals & Minerals segment is one of the world’s largest providers of on-site, outsourced services to the global metals industries and one of the largest producers in the United States of slag abrasives and residential roofing granules from power-plant utility coal slag, operating at a number of locations throughout the United States. The segment includes our Steel Mill Services business, which provides on-site, outsourced services to approximately 70 customers at approximately 170 operating sites, including material logistics, product quality improvement and resource recovery for iron, steel and metals manufacturing, as well as our Applied Products business, which provides value added environmental solutions for industrial co-products. The Applied Products business also extracts high-value metallic content from stainless steel by-products and specializes in the development of minerals technologies for commercial applications, including agriculture fertilizers. The abrasives are used for industrial surface preparation, such as rust removal and cleaning of bridges, ship hulls and various structures. Roofing granules are sold to residential roofing shingle manufacturers, primarily for the replacement roofing market. This segment’s major customers include steel mills and asphalt roofing manufacturers. Since May 2014, we have been executing Project Orion to identify processes to improve the Harsco Metals & Minerals segment’s core processes, reduce expenses and to simplify its organizational structure.

The segment operates in approximately 35 countries, with the largest operations focused on the United States, the United Kingdom and Brazil. In the three months ended March 31, 2015, 2014 and 2013, this segment’s revenues were generated in the following regions.

Percentage of Revenues(a) Region	Three Months Ended March 31, 2015	Year Ended December 31,
		2014	2013
Western Europe	39%	40%	41%
North America	24%	24%	26%
Latin America(b)	16%	16%	16%
Asia-Pacific	12%	10%	8%
Middle East and Africa	5%	5%	5%
Eastern Europe	4%	5%	4%

(a)	By origin of the products and services sold.
(b)	Including Mexico.

For the three months ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012, the Harsco Metals & Minerals segment’s percentage of our consolidated revenues were 64%, 67%, 47% and 46%, respectively.

Harsco Industrial

The Harsco Industrial segment consists of three businesses: Air-X-Changers, IKG and Patterson-Kelley. Approximately 93% of the segment’s revenues originated in North America for the year ended December 31, 2014. Increasingly, these three businesses are focused on international growth. The segment’s major products include air-cooled heat exchangers, industrial metal grating and boilers and water heaters. The segment’s major customers include natural gas, natural gas processing and petrochemical plants, industrial plants, non-residential, commercial and public construction and retrofit markets.

The Harsco Industrial segment has contributed an increasing proportion of our total consolidated revenues. Revenues from this segment grew at an average compound annual growth rate of 15%, from $232 million for the year ended December 31, 2010 to $413 million for the year ended December 31, 2014. The following chart sets forth the percentage of the Harsco Industrial segment’s total revenues for the LTM period by business:

Air-X-Changers is a leading supplier of custom-designed and manufactured air-cooled heat exchangers for the mid-stream natural gas, natural gas processing, refining and petrochemical industries. Its heat exchangers are the primary apparatus used to condition natural gas during recovery, compression and transportation from underground reserves through the major pipeline distribution channels. In January 2014, we acquired Hammco, a U.S. manufacturer of high specification air-cooled heat exchangers for the natural gas, refining and petrochemical processing markets, to expand the Air-X-Changers business.

IKG is a leading manufacturer of industrial metal grating products. These products include a full range of metal bar grating configurations, which are used mainly in industrial flooring, as well as safety and security applications in the energy, paper, chemical, refining and processing industries.

Patterson-Kelley is a leading manufacturer of energy-efficient heat transfer products such as boilers and water heaters for commercial and institutional applications.

For the three months ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012, the Harsco Industrial segment’s percentage of our consolidated revenues were 22%, 20%, 13% and 12%, respectively.

Harsco Rail

The Harsco Rail segment is a global manufacturer and provider of highly-engineered and customized equipment and services for the maintenance, repair and construction of railway track. The segment’s equipment and services support numerous private and government-owned railroads and urban mass transit systems worldwide.

The Harsco Rail segment has been awarded two contracts worth over $200 million from the SBB. Equipment deliveries under the SBB contracts are expected to begin in late 2015. In 2013, the Harsco Rail segment completed a large contract with the CRC. Excluding revenues from this contract, the Harsco Rail segment’s total revenues grew at an average compound annual growth rate of 5%, from $223 million for the year ended December 31, 2010 to $273 million for the year ended December 31, 2014. In the three months ended March 31, 2015, 2014 and 2013, the Harsco Rail segment’s revenues were generated in the following regions.

Percentage of Revenues(a) Region	Three Months Ended March 31, 2015	Year Ended December 31,
		2014	2013
North America	60%	51%	42%
Asia	20%	28%	24%
Europe	15%	16%	15%
Other Regions	5%	5%	19%

(a)	Based on location of the customer.

For the three months ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012, the Harsco Rail segment’s percentage of our consolidated revenues were 14%, 13%, 10% and 12%, respectively.

Competitive Strengths

We believe the following competitive strengths position us well for continued success:

Leading Market Positions with Innovative Customer Solutions

Our Metals & Minerals business is one of the world’s largest providers of on-site, outsourced services to the global metals industries. Our Metals & Minerals business provides differentiated and customized operational and technical expertise and customized customer solutions and its operations are scalable to varying business needs. Our Industrial business is a leading North American supplier of heat-exchangers to the mid-stream natural gas compression market as well as standardized and fabricated metal grating products for various industrial and commercial applications. Our scale in the Industrial business allows us to invest in disciplined and targeted research and development to drive organic growth and enhance our market position through new innovative products, such as the stainless steel SONIC commercial boiler and NURO touchpad controls systems. Our Rail business is a leading supplier of equipment, spare parts and services in North America, with a growing presence in Europe and Asia. We believe our large scale in each of the three segments has allowed us to develop superior products and services and better anticipate market changes.

Services and Products in Industries that are Fundamental to Global Growth

We are a diversified, multinational provider of industrial services and engineered products serving global industries that are fundamental to worldwide economic growth and infrastructure development. Our attractive end-markets principally include natural gas, natural gas processing, refining and petrochemical industries, steel mills, construction and rail infrastructure.

Diversity of Services and Products in Multiple Industries in Approximately 35 Countries

We provide our industrial services and engineered products to a large number of industries in approximately 35 countries, operating in all major geographic regions in the world. Within our three business segments, we have business line diversification. As a result, we are not dependent on any one product, service, industry or economy. Although our largest customer accounted for almost 10% of our total revenues for the year ended December 31, 2014 and the three months ended March 31, 2015, we have entered into multiple separate contracts with such customer and as such, are not dependent on any single contract.

Long-Term Mill Services and Minerals Supply Contracts and Rail Contracts

Our Metals & Minerals and Rail businesses provide us with a substantial base of long-term or recurring revenues. The Harsco Metals & Minerals segment’s multi-year contracts had estimated future revenues of approximately $4.5 billion at expected production levels at December 31, 2014. Approximately 21% of these revenues are expected to be recognized by December 31, 2015; approximately 42% of these revenues are expected to be recognized between January 1, 2016 and December 31, 2018; approximately 19% of these revenues are expected to be recognized between January 1, 2019 and December 31, 2021; and the remaining revenues are expected to be recognized thereafter.

In addition, in 2014, our Rail business was awarded a second contract worth over $100 million through 2017 from the SBB. This was a follow-on contract to our previously awarded contract with the SBB worth more than $100 million. The Harsco Rail segment had backlog of approximately $352 million at March 31, 2015.

Large and Scalable Manufacturing in Industrial

Our Industrial business serves broad attractive end-markets, including the natural gas and energy markets and the improving U.S. construction market. Over the past several years, our Harsco Industrial segment has gained significant market share within the $900 million North American air-cooled heat exchanger market and the $1.1 billion North American commercial boiler market. Through our acquisition of Hammco in January 2014, we bolstered our Industrial business and gained economies of scale by entering into the process cooler market. The process cooler market is an adjacency within the heat exchanger market, in which our Air-X-Changers business is a market leader for compression coolers within the mid-stream natural gas compression market. In addition, the Air-X-Changers business is in the process of consolidating operations from five different facilities into CenterPoint Industrial Park, in CenterPoint, Oklahoma, which is expected to be complete by the third quarter of 2015. The consolidation will accelerate the production cycle, and we believe it will generate workflow and material handling efficiencies, and therefore increase productivity and improve on-time delivery. CenterPoint is also designed for scalability, allowing us to add additional capacity as necessary to meet increase production requirements.

Valuable Investment in Brand JV

The Brand JV, in which we own a 29% equity interest, is a premier provider of integrated specialty services to global energy, industrial and infrastructure markets. The Infrastructure Transaction allowed us to diversify and strengthen our infrastructure business by combining our Infrastructure business with Brand Energy & Infrastructure Services, Inc. to form the Brand JV, a much larger global business with more than $3 billion in revenues. This investment allows us to benefit from the revenue and cost synergies of the business integration, provides us with an improved competitive position and significant growth opportunities within the energy and construction sectors, as well as a cyclical recovery in the relevant markets. We believe our equity stake in the Brand JV will contribute positively to our results in the next few years and will ultimately provide us with substantial future exit proceeds.

Seasoned Management Team

Our senior management team has extensive operational and financial experience with Harsco and a number of other industrial companies. Nicholas Grasberger, our President and Chief Executive Officer since July 2014, was previously our Chief Operating Officer and Chief Financial Officer and had held operating and financial positions with Fenner plc and Armstrong World Industries prior to joining Harsco. Peter F. Minan, our Chief Financial Officer since November 2014, has approximately 30 years of global financial management experience, spending most of his career with KPMG as global lead partner for several multi-national companies and as National Managing Partner for the U.S. Audit practice. Richard Lundgren, who joined the Company in 2014 as head of Harsco Metals & Minerals, previously held senior management positions with Shale-Inland Holdings and Tyco Thermal Controls. Scott Jacoby, the President of Harsco Rail, has been with the Company for approximately 20 years and has spent the past seven years leading the growth of Rail, while Scott Gerson, who joined Harsco in 2005, has been the President of Harsco Industrial since 2010. Tracey McKenzie, our Senior Vice President and Chief Human Resources Officer since September 2014, previously served as Global Human Resources Vice President for JLG Industries, a company within the manufacturing sector for advanced aerial lift systems. Russell Hochman, our Senior Vice President and General Counsel, Chief Compliance Officer and Corporate Secretary, has 25 years of experience in the legal industry and, prior to joining the Company in 2013, served as Vice President and Deputy General Counsel at Pitney Bowes Inc. and was associated with the law firm of Kelley Drye & Warren LLP.

Our Strategy

We intend to grow our business and increase our returns through the following strategic and operational strategies:

Continue to Expand Overseas in Targeted Growth Markets

We remain focused on expansion in international markets as a key driver of growth on both an organic and acquired basis and further improvement in the balance of our geographic footprint. In particular, in Metals & Minerals, we are focused on steady, targeted expansion, particularly in China and India where customers value our environmental solutions to further complement our already strong presence throughout Europe and North America. In Rail, we will focus on developing a larger presence in Europe, India and China by increasing our participation in large tenders as track construction and maintenance needs in those countries grow. We successfully completed a large contract with the CRC in 2013 and we now have been awarded two contracts worth over $200 million from the federal railway system of Switzerland. Equipment deliveries under the SBB contracts are expected to begin in late 2015. Additionally, the $6 billion global market for maintenance of way equipment remains active, and we plan to participate in a number of sizable tenders in international markets in the future.

Continue to Expand Through Disciplined Organic Growth and Strategic Acquisitions

We will continue to focus on expanding through disciplined organic growth and select acquisitions that will improve our competitive positions in core markets or adjacent market spaces, especially in the Harsco Industrial and Harsco Rail segments, which are less capital intensive. Our Industrial and Rail businesses generally only require capital expenditures of approximately 2% and 1%, respectively, of our revenues each year. Within our Rail segment, we intend to leverage our large installed customer base and increase our product offerings to continue to drive organic growth in the higher margin after-market parts business, in which revenues grew at an average compound annual growth rate of 11% from 2010 to 2014. In addition, we will target acquisitive growth, such as the Hammco acquisition within our Industrial segment and our recent bolt-on acquisition of Protran within our Rail segment, that provides synergistic benefits to us, either through cost synergies from combined platforms or revenue synergies from expanded offerings and scalability. Similarly, given our position within the fragmented Rail industry, we believe that, in addition to organic growth, we will be able to pursue strategic acquisitions or partnerships that will increase our global scale, broaden our production capabilities, accelerate our growth in the after-market parts business and provide us with new technology solutions.

Continue Our Focus on Increasing Long-Term Profitability and Returns in Metals & Minerals

We are focused on increasing our long-term profitability in the Harsco Metals & Mineral segment through the execution of Project Orion. Project Orion is aimed at driving operational efficiencies through simplifying this segment’s business model, establishing necessary protocols to facilitate better contract outcomes and improving the mix of its products and services with higher value added offerings. We believe these changes will improve our return on capital and deliver a higher and more consistent level of service to customers, in addition to providing us with annual recurring benefits from compensation and other operational savings. We incurred $12.0 million in charges related to phases one and two of Project Orion during 2014. As a result of actions initiated under phase one of Project Orion during 2014, we realized compensation savings of approximately $6 million for the full year ended December 31, 2014. We estimate that total ongoing annual benefits from compensation and other operational savings that were already implemented under phases one and two of Project Orion are approximately $29 million to date, and expect annual recurring benefits to be approximately $37 million upon completion of all phases of Project Orion.

Continue to Focus on Return Based Capital Allocations and Business Portfolio Strategies

Through a disciplined focus on free cash flow, return based capital allocations and business portfolio strategies, we expect our transformation process will enable us to generate returns above our cost of capital with a balanced business portfolio and disciplined financial profile. We have instituted systems and processes which allow us to rigorously track performances across global sites and across more than 40 service offerings, which we believe will help improve our return on invested capital. In addition, we will continue to focus on the effective and efficient use of working capital, primarily in the form of inventory reduction in all businesses as well as improvements in receivables collection in the Metals and Minerals business. We will also strive to optimize our debt levels to maintain strong credit metrics.

Continue to Focus on Cost Reduction and Efficiency Initiatives

We have implemented initiatives to reduce costs and increase efficiencies without diminishing our services and products capabilities, which we refer to collectively as Continuous Improvement. We intend to continue to pursue our Continuous Improvement initiatives, which have significantly reduced, and are expected to continue to reduce, our cost structure. In particular, we will focus on developing an active, lean corporate center that optimizes corporate costs while continuing to focus on developing value added activities. We have implemented elements of our Continuous Improvement initiatives within Metals & Minerals that focus on streamlining our Metals & Minerals operations by standardizing maintenance and operating practices as well as introducing rigorous analytics into the contract management and underwriting process. The deployment of these standardized processes ensures that best practices are implemented and that our service levels continually improve.

Products and Services

Our products and services are generated through a number of product groups, which include: (1) outsourced, on-site services of material logistics, product quality improvement and resource recovery for iron, steel and metals manufacturing; as well as value added environmental solutions for industrial co-products, (2) engineered scaffolding, concrete forming and shoring, and other access-related services, rentals and sales, (3) air-cooled heat exchangers, industrial grating products, and heat transfer products and (4) railway track maintenance services and equipment. They are more fully discussed in Note 17, Information by Segment and Geographic Area, to the audited consolidated financial statements included elsewhere in this prospectus supplement. The product groups that contributed 10% or more as a percentage of consolidated revenues in any of the last three fiscal years are set forth in the following table:

Product Group	Percentage of Consolidated Revenues
	2012	2013	2014	2015
Outsourced, on-site services of material logistics, product quality improvement and resource recovery for iron, steel and metals manufacturing; as well as value added environmental solutions for industrial co-products	46%	47%	67%	64%
Air-cooled heat exchangers, industrial grating products, and heat transfer products	12%	13%	20%	22%
Railway track maintenance services and equipment	11%	10%	13%	14%
Engineered scaffolding, concrete forming and shoring, and other access-related services, rentals and sales(a)	31%	30%	—%	—%

(a)	The Engineered scaffolding, concrete forming and shoring, and other access-related services, rentals and sales product group is associated with the Harsco Infrastructure segment which was disposed of as part of the Infrastructure Transaction. See Note 4, Acquisitions and Dispositions, to the audited consolidated financial statements included elsewhere in this prospectus supplement for additional information on the Infrastructure Transaction.

Brand JV

The Brand JV is a leading provider of integrated specialty services to the global energy, industrial and infrastructure markets, with a steady stream of recurring revenue. Its extensive portfolio of specialized industrial service offerings include scaffolding, coatings, insulation, refractory, formwork and shoring, specialty mechanical services, cathodic protection and other related crafts. In North America, the Brand JV operates in the Upstream, Midstream and Downstream Oil & Gas, Power Generation, Industrial and Infrastructure market segments. We expect the Brand JV to continue to grow its business both through acquisitions and organically.

We have entered into an investor rights agreement with CD&R with respect to the Brand JV, which contains agreements among the parties with respect to the election of directors, restrictions on the transfer of shares, right of first offer, tag-along rights, drag-along rights and equity purchase rights. The investor rights agreement also provides the parties with “demand” registration rights and piggyback rights. Under the investor rights agreement, we have the right to designate two board members of the Brand JV, subject to a minimum shareholding threshold.

The following charts set forth the percentage of Brand JV’s total revenues for the year ended December 31, 2014 by market segment and region:

Products or Segments in Development

New products and services are added from time to time; however, for the three months ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012 none required the investment of a material amount of our assets.

Customers

No single customer provided in excess of 10% of our consolidated revenues for the three months ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012.

For the three months ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012, the Harsco Metals & Minerals segment had two customers that each provided in excess of 10% of this segment’s revenues under multiple long-term contracts at several mill sites. See “Risk Factors—Risks Related to Our Business—Increased customer concentration and related credit and commercial risks may adversely impact our future earnings and cash flows” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Policies—Notes and Accounts Receivable.”

For the three months ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012, the Harsco Industrial segment had one customer that provided in excess of 10% of the segment’s revenues.

For the three months ended March 31, 2015 and the year ended December 31, 2013, the Harsco Rail segment had two customers, and for the year ended December 31, 2014 and 2012 one customer, that provided in excess of 10% of the segment’s revenues.

The loss of any of these customers would not have a material adverse impact on our financial positions or cash flows; however, it could have a material effect on quarterly or annual results of operations.

Sales and Marketing

We generally enter into contracts with our customers in our Metals & Minerals segment and generally rely on purchase orders in our Industrial segment. In our Rail segment we generally rely on contracts for service and equipment sales and purchase orders for parts sales.

Our sales and marketing strategy differs depending on the segment, geographic region, customer and product. Within our Metals & Minerals segment, we distribute our BLACK BEAUTY abrasives and agriculture fertilizers primarily through resellers and direct sales, while other construction-related products are sold directly to our customers. Within our Industrial segment, we market and distribute our IKG and Air-X-Changers products through both direct sales employees and third-party sales representatives, while our Industrial Patterson-Kelley products are sold through third-party sales representatives who are assigned geographic regions and are supported by our regional sales manager employees. We market our products in our Rail segment primarily through direct sales employees and we also contract third-party marketing agents, especially in more remote locations. Our Rail segment also provides aftermarket support internationally. Our global sales and marketing organization and our relationships with our various third-party marketing and distributor partners provides us with broad geographic coverage in regions where our products are sold.

Our direct sales force is compensated either through base salaries only or a combination of base salaries and individual and company-based performance bonuses. Our independent third-party sales representatives are typically compensated with commissions and individual-based performance bonuses. Our compensation programs are designed to balance rewarding performance, incentivizing the desired sales behaviors to align with our corporate strategy, while efficiently and effectively servicing our customers.

We also market our services and products through targeted advertising, social media, focused email distributions and our company and product websites, depending on the product and the segment. In addition to print and online publications and advertisements, we also attend international and regional trade shows.

Suppliers and Materials

The manufacturing requirements of our operations are such that no unusual sources of supply for raw materials are required. The raw materials we use for our product manufacturing principally include steel and, to a lesser extent, aluminum, which are usually readily available. Additionally, the profitability of our manufactured products is affected by changing purchase prices of steel and other materials and commodities.

Research and Development

Our expense for research and development activities was $0.9 million, $5.5 million, $10.2 million and $9.4 million for the three months ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012, respectively. This excludes technology development and engineering costs classified in cost of services and products sold or selling, general and administrative expense. For additional information regarding research and development activities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Research and Development.”

Seasonality

We furnish products within the Harsco Industrial segment that are seasonal in nature. As a result, our revenues and results of operations for the first quarter ending March 31 are normally lower than the second and third quarters. Additionally, we have historically generated the majority of cash flows in the second half of the year. This is a result of normally higher income during the latter part of the year. Our historical revenue patterns and cash provided by operating activities are as follows:

Historical Pattern of Revenue from Continuing Operations

(in millions)	2010	2011	2012	2013	2014	2015
First quarter	$742.2	$778.2	$752.3	$715.4	$512.5	$451.6
Second quarter	786.1	874.6	770.6	759.6	535.3
Third quarter	751.3	855.5	756.8	739.9	526.4
Fourth quarter	756.6	796.9	766.3	681.1	492.1

Totals	$3,036.2	$3,305.2	$3,046.0	$2,896.0	$2,066.3

Historical Pattern of Cash Provided (Used) by Operations

(in millions)	2010	2011		2012	2013		2014	2015
First quarter	$30.1	$13.1		$(1.4)	$3.0		$27.5	$10.5
Second quarter	95.6	53.7		37.1	53.0		47.8
Third quarter	110.3	123.2		75.5	107.7		110.0
Fourth quarter	165.4	108.7		87.4	23.9		41.4

Totals	$401.4	$298.8	(a)	$198.6	$187.7	(a)	$226.7

(a)	Does not total due to rounding.

Competition

Our competitive environment is complex because of the wide diversity of services and products provided and the global breadth and depth of markets served. No single service provider or manufacturer competes with us with respect to all services provided or products manufactured and sold. In general, on a global basis, our segments are among the market leaders in their respective sectors and compete with a range of global, regional and local businesses of varying size and scope.

Harsco Metals & Minerals Segment

As one of the world’s largest providers of on-site, outsourced services to the global metals industries, this segment provides outsourced on-site services to the global metals industries in approximately 35 countries, with the largest operations focused on the United States, the United Kingdom and Brazil. Its key competitive factors are innovative resource recovery solutions, significant industry experience, technology, safety performance, service and value. This segment competes principally with a number of privately-held businesses for services outsourced by customers. Additionally, due to the nature of this segment’s services, it encounters a certain degree of “competition” from potential new customers’ desire to perform similar services themselves instead of using an outsourced solution.

Harsco Industrial Segment

This segment includes manufacturing businesses located principally in the United States with an increasing focus on international growth. Key competitive factors include quality, value, technology and energy-efficiency. Its primary competitors are U.S.-based manufacturers of similar products.

Harsco Rail Segment

This segment manufactures and sells highly-engineered railway track maintenance equipment produced primarily in the United States for customers throughout the world. Additionally, this segment provides railway track maintenance services principally in the United States and the United Kingdom. This segment’s key competitive factors are quality, technology, customer service and value. Primary competitors for both products and services are privately-held global businesses as well as certain regional competitors.

Backlog

At March 31, 2015 and December 31, 2014, our metals services contracts had estimated future revenues of $4.2 billion and $4.5 billion, respectively, at expected production levels, compared with $5.4 billion at December 31, 2013. This decrease in the three months ended March 31, 2015 compared to the year ended December 31, 2014 is primarily due to the impact of foreign currency translation. The decrease in 2014 compared to 2013 is primarily due to exited contracts associated with strategic actions from Project Orion related to the focus on underperforming contracts and foreign currency translation. In addition, at March 31, 2015 and

December 31, 2014, we had an estimated order backlog of $122.9 million and $146.9 million in the Harsco Industrial segment, respectively, compared with $83.9 million at December 31, 2013. This decrease in the three months ended March 31, 2015 compared to the year ended December 31, 2014 is primarily due to current challenges in the energy markets. The increase in 2014 compared to 2013 is primarily due to bookings during the second-half of 2014 in the air-cooled heat exchangers business and the acquisition of Hammco in January 2014. At March 31, 2015, the Harsco Rail segment had an estimated order backlog of $352.3 million, which remained consistent compared to $348.8 million at December 31, 2014. Estimated order backlog for the Harsco Rail segment at December 31, 2014 increased significantly compared with $229.4 million at December 31, 2013, primarily due to an additional contract award worth over $100 million through 2017 from the SBB, partially offset by shipments during 2014.

At March 31, 2015 and December 31, 2014, $215.3 million and $190.1 million, or 45% and 38%, respectively of our manufactured products order backlog is not expected to be filled in 2015. The majority of this backlog is expected to be filled in 2016 and the remainder in 2017. This is exclusive of long-term metals industry services contracts, roofing granules and industrial abrasives products, and minerals and metal recovery technologies services.

Parts of Business Subject to Renegotiation of Profits or Termination of Contract at the Election of the Government

At March 31, 2015, we had no material contracts that were subject to renegotiation of profits or termination at the election of the United States Government.

Financial Information about Geographic Areas

For the three months ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012, sales originating in the United States contributed total revenues of $0.2 billion, $0.9 billion, $1.0 billion and $1.1 billion, equal to approximately 44%, 43%, 35% and 36% of total revenues, respectively. Our sales in euro-currency countries contributed total revenues of $0.1 billion, $0.4 billion, $0.7 billion and $0.8 billion, for the three months ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012, equal to approximately 16%, 17%, 25% and 25% of total revenues, respectively. The decrease in revenue from euro-currency countries in 2014 is primarily due to the Infrastructure Transaction. Sales in the United Kingdom contributed total revenues of $0.1 billion, $0.3 billion, $0.4 billion and $0.3 billion for the three months ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012, equal to approximately 13%, 12%, 12% and 11% of total revenues, respectively. There were no significant inter-segment revenues.

Financial information concerning international and domestic operations is included in Note 17, Information by Segment and Geographic Area, to the audited consolidated financial statements included elsewhere in this prospectus supplement.

Working Capital Requirements

Our practices relating to working capital are similar to those of other industrial service providers or manufacturers servicing both domestic and international industrial customers and commercial markets. These practices include the following:

•

Standard accounts receivable payment terms of 30 to 60 days, with progress or advance payments required for certain long-lead-time or large orders. Payment terms are slightly longer in certain international markets.

•	Standard accounts payable payment terms of 30 to 90 days.

•

Inventories are maintained in sufficient quantities to meet forecasted demand. Due to the time required to manufacture certain railway track maintenance equipment to customer specifications, inventory levels of this business tend to increase for an extended period of time during the production phase and decline when the equipment is sold.

Patents and Trademarks

While we have a number of trademarks, patents and patent applications, we do not consider that any material part of our business is dependent upon them.

Employees

At December 31, 2014, we had approximately 12,200 employees.

Properties

Our operations are conducted at both owned and leased properties in domestic and international locations. Our executive offices are located at 350 Poplar Church Road, Camp Hill, Pennsylvania 17011 and are owned.

The Harsco Metals business, which is part of the Harsco Metals & Minerals segment, principally operates on customer-owned sites and has administrative offices in Camp Hill, Pennsylvania, and Leatherhead, United Kingdom. See our Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement, for a list of the principal properties we own or lease. We consider all of our properties at which operations are currently performed to be in satisfactory condition and suitable for their intended use.

Government Regulation

We have become subject to, as have others, stringent air and water quality control legislation. In general, we have not experienced substantial difficulty complying with these environmental regulations, and do not anticipate making in the near future any material capital expenditures for environmental control facilities. While we expect that environmental regulations may expand, and that our expenditures for air and water quality control will continue, we cannot predict the effect on our business of such expanded regulations. For additional information regarding environmental matters see Note 13, Commitments and Contingencies, to the audited consolidated financial statements included elsewhere in this prospectus supplement.

Legal Proceedings

Environmental

We are involved in a number of environmental remediation investigations and cleanups and, along with other companies, have been identified as a “potentially responsible party” for certain waste disposal sites. While each of these matters is subject to various uncertainties, it is probable that we will agree to make payments toward funding certain of these activities and it is possible that some of these matters will be decided unfavorably to us. We have evaluated our potential liability, and our financial exposure is dependent upon such factors as the continuing evolution of environmental laws and regulatory requirements, the availability and application of technology, the allocation of cost among potentially responsible parties, the years of remedial activity required and the remediation methods selected. The consolidated balance sheets at March 31, 2015 and December 31, 2014 and 2013 include accruals in Other current liabilities of $1.2 million, $1.2 million and $1.2 million, respectively, for environmental matters. The amounts charged against pre-tax income related to environmental matters totaled $0.2 million, $1.9 million, $1.7 million and $1.2 million for the three months ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012, respectively.

We evaluate our liability for future environmental remediation costs on a quarterly basis. Although actual costs to be incurred at identified sites in future periods may vary from the estimates (given inherent uncertainties in evaluating environmental exposures), we do not expect that any costs that are reasonably possible to be incurred by us in the near future in connection with environmental matters in excess of the amounts accrued would have a material adverse effect on our financial condition, results of operations or cash flows.

Brazilian Tax Disputes

We are involved in a number of tax disputes with federal, state and municipal tax authorities in Brazil. These disputes are at various stages of the legal process, including the administrative review phase and the collection action phase, and include assessments of fixed amounts of principal and penalties, plus interest charges that increase at statutorily determined amounts per month and are assessed on the aggregate amount of the principal and penalties. In addition, the losing party at the collection action or court of appeals phase could be subject to a charge to cover statutorily mandated legal fees, which are generally calculated as a percentage of the total assessed amounts due, inclusive of penalty and interest. A large number of the claims relate to value-added (“ICMS”), services and social security (“INSS”) tax disputes. The largest proportion of the assessed amounts relate to ICMS claims filed by the State Revenue Authorities from the State of São Paulo, Brazil (the “SPRA”), encompassing the period from January 2002 to May 2005.

In October 2009, we received notification of the SPRA’s final administrative decision regarding the levying of ICMS in the State of São Paulo in relation to services provided to a customer in the State between January 2004 and May 2005. As of March 31, 2015, the principal amount of the tax assessment from the SPRA with regard to this case is approximately $2 million, with penalty, interest and fees assessed to date increasing such amount by an additional $21 million. Any change in the aggregate amount since our last Annual Report on Form 10-K is due to an increase in assessed interest and statutorily mandated legal fees for the year, as well as foreign currency translation.

Another ICMS tax case involving the SPRA refers to the tax period from January 2002 to December 2003, and is still pending at the administrative phase, where the aggregate amount assessed by the tax authorities in August 2005 was $7.8 million (the amounts with regard to this claim are valued as of the date of the assessment since it has not yet reached the collection phase), composed of a principal amount of $1.8 million, with penalty and interest assessed through that date increasing such amount by an additional $6.0 million. All such amounts include the effect of foreign currency translation.

We continue to believe that it is not probable that we will incur a loss for these assessments by the SPRA. We also continue to believe that sufficient coverage for these claims exists as a result of our customer’s indemnification obligations and such customer’s pledge of assets in connection with the October 2009 notice, as required by Brazilian procedure.

We intend to continue our practice of vigorously defending ourselves against these tax claims under various alternatives, including judicial appeal. We will continue to evaluate our potential liability with regard to these claims on a quarterly basis; however, it is not possible to predict the ultimate outcome of these tax-related disputes in Brazil. No loss provision has been recorded in our consolidated financial statements for the disputes described above because the loss contingency is not deemed probable, and we do not expect that any costs that are reasonably possible to be incurred by us in connection with Brazilian tax disputes would have a material adverse effect on our financial condition, results of operations or cash flows.

Brazilian Labor Disputes

We are subject to collective bargaining and individual labor claims in Brazil through the Harsco Metals & Minerals segment which allege, among other things, our failure to pay required amounts for overtime and vacation at certain sites. We do not believe these claims to have merit and are vigorously defending ourselves against these claims; however, litigation is inherently unpredictable, particularly in foreign jurisdictions. While we do not currently expect that the ultimate resolution of these claims will have a material adverse effect on our financial condition, results of operations or cash flows, it is not possible to predict the ultimate outcome of these labor-related disputes.

We are continuing to review all known labor claims and as of March 31, 2015 and December 31, 2014 and 2013, we have established reserves of $7.1 million, $8.6 million and $5.5 million, respectively, on our consolidated balance sheets for amounts considered to be probable and estimable. There can be no assurances that we will not conclude that it is necessary to increase the reserves relating to the claims, or take other actions as we continue to evaluate the potential liability with regard to these claims and take actions to address them, the amount of established reserves may be impacted.

Customer Disputes

We, through our Metals & Minerals segment, provides services through long-term service contracts on a number of sites worldwide. A subcontractor at the site of a large customer has filed for arbitration against us, claiming that it is owed monetary damages from us in connection with its processing certain materials. We dispute that we are responsible for such alleged damages and intend to vigorously defend ourselves against this claim. In addition, we have impleaded our customer—which we believe has responsibility for any damages—into our arbitration with the subcontractor. We have concluded that a loss contingency is neither probable nor estimable and, therefore have not made any provision for any potential loss in our consolidated financial statements. Moreover, based on the information currently available to us, we do not expect that the ultimate resolution of this arbitration will have a material adverse effect on our financial condition, results of operations or cash flows.

We, through our Metals & Minerals segment, may, in the normal of business, become involved in commercial disputes with other subcontractors or customers. Although results of operations and cash flows for a given period could be adversely affected by a negative outcome in these or other lawsuits, claims and proceedings, management believes that the ultimate outcome of these matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

Other

We are named as one of many defendants (approximately 90 or more in most cases) in legal actions in the United States alleging personal injury from exposure to airborne asbestos over the past several decades. In their suits, the plaintiffs have named as defendants, among others, many manufacturers, distributors and installers of numerous types of equipment or products that allegedly contained asbestos.

We believe that the claims against us are without merit. We have never been a producer, manufacturer or processor of asbestos fibers. Any asbestos-containing part of a product of ours used in the past was purchased from a supplier and the asbestos encapsulated in other materials such that airborne exposure, if it occurred, was not harmful and is not associated with the types of injuries alleged in the pending actions.

At March 31, 2015, there were 17,266 pending asbestos personal injury actions filed against us. Of those actions, 16,939 were filed in the New York Supreme Court (New York County), 126 were filed in other New York State Supreme Court Counties and 201 were filed in courts located in other states.

The complaints in most of those actions generally follow a form that contains a standard damages demand of $20 million or $25 million, regardless of the individual plaintiff’s alleged medical condition, and without identifying any specific product of ours.

At March 31, 2015, 16,816 of the actions filed in New York Supreme Court (New York County) were on the Deferred/Inactive Docket created by the court in December 2002 for all pending and future asbestos actions filed by persons who cannot demonstrate that they have a malignant condition or discernible physical impairment. The remaining 123 cases in New York County are pending on the Active or In Extremis Docket created for plaintiffs who can demonstrate a malignant condition or physical impairment.

We have liability insurance coverage under various primary and excess policies that we believe will be available, if necessary, to substantially cover any liability that might ultimately be incurred in the asbestos actions referred to above. We believe that a substantial portion of the costs and expenses of the asbestos actions will be paid by our insurers.

In view of the persistence of asbestos litigation in the United States, we expect to continue to receive additional claims in the future. We intend to continue our practice of vigorously defending these claims and cases. At March 31, 2015, we have obtained dismissal in 27,621 cases by stipulation or summary judgment prior to trial.

It is not possible to predict the ultimate outcome of asbestos-related actions in the United States due to the unpredictable nature of this litigation, and no loss provision has been recorded in our consolidated financial statements because a loss contingency is not deemed probable or estimable. Despite this uncertainty, and although results of operations and cash flows for a given period could be adversely affected by asbestos-related actions, we do not expect that any costs that are reasonably possible to be incurred by us in connection with asbestos litigation would have a material adverse effect on our financial condition, results of operations or cash flows.

We are subject to various other claims and legal proceedings covering a wide range of matters that arose in the ordinary course of business. In the opinion of management, all such matters are adequately covered by insurance or by established reserves, and, if not so covered, are without merit or are of such kind, or involve such amounts, as would not have a material adverse effect on our financial position, results of operations or cash flows.

Insurance liabilities are recorded when it is probable that a liability has been incurred for a particular event and the amount of loss associated with the event can be reasonably estimated. Insurance reserves have been estimated based primarily upon actuarial calculations and reflect the undiscounted estimated liabilities for ultimate losses, including claims incurred but not reported. Inherent in these estimates are assumptions that are based on our history of claims and losses, a detailed analysis of existing claims with respect to potential value, and current legal and legislative trends. If actual claims differ from those projected by management, changes (either increases or decreases) to insurance reserves may be required and would be recorded through income in the period the change was determined. When a recognized liability is covered by third-party insurance, we record an insurance claim receivable to reflect the covered liability. Insurance claim receivables are included in Other receivables on our consolidated balance sheets. See Note 1, Summary of Significant Accounting Policies, to the audited consolidated financial statements included elsewhere in this prospectus supplement for additional information on Accrued Insurance and Loss Reserves.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

Overview

On March 2, 2012, the Company entered into an amended and restated credit agreement with Citibank, N.A., as the administrative agent and the lenders and agents from time to time party thereto. The credit agreement was amended on September 12, 2013, December 20, 2013 and March 27, 2015.

The credit agreement provides us with a revolving credit facility of up to $500.0 million in the aggregate, which amount can be increased up to $550.0 million with the consent of the increasing lenders, maturing on March 2, 2017. The maturity date will automatically be extended to June 2, 2019 if certain conditions are satisfied, including the receipt by us of gross proceeds from the issuance of new senior unsecured notes of not less than $250.0 million in aggregate principal amount and the repayment in full of the 2015 Notes. Borrowings under the revolving credit facility are senior unsecured obligations of ours and are not guaranteed by any of our subsidiaries. As of March 31, 2015, there were $147.0 million of outstanding borrowings under the revolving credit facility.

Interest Rate and Fees

Borrowings under the revolving credit facility can be made in U.S. dollars, Euros or Sterling.

Borrowings under the revolving credit facility bear interest at a rate per annum equal to an applicable margin based upon a leverage-based pricing grid, plus, at our option, either (1) a base rate determined by reference to the highest of (a) the Federal Funds rate plus 0.50%, (b) the prime rate of Citibank, N.A., (c) the LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00%, (2) for loans in U.S. dollars or Sterling, a LIBOR rate determined by reference to the published LIBOR rate for the currency in which such borrowing is denominated for the interest period relevant to such borrowing adjusted for certain additional costs or (3) for loans in Euros, a EURIBOR rate determined by reference to the published EURIBOR rate for the interest period relevant to such borrowing adjusted for certain additional costs. In addition, we can request loans under a competitive bid process, pursuant to which lenders under our revolving credit facility may bid to provide us with such loans at interest rates with competitive margins that may differ from the applicable margins set forth in the credit agreement. We may in our sole and absolute discretion reject or accept any such competitive bid. As of March 31, 2015, the applicable margin for borrowings under the revolving credit facility is 2.00% with respect to LIBOR borrowings, 2.00% with respect to EURIBOR borrowings and 1.00% with respect to base-rate borrowings.

As of March 31, 2015, the weighted average interest rate on the outstanding borrowings under the revolving credit facility was 2.36%.

Interest on borrowings under our revolving credit facility is payable in arrears (1) on the last day of each interest period applicable to the borrowing, (2) with respect to (i) a borrowing bearing an interest rate determined by reference to the LIBOR rate or the EURIBOR rate with an interest period of more than three months or (ii) a fixed rate borrowing with an interest period of more than 90 days’, each day that would have been an interest payment date had successive interest periods of three months’ or 90 days’, as the case may be, been applicable to such borrowing and (3) any date on which such borrowing is prepaid. In addition, we are required to pay a commitment fee on any unutilized commitments under the revolving credit facility. The commitment fee rate as of March 31, 2015 was 0.35% and is subject to adjustment based upon a leverage-based pricing grid.

Prepayments

We may voluntarily repay outstanding loans (other than competitive borrowings) under our revolving credit facility at any time without premium or penalty. We may not prepay any competitive borrowings.

Certain Covenants and Events of Default

The credit agreement contains a number of covenants that, among other things, restrict the ability of the borrower to (subject to certain exceptions):

•	create liens on assets;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell assets;

•	permit its subsidiaries from incurring indebtedness in excess of 10% of consolidated tangible assets;

•	engage in certain transactions with affiliates;

•	change its lines of business; and

•	use the proceeds of the revolving credit facility in violation of sanctions or anti-corruption laws.

The credit agreement also contains certain customary affirmative covenants and events of default (including change of control). In addition, the credit agreement includes financial maintenance covenants that require compliance with a maximum net leverage ratio of 3.75 to 1.0 prior to March 31, 2016 and 3.5 to 1.0 thereafter, as well as a minimum ratio of consolidated EBITDA to consolidated interest charges of 3.0 to 1.0. We believe we were in compliance with the financial maintenance covenants in the credit agreement as of March 31, 2015.

2.700% Senior Notes due 2015

On September 15, 2010, the Company issued $250 million aggregate principal amount of the 2015 Notes. The 2015 Notes are governed by an indenture, dated as of September 20, 2010, as supplemented by the first supplemental indenture, dated September 20, 2010, between the Company and Wells Fargo Bank, National Association, as trustee. The 2015 Notes are senior unsecured obligations of the Company and are not guaranteed by any of the Company’s subsidiaries. Interest on the 2015 Notes are payable semi-annually in arrears on April 15 and October 15 of each year.

On June 1, 2015, we commenced a tender offer to purchase for cash any and all of our outstanding 2015 Notes at a purchase price of $1,006.25 per $1,000 principal amount, plus accrued and unpaid interest, to, but excluding, the settlement date. The consummation of the tender offer is conditioned upon the satisfaction of certain conditions set forth in the Offer to Purchase, including the closing of this offering of the Notes. See “Summary—Recent Developments.”

5.75% Senior Notes due 2018

On May 12, 2008, the Company issued $450 million aggregate principal amount of 2018 Notes. The 2018 Notes are governed by an indenture, dated as of May 15, 2008, as supplemented by as supplemented by the first supplemental indenture, dated May 15, 2008, between the Company and The Bank of New York, as trustee. The 2018 Notes are senior unsecured obligations of the Company and are not guaranteed by any of the Company’s subsidiaries. Interest on the 2018 Notes are payable semi-annually in arrears on May 15 and November 15 of each year.

Other Debt

In addition, the Company and its subsidiaries are party to certain other bank credit facilities that are available for drawings outside of the United States. From time to time, the Company and its subsidiaries also enter into capital leases.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements, and to the extent inconsistent, replaces the description in the accompanying prospectus of the general terms and provisions of the debt securities to which description reference is hereby made. Unless the context otherwise requires, references to “we,” “our,” “us” and the “Company” in the following description refer to Harsco Corporation (and any successor thereto) and not to any of its subsidiaries. Capitalized terms defined in the accompanying prospectus and not defined herein are used herein as therein defined.

General

The aggregate principal amount of the notes is $250,000,000. The notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on                     , 2020. The notes will bear interest at the rate of     % per annum from                     , 2015.

Interest on the notes will be payable semi-annually in arrears on              and              of each year, beginning on                     , 2015 to the persons in whose names the respective notes are registered at the close of business on the              and              preceding the respective interest payment dates. If any payment date is not a business day, then payment will be made on the next business day, but without any additional interest or other amount. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

The notes will be the Company’s senior obligations and will rank equally and ratably with all of its existing and future unsecured senior indebtedness and rank senior to any of its subordinated indebtedness. The notes will be effectively junior to any of the Company’s secured indebtedness to the extent of the value of the collateral securing such indebtedness. The notes will not be guaranteed by any of the Company’s subsidiaries and will be structurally subordinated to any indebtedness and other liabilities of the Company’s subsidiaries.

The notes will not be subject to any sinking fund.

The notes will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-Entry Procedures” in this prospectus supplement. The notes will be issued in U.S. dollars and only in minimum denominations of $2,000, and integral multiples of $1,000 in excess of $2,000.

The notes will constitute a series of debt securities to be issued under a base indenture between the Company and Wells Fargo Bank, National Association, as trustee, the terms of which are described in the accompanying prospectus, as supplemented by a supplemental indenture, the terms of which are described in this prospectus supplement.

Further Issuances

The Company may from time to time, without notice to or consent of the holders of the notes, create and issue additional notes in an unlimited aggregate principal amount ranking equally and ratably with the notes in all respects (or in all respects except for the issue price, interest accrued prior to the issue date of such additional notes or except, in some cases, for the first payment of interest following the issue date of such additional notes). The additional notes shall be consolidated and form a single series with the notes of such series and will have the same terms as to status, redemption or otherwise as the notes, provided, however, that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

Same-Day Settlement and Payment

The notes will trade in the same-day funds settlement system of the Depository Trust Company, or DTC, until maturity or until the Company issues the notes in definitive form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. The Company can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Optional Redemption

At any time and from time to time on or after                     , 2017, the Company may redeem the notes (including any additional notes), in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant regular record date to receive the interest due on the corresponding interest payment date).

12-month period commencing on in year	Percentage
2017		%
2018		%
2019 and thereafter	100%

At any time and from time to time prior to                     , 2017, the Company may redeem the notes (including any additional notes), in whole or in part, at a redemption price equal to the greater of:

(i) 100% of the principal amount of the notes to be redeemed; and

(ii) the sum of the present value at such redemption date of the redemption price of such notes on                     , 2017 (as stated in the table immediately above) plus all required interest payments due on such notes to but excluding                     , 2017 (excluding accrued but unpaid interest, if any, to the redemption date), discounted on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate as defined below plus 50 basis points, plus accrued interest thereon to the redemption date.

Notice of any redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. Notice of any redemption of the notes may, at the Company’s discretion, be subject to one or more conditions precedent.

Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the trustee by a method that the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

For purposes of the optional redemption provisions of the notes, the following terms will be applicable:

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount equal to the Comparable Treasury Price for such redemption date).

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity most nearly equal to the period from the redemption date to                     , 2017; provided that if the period from the redemption date to                     , 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Comparable Treasury Price” means, with respect to any redemption date:

(i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations;

(ii) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations; or

(iii) if only one Reference Dealer Quotation is received, such quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers that the Company appoints.

“Reference Treasury Dealer” means:

(i) Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc. and J.P. Morgan Securities LLC and their successors, provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer; and

(ii) any other Primary Treasury Dealers appointed by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

Change of Control Offer

If a change of control triggering event occurs, unless the Company has exercised its option to redeem the notes as described above, the Company will be required to make an offer (a “change of control offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in the notes. In a change of control offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the date of repurchase (a “change of control payment”). Within 30 days following any change of control triggering event or, at the Company’s option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase such notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “change of control payment date”). The notice will, if mailed prior to the date of consummation of the change of control, state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to the applicable change of control payment date specified in the notice.

On each change of control payment date, the Company will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the applicable change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered pursuant to the applicable change of control offer; and

•	deliver or cause to be delivered to the trustee an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

The Company will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, the Company will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the change of control offer provisions of the notes by virtue of any such conflict or compliance.

With respect to the notes, if holders of not less than 90% in aggregate principal amount of the outstanding notes tender and do not withdraw such notes in a change of control offer and the Company, or any third party making a change of control offer in lieu of the Company as described above, purchases all of such notes validly tendered and not withdrawn by such holders, the Company or such third party will have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the change of control offer described above, to redeem all notes that remain outstanding following such purchase at a price in cash equal to the change of control payment plus, to the extent not included in the change of control payment, accrued and unpaid interest, if any, thereon, to the redemption date (subject to the right of holders of record on the relevant regular record date to receive the interest due on the corresponding interest payment date).

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following:

(i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and its subsidiaries’ assets, taken as a whole, to any person, other than the Company or one of its subsidiaries;

(ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding voting stock or other voting stock into which the Company’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(iii) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(iv) the first day on which a majority of the members of the Company’s Board of Directors are not continuing directors; or

(v) the adoption of a plan relating to the liquidation or dissolution of the Company.

The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if:

(i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company; and

(ii) (A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

The definition of change of control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the Company’s assets and the assets of its subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase such holder’s notes as a result of a sale, transfer, conveyance of other disposition of less than all of the Company’s and its subsidiaries’ assets, taken as a whole, to any person or group or persons may be uncertain.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Continuing directors” means, as of any date of determination, any member of the Company’s Board of Directors who:

(i) was a member of such Board of Directors on the date the notes were issued; or

(ii) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment.

“Fitch” means Fitch, Inc. and its successors.

“Investment grade” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating agencies” means:

(i) each of Fitch, Moody’s and S&P; and

(ii) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating event” means (i) a decrease in the rating of the notes by one or more gradations by at least two of the three rating agencies (including gradations within the rating categories, as well as between categories) on any date from the date that is 60 days prior to the date of the first public notice of an arrangement that could result in a change of control until the end of the 60-day period following the consummation of such change of control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the rating agencies); provided, however, that a rating event will be deemed to not have occurred in respect of a particular change of control if each of the rating agencies making the decrease in rating announces or publicly confirms or informs the trustee in writing at the Company’s or the trustee’s request that the decrease was not attributable, in whole or in part, to such change of control; and

(ii) the notes are rated below investment grade by at least two of the three rating agencies.

“S&P” means Standard & Poor’s Ratings Services Group, Inc., and its successors.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

The Company has agreed to three principal limitations on its activities. The restrictive covenants summarized below will apply to the notes as long as any of the notes are outstanding, unless waived or amended with the indenture. See “Description of Debt Securities—Modification and Waiver” in the accompanying prospectus.

Limitations on Liens

The Company and its restricted subsidiaries cannot create, incur, assume or guarantee any secured debt without in any such case effectively providing, concurrently with the creation, incurrence, assumption or guarantee of such secured debt, (i) a lien that secures the notes equally and ratably with (or, at the Company’s option, prior to) such secured debt for so long as such secured debt is outstanding and is secured or (ii) if such secured debt is senior debt, a guarantee of such senior debt by the same restricted subsidiary or restricted subsidiaries guaranteeing such senior debt. The foregoing restriction will not apply to:

•	any secured debt existing on the date of the issuance of the notes offered hereby; or

•

any security interest upon any property acquired, improved, developed or constructed by the Company or a restricted subsidiary created contemporaneously with, or within 12 months after, such acquisition, improvement, development or construction to secure or provide for the payment of all or any part of the purchase price of such property or the cost of improvement, development or construction thereof, as the case may be; or (ii) the acquisition of property subject to any security interest upon such property existing at the time of acquisitions thereof, whether or not the obligation secured thereby is assumed by the Company or such restricted subsidiary; or (iii) any security interest existing on the property or on the outstanding shares of indebtedness of an entity at the time such entity shall become a restricted subsidiary or arising after such entity becomes a restricted subsidiary pursuant to contractual commitments entered into prior to and not in contemplation of such entity becoming a restricted subsidiary; or (iv) any security interest on property of an entity (x) existing at the time such entity is merged into or consolidated with the Company or a restricted subsidiary, (y) existing at the time of a sale, lease or other disposition of the properties of an entity as an entirety or substantially as an entirety to the Company or a restricted subsidiary, or (z) arising after a transaction described in (x) or (y) pursuant to contractual commitments entered into prior to and not in contemplation of such transaction; provided in each case that any such security interest does not attach to or affect property owned by the Company or a restricted subsidiary prior to such acquisition, improvement, development or construction (except the real property on which any property so improved, developed or constructed is physically located, in the case of any such improvement, development or construction) or to other property thereafter acquired, improved, developed or constructed other than additions to such acquired, improved, developed or constructed property; or

•	warehousemen’s, repairmens’, mechanics’, materialmen’s, carriers’ or other like liens, arising in the ordinary course of business; or

•

any security interest arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulations as a condition to the transaction of any business, or the exercise of any privilege or license; or

•

liens of taxes or assessments for the then current year not at the time due, or the liens of taxes or assessments already due but the validity of which is being contested in good faith and against which adequate reserves have been established; or

•	judgment liens, so long as the finality of such judgment is being contested in good faith and execution thereon is stayed; or

•	leases, and, so long as the rent secured thereby is not in default, landlords’ liens on fixtures and movable property located on premises leased in the ordinary course of business; or

•

liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; or

•

security interests arising in connection with contracts with or made at the request of the United States of America or any department or agency thereof, insofar as such security interests relate to (i) property manufactured, installed or constructed by or to be supplied by, or property furnished to, the Company or a restricted subsidiary pursuant to such contracts, or to enable the performance of such contracts or (ii) property the manufacture, installation, construction or acquisition of which is financed by the United States of America or any department or agency thereof pursuant to such contracts, or to enable the performance of such contracts; or

•

security interests in property of the Company or a restricted subsidiary in favor of the United States of America or any state thereof or any foreign government, or any department, agency or instrumentally or political subdivision of any thereof, to secure partial progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such security interests; or

•

any security interest in favor of the United States of America, or any state, country or local government, or to any agency thereof, in connection with the financing of a principal property (including without limitation, any such principal property designed primarily for the purpose of pollution control), and any transfers of title to any such principal property or security interest in any such principal property, in favor of such government or governmental agency in each case as are necessary or appropriate to permit the acquisition, construction, attachment or removal of such principal property; provided that such transfer of title and the lien of any such security interest does not apply to any other assets now or hereafter owned by the Company or any restricted subsidiary; or

•	liens to secure hedging obligations; or

•	liens only in favor of the Company or one or more of its restricted subsidiaries; or

•

any extension, renewal, refinancing or replacement (or successive extensions, renewals, refinancings or replacements) in whole or in part of any secured debt or security interest referred to above in this paragraph; provided that (1) the principal amount of the secured debt incurred to extend, renew, refinance or replace such secured debt or security interest (the “refinancing debt”) shall not exceed the principal amount of the secured debt being extended, renewed, refinanced or replaced (including any secured debt incurred to pay premiums, reasonable tender premiums, defeasance costs, accrued interest and fees and expenses in connection with such extension, renewal, refinancing or replacement), (2) that the property securing such refinancing debt shall be limited to the property which secured the secured debt being extended, renewed, refinanced or replaced and additions to such property and (3) if such secured debt is senior debt, that the senior debt is not guaranteed by any other restricted subsidiary other than the restricted subsidiaries that guaranteed the original secured debt.

Notwithstanding the foregoing paragraph, the Company and its restricted subsidiaries may issue, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other secured debt of the Company and its restricted subsidiaries (not including secured debt permitted to be secured under the foregoing paragraph) and the aggregate value of attributable debt outstanding pursuant to the third paragraph of “—Limitations on Sale and Leaseback Transactions”, does not exceed 10% of the Company’s consolidated net tangible assets measured at the date of issuance, assumption or guarantee of such secured debt.

Limitations on Sale and Leaseback Transactions

The Company and its restricted subsidiaries are prohibited from engaging in any sale and leaseback transaction with respect to any principal property, unless:

•

the Company or a restricted subsidiary would be entitled to incur secured debt equal to the amount of attributable debt with respect to such sale and leaseback transaction without equally and ratably securing the notes; or

•	an amount equal to the net proceeds of such sale and leaseback transaction is applied, within 365 days of such transaction, to any (or a combination) of:

(i) the purchase or construction of properties, facilities or equipment used for operating purposes; or

(ii) the retirement of the Company’s funded debt, or the funded debt of any of its restricted subsidiaries, other than funded debt owed to the Company or a restricted subsidiary; provided, however, that the amount to be applied to the retirement of the Company’s funded debt shall be reduced by the sum of: (a) the principal amount of any notes delivered within 120 days after such sale or transfer to the trustee for retirement and cancellation; and (b) the principal amount of funded debt, other than notes voluntarily retired by the Company within 120 days after such sale or transfer.

No retirement referred to above may be effected by payment at maturity.

However, the Company and its restricted subsidiaries may enter into sale and leaseback transactions not otherwise permitted if the sum of (a) the aggregate value of attributable debt outstanding pursuant to this paragraph and (b) the amount of secured debt outstanding pursuant to the second paragraph of “—Limitations on Liens”, does not exceed 10% of the Company’s consolidated net tangible assets measured at the closing date of such sale and leaseback transaction.

Limitations on Transfer of a Principal Property to an Unrestricted Subsidiary

The Company and its restricted subsidiaries cannot transfer any principal property to an unrestricted subsidiary unless, within 120 days of the transfer, the Company applies an amount equal to the fair value of the principal property to: (i) the retirement of funded debt of the Company or any of its restricted subsidiaries other than funded debt owed to the Company or a restricted subsidiary; and/or (ii) the purchase or construction of properties, facilities or equipment used for operating purposes; provided, however, that the amount to be applied to the retirement of the Company’s funded debt shall be reduced by the sum of: (a) the principal amount of any notes delivered within 120 days after such sale or transfer to the trustee for retirement and cancellation; and (b) the principal amount of funded debt, other than notes voluntarily retired by the Company within 120 days after such sale or transfer.

No retirement referred to above may be effected by payment at maturity.

For purposes of the covenants described above, the following terms will be applicable:

“attributable debt” means, with respect to a sale and leaseback transaction, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes then outstanding under the indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“consolidated net tangible assets” means, as of any date of determination, the aggregate amount of assets of the Company and its consolidated subsidiaries (less applicable reserves and other properly deductible items), after deducting therefrom (A) all current liabilities (excluding any constituting funded debt by reason of such funded debt being renewable or extendible beyond one year from the date of incurrence thereof by the Company or any of its consolidated subsidiaries) and (B) all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

“funded debt” means all indebtedness for money borrowed by the Company and its consolidated subsidiaries maturing more than one year from the date of incurrence thereof by the Company or any of its consolidated subsidiaries or maturing less than one year but by its terms being renewable or extendible beyond one year from such date at the Company’s option.

“principal property” means any manufacturing plant or manufacturing facility, warehouse, office building or other operating facility located within the United States, and any equipment located in any such plant or facility (together with the land on which such plant or facility is erected and fixtures comprising a part of such plant or facility), owned or leased by the Company or by one or more of the Company’s restricted subsidiaries, other than any such principal property that either (i) is acquired, constructed, developed, improved or built by the Company or any of its subsidiaries for sale to their respective customers, or for the operation by the Company or any such subsidiary on behalf of such customers, in each case, in the ordinary course of business or (ii) the Company’s Board of Directors declares not to be of material importance to the overall business that the Company and its restricted subsidiaries conduct, taken as a whole.

“restricted subsidiary” means:

•	any subsidiary other than an unrestricted subsidiary; and

•	any subsidiary which was an unrestricted subsidiary but which has been or is designated by the Company’s Board of Directors after the date of the indenture to be a restricted subsidiary.

“sale and leaseback transaction” means any sale or transfer to a person other than the Company or any restricted subsidiary of any principal property in full operation for more than 120 days prior to such sale or transfer if the sale or transfer is made with the intention of, or as part of an arrangement involving, the lease of such property to the Company or a restricted subsidiary (except a lease for a period not exceeding 36 months with the intention that the use of such property by the Company or such restricted subsidiary will be discontinued on or before the expiration of such period).

“secured debt” means indebtedness of the Company or a restricted subsidiary for borrowed money (other than the Company’s indebtedness to a restricted subsidiary, the indebtedness of a restricted subsidiary to the Company or the indebtedness of a restricted subsidiary to another restricted subsidiary) on which, by the terms of such indebtedness, interest is paid or payable, which:

•	is secured by a security interest in any principal property or in the stock or indebtedness of a restricted subsidiary; or

•

in the case of the Company’s indebtedness, is guaranteed by a restricted subsidiary (such debt, “senior debt”); provided that if such restricted subsidiary guarantees the notes, such indebtedness shall not constitute secured debt pursuant to this bullet.

“security interest” means any mortgage, pledge, lien, encumbrance or other security interest which secures payment or performance of an obligation.

“subsidiary” means any corporation of which the Company, directly or indirectly, owns voting securities entitling the Company to elect a majority of the directors.

“unrestricted subsidiary” means, in each case unless and until such subsidiary or subsidiaries shall have been designated to be a “restricted subsidiary”:

•	any subsidiary acquired or organized after the date of the indenture, provided that such subsidiary is not a successor, directly or indirectly, to any “restricted subsidiary”;

•	any subsidiary the principal business and assets of which are located outside the United States or its territories and possessions; and

•	any subsidiary substantially all of the assets of which consist of stock or other securities of a subsidiary or subsidiaries of the character described in the bullet points above.

Events of Default

The following events will be defined as “Events of Default” in the indenture with respect to the notes:

(a)	default in the payment of any interest upon the notes when it becomes due and payable, and continuance of such default for a period of 30 days;

(b)	default in the payment of the principal of (or premium, if any, on) on the notes at maturity, upon acceleration, redemption or otherwise;

(c)	default in the performance, or breach, of any covenant or warranty of the Company in the indenture, and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the outstanding notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the indenture;

(d)	the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(e)	the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

If an Event of Default with respect to the notes occurs and is continuing, then in every such case the trustee or the holders of not less than 25% in principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately, by a notice in writing to the Company (and to the trustee if given by holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable.

At any time after such a declaration of acceleration with respect to the notes has been made and before a judgment or decree for payment of the money due has been obtained by the trustee as provided in the indenture, the holders of a majority in principal amount of the notes, by written notice to the Company and the trustee, may rescind and annul such declaration and its consequences if

(a)	the Company has paid or deposited with the trustee a sum sufficient to pay

(i)	all overdue interest on the notes,

(ii)	the principal of (and premium, if any, on) the notes which have become due otherwise than by such declaration of acceleration and any interest thereon at the rate or rates prescribed therefor in the notes,

(iii)	to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in the notes, and

(iv)	all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

(b)	all Events of Default with respect to the notes, other than the non-payment of the principal, which have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

This “—Events of Default” section replaces the “Description of Debt Securities—Events of Defaults” section in the accompanying prospectus in its entirety.

Concerning the Trustee

The Trustee has provided various services to the Company and its subsidiaries in the past and may do so in the future as a part of its regular business.

Book-Entry Procedures

DTC. DTC will act as securities depository for the notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co., which is DTC’s partnership nominee, or such other name as may be requested by an authorized representative of DTC. One fully-registered global security will be issued with respect to the notes. See “Description of Debt Securities—Global Securities” in the accompanying prospectus for a description of DTC’s procedures with respect to global securities.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from countries that DTC’s participants, referred to herein as direct participants, deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, referred to herein as indirect participants. The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org. Information on or accessible through such websites is not part of, or incorporated by reference into, this prospectus.

Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note, or the beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemptions, tenders, defaults and proposed amendments to the notes documents. For example, beneficial owners of notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Redemption notices will be sent to DTC. If less than all of the notes within a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such series to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds, distributions and payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or its agent, on the date payable in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participant and not of DTC (or its nominee), the Company or its agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company or its agent. Disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants. Neither the Company nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the notes; for maintaining, supervising or reviewing any records relating to such beneficial ownership interests; or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the beneficial owners of interests in the notes.

DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to the Company or its agent. Under such circumstances, in the event that a successor depository is not obtained, certificates for the notes are required to be printed and delivered. In addition, the Company may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates for the notes will be issued and delivered to each person that DTC identifies as the beneficial owner of the notes represented by the global security surrendered by or on behalf of DTC. Neither the Company nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. The Company and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Clearstream. Clearstream Banking, société anonyme (“Clearstream”), is incorporated under the laws of Luxembourg as a professional depository. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depository, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the Underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance System S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes a policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operation is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York, if settlement is not completed on the intended value date, that is, if the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as the United States.

The information in this section concerning DTC, its book-entry system, Clearstream and Euroclear and their respective systems has been obtained from sources that the Company believes to be reliable, but the Company has not attempted to verify the accuracy of this information.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

The following is a summary of material United States federal income and, in the case of non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership and disposition of the notes as of the date hereof. Except where noted, this summary deals only with notes that are held as capital assets by persons who acquire the notes upon original issuance at their initial offering price.

As used herein, a “U.S. holder” means a beneficial owner of the notes (other than a partnership) that is for United States federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•

a corporation or any other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

As used herein, and except as modified for estate tax purposes, the term “non-U.S. holder” means a beneficial owner of the notes (other than an entity treated as a partnership for United States federal income tax purposes) that is not a U.S. holder.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and, in the case of non-U.S. holders, estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to you in light of your personal circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisors.

If you are considering the purchase of the notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Material Tax Consequences to U.S. Holders

The following is a summary of material United States federal income tax consequences that will apply to U.S. holders of the notes.

The Company expects and the following discussion assumes that the notes are issued with no more than de minimis original issue discount (“OID”) for United States federal income tax purposes. However, the notes may be issued with OID for United States federal income tax purposes in an amount equal to the difference between their stated principal amount and their initial issue price (if such difference exceeds the statutory de minimis amount). If the notes are issued with OID, you generally would be required to include the OID in gross income in advance of the receipt of cash attributable to that income and regardless of your regular method of tax accounting. Such OID will be included in gross income using a “constant yield” method, in which case you would have to include in income increasingly greater amounts of OID in successive accrual periods. Your adjusted tax basis in a note would be increased by any OID previously included in income with respect to that note. All holders are urged to consult their own tax advisors regarding the application of the OID rules to their particular circumstances.

Stated Interest

Stated interest on a note generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your method of accounting for United States federal income tax purposes.

Sale, Exchange, Retirement or Other Taxable Disposition of Notes

Upon the sale, exchange, retirement or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other taxable disposition (less any amount attributable to any accrued and unpaid interest, which will be taxable as interest income to the extent not previously included in income) and the adjusted tax basis of the note. Your adjusted tax basis in a note will, in general, be your cost for the note. Any such gain or loss will be capital gain or loss. Capital gains of non-corporate U.S. holders derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Material Tax Consequences to Non-U.S. Holders

The following is a summary of material United States federal income and estate tax consequences that will apply to non-U.S. holders of the notes. As discussed above in “Material Tax Consequences to U.S. Holders,” the Company does not expect the notes to be issued with OID for United States federal income tax purposes. However, if the notes were issued with OID, the statements below regarding interest would generally apply to amounts treated as OID as well.

United States Federal Withholding Tax

Subject to the discussions below regarding backup withholding and FATCA, United States federal withholding tax will not apply to any payment of interest on the notes made to you under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) you provide your name and address on an applicable Internal Revenue Service (“IRS”) Form W-8, and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries, and you and the intermediaries satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% United States federal withholding tax, unless you provide the applicable withholding agent with a properly executed:

•	IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “United States Federal Income Tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of a note.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “United States Federal Withholding Tax” are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to adjustments.

Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

United States Federal Estate Tax

If you are a non-U.S. person (as specifically defined for United States federal estate tax purposes), your estate will not be subject to United States federal estate tax on the notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “United States Federal Withholding Tax” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

U.S. Holders

In general, information reporting requirements will apply to interest paid on the notes and to the proceeds of the sale, exchange, retirement or other taxable disposition (including a redemption) of a note paid to you (unless you are an exempt recipient). Backup withholding may apply to such payments if you fail to provide a correct taxpayer identification number or a certification that you are not subject to backup withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Generally, we or other payors must report to the IRS the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments on the notes that we make to you provided the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person as defined under the Code, and such withholding agent has received from you an applicable IRS Form W-8 or you comply with certain certification requirements, as described above in the fifth bullet point under “—Material Tax Consequences to Non-U.S. Holders—United States Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of the notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest income paid on the notes and, for a disposition of a note occurring after December 31, 2016, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Material Tax Consequences to Non-U.S. Holders—United States Federal Withholding Tax,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisor regarding these rules and whether they may be relevant to your ownership and disposition of notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. Each person that is considering acquiring or holding any notes in reliance on any of these, or any other, exemption should carefully review and consult with its legal advisor to confirm that it is applicable.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

UNDERWRITING

Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Mitsubishi UFJ Securities (USA), Inc, RBC Capital Markets, LLC. and U.S. Bancorp Investments, Inc. are acting as joint book-running managers of the offering and Citigroup Global Markets Inc. is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$
Credit Suisse Securities (USA) LLC.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC.
Mitsubishi UFJ Securities (USA), Inc.
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.
ING Financial Markets LLC
Fifth Third Securities, Inc.
PNC Capital Markets LLC

Total		$250,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $         per note. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed $         per note. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

We have agreed that, for a period of 30 days from the date of this prospectus supplement, we will not, without the prior written consent of Citigroup, offer, sell, or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by us. Citigroup in its sole discretion may release any of the securities subject to these lock-up agreements at anytime without notice.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us
Per note		%

We estimate that our total expenses for this offering will be $1,250,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Certain Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our revolving credit facility and, therefore, to the extent less than all of the 2015 Notes are validly tendered and accepted for purchase, they will receive proceeds from the offering, but only up to such amount that would not result in any underwriter receiving more than five percent of the net proceeds of this offering (not including underwriting compensation). See “Use of Proceeds.” Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes. In addition, one of the underwriters is acting as dealer manager in connection with the tender offer and will receive customary fees and expenses in connection therewith. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus

Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. The validity of the notes offered hereby will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, included elsewhere in this prospectus supplement, have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as stated in their report which is included elsewhere in this prospectus supplement.

Report of Independent Registered Public Accounting Firm

To The Stockholders of the Corporation:

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Harsco Corporation at December 31, 2014 and December 31, 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control -Integrated Framework 2013 issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania

March 2, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the revisions discussed in Note 2, as to which the date is June 1, 2015.

HARSCO CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)	December 31 2014	December 31 2013
ASSETS
Current assets:
Cash and cash equivalents	$62,843	$93,605
Trade accounts receivable, net	325,104	352,630
Other receivables	28,145	45,973
Inventories	178,922	156,549
Assets held-for-sale	1,355	113,968
Other current assets	87,110	75,842

Total current assets	683,479	838,567

Investments	288,505	298,856
Property, plant and equipment, net	663,244	710,465
Goodwill	416,155	431,265
Intangible assets, net	58,524	53,261
Other assets	159,320	114,103

Total assets	$2,269,227	$2,446,517

LIABILITIES
Current liabilities:
Short-term borrowings	$16,748	$7,489
Current maturities of long-term debt	25,188	20,257
Accounts payable	146,506	181,925
Accrued compensation	53,780	53,113
Income taxes payable	1,985	6,072
Dividends payable	16,535	16,536
Insurance liabilities	12,415	10,523
Advances on contracts	117,398	24,053
Liabilities of assets held-for-sale	—	109,176
Due to unconsolidated affiliate	8,142	24,954
Unit adjustment liability	22,320	22,320
Other current liabilities	144,543	132,550

Total current liabilities	565,560	608,968

Long-term debt	829,709	783,158
Deferred income taxes	6,379	8,217
Insurance liabilities	35,470	41,879
Retirement plan liabilities	350,889	241,049
Due to unconsolidated affiliate	20,169	27,292
Unit adjustment liability	71,442	84,023
Other liabilities	37,699	54,376

Total liabilities	1,917,317	1,848,962

COMMITMENTS AND CONTINGENCIES
HARSCO CORPORATION STOCKHOLDERS’ EQUITY
Preferred stock, Series A junior participating cumulative preferred stock	—	—
Common stock, par value $1.25 (issued 112,357,348 and 112,198,693 shares at December 31, 2014 and 2013, respectively)	140,444	140,248
Additional paid-in capital	165,666	159,025
Accumulated other comprehensive loss	(532,256)	(370,615)
Retained earnings	1,283,549	1,372,041
Treasury stock, at cost (31,697,498 and 31,519,768 shares at December 31, 2014 and 2013, respectively)	(749,815)	(746,237)

Total Harsco Corporation stockholders’ equity	307,588	554,462
Noncontrolling interests	44,322	43,093

Total equity	351,910	597,555

Total liabilities and equity	$2,269,227	$2,446,517

See accompanying notes to consolidated financial statements.

HARSCO CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31
(In thousands, except per share amounts)	2014		2013	2012
Revenues from continuing operations:
Service revenues	$1,366,246		$2,229,416	$2,340,996
Product revenues	700,042		666,554	705,022

Total revenues	2,066,288		2,895,970	3,046,018

Costs and expenses from continuing operations:
Cost of services sold	1,149,360		1,771,078	1,861,380
Cost of products sold	494,510		467,816	486,154
Selling, general and administrative expenses	284,737		482,117	502,789
Research and development expenses	5,467		10,166	9,424
Goodwill impairment charge	—		—	265,038
Loss on disposal of the Harsco Infrastructure Segment and transaction costs	5,103		292,326	—
Other expenses	57,824		15,110	104,792

Total costs and expenses	1,997,001		3,038,613	3,229,577

Operating income (loss) from continuing operations	69,287		(142,643)	(183,559)
Interest income	1,702		2,087	3,676
Interest expense	(47,111)		(49,654)	(47,381)
Change in fair value to the unit adjustment liability	(9,740)		(966)	—

Income (loss) from continuing operations before income taxes and equity income (loss)	14,138		(191,176)	(227,264)
Income tax expense	(30,366)		(31,975)	(31,678)
Equity in income (loss) of unconsolidated entities, net	(1,558)		1,548	564

Loss from continuing operations	(17,786)		(221,603)	(258,378)

Discontinued operations:
Income (loss) on disposal of discontinued business	176		(2,398)	(1,843)
Income tax (expense) benefit related to discontinued business	(66)		906	924

Income (loss) from discontinued operations	110		(1,492)	(919)

Net loss	(17,676)		(223,095)	(259,297)
Less: Net income attributable to noncontrolling interests	(4,495)		(9,753)	(511)

Net loss attributable to Harsco Corporation	$(22,171)		$(232,848)	$(259,808)

Amounts attributable to Harsco Corporation common stockholders:
Loss from continuing operations, net of tax	$(22,281)		$(231,356)	$(258,889)
Income (loss) from discontinued operations, net of tax	110		(1,492)	(919)

Net loss attributable to Harsco Corporation common stockholders	$(22,171)		$(232,848)	$(259,808)

Weighted average shares of common stock outstanding	80,884		80,755	80,632
Basic loss per share attributable to Harsco Corporation common stockholders:
Continuing operations	$(0.28)		$(2.86)	$(3.21)
Discontinued operations	—		(0.02)	(0.01)

Basic loss per share attributable to Harsco Corporation common stockholders	$(0.27)	(a)	$(2.88)	$(3.22)

Diluted weighted average shares of common stock outstanding	80,884		80,755	80,632
Diluted loss per share attributable to Harsco Corporation common stockholders:
Continuing operations	$(0.28)		$(2.86)	$(3.21)
Discontinued operations	—		(0.02)	(0.01)

Diluted loss per share attributable to Harsco Corporation common stockholders	$(0.27)	(a)	$(2.88)	$(3.22)

(a) Does not total due to rounding.

See accompanying notes to consolidated financial statements.

HARSCO CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Years ended December 31
(In thousands)	2014	2013	2012
Net loss	$(17,676)	$(223,095)	$(259,297)

Other comprehensive income (loss):
Foreign currency translation adjustments, net of deferred income taxes of $7,151, $(5,924) and $(5,436) in 2014, 2013 and 2012, respectively	(47,695)	(55,827)	11,434
Net gains (losses) on cash flow hedging instruments, net of deferred income taxes of $(338), $(1,410) and $567 in 2014, 2013 and 2012, respectively	(1,957)	1,047	(4,333)
Pension liability adjustments, net of deferred income taxes of $13,454, $(11,095) and $7,572 in 2014, 2013 and 2012, respectively	(113,596)	95,604	(53,645)
Unrealized gain on marketable securities, net of deferred income taxes of $(3), $(18) and $(3) in 2014, 2013 and 2012, respectively	5	31	6

Total other comprehensive income (loss)	(163,243)	40,855	(46,538)

Total comprehensive loss	(180,919)	(182,240)	(305,835)
Less: Comprehensive income attributable to noncontrolling interests	(2,893)	(10,055)	(950)

Comprehensive loss attributable to Harsco Corporation	$(183,812)	$(192,295)	$(306,785)

See accompanying notes to consolidated financial statements.

HARSCO CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31
(In thousands)	2014	2013	2012
Cash flows from operating activities:
Net loss	$(17,676)	$(223,095)	$(259,297)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	164,588	221,266	251,905
Amortization	11,738	15,775	20,212
Change in fair value to the unit adjustment liability	9,740	966	—
Deferred income tax expense (benefit)	9,619	(20,237)	(14,281)
Equity in (income) loss of unconsolidated entities, net	1,558	(1,548)	(564)
Dividends from unconsolidated entities	—	37	308
Harsco 2011/2012 Restructuring Program non-cash adjustment	—	—	31,443
Goodwill impairment charge	—	—	265,038
Loss on disposal of the Harsco Infrastructure Segment	2,911	272,250	—
Other, net	39,376	2,735	(27,932)
Changes in assets and liabilities, net of acquisitions and dispositions of businesses:
Accounts receivable	6,475	(33,953)	22,016
Inventories	(20,788)	18,740	1,199
Accounts payable	(29,416)	14,834	(37,649)
Accrued interest payable	70	(1,836)	(319)
Accrued compensation	5,699	(9,860)	517
Advances on contracts	92,769	(21,365)	(63,923)
Harsco Infrastructure Segment 2010 Restructuring Program accrual	—	(6,788)	(5,211)
Harsco 2011/2012 Restructuring Program accrual	(2,672)	(17,705)	(7,883)
Other assets and liabilities	(47,264)	(22,557)	23,015

Net cash provided by operating activities	226,727	187,659	198,594

Cash flows from investing activities:
Purchases of property, plant and equipment	(208,859)	(245,551)	(264,738)
Proceeds from the Infrastructure Transaction	15,699	303,039	—
Proceeds from sales of assets	14,976	18,984	49,779
Purchase of businesses, net of cash acquired*	(26,336)	(2,849)	(740)
Payment of unit adjustment liability	(22,320)	(2,123)	—
Other investing activities, net	(2,721)	(8,219)	(3,284)

Net cash provided (used) by investing activities	(229,561)	63,281	(218,983)

Cash flows from financing activities:
Short-term borrowings, net	8,851	(1,901)	(43,464)
Current maturities and long-term debt:
Additions	177,499	316,804	285,850
Reductions	(131,007)	(498,600)	(184,372)
Cash dividends paid on common stock	(66,322)	(66,211)	(66,068)
Dividends paid to noncontrolling interests	(2,186)	(3,381)	(2,605)
Purchase of noncontrolling interests	—	(166)	—
Contributions from noncontrolling interests	—	4,825	8,097
Common stock issued—options	—	371	725
Common stock acquired for treasury	(941)	—	—
Deferred pension underfunding payment to unconsolidated affiliate	(7,688)	—	—
Other financing activities, net	—	(405)	(2,709)

Net cash used by financing activities	(21,794)	(248,664)	(4,546)

Effect of exchange rate changes on cash	(6,134)	(3,921)	(999)

Net decrease in cash and cash equivalents	(30,762)	(1,645)	(25,934)
Cash and cash equivalents at beginning of period	93,605	95,250	121,184

Cash and cash equivalents at end of period	$62,843	$93,605	$95,250

HARSCO CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Years ended December 31
(In thousands)	2014	2013	2012
*Purchase of businesses, net of cash acquired
Working capital	$(1,107)	$—	$—
Property, plant and equipment	(330)	(2,437)	—
Goodwill	(6,839)	—	—
Intangible Assets	(17,575)	—	—
Other noncurrent assets and liabilities, net	(485)	(412)	(740)

Net cash used to acquire businesses	$(26,336)	$(2,849)	$(740)

See accompanying notes to consolidated financial statements.

HARSCO CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In thousands, except share and per share amounts)	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total
	Issued	Treasury
Balances, January 1, 2012	$139,914	$(744,644)	$149,066	$1,997,057	$(364,191)	$43,539	$1,220,741
Net income (loss)				(259,808)		511	(259,297)
Cash dividends declared:
Common @ $0.82 per share				(66,132)			(66,132)
Noncontrolling interests						(2,605)	(2,605)
Total other comprehensive income (loss), net of deferred income taxes of $2,700					(46,977)	439	(46,538)
Contributions from noncontrolling interests						8,602	8,602
Sale of investment in consolidated subsidiary						(704)	(704)
Stock options exercised, 38,900 shares	49		661				710
Vesting of restricted stock units and other stock grants, net 68,558 shares	117	(561)	959				515
Amortization of unearned stock-based, compensation, net of forfeitures			1,959				1,959

Balances, December 31, 2012	$140,080	$(745,205)	$152,645	$1,671,117	$(411,168)	$49,782	$857,251

HARSCO CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (Continued)

(In thousands, except share and per share amounts)	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss) (a)	Noncontrolling Interests	Total
	Issued	Treasury
Balances, January 1, 2013	$140,080	$(745,205)	$152,645	$1,671,117	$(411,168)	$49,782	$857,251
Net income (loss)				(232,848)		9,753	(223,095)
Cash dividends declared:
Common @ $0.82 per share				(66,228)			(66,228)
Noncontrolling interests						(4,764)	(4,764)
Total other comprehensive income, net of deferred income taxes of $(18,447)					40,553	302	40,855
Contributions from noncontrolling interests						4,825	4,825
Purchase of subsidiary shares from noncontrolling interest			(292)			107	(185)
Noncontrolling interests transferred in the Infrastructure Transaction (see Note 4, Acquisitions and Dispositions)			1,003			(16,912)	(15,909)
Stock options exercised, net 20,000 shares	25		375				400
Vesting of restricted stock units and other stock grants, net 74,297 shares	143	(1,032)	2,074				1,185
Amortization of unearned stock-based compensation, net of forfeitures			3,220				3,220

Balances, December 31, 2013	$140,248	$(746,237)	$159,025	$1,372,041	$(370,615)	$43,093	$597,555

(a) Includes changes due to the Infrastructure Transaction. See Note 19, Components of Other Comprehensive Loss.

HARSCO CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (Continued)

(In thousands, except share and per share amounts)	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total
	Issued	Treasury
Balances, January 1, 2014	$140,248	$(746,237)	$159,025	$1,372,041	$(370,615)	$43,093	$597,555
Net income (loss)				(22,171)		4,495	(17,676)
Cash dividends declared:
Common @ $0.82 per share				(66,321)			(66,321)
Noncontrolling interests						(2,319)	(2,319)
Total other comprehensive loss, net of deferred income taxes of $20,264					(161,641)	(1,602)	(163,243)
Contributions from noncontrolling interests						1,560	1,560
Noncontrolling interests transferred in the Infrastructure Transaction (see Note 4, Acquisitions and Dispositions)						(905)	(905)
Vesting of restricted stock units and other stock grants, net 130,925 shares	196	(714)	2,069				1,551
Treasury shares repurchased, 150,000 shares		(2,864)					(2,864)
Amortization of unearned stock-based compensation, net of forfeitures			4,572				4,572

Balances, December 31, 2014	$140,444	$(749,815)	$165,666	$1,283,549	$(532,256)	$44,322	$351,910

See accompanying notes to consolidated financial statements.

HARSCO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Consolidation

The consolidated financial statements include all accounts of Harsco Corporation (the “Company”), all entities in which the Company has a controlling voting interest, and variable interest entities required to be consolidated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Intercompany accounts and transactions have been eliminated among consolidated entities.

The Company’s management has evaluated all activity of the Company and concluded that subsequent events are properly reflected in the Company’s consolidated financial statements and notes as required by U.S. GAAP.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits and short-term investments that are highly liquid in nature and have an original maturity of three months or less.

Equity Method Investments

The equity method of accounting is used for investments in which the Company has the ability to exercise significant influence over, but not control of, an investee. Significant influence generally exists if the Company has an ownership interest representing between 20% and 50% of the voting stock of an investee. Equity method investments are recorded at initial fair value and are adjusted to recognize the Company’s proportionate share of the investee’s net income or losses after the date of the investment, additional contributions made, distributions received, and impairments resulting from other-than-temporary declines in estimated fair value.

Equity method investments are reviewed for impairment whenever events or changes in circumstances indicate that an other- than-temporary decline in the estimated fair value of the investment has occurred. In these instances, the Company compares the estimated fair value of the investment to the book value of the investment to determine if an impairment has occurred. If the estimated fair value of the investment is less than the book value of the investment and the decline is considered to be other- than-temporary, the excess of the book value over the estimated fair value is recognized as an impairment.

See Note 6, Equity Method Investments, for additional information on equity method investments.

Inventories

Inventories are stated at the lower of cost or market. Inventories in the United States are principally accounted for using the last-in, first-out (“LIFO”) method. The Company’s remaining inventories are accounted for using the first-in, first-out (“FIFO”) or average cost methods. See Note 5, Accounts Receivable and Inventories, for additional information on inventories.

Depreciation

Property, plant and equipment is recorded at cost and depreciated over the estimated useful lives of the assets using, principally, the straight-line method. When property is retired from service, the cost of the retirement is charged to the allowance for depreciation to the extent of the accumulated depreciation and the balance is charged to income. Long-lived assets to be disposed of by sale are not depreciated while they are held for sale.

Leases

The Company leases certain property and equipment under noncancelable lease agreements. All lease agreements are evaluated and classified as either an operating lease or capital lease in accordance with U.S. GAAP. A lease is classified as a capital lease if any of the following criteria are met: transfer of ownership to the Company by the end of the lease term; the lease contains a bargain purchase option; the lease term is equal to or greater than 75% of the asset’s economic life; or the present value of future minimum lease payments is equal to or greater than 90% of the asset’s fair market value. Operating lease expense is recognized ratably over the lease term, including rent abatement periods and rent holidays. See Note 7, Property, Plant and Equipment, and Note 9, Debt and Credit Agreements, for additional information on capital leases and Note 10, Operating Leases, for additional information on operating leases.

Goodwill and Other Intangible Assets

In accordance with U.S. GAAP, goodwill is not amortized and is tested for impairment at least annually, or more frequently if indicators of impairment exist, or if a decision is made to dispose of a business. Goodwill is allocated among and evaluated for impairment at the reporting unit level, which is defined as an operating segment or one level below for which discrete financial information is available. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include declining cash flows or operating losses at the reporting unit level, a significant adverse change in legal factors or business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, or a more likely than not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of, among others.

The Company performs the annual goodwill impairment test as of October 1. The Company has five reporting units, only three of which have goodwill associated with them as of December 31, 2014. Almost all of the Company’s goodwill is included in the Harsco Metals & Minerals Segment.

The evaluation of potential goodwill impairment involves comparing the current fair value of each reporting unit to the net book value, including goodwill. The Company uses a discounted cash flow model (“DCF model”) to estimate the current fair value of reporting units, as management believes forecasted operating cash flows are the best indicator of current fair value. A number of significant assumptions and estimates are involved in the preparation of DCF models including future revenues and operating margin growth, the weighted-average cost of capital (“WACC”), tax rates, capital spending, pension funding, the impact of business initiatives, and working capital projections. These assumptions and estimates may vary significantly between reporting units. DCF models are based on approved long-range plans for the early years and historical relationships and projections for later years. WACC rates are derived from internal and external factors including, but not limited to, the average market price of the Company’s stock, shares outstanding, book value of the Company’s debt, the long-term risk free interest rate, and both market and size-specific risk premiums. Due to the many variables noted above and the relative size of the Company’s goodwill, differences in assumptions may have a material impact on the results of the Company’s annual goodwill impairment testing. If the net book value of a reporting unit were to exceed the current fair value, the second step of the goodwill impairment test would be required to determine if an impairment existed and the amount of goodwill impairment to record, if any. The second step of the goodwill impairment test compares the net book value of a reporting unit’s goodwill with the implied fair value of that goodwill. The implied fair value of goodwill represents the excess of fair value of the reporting unit over the fair value amounts assigned to all of the assets and liabilities of the reporting unit if it were to be acquired in a hypothetical business combination and the current fair value of the reporting unit represented the purchase price. The second step of the goodwill impairment test requires the utilization of valuation experts.

See Note 8, Goodwill and Other Intangible Assets, for additional information on goodwill.

Impairment of Long-Lived Assets (Other than Goodwill)

Long-lived assets are reviewed for impairment when events and circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets are reviewed for impairment when events and circumstances indicate the book value of an asset may be impaired. The Company’s policy is to determine if an impairment loss exists when it is determined that the carrying amount of the asset exceeds the sum of the expected undiscounted future cash flows resulting from use of the asset, and its eventual disposition. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds its fair value, normally as determined in either open market transactions or through the use of a discounted cash flow model. Long-lived assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. See Note 4, Acquisitions and Dispositions, and Note 18, Other Expenses, for additional information on impairment of long-lived assets (other than goodwill).

Revenue Recognition

Service revenues and product revenues are recognized when they are realized or realizable and when earned. Revenue is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the Company’s price to the buyer is fixed or determinable and collectability is reasonably assured. Service revenues include the service components of the Harsco Metals & Minerals and Harsco Rail Segments. Product revenues include the Harsco Industrial Segment and the product revenues of the Harsco Metals & Minerals and Harsco Rail Segments.

Harsco Metals & Minerals Segment—This Segment provides services predominantly on a long-term, volume-of-production contract basis. Contracts may include both fixed monthly fees as well as variable fees based upon specific services provided to the customer. The fixed-fee portion is recognized periodically as earned (normally monthly) over the contractual period. The variable-fee portion is recognized as services are performed and differs from period to period based upon the actual provision of services. This Segment also sells industrial abrasives and roofing granules products. Product revenues are recognized generally when title and risk of loss transfer, and when all revenue recognition criteria have been met. Title and risk of loss for domestic shipments generally transfer to the customer at the point of shipment. For export sales, title and risk of loss transfer in accordance with the international commercial terms included in the specific customer contract.

Harsco Rail Segment—This Segment sells railway track maintenance equipment, parts and provides railway track maintenance services. Product revenue is recognized generally when title and risk of loss transfer, and when all of the revenue recognition criteria have been met. Title and risk of loss for domestic shipments generally transfer to the customer at the point of shipment. For export sales, title and risk of loss transfer in accordance with the international commercial terms included in the specific customer contract. Revenue may be recognized subsequent to the transfer of title and risk of loss for certain product sales, if the specific sales contract includes a customer acceptance clause that provides for different timing. In those situations revenue is recognized after transfer of title and risk of loss and after customer acceptance. Services are predominantly on a long-term, time-and-materials contract basis. Revenue is recognized when earned as services are performed within the long-term contracts.

Harsco Industrial Segment—This Segment sells industrial grating products, heat exchangers, and heat transfer products. Product revenues are generally recognized when title and risk of loss transfer, and when all of the revenue recognition criteria have been met. Title and risk of loss for domestic shipments generally transfer to the customer at the point of shipment. For export sales, title and risk of loss transfer in accordance with the international commercial terms included in the specific customer contract.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records deferred tax assets to the extent that the Company believes that these assets will more likely than not be realized. In making such determinations, the Company considers all available positive and negative evidence, including future reversals of existing deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial results. In the event the Company was to determine that it would be able to realize deferred income tax assets in the future in excess of their net recorded amount, an adjustment to the valuation allowance would be made that would reduce the provision for income taxes.

The Company prepares and files tax returns based on interpretation of tax laws and regulations and records its provision for income taxes based on these interpretations. Uncertainties may exist in estimating the Company’s tax provisions and in filing tax returns in the many jurisdictions in which the Company operates, and as a result these interpretations may give rise to an uncertain tax position. The tax benefit from an uncertain tax position is recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on its technical merits. Each subsequent period the Company determines if existing or new uncertain tax positions meet a more likely than not recognition threshold and adjust accordingly.

The Company recognizes interest and penalties related to unrecognized tax benefits within Income tax expense in the accompanying Consolidated Statements of Operations. Accrued interest and penalties are included in Other liabilities on the Consolidated Balance Sheets.

In general, it is the practice and the intention of the Company to reinvest the undistributed earnings of its non-U.S. subsidiaries. Should the Company repatriate future earnings, such amounts would become subject to U.S. taxation upon remittance of dividends and under certain other circumstances, thereby giving recognition to current tax expense and to international tax credits.

The significant assumptions and estimates described in the preceding paragraphs are important contributors to the effective tax rate each year.

See Note 12, Income Taxes, for additional information on income taxes.

Accrued Insurance and Loss Reserves

The Company retains a significant portion of the risk for U.S. workers’ compensation, U.K. employers’ liability, automobile, general and product liability losses. During 2014, 2013 and 2012, the Company recorded insurance expense from continuing operations related to these lines of coverage of $23.3 million, $32.3 million and $33.4 million, respectively. Reserves have been recorded that reflect the undiscounted estimated liabilities including claims incurred but not reported. When a recognized liability is covered by third-party insurance, the Company records an insurance claim receivable to reflect the covered liability. Changes in the estimates of the reserves are included in net loss in the period determined. During 2014, 2013 and 2012, the Company recorded retrospective insurance reserve adjustments that decreased pre-tax insurance expense from continuing operations for self-insured programs by $7.0 million, $4.9 million and $4.6 million, respectively. At December 31, 2014 and 2013, the Company has recorded liabilities of $47.9 million and $52.4 million, respectively, related to both asserted as well as unasserted insurance claims. Included in the balance at December 31, 2014 and 2013 were $3.8 million and $4.0 million, respectively, of recognized liabilities covered by insurance carriers. Amounts estimated to be paid within one year have been included in current caption, Insurance liabilities, with the remainder included in non-current caption, Insurance liabilities, on the Consolidated Balance Sheets.

Warranties

The Company has recorded product warranty reserves of $8.9 million, $9.5 million and $8.6 million at December 31, 2014, 2013 and 2012, respectively. The Company provides for warranties of certain products as they are sold. The following table summarizes the warranty activity for 2014, 2013 and 2012:

(In thousands)	2014	2013	2012
Warranty reserves, beginning of the year	$9,548	$8,628	$5,596
Accruals for warranties issued during the year	3,208	5,016	7,471
Reductions related to pre-existing warranties	(2,680)	(1,502)	(2,401)
Warranties paid	(1,186)	(2,573)	(1,958)
Other (principally foreign currency translation)	(4)	(21)	(80)

Warranty reserves, end of the year	$8,886	$9,548	$8,628

Warranty expense and payments are incurred principally in the Harsco Rail and Harsco Industrial Segments. Warranty activity may vary from year to year depending upon the mix of revenues and contractual terms related to product warranties.

Foreign Currency Translation

The financial statements of the Company’s subsidiaries outside the United States, except for those subsidiaries located in highly inflationary economies and those entities for which the U.S. dollar is the currency of the primary economic environment in which the entity operates, are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rates at the balance sheet date. Resulting translation adjustments are recorded in the cumulative translation adjustment account, a separate component of Accumulated other comprehensive loss on the Consolidated Balance Sheets. Income and expense items are translated at average monthly exchange rates. Gains and losses from foreign currency transactions are included in Operating income (loss) from continuing operations. For subsidiaries operating in highly inflationary economies, and those entities for which the U.S. dollar is the currency of the primary economic environment in which the entity operates, gains and losses on foreign currency transactions and balance sheet translation adjustments are included in Operating income (loss) from continuing operations. In 2014, 2013 and 2012, the Company had no subsidiaries operating in highly inflationary economies.

Financial Instruments and Hedging

The Company has operations throughout the world that are exposed to fluctuations in related foreign currencies in the normal course of business. The Company seeks to reduce exposure to foreign currency fluctuations through the use of forward exchange contracts. The Company does not hold or issue financial instruments for trading purposes, and it is the Company’s policy to prohibit the use of derivatives for speculative purposes. The Company has a Foreign Currency Risk Management Committee that meets periodically to monitor foreign currency risks.

The Company executes foreign currency forward exchange contracts to hedge transactions for firm purchase commitments, to hedge variable cash flows of forecasted transactions and for export sales denominated in foreign currencies. These contracts are generally for 90 days or less; however, where appropriate, longer-term contracts may be utilized. For those contracts that are designated as qualified cash flow hedges, gains or losses are recorded in Accumulated other comprehensive loss on the Consolidated Balance Sheets.

The Company uses cross currency interest rate swaps in conjunction with certain debt issuances in order to lock in fixed local currency interest rates. Under these cross currency interest rate swaps, the Company receives interest based on a fixed or variable U.S. dollar rate and pays interest based on a fixed local currency rate based on the contractual amounts in U.S. dollars and the local currency, respectively.

Amounts recorded in Accumulated other comprehensive loss on the Consolidated Balance Sheets are reclassified into operations in the same period or periods during which the hedged forecasted transaction affects income. The cash flows from these contracts are classified consistent with the cash flows from the transaction being hedged (e.g., the cash flows related to contracts to hedge the purchase of fixed assets are included in cash flows from investing activities, etc.). The Company also enters into certain forward exchange contracts that are not designated as hedges. Gains and losses on these contracts are recognized in operations based on changes in fair market value. For fair value hedges of a firm commitment, the gain or loss on the derivative and the offsetting gain or loss on the hedged firm commitment are recognized currently in operations.

See Note 16, Financial Instruments, for additional information on financial instruments and hedging.

Earnings Per Share

Basic earnings per share are calculated using the weighted-average shares of common stock outstanding, while diluted earnings per share reflect the dilutive effects of stock-based compensation. All share and per share amounts are restated for any stock splits and stock dividends that occur prior to the issuance of the financial statements. See Note 14, Capital Stock, for additional information on earnings per share.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

2. Revised Financial Statements

During the first quarter of 2015, the Company identified an error that would have had the net effect of decreasing after-tax income by $7.5 million, related to an unasserted multiemployer pension plan withdrawal liability that should have been recorded by the Company in the fourth quarter of 2012. The Company became aware of a potential withdrawal liability during the first quarter of 2015 and followed the Company’s standard procedure of engaging outside experts to determine the amount of potential liability. Based on these procedures, the Company determined it had triggered a partial withdrawal during the fourth quarter of 2012 due to a decrease in hours worked by the Company’s employees who participate in the plan and that such amount should have been accrued in that period. The Company assessed the individual and aggregate impact of this error on the current year and all prior periods and determined that the cumulative effect of this error was material to both the first quarter and expected full-year 2015 results, but did not result in a material misstatement to any previously issued annual or quarterly financial statements. Accordingly, the Company is revising the relevant financial statements for all applicable periods and will revise additional financial statements as they appear in future filings.

As previously disclosed, during 2014, the Company recored out-of-period adjustments, that had the effect of decreasing after- tax income by $3.5 million for the year ended December 31, 2014, primarily related to the Company’s Brazilian labor claims reserve. Also, during 2013, the Company recorded non-cash out-of-period adjustments that had the effect of increasing after- tax income by $3.0 million for the year ended December 31, 2013. In connection with the revision, the Company corrected these adjustments and all other previously identified immaterial out-of-period adjustments, including tax adjustments.

The impact of revising the Company’s Condensed Consolidated Balance Sheets, Condensed Statements of Operations and Condensed Consolidated Statements of Cash Flows for all period presented are as follows:

	December 31, 2014
(In thousands)	As Previously Reported	Revision	As Revised
ASSETS
Inventories	$177,265	$1,657	$178,922
Total current assets	681,822	1,657	683,479
Other assets	155,551	3,769	159,320
Total assets	2,263,801	5,426	2,269,227

LIABILITIES
Other liabilities	$25,849	$11,850	$37,699
Total liabilities	1,905,467	11,850	1,917,317

HARSCO CORPORATION STOCKHOLDERS’ EQUITY
Accumulated other comprehensive loss	$(532,491)	$235	$(532,256)
Retained earnings	1,290,208	(6,659)	1,283,549
Total Harsco Corporation stockholders’ equity	314,012	(6,424)	307,588
Total equity	358,334	(6,424)	351,910
Total liabilities and equity	2,263,801	5,426	2,269,227

	December 31, 2013
(In thousands)	As Previously Reported	Revision	As Revised
ASSETS
Trade accounts receivable, net	$353,181	$(551)	$352,630
Other receivables	46,470	(497)	45,973
Inventories	155,689	860	156,549
Total current assets	838,755	(188)	838,567
Property, plant and equipment, net	711,346	(881)	710,465
Other assets	108,265	5,838	114,103
Total assets	2,441,748	4,769	2,446,517

LIABILITIES
Accounts payable	$181,410	$515	$181,925
Income taxes payable	7,199	(1,127)	6,072
Other current liabilities	129,739	2,811	132,550
Total current liabilities	606,769	2,199	608,968
Other liabilities	42,526	11,850	54,376
Total liabilities	1,834,913	14,049	1,848,962

HARSCO CORPORATION STOCKHOLDERS’ EQUITY
Retained earnings	$1,381,321	$(9,280)	$1,372,041
Total Harsco Corporation stockholders’ equity	563,742	(9,280)	554,462
Total equity	606,835	(9,280)	597,555
Total liabilities and equity	2,441,748	4,769	2,446,517

	Year Ended December 31, 2014
(In thousands, except per share amounts)	As Previously Reported	Revision	As Revised
Revenues from continuing operations:
Service revenues	$1,365,696	$550	$1,366,246
Total revenues	2,065,738	550	2,066,288

Costs and expenses from continuing operations:
Cost of services sold	$1,151,842	$(2,482)	$1,149,360
Cost of products sold	494,944	(434)	494,510
Selling, general and administrative expenses	285,252	(515)	284,737
Research and development expenses	6,348	(881)	5,467
Loss on disposal of the Harsco Infrastructure Segment and transaction costs	6,057	(954)	5,103
Total costs and expenses	2,002,267	(5,266)	1,997,001

Operating income from continuing operations	$63,471	$5,816	$69,287
Income from continuing operations before income taxes and equity loss	8,322	5,816	14,138
Income tax expense	(27,171)	(3,195)	(30,366)
Loss from continuing operations	(20,407)	2,621	(17,786)
Net loss	(20,297)	2,621	(17,676)
Net loss attributable to Harsco Corporation	(24,792)	2,621	(22,171)

Amounts attributable to Harsco Corporation common stockholders:
Loss from continuing operations, net of tax	$(24,902)	$2,621	$(22,281)
Net loss attributable to Harsco Corporation common stockholders	(24,792)	2,621	(22,171)

Basic loss per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$(0.31)	$0.03	$(0.28)
Basic loss per share attributable to Harsco Corporation common stockholders	(0.31)	0.03	(0.27)	(a)

Diluted loss per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$(0.31)	$0.03	$(0.28)
Diluted loss per share attributable to Harsco Corporation common stockholders	(0.31)	0.03	(0.27)	(a)

(a) Does not total due to rounding.

	Year Ended December 31, 2013
(In thousands, except per share amounts)	As Previously Reported	Revision	As Revised
Revenues from continuing operations:
Service revenues	$2,229,966	$(550)	$2,229,416
Total revenues	2,896,520	(550)	2,895,970

Costs and expenses from continuing operations:
Cost of services sold	$1,766,730	$4,348	$1,771,078
Cost of products sold	467,485	331	467,816
Selling, general and administrative expenses	481,052	1,065	482,117
Research and development expenses	9,570	596	10,166
Loss on disposal of the Harsco Infrastructure Segment and transaction costs	291,372	954	292,326
Total costs and expenses	3,031,319	7,294	3,038,613

Operating loss from continuing operations	$(134,799)	$(7,844)	$(142,643)
Loss from continuing operations before income taxes and equity income	(183,332)	(7,844)	(191,176)
Income tax expense	(34,912)	2,937	(31,975)
Loss from continuing operations	(216,696)	(4,907)	(221,603)
Net loss	(218,188)	(4,907)	(223,095)
Net loss attributable to Harsco Corporation	(227,941)	(4,907)	(232,848)

Amounts attributable to Harsco Corporation common stockholders:
Loss from continuing operations, net of tax	$(226,449)	$(4,907)	$(231,356)
Net loss attributable to Harsco Corporation common stockholders	(227,941)	(4,907)	(232,848)

Basic loss per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$(2.80)	$(0.06)	$(2.86)
Basic loss per share attributable to Harsco Corporation common stockholders	(2.82)	(0.06)	(2.88)

Diluted loss per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$(2.80)	$(0.06)	$(2.86)
Diluted loss per share attributable to Harsco Corporation common stockholders	(2.82)	(0.06)	(2.88)

	Year Ended December 31, 2012
(In thousands, except per share amounts)	As Previously Reported	Revision	As Revised
Costs and expenses from continuing operations:
Cost of services sold	$1,861,732	$(352)	$1,861,380
Cost of products sold	487,784	(1,630)	486,154
Selling, general and administrative expenses	503,339	(550)	502,789
Research and development expenses	9,139	285	9,424
Other expenses	93,776	11,016	104,792
Total costs and expenses	3,220,808	8,769	3,229,577

Operating loss from continuing operations	$(174,790)	$(8,769)	$(183,559)
Loss from continuing operations before income taxes and equity income	(218,495)	(8,769)	(227,264)
Income tax expense	(35,251)	3,573	(31,678)
Loss from continuing operations	(253,182)	(5,196)	(258,378)
Net loss	(254,101)	(5,196)	(259,297)
Net loss attributable to Harsco Corporation	(254,612)	(5,196)	(259,808)

Amounts attributable to Harsco Corporation common stockholders:
Loss from continuing operations, net of tax	$(253,693)	$(5,196)	$(258,889)
Net loss attributable to Harsco Corporation common stockholders	(254,612)	(5,196)	(259,808)

Basic loss per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$(3.15)	$(0.06)	$(3.21)
Basic loss per share attributable to Harsco Corporation common stockholders	(3.16)	(0.06)	(3.22)

Diluted loss per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$(3.15)	$(0.06)	$(3.21)
Diluted loss per share attributable to Harsco Corporation common stockholders	(3.16)	(0.06)	(3.22)

	Year Ended December 31, 2014
(In thousands)	As Previously Reported	Revision	As Revised
Net cash provided (used) by:
Operating activities	$225,846	$881	$226,727
Investing activities	(228,680)	(881)	(229,561)

	Year Ended December 31, 2013
(In thousands)	As Previously Reported	Revision	As Revised
Net cash provided by:
Operating activities	$188,255	$(596)	$187,659
Investing activities	62,685	596	63,281

	Year Ended December 31, 2012
(In thousands)	As Previously Reported	Revision	As Revised
Net cash provided (used) by:
Operating activities	$198,879	$(285)	$198,594
Investing activities	(219,268)	285	(218,983)

As of December 31, 2014, the cumulative impact of this revision was a $6.7 million reduction in retained earnings. The diluted loss per share from continuing operations decrease for the year ended December 31, 2014 was $0.03. The diluted loss per share from continuing operations increase for the years ended December 31, 2013 and 2012 was $0.06 for both periods.

3. Recently Adopted and Recently Issued Accounting Standards

The following accounting standards have been adopted in 2014:

On January 1, 2014, the Company adopted Financial Accounting Standards Board (“FASB”)-issued changes related to a parent’s accounting for the cumulative translation adjustment upon derecognition of certain subsidiaries or groups of assets within a foreign entity or of an investment in a foreign entity. The changes resolve diversity in practice related to these matters. The adoption of these changes did not have a material impact on the Company’s consolidated financial statements.

On January 1, 2014, the Company adopted FASB-issued changes related to financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists that could be used to offset the liability for an uncertain tax position. The changes resolve diversity in practice related to these matters. The adoption of these changes did not have a material impact on the Company’s consolidated financial statements.

The following accounting standards have been issued and become effective for the Company at a future date:

In April 2014, the FASB issued changes related to reporting discontinued operations and disclosure of disposals of components of an entity. The changes modify the criteria related to what transactions constitute discontinued operations and expands disclosure requirements. The changes become effective for the Company, prospectively, on January 1, 2015. Management has determined that these changes will not have a material impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued changes related to the recognition of revenue from contracts with customers. The changes clarify the principles for recognizing revenue and develop a common revenue standard. The core principle of the changes is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The changes also require additional disclosures related to revenue recognition. The changes become effective for the Company on January 1, 2017. Management is currently evaluating these changes.

In August 2014, the FASB issued changes related to management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The changes become effective for the Company on January 1, 2017. Management has determined that these changes will not have a material impact on the Company’s consolidated financial statements.

4. Acquisitions and Dispositions

Acquisitions

In January 2014, the Company acquired Hammco Corporation (“Hammco”), a U.S. manufacturer of high specification air- cooled heat exchangers for the natural gas and petrochemical processing markets. Hammco has been included in the results of the Harsco Industrial Segment. Inclusion of pro forma financial information for this transaction is not necessary due to the immaterial size of the acquisition. The purchase price allocation for this acquisition is now final.

Net Loss Attributable to the Company and Changes to Noncontrolling Interest

The following table discloses the effects of changes in the Company’s ownership interests in subsidiaries on the Company’s equity.

	Years Ended December 31
(In thousands)	2014	2013	2012
Net loss attributable to the Company	$(22,171)	$(232,848)	$(259,808)
Net increase in the Company’s paid-in capital for changes to noncontrolling interest	—	711	—

Change from net loss attributable to the Company and changes to noncontrolling interest	$(22,171)	$(232,137)	$(259,808)

Dispositions

Infrastructure Transaction

In November 2013, the Company consummated the previously announced transaction to sell the Company’s Harsco Infrastructure Segment into a strategic venture with Clayton, Dubilier & Rice (“CD&R”) as part of a transaction that combines the Harsco Infrastructure Segment with Brand Energy & Infrastructure Services, Inc., which CD&R simultaneously acquired (the “Infrastructure Transaction”). The Company has contributed substantially all of the Company’s equity interest in, and the net assets of, the Harsco Infrastructure Segment to the strategic venture in exchange for $300 million, subject to working capital and other adjustments, and an approximate 29% equity interest in the resulting entity (the “Infrastructure strategic venture” or “Brand”). The Company’s equity interest in the Infrastructure strategic venture is accounted for under the equity method of accounting as prescribed by U.S. GAAP. See Note 1, Summary of Significant Accounting Policies, and Note 6, Equity Method Investments, for additional information on equity method investments.

As a result of the Infrastructure Transaction, the Company recorded an estimated loss on disposal of the Harsco Infrastructure Segment of $272.3 million during 2013 and recorded an additional loss of $2.9 million during 2014. Further adjustment to the loss on disposal of the Harsco Infrastructure Segment may be necessary as the result of the final valuation of certain items. The Company does not expect that the ultimate conclusion of these items will have a material adverse effect on the Company’s financial condition, results of operations or cash flows. The loss on disposal of the Harsco Infrastructure Segment represents the difference between the book value of the Harsco Infrastructure Segment, less costs to sell, and the sum of the cash consideration plus the fair value of the Company’s approximate 29% equity interest in the Infrastructure strategic venture. The fair value of the equity interest was determined based on the expected future discounted cash flows of the Infrastructure strategic venture.

While the Infrastructure Transaction was consummated on November 26, 2013, the ownership interest in certain jurisdictions did not transfer as of December 31, 2013. The carrying amounts of the remaining assets and liabilities that were aggregated in the captions, Assets held-for-sale and Liabilities of assets held-for-sale, respectively, on the Consolidated Balance Sheet at December 31, 2013 were as follows:

(In thousands)	December 31 2013	(In thousands)	December 31 2013
Assets held-for-sale:		Liabilities of assets held-for-sale:
Cash and cash equivalents	$1,290	Accounts payable	$4,143
Trade accounts receivable, net	28,471	Accrued compensation	4,618
Due from unconsolidated affiliate	65,728	Income taxes payable	1,105
Inventories	5,898	Insurance liabilities - current portion	21
Other current assets	2,129	Due to unconsolidated affiliate	97,079
Property, plant and equipment, net	10,343	Other current liabilities	2,210
Other assets	109

	$113,968		$109,176

The ownership interest in the jurisdictions representing the assets held-for-sale and liabilities of assets held-for-sale at December 31, 2013 were transferred to Brand during January 2014.

Additionally, the Company incurred $2.2 million and $20.1 million of transaction costs during the years ended December 31, 2014 and 2013, respectively, in conjunction with the Infrastructure Transaction.

Harsco Gas Technologies

Consistent with the strategic focus to grow and allocate financial resources principally to the Company’s industrial services businesses, the Company sold the Gas Technologies Segment to Taylor Wharton International in 2007. The Consolidated Statements of Operations for the years ended 2014, 2013 and 2012 reflect the Gas Technologies Segment’s results as discontinued operations. The Company recorded after-tax income from discontinued operations of $0.1 million and after-tax losses from discontinued operations of $1.5 million and $0.9 million, in 2014, 2013 and 2012, respectively. The income in 2014 and losses incurred in 2013 and 2012 included charges related to potential and contingent claims.

5. Accounts Receivable and Inventories

Accounts receivable consist of the following:

	Accounts Receivable
(In thousands)	December 31 2014	December 31 2013
Trade accounts receivable	$340,223	$359,268
Less: Allowance for doubtful accounts	(15,119)	(6,638)

Trade accounts receivable, net	$325,104	$352,630

Other receivables (a)	$28,145	$45,973

(a)	Other receivables include insurance claim receivables, employee receivables, tax claim receivables and other miscellaneous receivables not included in Trade accounts receivable, net.

The following table reflects the provision for doubtful accounts related to trade accounts receivable for the years ended December 31, 2014, 2013 and 2012:

	Years Ended December 31
(In thousands)	2014	2013	2012
Provision for doubtful accounts related to trade accounts receivable	$9,892	$10,175	$11,266

Inventories consist of the following:

	Inventories
(In thousands)	December 31 2014	December 31 2013
Finished goods	$30,525	$23,635
Work-in-process	28,690	25,698
Raw materials and purchased parts	87,985	72,743
Stores and supplies	31,722	34,473

Total inventories	$178,922	$156,549

Valued at lower of cost or market:
LIFO basis	$109,348	$96,162
FIFO basis	13,383	9,859
Average cost basis	56,191	50,528

Total inventories	$178,922	$156,549

Inventories valued on the LIFO basis at December 31, 2014 and 2013 were approximately $31 million and $27 million, respectively, less than the amounts of such inventories valued at current costs.

During 2014, as a result of reducing certain inventory quantities valued on the LIFO basis, net loss decreased from that which would have been recorded under the FIFO basis of valuation by $0.1 million. During 2013, there was no significant impact on net loss as a result of reducing certain inventory quantities valued on a LIFO basis. During 2012, as a result of reducing certain inventory quantities valued on the LIFO basis, net loss decreased from that which would have been recorded under the FIFO basis of valuation by $0.1 million.

6. Equity Method Investments

As a result of the Infrastructure Transaction, the Company owns an approximate 29% equity interest in Brand at December 31, 2014. See Note 4, Acquisitions and Dispositions, for additional information related to the Infrastructure Transaction.

Brand is a leading provider of specialized services to the global energy, industrial and infrastructure markets that combines a global footprint, broad service offerings and rigorous operating processes to support customer required facility maintenance and turnaround needs and capital driven upgrade and expansion plans. Brand’s range of services includes work access, corrosion management, atmospheric and immersion coatings, insulation services, fireproofing and refractory, mechanical services, forming and shoring and other complementary specialty services. Brand delivers services through a global network of strategically located branches in six continents with a particular focus on major hydrocarbon and power generation markets globally. In addition, Brand has co-located branches at energy-related customer facilities providing a consistent presence for required maintenance work.

The Company records the Company’s proportionate share of Brand’s net income or loss one quarter in arrears. Accordingly, the Company’s Consolidated Statement of Operations for the year ended December 31, 2013 does not include any amounts related to the Infrastructure strategic venture in the caption, Equity in income of unconsolidated entities, net. Brand’s summarized balance sheet information at September 30, 2014 and summarized statement of operations information for the period from November 27, 2013 through September 30, 2014 are summarized as follows:

(In thousands)	September 30 2014
Summarized Balance Sheet Information of Brand:
Current assets	$815,809
Property and equipment , net	923,056
Other noncurrent assets	1,594,669

Total assets	$3,333,534

Short-term borrowings, including current portion of long-term debt	$68,748
Other current liabilities	360,714
Long-term debt	1,747,522
Other noncurrent liabilities	406,636

Total liabilities	2,583,620
Equity	749,914

Total liabilities and equity	$3,333,534

(In thousands)	Period From November 27 2013 Through September 30 2014 (a)
Summarized Statement of Operations Information of Brand:
Net revenues	$2,559,556
Gross profit	559,376
Net income (loss) attributable to Brand Energy & Infrastructure Services, Inc. and Subsidiaries	(4,848)
Harsco’s equity in income (loss) of Brand	(1,595)
(a)	The Company’s equity method investment in Brand began on November 26, 2013; accordingly, there is only approximately ten months of related equity income (loss). The results of the Harsco Infrastructure Segment from January 1, 2013 through the date of closing are reported in the Company’s results of operations for 2013.

The book value of the Company’s equity method investment in Brand at December 31, 2014 and 2013 was $285.7 million and $296.1 million, respectively. The Company’s initial underlying equity in the net assets of Brand, upon consummation of the Infrastructure Transaction, was approximately $225 million. The difference between the initial fair value of the Company’s equity method investment in Brand and the Company’s underlying equity in the net assets of Brand was determined to be equity method goodwill and is not amortized.

The initial determination of fair value of the Company’s equity method investment (Level 3) in Brand was derived with a primary reliance upon the income approach. Various DCF models were created based on the Company’s most likely case view of cash flow projections for Brand over a five year horizon. The following table details quantitative information about significant unobservable inputs:

	Fair Value at December 31 2013			Range
(Dollars in thousands)		Valuation Technique	Unobservable Input	Low	High
Equity method investment - Brand	$296,082	Discounted cash flow	EBITDA Margin	10.9%	12.6%
			Ratio of capital expenditures to revenues	2.9%	3.8%
			Long-term revenue growth	3.0%	3.0%
			WACC Rate	9.25%	9.25%
			Cost of equity	12.5%	12.5%
			Implied exit EBITDA multiple	7.0X	7.5X
			Discount for lack of marketability	15%	15%

No instances of impairment were noted on the Company’s equity method investment at December 31, 2014.

As part of the Infrastructure Transaction, the Company is required to make quarterly payments to the Company’s partner in the Infrastructure strategic venture, either (at the Company’s election) (i) in cash, with total payments to equal approximately $22 million per year on a pre-tax basis (approximately $15 million per year after-tax), or (ii) in kind through the transfer of approximately 2.5% of the Company’s ownership interest in the Infrastructure strategic venture on an annual basis (the “unit adjustment liability”). The resulting liability is reflected in the caption, Unit adjustment liability, on the Company’s Consolidated Balance Sheets. The Company will recognize the change in fair value to the unit adjustment liability each period until the Company is no longer required to make these payments or chooses not to make these payments. The change in fair value to the unit adjustment liability is a non-cash expense. For the years ended December 31, 2014 and 2013, the Company recognized $9.7 million and $1.0 million, respectively, of change in fair value to the unit adjustment liability.

The Company’s obligation to make a quarterly payment will cease upon the earlier of (i) Brand achieving $487.0 million in last twelve months’ earnings before interest, taxes, depreciation and amortization (“EBITDA”) for three quarters, which need not be consecutive, or (ii) 8 years after the closing of the Infrastructure Transaction. In addition, upon the initial public offering of Brand, the Company’s quarterly payment obligation will decrease by the portion of CD&R’s ownership interest sold or eliminated completely once CD&R’s ownership interest in Brand falls below 20%. In the event of a liquidation event of Brand, CD&R is entitled to a liquidation preference of approximately $336 million, plus any quarterly payments that had been paid in kind.

The Consolidated Balance Sheets as of December 31, 2014 and 2013 include balances related to the unit adjustment liability of $93.8 million and $106.3 million, respectively, in the current and non-current captions, Unit adjustment liability. A reconciliation of beginning and ending balances related to the unit adjustment liability is included in Note 16, Financial Instruments.

The Company intends to make these quarterly payments in cash and will continue to evaluate the implications of making payments in cash or in kind based upon performance of the Infrastructure strategic venture. In the future, should the Company decide not to make the cash payment, the value of both the equity method investment in Brand and the related unit adjustment liability may be impacted, and the change may be reflected in earnings in that period.

Balances related to transactions between the Company and Brand are as follows:

(In thousands)	December 31 2014	December 31 2013
Balances due from Brand	$1,860	$85,411
Balances due to Brand	28,311	149,325

The remaining balances between the Company and Brand, at December 31, 2014, relate primarily to transition services and the funding of certain transferred defined benefit pension plan obligations through 2018. There is not expected to be any significant level of revenue or expense between the Company and Brand on an on-going basis once all aspects of the Infrastructure Transaction have been finalized.

7. Property, Plant and Equipment

Property, plant and equipment consist of the following:

(In thousands)	Estimated Useful Lives	December 31 2014	December 31 2013
Land	—	$15,721	$16,652
Land improvements	5-20 years	15,898	13,615
Buildings and improvements	5-40 years	205,409	192,346
Machinery and equipment	3-20 years	1,861,965	1,969,493
Uncompleted construction	—	87,414	85,627

Gross property, plant and equipment		2,186,407	2,277,733
Less: Accumulated depreciation		(1,523,163)	(1,567,268)

Property, plant and equipment, net		$663,244	$710,465

Included in the amounts are $22.3 million and $23.5 million of property, plant and equipment under capital leases at December 31, 2014 and 2013, respectively.

Buildings and improvements include leasehold improvements that are amortized over the shorter of their useful lives or the initial term of the lease.

8. Goodwill and Other Intangible Assets

Goodwill by Segment

The following table reflects the changes in carrying amounts of goodwill by segment (there is no goodwill associated with the Harsco Infrastructure Segment) for the years ended December 31, 2014 and 2013:

(In thousands)	Harsco Metals & Minerals Segment	Harsco Industrial Segment		Harsco Rail Segment	Consolidated Totals
Balance at December 31, 2012	$419,888	$—		$9,310	$429,198
Foreign currency translation	2,067	—		—	2,067

Balance at December 31, 2013	421,955	—		9,310	431,265
Changes to goodwill	(300)	6,839	(a)	—	6,539
Foreign currency translation	(21,649)	—		—	(21,649)

Balance at December 31, 2014	$400,006	$6,839		$9,310	$416,155

(a)	Changes to goodwill relate to the initial acquisition of Hammco and related purchase price adjustments in accordance with U.S. GAAP occurring during the measurement period. See Note 4, Acquisitions and Dispositions.

The Company’s methodology for determining reporting unit fair value is described in Note 1, Summary of Significant Accounting Policies. Performance of the Company’s 2014 annual impairment test did not result in impairment of any of the Company’s reporting units.

Intangible Assets

Intangible assets totaled $58.5 million, net of accumulated amortization of $147.9 million at December 31, 2014 and $53.3 million, net of accumulated amortization of $143.4 million at December 31, 2013. The following table reflects these intangible assets by major category:

	December 31, 2014		December 31, 2013
(In thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer related	$157,530	$112,211	$150,307	$110,889
Non-compete agreements	1,107	1,039	1,126	1,024
Patents	6,079	5,399	6,211	5,273
Technology related	26,548	21,233	27,185	18,931
Trade names	7,745	3,733	4,113	2,969
Other	7,420	4,290	7,753	4,348

Total	$206,429	$147,905	$196,695	$143,434

The gross carrying amount of intangible assets increased in 2014 due to the acquisition of Hammco, as discussed in Note 4, Acquisitions and Dispositions. As part of this transaction, the Company acquired the following finite-lived intangible assets (by major class):

(In thousands)	Gross Carrying Amount	Residual Value	Weighted- average amortization period
Customer related	$13,928	—	12 years
Trade names	3,647	—	15 years

Total	$17,575

Amortization expense for intangible assets was $9.9 million, $13.8 million and $17.6 million for 2014, 2013 and 2012, respectively. The following table shows the estimated amortization expense for the next five fiscal years based on current intangible assets.

(In thousands)	2015	2016	2017	2018	2019
Estimated amortization expense (a)	$8,350	$7,800	$5,050	$4,850	$4,800
(a)	These estimated amortization expense amounts do not reflect the potential effect of future foreign currency exchange rate fluctuations.

9. Debt and Credit Agreements

The Company has a multi-year revolving credit facility that is available for use throughout the world. The following table illustrates the amount outstanding under the multi-year revolving credit facility and available credit at December 31, 2014. The multi-year revolving credit facility is described in more detail below the table.

	Summary of Credit Facility
	December 31, 2014
(In thousands)	Facility Limit	Outstanding Balance	Available Credit
Multi-year revolving credit facility (a U.S.-based program)	$525,000	$98,500	$426,500

In March 2012, the Company entered into an Amended and Restated Five Year Credit Agreement (the “Credit Agreement”) providing for $525 million of borrowing capacity through a syndicate of 14 banks. The Credit Agreement matures in March 2017. The Company has the option to increase the borrowing capacity available under the Credit Agreement to $550 million. Borrowings under the Credit Agreement are available in most major currencies with active markets and at interest rates based upon LIBOR, plus a margin.

On September 12, 2013, the Company entered into Amendment No.1 (“Amendment No. 1”) to the Credit Agreement. In addition to certain administrative and conforming modifications, Amendment No. 1 replaced the total consolidated debt to total consolidated capital ratio debt covenant. That debt covenant was replaced by a debt covenant for total consolidated debt to consolidated EBITDA, which is not to exceed 3.5 to 1.0. During the three months ended September 30, 2013, the Company expensed $0.4 million of fees associated with Amendment No. 1. On December 20, 2013, the Company entered into Amendment No. 2 (“Amendment No. 2”) to the Credit Agreement. Amendment No. 2 modified certain defined terms to reflect the impact of the Infrastructure Transaction. During the three months ended December 31, 2013, the Company expensed $0.3 million of fees associated with Amendment No. 2.

At December 31, 2014 and 2013, the Company had $98.5 million and $35.0 million, respectively, of Credit Agreement borrowings outstanding. At December 31, 2014 and 2013, all such balances were classified as long-term borrowings in the Consolidated Balance Sheets. Classification of such balances is based on the Company’s ability and intent to repay such amounts over the subsequent twelve months, as well as reflects the Company’s ability and intent to borrow for a period longer than a year. To the extent the Company expects to repay any amounts within the subsequent twelve months, the amounts are classified as short-term borrowings.

Short-term borrowings amounted to $16.7 million and $7.5 million at December 31, 2014 and 2013, respectively. Short-term borrowings consist principally of bank overdrafts. The weighted-average interest rate for short-term borrowings at December 31, 2014 and 2013 was 11.7% and 10.8%, respectively.

	Long-Term Debt
(In thousands)	December 31 2014	December 31 2013
5.75% notes due May 15, 2018	$448,626	$448,268
2.7% notes due October 15, 2015	249,733	249,373
Other financing payable (including capital leases) in varying amounts due principally through 2017 with a weighted-average interest rate of 4.0% and 3.6% at December 31, 2014 and 2013, respectively	156,538	105,774

Total debt	854,897	803,415
Less: current maturities	(25,188)	(20,257)

Total long-term debt	$829,709	$783,158

At December 31, 2014, the Company’s 2.7% notes due October 15, 2015 are classified as long-term debt on the Consolidated Balance Sheet based on the Company’s intent to refinance this debt using debt capital markets and ability to refinance this debt using borrowings under the Credit Agreement.

The maturities of long-term debt for the four years following December 31, 2015 are as follows:

(In thousands)
2016	$11,732
2017	363,047
2018	453,759
2019	876

Cash payments for interest on all debt were $44.2 million, $50.1 million and $45.5 million in 2014, 2013 and 2012, respectively.

In addition to the total consolidated debt to consolidated EBITDA ratio covenant, which is not to exceed 3.5 to 1.0, the Credit Agreement contains covenants that limit the proportion of subsidiary consolidated indebtedness to a maximum of 10% of consolidated tangible assets and require a minimum consolidated EBITDA to consolidated interest charges ratio of 3.0 to 1.0. The Company’s 5.75% and 2.7% notes include covenants that require the Company to offer to repurchase the notes at 101% of par in the event of a change of control of the Company or disposition of substantially all of the Company’s assets in combination with a downgrade in the Company’s credit rating to non-investment grade. At December 31, 2014, the Company was in compliance with these and all other covenants.

10. Operating Leases

The Company leases certain property and equipment under noncancelable operating leases. Rental expense under such operating leases was $19.7 million, $51.7 million and $54.9 million in 2014, 2013 and 2012, respectively.

Future minimum payments under operating leases with noncancelable terms are as follows:

(In thousands)
2015	$14,642
2016	10,905
2017	7,204
2018	4,075
2019	3,546
After 2019	24,762

Total minimum rentals to be received in the future under noncancelable subleases at December 31, 2014 are $0.6 million.

The decrease in 2014 rental expense under operating leases is due to the Infrastructure Transaction. See Note 4, Acquisitions and Dispositions, for additional information related to the Infrastructure Transaction.

11. Employee Benefit Plans

Pension Benefits

The Company has defined benefit pension retirement plans covering a substantial number of employees. The defined benefits for salaried employees generally are based on years of service and the employee’s level of compensation during specified periods of employment. Defined benefit plans covering hourly employees generally provide benefits of stated amounts for each year of service. The multiemployer plans in which the Company participates provide benefits to certain unionized employees. The Company’s funding policy for qualified plans is consistent with statutory regulations and customarily equals the amount deducted for income tax purposes. Periodic voluntary contributions are made, as recommended, by the Company’s pension committee. The Company’s policy is to amortize prior service costs of defined benefit pension plans over the average future service period of active plan participants.

For most U.S. defined benefit pension plans and a majority of international defined benefit pension plans, accrued service is no longer granted. In place of these plans, the Company has established defined contribution pension plans providing for the Company to contribute a specified matching amount for participating employees’ contributions to the plan. For U.S. employees, this match is made on employee contributions up to 4% of their eligible compensation. Additionally, the Company may provide a discretionary contribution of up to 2% of compensation for eligible employees. This discretionary amount has not been provided for the years 2014, 2013 and 2012. For non-U.S. employees, this match is up to 6% of eligible compensation with an additional 2% going towards insurance and administrative costs.

Net periodic pension cost for U.S. and international pension plans for 2014, 2013 and 2012 is as follows:

	U.S. Plans			International Plans
(In thousands)	2014	2013	2012	2014	2013	2012
Defined benefit plans:
Service cost	$2,233	$2,565	$1,887	$1,610	$3,457	$3,418
Interest cost	12,868	11,767	12,780	43,230	42,707	46,174
Expected return on plan assets	(16,786)	(15,642)	(15,617)	(49,927)	(46,920)	(45,050)
Recognized prior service costs	90	248	224	184	335	397
Recognized losses	3,352	5,052	4,637	14,102	16,447	15,194
Amortization of transition liability	—	—	—	—	—	8
Settlement/curtailment loss (gain)	—	—	1,510	60	(372)	(2,589)

Defined benefit plans pension cost	1,757	3,990	5,421	9,259	15,654	17,552
Multiemployer plans	1,199	12,444	10,186	1,762	5,449	5,539
Defined contribution plans	4,704	4,945	5,066	8,033	11,139	12,770

Net periodic pension cost	$7,660	$21,379	$20,673	$19,054	$32,242	$35,861

The change in the financial status of the pension plans and amounts recognized on the Consolidated Balance Sheets at December 31, 2014 and 2013 are as follows:

	U.S. Plans		International Plans
(In thousands)	2014	2013	2014	2013
Change in benefit obligation:
Benefit obligation at beginning of year	$283,571	$316,448	$958,705	$1,068,750
Service cost	2,233	2,565	1,610	3,457
Interest cost	12,868	11,767	43,230	42,707
Plan participants’ contributions	—	—	75	689
Amendments	—	—	—	(394)
Actuarial (gain) loss	49,939	(28,158)	150,289	(8,245)
Settlements/curtailments	—	—	(589)	(1,619)
Benefits paid	(23,292)	(19,051)	(41,522)	(46,269)
Effect of foreign currency	—	—	(62,250)	19,744
Infrastructure Transaction transfer (a)	—	—	—	(120,115)
Other	—	—	55	—

Benefit obligation at end of year	$325,319	$283,571	$1,049,603	$958,705

Change in plan assets:
Fair value of plan assets at beginning of year	$233,579	$218,084	$770,911	$783,059
Actual return on plan assets	15,465	31,931	80,518	68,535
Employer contributions	7,598	2,615	28,112	30,258
Plan participants’ contributions	—	—	75	689
Settlements/curtailments	—	—	—	(1,028)
Benefits paid	(23,292)	(19,051)	(40,948)	(45,207)
Effect of foreign currency	—	—	(47,623)	11,455
Infrastructure Transaction transfer (a)	—	—	—	(76,850)

Fair value of plan assets at end of year	$233,350	$233,579	$791,045	$770,911

Funded status at end of year	$(91,969)	$(49,992)	$(258,558)	$(187,794)

(a) During 2013, certain international plans’ benefit obligations and plan assets were transferred to the Infrastructure strategic venture as part of the Infrastructure Transaction, as described in Note 4, Acquisitions and Dispositions.

Amounts recognized on the Consolidated Balance Sheets consist of the following at December 31, 2014 and 2013:

	U.S. Plans December 31		International Plans December 31
(In thousands)	2014	2013	2014	2013
Noncurrent assets	$615	$2,148	$1,746	$3,894
Current liabilities	2,102	2,045	524	534
Noncurrent liabilities	90,482	50,095	259,780	191,154
Accumulated other comprehensive loss before tax	157,165	109,348	479,382	401,300

Amounts recognized in Accumulated other comprehensive loss, before tax, consist of the following at December 31, 2014 and 2013:

	U.S. Plans		International Plans
(In thousands)	2014	2013	2014	2013
Net actuarial loss	$156,989	$109,081	$478,396	$400,726
Prior service cost	176	267	986	574

Total	$157,165	$109,348	$479,382	$401,300

The estimated amounts that will be amortized from accumulated other comprehensive loss into defined benefit net periodic pension cost in 2015 are as follows:

(In thousands)	U.S. Plans	International Plans
Net actuarial loss	$4,919	$17,254
Prior service cost	81	208

Total	$5,000	$17,462

The Company’s estimate of expected contributions to be paid in 2015 for the U.S. and international defined benefit plans are $2.5 million and $31.2 million, respectively.

Future Benefit Payments

The expected benefit payments for defined benefit plans over the next 10 years are as follows:

(In millions)	2015	2016	2017	2018	2019	2020-2024
U.S. Plans	$18.5	$18.8	$18.6	$18.8	$18.7	$94.5
International Plans	42.1	43.8	45.5	46.2	47.7	266.0

Net Periodic Pension Cost Assumptions

The weighted-average actuarial assumptions used to determine the net periodic pension cost for 2014, 2013 and 2012 were as follows:

	U.S. Plans December 31			International Plans December 31			Global Weighted-Average December 31
	2014	2013	2012	2014	2013	2012	2014	2013	2012
Discount rates	4.7%	3.8%	4.4%	4.7%	4.3%	4.8%	4.7%	4.2%	4.7%
Expected long-term rates of return on plan assets	7.5%	7.5%	7.8%	6.8%	6.6%	6.7%	7.0%	6.8%	6.9%
Rates of compensation increase	3.0%	3.0%	3.0%	3.4%	2.8%	3.4%	3.4%	2.8%	3.4%

The expected long-term rates of return on plan assets for the 2015 net periodic pension cost are 7.5% for the U.S. plans and 6.8% for the international plans. The expected global long-term rate of return on assets for 2015 is 7.0%.

Defined Benefit Pension Obligation Assumptions

The weighted-average actuarial assumptions used to determine the defined benefit pension plan obligations at December 31, 2014 and 2013 were as follows:

	U.S. Plans December 31		International Plans December 31		Global Weighted- Average December 31
	2014	2013	2014	2013	2014	2013
Discount rates	3.9%	4.7%	3.7%	4.7%	3.7%	4.7%
Rates of compensation increase	3.0%	3.0%	3.2%	3.4%	3.2%	3.3%

The U.S. discount rate was determined using a yield curve that was produced from a universe containing approximately 700 U.S. dollar-denominated, AA-graded corporate bonds, all of which were noncallable (or callable with make-whole provisions), and excluding the 10% of the bonds with the highest yields and the 10% with the lowest yields within each maturity group. The discount rate was then developed as the level-equivalent rate that would produce the same present value as that using spot rates to discount the projected benefit payments. For international plans, the discount rate is aligned to corporate bond yields in the local markets, normally AA-rated corporations. The process and selection seeks to approximate the cash inflows with the timing and amounts of the expected benefit payments.

Accumulated Benefit Obligation

The accumulated benefit obligation for all defined benefit pension plans at December 31, 2014 and 2013 was as follows:

	U.S. Plans December 31		International Plans December 31
(In millions)	2014	2013	2014	2013
Accumulated benefit obligation	$325.3	$283.5	$1,043.2	$950.7

Plans with Accumulated Benefit Obligation in Excess of Plan Assets

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets at December 31, 2014 and 2013 were as follows:

	U.S. Plans December 31		International Plans December 31
(In millions)	2014	2013	2014	2013
Projected benefit obligation	$314.9	$274.8	$1,032.1	$926.8
Accumulated benefit obligation	314.9	274.8	1,026.0	923.9
Fair value of plan assets	222.3	222.6	771.8	737.6

The asset allocations attributable to the Company’s U.S. defined benefit pension plans at December 31, 2014 and 2013, and the long-term target allocation of plan assets, by asset category, are as follows:

	Target Long-Term Allocation	Percentage of Plan Assets at December 31
U.S. Plans Asset Category		2014	2013
Domestic equity securities	34%-44%	39.1%	41.8%
International equity securities	14%-24%	18.2%	19.5%
Fixed income securities	28%-38%	30.3%	25.9%
Cash and cash equivalents	Less than 5%	3.1%	3.2%
Other	5%-15%	9.3%	9.6%

Plan assets are allocated among various categories of equities, fixed income securities and cash and cash equivalents with professional investment managers whose performance is actively monitored. The primary investment objective is long-term growth of assets in order to meet present and future benefit obligations. The Company periodically conducts an asset/liability modeling study and accordingly adjusts investments among and within asset categories to ensure the long-term investment strategy is aligned with the profile of benefit obligations.

The Company reviews the long-term expected return on asset assumption on a periodic basis taking into account a variety of factors including the historical investment returns achieved over a long-term period, the targeted allocation of plan assets and future expectations based on a model of asset returns for an actively managed portfolio. The model simulates 1,000 different capital market results over 20 years. For both 2015 and 2014, the expected return-on-asset assumption for U.S. plans was 7.5%.

The U.S. defined benefit pension plans assets include 450,000 shares of the Company’s common stock valued at $8.5 million at December 31, 2014 and 450,000 shares of the Company’s common stock valued at $12.6 million at December 31, 2013. These shares represented 3.6% and 5.4% of total plan assets at December 31, 2014 and 2013, respectively. Dividends paid to the pension plans on the Company’s common stock amounted to $0.4 million in 2014, 2013 and 2012.

The asset allocations attributable to the Company’s international defined benefit pension plans at December 31, 2014 and 2013 and the long-term target allocation of plan assets, by asset category, are as follows:

	Target Long-Term Allocation	Percentage of Plan Assets at December 31
International Plans Asset Category		2014	2013
Equity securities	32.5%	36.9%	38.5%
Fixed income securities	42.5%	45.3%	42.0%
Cash and cash equivalents	—	0.3%	0.3%
Other	25.0%	17.5%	19.2%

Plan assets at December 31, 2014 in the U.K. defined benefit pension plan amounted to 94% of the international pension assets. These assets are allocated among various categories of equities, fixed income securities and cash and cash equivalents with professional investment managers whose performance is actively monitored. The primary investment objective is long-term growth of assets in order to meet present and future benefit obligations. The Company periodically conducts asset/liability modeling studies and accordingly adjusts investment amounts within asset categories to ensure the long-term investment strategy is aligned with the profile of benefit obligations.

For the international long-term rate of return assumption, the Company considered the current level of expected returns in risk- free investments (primarily government bonds), the historical level of the risk premium associated with other asset classes in which the portfolio is invested and the expectations for future returns of each asset class and plan expenses. The expected return for each asset class was then weighted based on the target asset allocation to develop the expected long-term rate of return on assets. For both 2015 and 2014, the expected return on asset assumption for the U.K. plan was 6.8%. The remaining international pension plans, with assets representing 6% of the international pension assets, are under the guidance of professional investment managers and have similar investment objectives.

The fair values of the Company’s U.S. pension plans’ assets at December 31, 2014 by asset class are as follows:

(In thousands)	Total	Level 1	Level 2	Level 3
Domestic equities:
Common stocks	$44,064	$44,064	$—	$—
Mutual funds—equities	47,313	13,335	33,978	—
International equities—mutual funds	42,446	42,446	—	—
Fixed income investments:
U.S. Treasuries and collateralized securities	18,759	—	18,759	—
Corporate bonds and notes	11,347	11,347	—	—
Mutual funds—bonds	40,568	11,936	28,632	—
Other—mutual funds	21,700	21,700	—	—
Cash and money market accounts	7,153	7,153	—	—

Total	$233,350	$151,981	$81,369	$—

The fair values of the Company’s international pension plans’ assets at December 31, 2014 by asset class are as follows:

(In thousands)	Total	Level 1	Level 2	Level 3
Equity securities:
Mutual funds—equities	$292,150	$—	$292,150	$—
Fixed income investments:
Mutual funds—bonds	350,073	—	350,073	—
Insurance contracts	8,233	—	8,233	—
Other:
Real estate funds/limited partnerships	53,926	—	31,279	22,647
Other mutual funds	84,120	—	84,120	—
Cash and money market accounts	2,543	2,543	—	—

Total	$791,045	$2,543	$765,855	$22,647

The fair values of the Company’s U.S. pension plans’ assets at December 31, 2013 by asset class are as follows:

(In thousands)	Total	Level 1	Level 2	Level 3
Domestic equities:
Common stocks	$48,915	$48,915	$—	$—
Mutual funds—equities	48,807	13,204	35,603	—
International equities—mutual funds	45,475	45,475	—	—
Fixed income investments:
U.S. Treasuries and collateralized securities	18,787	—	18,787	—
Corporate bonds and notes	8,374	8,374	—	—
Mutual funds—bonds	33,326	33,326	—	—
Other—mutual funds	22,508	22,508	—	—
Cash and money market accounts	7,387	7,387	—	—

Total	$233,579	$179,189	$54,390	$—

The fair values of the Company’s international pension plans’ assets at December 31, 2013 by asset class are as follows:

(In thousands)	Total	Level 1	Level 2	Level 3
Equity securities:
Mutual funds—equities	$296,980	$—	$296,980	$—
Fixed income investments:
Mutual funds—bonds	314,965	—	314,965	—
Insurance contracts	8,797	—	8,797	—
Other:
Real estate funds / limited partnerships	52,733	—	32,310	20,423
Other mutual funds	94,980	—	94,980	—
Cash and money market accounts	2,456	2,456	—	—

Total	$770,911	$2,456	$748,032	$20,423

The following table summarizes changes in the fair value of Level 3 assets for 2014, 2013 and 2012:

Level 3 Asset Changes for the Twelve Months Ended December 31 (In thousands)	2014	2013	2012
Real Estate Limited Partnership:
Balance at beginning of year	$20,423	$17,746	$12,025
Contributions to partnership	385	838	2,535
Cash distributions received	(1,614)	(1,380)	(1,270)
Actual return on plan assets:
Related to asset still held at end of year	3,453	3,219	4,456

Balance at end of year	$22,647	$20,423	$17,746

Following is a description of the valuation methodologies used for the plans’ investments measured at fair value:

•	Level 1 Fair Value Measurements—Investments in interest-bearing cash are stated at cost, which approximates fair value. The fair values of money market accounts and certain mutual funds are based on quoted net asset values of the shares held by the plan at year-end. The fair values of domestic and international stocks and corporate bonds, notes and convertible debentures are valued at the closing price reported in the active market on which the individual securities are traded.
•	Level 2 Fair Value Measurements—The fair values of investments in mutual funds for which quoted net asset values in an active market are not available are valued by the investment advisor based on the current market values of the underlying assets of the mutual fund based on information reported by the investment consistent with audited financial statements of the mutual fund. Further information concerning these mutual funds may be obtained from their separate audited financial statements. Investments in U.S. Treasury notes and collateralized securities are valued based on yields currently available on comparable securities of issuers with similar credit ratings.
•	Level 3 Fair Value Measurements—Real estate limited partnership interests are valued by the general partners based on the underlying assets. The limited partnership interests are valued using unobservable inputs and have been classified within Level 3 of the fair value hierarchy.

Multiemployer Plans

The Company contributes to numerous multiemployer pension plans under the terms of collective-bargaining agreements that cover union-represented employees, many of whom are temporary in nature. The risks of participating in multiemployer pension plans differ from traditional company-sponsored defined benefit plans as follows:

•	Assets contributed to a multiemployer pension plan by one employer may be used to provide benefits to the employees of other participating employers;
•	When a participating employer stops contributing to a multiemployer pension plan, the unfunded obligations of the plan become the responsibility of the remaining participating employers, subject to any exemptions that may apply; and
•	If the Company elects to stop participation in a multiemployer pension plan, the Company may be required to pay a withdraw liability which is based upon the underfunded status of the plan.

The Company’s participation in multiemployer pension plans for the years ended December 31, 2014, 2013 and 2012 is outlined below. The Company considers significant plans to be those plans to which the Company contributed more than 5% of total contributions to the plan in a given plan year or for which the Company believes the Company’s share of the unfunded liability for the plan may be material to the Company.

(In thousands)
Pension Fund	Identification Number	Pension Protection Act Zone Status For Plan Years Ended		Contributions By The Company For Years Ended (a)			Subject to Financial Improvement Plan	Surcharge Imposed	Expiration Date of Collective- Bargaining Agreement
		2013	2012	2014	2013	2012
Significant multiemployer plans for which plan financial information is not publicly available outside the Company’s financial statements:
New Zealand Steel Pension
Fund	018-054-531	N/A	N/A	$838	$886	$909	Yes	No	2016
Summary aggregate information for multiemployer plans which are not individually significant:
All other multiemployer plans (b) (c)				2,123	17,007	14,905

Total Contributions				$2,961	$17,893	$15,814

(a)	These amounts represent either contributions for the plan year as confirmed by plan sponsors or the Company’s estimates based on fiscal year accounts payable records which will be updated as confirmation is received from plan sponsors.
(b)	The decrease in contributions by the Company for 2014 primarily relates to the consummation of the Infrastructure Transaction. See Note 4, Acquisitions and Dispositions, for additional information related to the Infrastructure Transaction.
(c)	Contributions to multiemployer pension plans in 2012 do not include the $11.9 million partial withdrawal liability recorded for the Harsco Metals and Minerals Segment. This partial withdrawal liability is described in Note 18, Other Expenses.

For plan years ended 2014 and 2013, the Company contributed more than 5% of the total contributions to the New Zealand Steel Pension Fund. The New Zealand Steel Pension Fund is a defined benefit superannuation scheme registered in New Zealand under the Superannuation Schemes Act of 1989 to provide retirement benefits to the salaried employees of the New Zealand Steel United Group of companies. The New Zealand Steel Pension Fund financial statements for the years ended June 30, 2014 and 2013 indicated total assets of $345.4 million and $276.1 million, respectively; total actuarial present value of accumulated plan benefits of $358.7 million and $302.4 million, respectively; and total contributions for all participating employers of $13.5 million and $13.3 million, respectively.

12. Income Taxes

Income (loss) from continuing operations before income taxes and equity income (loss) as reported in the Consolidated Statements of Operations consists of the following:

(In thousands)	2014	2013	2012
United States	$22,951	$(30,422)	$30,456
International	(8,813)	(160,754)	(257,720)

Total income (loss) before income taxes and equity income (loss)	$14,138	$(191,176)	$(227,264)

Income tax expense as reported in the Consolidated Statements of Operations consists of the following:

(In thousands)	2014	2013	2012
Income tax expense (benefit):
Currently payable:
U.S. federal	$5,622	$9,822	$22,603
U.S. state	557	1,375	1,561
International	14,569	41,015	21,795

Total income taxes currently payable	20,748	52,212	45,959
Deferred U.S. federal	3,447	(18,615)	(7,142)
Deferred U.S. state	893	473	(1,339)
Deferred international	5,278	(2,095)	(5,800)

Total income tax expense	$30,366	$31,975	$31,678

Cash payments for income taxes, including taxes on the gain or loss from discontinued business, were $36.0 million, $44.4 million and $42.6 million for 2014, 2013 and 2012, respectively.

The following is a reconciliation of the normal expected statutory U.S. federal income tax rate to the effective income tax rate as a percentage of Income (loss) from continuing operations before income taxes and equity income (loss) as reported in the Consolidated Statements of Operations:

(In thousands)	2014	2013	2012
U.S. federal income tax	$4,949	$(66,912)	$(79,542)
U.S. state income taxes, net of federal income tax benefit	713	(917)	(32)
U.S. domestic manufacturing deductions and credits	(1,882)	(4,700)	(3,580)
Tax costs of repatriation from the Infrastructure Transaction	—	13,181	—
Difference in effective tax rates on international earnings and remittances	4,397	581	1,350
Uncertain tax position contingencies and settlements	(5,298)	(5,548)	(5,470)
Changes in realization on beginning of the year deferred tax assets	2,203	20,125	3,980
Restructuring and impairment charges with no realizable tax benefits	22,049	—	21,387
U.S. nondeductible items	1,216	2,953	1,470
Loss from disposal from the Infrastructure Transaction	2,592	73,819	—
Non-deductible goodwill impairment	—	—	92,763
Cumulative effect of change in statutory tax rates/laws	246	(370)	(260)
Loss from unconsolidated entities	(587)	—	—
Other, net	(232)	(237)	(388)

Total income tax expense	$30,366	$31,975	$31,678

At December 31, 2014, 2013 and 2012, the Company’s annual effective income tax rate on income from continuing operations was 214.8%, (16.7)% and (13.9)%, respectively.

The effective income tax rate changed between 2013 and 2014 primarily due to the jurisdictional mix of the $272.3 million loss on disposal of the Harsco Infrastructure Segment and for the tax costs of repatriation from the Infrastructure Transaction recorded in 2013 compared with the restructuring and asset impairment charges recorded in the Harsco Metals & Minerals Segment for which no tax benefit was recorded in 2014.

The effective income tax rate changed between 2013 and 2012 primarily due to the jurisdictional mix of the $272.3 million loss on disposal of the Harsco Infrastructure Segment recorded in 2013 compared with the $265.0 million non-deductible goodwill impairment charges recorded during 2012, tax expense recorded for valuation allowances on deferred tax assets within certain foreign jurisdictions that the Harsco Infrastructure Segment operated, and for the tax costs of repatriation from the Infrastructure Transaction.

The tax effects of the temporary differences giving rise to the Company’s deferred tax assets and liabilities at December 31, 2014 and 2013 are as follows:

	2014		2013
(In thousands)	Asset	Liability	Asset	Liability
Depreciation and amortization	$—	$16,026	$—	$24,260
Expense accruals	27,737	—	29,520	—
Inventories	4,396	—	3,267	—
Provision for receivables	798	—	752	—
Deferred revenue	—	1,708	—	1,764
Operating loss carryforwards	75,635	—	75,443	—
Foreign tax credit carryforwards	16,476	—	16,085	—
Capital loss carryforwards	2,102	—	3,177	—
Pensions	91,377	—	85,947	—
Currency adjustments	35,386	—	27,536	—
Equity investment in Infrastructure strategic venture	—	23,885	—	28,965
Unit adjustment liability	34,675	—	39,335	—
Post-retirement benefits	905	—	1,013	—
Other	9,079	—	6,644	—

Subtotal	298,566	41,619	288,719	54,989
Valuation allowance	(131,422)	—	(127,164)	—

Total deferred income taxes	$167,144	$41,619	$161,555	$54,989

The deferred tax asset and liability balances recognized on the Consolidated Balance Sheets at December 31, 2014 and 2013 are as follows:

(In thousands)	2014	2013
Other current assets	$39,003	$44,315
Other assets	94,021	70,943
Other current liabilities	1,120	475
Deferred income taxes	6,379	8,217

At December 31, 2014, the tax-effected amount of net operating loss carryforwards (“NOLs”) totaled $75.6 million. Tax- effected NOLs from international operations are $66.4 million. Of that amount, $44.8 million can be carried forward indefinitely, and $21.6 million will expire at various times between 2015 and 2033. Tax-effected U.S. state NOLs are $9.2 million. Of that amount, $0.4 million expire at various times between 2015 and 2018, $3.9 million expire at various times between 2019 and 2023, $1.5 million expire at various times between 2024 and 2028, and $3.4 million expire at various times between 2029 and 2033. At December 31, 2014, the tax-effected amount of capital loss carryforwards totaled $2.1 million which expire in 2018.

The valuation allowances of $131.4 million and $127.2 million at December 31, 2014 and 2013, respectively, related principally to deferred tax assets for pension liabilities, NOLs, capital losses, currency translation and foreign investment tax credits that are uncertain as to realizability. In 2014, the Company recorded a net increase in the valuation allowance of $8.0 million related to current year pension adjustments recorded through Accumulated other comprehensive loss and a net increase of $6.6 million related to losses in certain jurisdictions where the Company determined that it is more likely than not that these assets will not be realized. This was offset by a $9.3 million reduction in valuation allowance from the effects of currency translation and a reduction of $1.1 million related to usage of a capital loss carryforward. Additionally, in 2013, the Company recorded a net increase in the valuation allowance of $9.4 million related to the Infrastructure Transaction and $7.5 million related to losses in certain jurisdictions where the Company determined that it is more likely than not that these assets will not be realized. This was offset by a $15.8 million reduction in valuation allowance related to U.K. pension adjustments recorded during the year through Accumulated other comprehensive loss and the effects of currency translation.

The Company has not provided U.S. income taxes on certain non-U.S. subsidiaries’ undistributed earnings as such amounts are indefinitely reinvested outside the United States. At December 31, 2014 and 2013, such earnings were approximately $705 million and $815 million, respectively. If these earnings were repatriated at December 31, 2014, the one-time tax cost associated with the repatriation would be approximately $124 million.

The Company had a tax holiday in Asia that expired in 2012, which had no impact on income tax expense for that year. The Company no longer has tax holidays in Europe and the Middle East as they have all expired.

The Company recognizes accrued interest and penalty expense related to unrecognized income tax benefits in income tax expense. During 2014, 2013 and 2012, the Company recognized an income tax benefit of $2.1 million, $3.1 million and $1.8 million, respectively, for interest and penalties primarily due to the expiration of statutes of limitation and resolution of examinations. The Company has accrued $2.8 million, $4.9 million and $8.0 million for the payment of interest and penalties at December 31, 2014, 2013 and 2012 respectively.

A reconciliation of the change in the unrecognized income tax benefits balance from January 1, 2012 to December 31, 2014 is as follows:

(In thousands)	Unrecognized Income Tax Benefits	Deferred Income Tax Benefits	Unrecognized Income Tax Benefits, Net of Deferred Income Tax Benefits
Balances, January 1, 2012	$33,408	$(517)	$32,891
Additions for tax positions related to the current year (includes currency translation adjustment)	584	(8)	576
Additions for tax positions related to prior years (includes currency translation adjustment)	37	2	39
Other reductions for tax positions related to prior years	(3,987)	—	(3,987)
Statutes of limitation expirations	(5,124)	154	(4,970)

Balance at December 31, 2012	24,918	(369)	24,549

Additions for tax positions related to the current year (includes currency translation adjustment)	500	(5)	495
Additions for tax positions related to prior years (includes currency translation adjustment)	145	(4)	141
Other reductions for tax positions related to prior years	(3,050)	—	(3,050)
Statutes of limitation expirations	(3,348)	180	(3,168)
Settlements	(1,616)	—	(1,616)

Balance at December 31, 2013	17,549	(198)	17,351

Additions for tax positions related to the current year (includes currency translation adjustment)	288	(2)	286
Additions for tax positions related to prior years (includes currency translation adjustment)	156	(55)	101
Other reductions for tax positions related to prior years	(3,056)	—	(3,056)
Statutes of limitation expirations	(2,481)	143	(2,338)
Settlements	—	—	—

Total unrecognized income tax benefits that, if recognized, would impact the effective income tax rate at December 31, 2014	$12,456	$(112)	$12,344

Included in the other reductions for tax positions related to prior years for 2014 is $3.1 million of previously unrecognized tax benefits of which $1.6 million relates to currency translation adjustments and $1.5 million was recognized as a result of closure of various foreign income tax examinations. These benefits were previously deemed to not meet the more likely than not standard.

Within the next twelve months, it is reasonably possible that up to $0.2 million of unrecognized income tax benefits will be recognized upon settlement of tax examinations and the expiration of various statutes of limitations.

The Company files income tax returns as prescribed by the tax laws of the jurisdictions in which it operates. With few exceptions, the Company is no longer subject to U.S and international income tax examinations by tax authorities through 2008.

The U.S. Internal Revenue Service completed its audit of the Company’s 2010 income tax return in July 2014 and made no changes to the reported tax.

13. Commitments and Contingencies

Environmental

The Company is involved in a number of environmental remediation investigations and cleanups and, along with other companies, has been identified as a “potentially responsible party” for certain waste disposal sites. While each of these matters is subject to various uncertainties, it is probable that the Company will agree to make payments toward funding certain of these activities and it is possible that some of these matters will be decided unfavorably to the Company. The Company has evaluated its potential liability, and its financial exposure is dependent upon such factors as the continuing evolution of environmental laws and regulatory requirements, the availability and application of technology, the allocation of cost among potentially responsible parties, the years of remedial activity required and the remediation methods selected. The Consolidated Balance Sheets at both December 31, 2014 and 2013 include accruals in Other current liabilities of $1.2 million for environmental matters. The amounts charged against pre-tax income related to environmental matters totaled $1.9 million, $1.7 million and $1.2 million in 2014, 2013 and 2012, respectively.

The Company evaluates its liability for future environmental remediation costs on a quarterly basis. Although actual costs to be incurred at identified sites in future periods may vary from the estimates (given inherent uncertainties in evaluating environmental exposures), the Company does not expect that any costs that are reasonably possible to be incurred by the Company in connection with environmental matters in excess of the amounts accrued would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Brazilian Tax Disputes

The Company is involved in a number of tax disputes with federal, state and municipal tax authorities in Brazil. These disputes are at various stages of the legal process, including the administrative review phase and the collection action phase, and include assessments of fixed amounts of principal and penalties, plus interest charges that increase at statutorily determined amounts per month and are assessed on the aggregate amount of the principal and penalties. In addition, the losing party at the collection action or court of appeals phase could be subject to a charge to cover statutorily mandated legal fees, which are generally calculated as a percentage of the total assessed amounts due, inclusive of penalty and interest. A large number of the claims relate to value-added (“ICMS”), services and social security (“INSS”) tax disputes. The largest proportion of the assessed amounts relate to ICMS claims filed by the State Revenue Authorities from the State of São Paulo, Brazil (the “SPRA”), encompassing the period from January 2002 to May 2005.

In October 2009, the Company received notification of the SPRA’s final administrative decision regarding the levying of ICMS in the State of São Paulo in relation to services provided to a customer in the State between January 2004 and May 2005. As of December 31, 2014, the principal amount of the tax assessment from the SPRA with regard to this case is approximately $2 million, with penalty, interest and fees assessed to date increasing such amount by an additional $25 million. Any change in the aggregate amount since the Company’s last Annual Report on Form 10-K is due to an increase in assessed interest and statutorily mandated legal fees for the year, as well as foreign currency translation.

Another ICMS tax case involving the SPRA refers to the tax period from January 2002 to December 2003, and is still pending at the administrative phase, where the aggregate amount assessed by the tax authorities in August 2005 was $9.5 million (the amounts with regard to this claim are valued as of the date of the assessment since it has not yet reached the collection phase), composed of a principal amount of $2.3 million, with penalty and interest assessed through that date increasing such amount by an additional $7.2 million. All such amounts include the effect of foreign currency translation.

The Company continues to believe that it is not probable it will incur a loss for these assessments by the SPRA. The Company also continues to believe that sufficient coverage for these claims exists as a result of the Company’s customer’s indemnification obligations and such customer’s pledge of assets in connection with the October 2009 notice, as required by Brazilian procedure.

The Company intends to continue its practice of vigorously defending itself against these tax claims under various alternatives, including judicial appeal. The Company will continue to evaluate its potential liability with regard to these claims on a quarterly basis; however, it is not possible to predict the ultimate outcome of these tax-related disputes in Brazil. No loss provision has been recorded in the Company’s consolidated financial statements for the disputes described above because the loss contingency is not deemed probable, and the Company does not expect that any costs that are reasonably possible to be incurred by the Company in connection with Brazilian tax disputes would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Brazilian Labor Disputes

The Company is subject to collective bargaining and individual labor claims in Brazil through the Harsco Metals & Minerals Segment which allege, among other things, the Company’s failure to pay required amounts for overtime and vacation at certain sites. The Company does not believe these claims to have merit and is vigorously defending itself against these claims; however, litigation is inherently unpredictable, particularly in foreign jurisdictions. While the Company does not currently expect that the ultimate resolution of these claims will have a material adverse effect on the Company’s financial condition, results of operations or cash flows, it is not possible to predict the ultimate outcome of these labor-related disputes.

The Company is continuing to review all known labor claims and as of December 31, 2014 and 2013, the Company has established reserves of $8.6 million and $5.5 million, respectively, on the Company’s Consolidated Balance Sheets for amounts considered to be probable and estimable. There can be no assurances that the Company will not conclude that it is necessary to increase the reserves relating to the claims, or take other actions as it continues to evaluate the potential liability with regard to these claims.

Customer Disputes

The Company, through its Harsco Metals & Minerals Segment, provides services through long-term service contracts on a number of sites worldwide. As previously disclosed, a subcontractor at the site of a large customer has filed for arbitration against the Company, claiming that it is owed monetary damages from the Company in connection with its processing certain materials. The Company disputes that it is responsible for such alleged damages and intends to vigorously defend itself against this claim. In addition, the Company has impleaded its customer—which the Company believes has responsibility for any damages—into its arbitration with the subcontractor. The Company has concluded that a loss contingency is neither probable nor estimable and, therefore has not made any provision for any potential loss in its consolidated financial statements. Moreover, based on the information currently available to the Company, the Company does not expect that the ultimate resolution of this arbitration will have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

The Company, through its Harsco Metals & Minerals Segment, may, in the normal of business, become involved in commercial disputes with other subcontractors or customers. Although results of operations and cash flows for a given period could be adversely affected by a negative outcome in these or other lawsuits, claims and proceedings, management believes that the ultimate outcome of these matters will not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Other

The Company is named as one of many defendants (approximately 90 or more in most cases) in legal actions in the United States alleging personal injury from exposure to airborne asbestos over the past several decades. In their suits, the plaintiffs have named as defendants, among others, many manufacturers, distributors and installers of numerous types of equipment or products that allegedly contained asbestos.

The Company believes that the claims against it are without merit. The Company has never been a producer, manufacturer or processor of asbestos fibers. Any asbestos-containing part of a Company product used in the past was purchased from a supplier and the asbestos encapsulated in other materials such that airborne exposure, if it occurred, was not harmful and is not associated with the types of injuries alleged in the pending actions.

At December 31, 2014, there were 17,314 pending asbestos personal injury actions filed against the Company. Of those actions, 16,979 were filed in the New York Supreme Court (New York County), 115 were filed in other New York State Supreme Court Counties and 220 were filed in courts located in other states.

The complaints in most of those actions generally follow a form that contains a standard damages demand of $20 million or $25 million, regardless of the individual plaintiff’s alleged medical condition, and without identifying any specific Company product.

At December 31, 2014, 16,816 of the actions filed in New York Supreme Court (New York County) were on the Deferred/ Inactive Docket created by the court in December 2002 for all pending and future asbestos actions filed by persons who cannot demonstrate that they have a malignant condition or discernible physical impairment. The remaining 163 cases in New York County are pending on the Active or In Extremis Docket created for plaintiffs who can demonstrate a malignant condition or physical impairment.

The Company has liability insurance coverage under various primary and excess policies that the Company believes will be available, if necessary, to substantially cover any liability that might ultimately be incurred in the asbestos actions referred to above. The Company believes that a substantial portion of the costs and expenses of the asbestos actions will be paid by the Company’s insurers.

In view of the persistence of asbestos litigation in the United States, the Company expects to continue to receive additional claims in the future. The Company intends to continue its practice of vigorously defending these claims and cases. At December 31, 2014, the Company has obtained dismissal in 27,550 cases by stipulation or summary judgment prior to trial.

It is not possible to predict the ultimate outcome of asbestos-related actions in the United States due to the unpredictable nature of this litigation, and no loss provision has been recorded in the Company’s consolidated financial statements because a loss contingency is not deemed probable or estimable. Despite this uncertainty, and although results of operations and cash flows for a given period could be adversely affected by asbestos-related actions, the Company does not expect that any costs that are reasonably possible to be incurred by the Company in connection with asbestos litigation would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

The Company is subject to various other claims and legal proceedings covering a wide range of matters that arose in the ordinary course of business. In the opinion of management, all such matters are adequately covered by insurance or by established reserves, and, if not so covered, are without merit or are of such kind, or involve such amounts, as would not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

Insurance liabilities are recorded when it is probable that a liability has been incurred for a particular event and the amount of loss associated with the event can be reasonably estimated. Insurance reserves have been estimated based primarily upon actuarial calculations and reflect the undiscounted estimated liabilities for ultimate losses, including claims incurred but not reported. Inherent in these estimates are assumptions that are based on the Company’s history of claims and losses, a detailed analysis of existing claims with respect to potential value, and current legal and legislative trends. If actual claims differ from those projected by management, changes (either increases or decreases) to insurance reserves may be required and would be recorded through income in the period the change was determined. When a recognized liability is covered by third-party insurance, the Company records an insurance claim receivable to reflect the covered liability. Insurance claim receivables are included in Other receivables on the Company’s Consolidated Balance Sheets. See Note 1, Summary of Significant Accounting Policies, for additional information on Accrued Insurance and Loss Reserves.

14. Capital Stock

The authorized capital stock of the Company consists of 150,000,000 shares of common stock and 4,000,000 shares of preferred stock, both having a par value of $1.25 per share. The preferred stock is issuable in series with terms as fixed by the Board of Directors (the “Board”). No preferred stock has been issued. Under the Company’s Preferred Stock Purchase Rights Agreement (the “Agreement”), the Board authorized and declared a dividend distribution of one right for each share of common stock outstanding on the record date. The rights may only be exercised if, among other things and with certain exceptions, a person or group has acquired 15% or more of the Company’s common stock without the prior approval of the Board. Each right entitles the holder to purchase 1/100th share of Harsco Series A Junior Participating Cumulative Preferred Stock at an exercise price of $230. Once the rights become exercisable, the holder of a right will be entitled, upon payment of the exercise price, to purchase a number of shares of common stock calculated to have a value of two times the exercise price of the right. The rights expire on October 9, 2017, do not have voting power, and may be redeemed by the Company at a price of $0.001 per right at any time until the 10th business day following public announcement that a person or group has accumulated 15% or more of the Company’s common stock. The Agreement also includes an exchange feature. At December 31, 2014 and 2013, 806,599 and 806,789 shares, respectively, of $1.25 par value preferred stock were reserved for issuance upon exercise of the rights.

The Board has authorized the repurchase of shares of common stock as follows:

	Shares Authorized to be Purchased January 1	Additional Shares Authorized for Purchase	Shares Purchased	Remaining Shares Authorized for Purchase December 31
2012	1,713,423	—	—	1,713,423
2013	1,713,423	286,577	—	2,000,000
2014	2,000,000	—	150,000	1,850,000

At December 31, 2014, 1,850,000 shares remained available for repurchase under the Company’s share repurchase program. Subsequent to December 31, 2014, the Company repurchased an additional 596,632 shares. The Company’s share repurchase program expired on January 31, 2015.

The following table summarizes the Company’s common stock:

	Common Stock
	Shares Issued	Treasury Shares (a)	Outstanding Shares
Outstanding, January 1, 2012	111,931,267	31,454,097	80,477,170
Stock options exercised	38,900	—	38,900
Vested restricted stock units	45,898	14,677	31,221
Other stock grants	47,873	10,536	37,337

Outstanding, December 31, 2012	112,063,938	31,479,310	80,584,628
Stock options exercised	20,000	—	20,000
Vested restricted stock units	25,215	9,358	15,857
Stock appreciation rights exercised	2,713	521	2,192
Other stock grants	86,827	30,579	56,248

Outstanding, December 31, 2013	112,198,693	31,519,768	80,678,925
Vested restricted stock units	65,851	4,418	61,433
Stock appreciation rights exercised	9,213	2,985	6,228
Other stock grants	83,591	20,327	63,264
Treasury shares purchased	—	150,000	(150,000)

Outstanding, December 31, 2014	112,357,348	31,697,498	80,659,850

(a) The Company repurchases shares in connection with the issuance of shares under stock-based compensation programs.

The following is a reconciliation of the average shares of common stock used to compute basic earnings per common share to the shares used to compute diluted earnings per common share as shown in the Consolidated Statements of Operations:

(In thousands, except per share data)	2014	2013	2012
Loss from continuing operations attributable to Harsco Corporation common stockholders	$(22,281)	$(231,356)	$(258,889)

Weighted-average shares outstanding—basic	80,884	80,755	80,632
Dilutive effect of stock-based compensation	—	—	—

Weighted-average shares outstanding—diluted	80,884	80,755	80,632

Loss from continuing operations per common share, attributable to Harsco Corporation common stockholders:
Basic	$(0.28)	$(2.86)	$(3.21)

Diluted	$(0.28)	$(2.86)	$(3.21)

The following average outstanding stock-based compensation units were not included in the computation of diluted earnings per share because the effect was antidilutive:

(In thousands)	2014	2013	2012
Restricted stock units	301	265	148
Stock options	188	286	389
Stock appreciation rights	912	1,078	530
Performance share units	93	—	—
Other stock-based compensation units	—	101	317

15. Stock-Based Compensation

The 2013 Equity and Incentive Compensation Plan (the “2013 Plan”) authorizes the issuance of up to 6,800,000 shares of the Company’s common stock for use in paying incentive compensation awards in the form of stock options or other equity awards such as restricted stock, restricted stock units (“RSUs”), stock appreciation rights (“SARs”), or performance share units (“PSUs”). Of the 6,800,000 shares authorized, a maximum of 3,400,000 shares may be issued for awards other than option rights or SARs, as defined in the 2013 Plan. The 1995 Non-Employee Directors’ Stock Plan (the “1995 Plan”) authorizes the issuance of up to 600,000 shares of the Company’s common stock for equity awards. Both plans have been approved by the Company’s stockholders. At December 31, 2014, there were 5,616,343 shares available for granting equity awards under the 2013 Plan, of which 3,013,373 shares were available for awards other than option rights or SARs. At December 31, 2014, there were 107,063 shares available for granting equity awards under the 1995 Plan.

Restricted Stock Units

The Company’s Board approves the granting of performance-based RSUs as the long-term equity component of director, officer and certain key employee compensation. The RSUs require no payment from the recipient and compensation cost is measured based on the market price of the Company’s common stock on the grant date and is generally recorded over the vesting period. The vesting period for RSUs granted to non-employee directors is one year, and each RSU is exchanged for an equal number of shares of the Company’s common stock following the termination of the participant’s service as a director. RSUs granted to officers and certain key employees in 2012, and prior, either vest on a pro rata basis over a three-year period or upon obtainment of the specified retirement age of 62. RSUs granted to officers and certain key employees in 2013, either “cliff” vest at the end of three years or upon obtainment of the specified retirement age of 62. RSUs granted to officers and certain key employees in 2014, either “cliff” vest at the end of three years, upon obtainment of the specified retirement age of 62 or upon meeting certain years of service criteria. Upon vesting, each RSU is exchanged for an equal number of shares of the Company’s common stock. RSUs do not have an option for cash payment.

The following table summarizes RSUs issued and the compensation expense recorded for the years ended December 31, 2014, 2013 and 2012:

(Dollars in thousands, except per unit)	RSUs	Weighted Average Fair Value	Expense
			2014	2013	2012
Directors:
2011	20,192	$34.79	$—	$—	$234
2012	30,618	$21.44	—	255	402
2013	46,287	$20.60	318	636	—
2014	36,840	$24.80	602	—	—
Employees:
2009	121,625	$25.98	—	—	43
2010	26,000	$23.78	—	—	21
2011	17,250	$23.55	3	69	195
2012	141,486	$18.75	151	383	525
2013	170,582	$20.63	325	633	—
2014	190,832	$25.21	1,114	—	—

Total			$2,513	$1,976	$1,420

Restricted stock unit activity for the years ended December 31, 2014, 2013 and 2012 was as follows:

	RSUs
	Number of Shares	Weighted Average Grant-Date Fair Value
Non-vested at January 1, 2012	62,641	$25.39
Granted	172,104	$19.23
Vested	(67,861)	$24.86
Forfeited	(25,411)	$20.35

Non-vested at December 31, 2012	141,473	$19.19
Granted	216,869	$20.62
Vested	(69,955)	$20.54
Forfeited	(74,546)	$22.61

Non-vested at December 31, 2013	213,841	$19.95
Granted	227,672	$25.14
Vested	(52,041)	$23.58
Forfeited	(84,956)	$20.92

Non-vested at December 31, 2014	304,516	$22.94

At December 31, 2014, the total unrecognized compensation cost related to non-vested RSUs was $4.0 million, which will be recognized over a weighted-average period of 2.1 years.

There was no change in excess tax benefits from RSUs recognized in 2014 and 2012. There was a $0.1 million increase of excess tax benefits in 2013.

Stock Appreciation Rights

The Company may grant SARs to officers and certain key employees under the 2013 Plan. The SARs generally vest on a pro- rata basis from one to five years from the grant date or upon certain retirement age and years of service criteria, and expire no later than ten years after the grant date, and the specified retirement age is 62. The exercise price of the SARs is the fair value on the grant date. Upon exercise, shares of Company’s common stock are issued based on the increase in the fair value of the Company’s common stock over the exercise price of the SAR. SARs do not have an option for cash payment.

During 2012, the Company issued SARs covering 318,452 shares in March, 345,502 shares in May and 43,058 shares in September under the 1995 Executive Incentive Compensation Plan to officers and key executive employees. During 2013, the Company issued SARs covering 903,814 shares in May, 5,018 shares in June and 15,000 shares in November under the 2013 Plan. During 2014, the Company issued SARs covering 51,900 shares in April, 255,090 shares in May, 31,405 shares in July, 84,290 shares in August, 15,808 shares in September and 12,401 shares in November under the 2013 Plan.

The fair value of each SAR grant was estimated on the grant date using a Black-Scholes pricing model with the following assumptions:

	SARs Issued
	Risk-free Interest rate	Dividend Yield	Expected Life (Years)	Volatility	SAR Grant Price	Fair Value of SAR
March 2012 Grant	1.56%	3.50%	6.5	43.9%	$23.73	$6.10
May 2012 Grant	1.18%	4.20%	6.5	44.0%	$19.65	$4.77
September 2012 Grant	1.00%	3.80%	6.5	44.3%	$21.37	$6.20
May 2013 Grant	1.17%	3.61%	6.5	44.1%	$22.70	$6.86
June 2013 Grant	1.41%	3.56%	6.5	44.1%	$23.03	$7.07
November 2013 Grant	1.91%	3.13%	6.5	43.8%	$26.22	$8.60
April 2014 Grant	1.98%	3.53%	6.0	44.3%	$23.25	$7.25
May 2014 Grant (1st)	1.90%	3.16%	6.0	43.2%	$25.93	$8.16
May 2014 Grant (2nd)	1.82%	3.05%	6.0	42.8%	$26.92	$8.47
July 2014 Grant	2.00%	3.24%	6.0	41.2%	$25.27	$7.55
August 2014 Grant	1.92%	3.27%	6.0	41.2%	$25.11	$7.46
September 2014 Grant	2.03%	3.50%	6.0	40.6%	$23.43	$6.72
November 2014 Grant	1.78%	4.00%	6.0	38.6%	$20.48	$5.17

SARs activity for the years ended December 31, 2014, 2013 and 2012 was as follows:

	SARs
	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value (in millions) (a)
Outstanding, January 1, 2012	—	$—	$—
Granted	707,012	$21.23
Forfeited/Expired	(181,725)	$21.23

Outstanding, December 31, 2012	525,287	$21.23	$1.2
Granted	923,832	$22.76
Exercised	(11,037)	$19.65
Forfeited/Expired	(476,624)	$22.28

Outstanding, December 31, 2013	961,458	$22.20	$5.6
Granted	450,894	$25.20
Exercised	(52,667)	$20.21
Forfeited/Expired	(406,637)	$22.65

Outstanding, December 31, 2014	953,048	$23.53	$—

(a) Intrinsic value is defined as the difference between the current market value and the exercise price, for those SARs where the market price exceeds the exercise price.

The total intrinsic value of SARs exercised during 2014 and 2013 was $0.2 million and $0.1 million. No SARs were exercised in 2012.

The following table summarizes information concerning outstanding and exercisable SARs at December 31, 2014:

	SARs Outstanding				SARs Exercisable
Range of exercisable prices	Vested	Non-vested	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Life in Years	Number Exercisable	Weighted- Average Exercise Price per Share
$19.65 - $ 23.43	147,540	381,180	$22.11	8.3	147,540	$21.61
$23.73 - $ 26.92	59,098	365,230	$25.31	9.0	59,098	$24.04

	206,638	746,410	$23.53	8.6	206,638	$22.30

At December 31, 2014, outstanding SARs, substantially all of which are expected to vest, have a weighted-average remaining contractual life of 8.6 years and no intrinsic value as the exercise price for all SARs exceeds the current market value. Vested and currently exercisable SARs have a weighted-average remaining contractual life of 7.8 years and no aggregate intrinsic value.

At December 31, 2014, total unrecognized compensation expense related to non-vested SARs was $3.8 million, which is expected to be recognized over a weighted average period of 2.7 years.

Weighted-average grant date fair value of non-vested SARs for the years ended December 31, 2014 and 2013 was as follows:

	SARs
	Number of Shares	Weighted- Average Grant Date Fair Value
Non-vested shares, January 1, 2013	525,287	$21.23
Granted	923,832	$22.76
Vested	(121,953)	$21.65
Exercised	(11,037)	$19.65
Forfeited	(476,624)	$22.28

Non-vested shares, December 31, 2013	839,505	$22.27
Granted	450,894	$25.20
Vested	(84,685)	$23.23
Exercised	(52,667)	$20.21
Forfeited	(406,637)	$22.65

Non-vested shares, December 31, 2014	746,410	$23.87

Performance Stock Units

Beginning in 2014, the Company granted PSUs to officers and certain key employees that may be earned based on the Company’s total shareholder return over the three-year performance period beginning January 1, 2014 (the “performance period”). PSUs are paid out at the end of the performance period based on the Company’s performance which is measured by determining the percentile rank of the total shareholder return of the Company’s common stock in relation to the total shareholder return of the S&P Midcap 400 Industrial Group during the performance period. The payment of PSUs following the performance period will be based in accordance with the scale set forth in the PSU agreements and may range from 0% to 200% of the initial grant. During the year ended December 31, 2014, the Company granted 15,700 shares in April, 82,526 shares in May, 11,487 shares in July, 26,550 shares in August, 4,980 shares in September and 3,906 shares in November under the 2013 Plan.

The fair value of PSUs granted was estimated on the grant date using a Monte Carlo pricing model with the following assumptions:

	PSUs Issued
	Risk-free Interest rate	Dividend Yield	Expected Life (Years)	Volatility	Fair Value of PSU
April 2014 Grant	0.75%	—%	2.73	34.3%	$18.00
May 2014 Grant (1st)	0.70%	—%	2.65	31.8%	$25.26
May 2014 Grant (2nd)	0.63%	—%	2.61	30.1%	$27.53
July 2014 Grant	0.74%	—%	2.42	26.9%	$22.31
August 2014 Grant	0.67%	—%	2.42	26.9%	$21.86
September 2014 Grant	0.72%	—%	2.29	25.7%	$15.26
November 2014 Grant	0.55%	—%	2.10	26.3%	$7.42

Total compensation expense related to PSUs was $0.9 million for the year ended December 31, 2014. At December 31, 2014, total unrecognized compensation expense related to non-vested PSUs was $2.0 million, which is expected to be recognized over a weighted average period of 2.0 years.

A summary of the Company’s non-vested PSU activity during the year ending December 31, 2014 is presented in the following table:

	PSUs
	Number of Shares	Weighted- Average Grant Date Fair Value
Non-vested shares, December 31, 2013	—	$—
Granted	145,149	$22.82
Vested	(1,784)	$27.53
Forfeited	(9,796)	$25.26

Non-vested shares, December 31, 2014	133,569	$22.58

Stock Options

The Company may grant incentive stock options and nonqualified stock options to officers, certain key employees and non- employee directors under the plans noted above. The stock options would generally vest three years from the grant date, which is the date the Board approved the grants, and expire no later than seven years after the grant date. The exercise price of the stock option would be fair value on the grant date. Upon exercise, a new share of Company common stock is issued for each stock option.

Stock option activity for the years ended December 31, 2014, 2013 and 2012 was as follows:

	Stock Options
	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value (in millions)(a)
Outstanding, January 1, 2012	661,840	$30.22	$0.2
Exercised	(38,900)	$18.23	—
Forfeited/Expired	(294,940)	$31.29	$—

Outstanding, December 31, 2012	328,000	$30.67	$0.2
Exercised	(20,000)	$16.96	$—
Forfeited/Expired	(79,000)	$31.00	$—

Outstanding, December 31, 2013	229,000	$31.75	$—
Forfeited/Expired	(107,500)	$31.75	$—

Outstanding, December 31, 2014	121,500	$31.75	$—

(a)	Intrinsic value is defined as the difference between the current market value and the exercise price, for those options where the market price exceeds the exercise price.

Compensation expense related to stock options totaled less than $0.1 million in both 2014 and 2012. Compensation expense related to stock options was $0.2 million in 2013.

At December 31, 2014, there was no unrecognized compensation expense related to non-vested stock options.

There were no stock options exercised and no net cash proceeds from the exercise of stock options in 2014. Net cash proceeds from the exercise of stock options totaled $0.4 million and $0.7 million in 2013 and 2012, respectively. The total intrinsic value of options exercised during both 2013 and 2012 was $0.1 million.

The following table summarizes information concerning outstanding and exercisable options at December 31, 2014:

	Stock Options Outstanding				Stock Options Exercisable
Range of Exercisable Prices	Vested	Non-vested	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life in Years	Number Exercisable	Weighted Average Exercise Price Per Share
$31.75 - $31.75	121,500	—	$31.75	3.1	121,500	$31.75

Weighted-average grant-date fair value of non-vested stock options during the year ended December 31, 2014 was as follows:

	Stock Options
	Shares Under Option	Weighted Average Grant- Date Fair Value
Outstanding, January 1, 2014	149,000	$10.90
Vested	(121,500)	10.90
Forfeited	(27,500)	10.90

Outstanding, December 31, 2014	—	$10.90

Other Stock Grants

During 2014, the Company issued 27,672 common shares to the Interim Chief Executive Officer as part of his compensation agreement. These shares vested immediately and were not subject to any holding period restrictions. The fair value of these other stock grants were based on the market price of the Company’s stock at the grant date. Expense recognized in 2014 for these other stock grants totaled $0.7 million.

In addition, 55,919 common shares were issued to other officers and key employees to settle previous fully-vested liability- based long-term incentive award programs.

16. Financial Instruments

Off-Balance Sheet Risk

As collateral for the Company’s performance and to insurers, the Company is contingently liable under standby letters of credit, bonds and bank guarantees in the amounts of $269.4 million, $216.3 million and $208.8 million at December 31, 2014, 2013 and 2012, respectively. The increase since December 31, 2014 primarily relates to the issuance of performance bonds associated with the Company’s large Switzerland rail order in the Harsco Rail Segment. These standby letters of credit, bonds and bank guarantees are generally in force for up to 5 years. Certain issues have no scheduled expiration date. The Company pays fees to various banks and insurance companies that range from 0.32% to 2.50% per annum of the instrument’s face value. If the Company were required to obtain replacement standby letters of credit, bonds and bank guarantees at December 31, 2014 for those currently outstanding, it is the Company’s opinion that the replacement costs would be within the present fee structure.

The Company has currency exposures in approximately 35 countries. The Company’s primary foreign currency exposures during 2014 were in the European Economic and Monetary Union, the United Kingdom and Brazil.

Off-Balance Sheet Risk—Third-Party Guarantees

In connection with the Infrastructure Transaction, the Company has outstanding guarantees and letters of credit related to the Harsco Infrastructure Segment that are still in force. These guarantees and letters of credit are provided to enable the legacy business to obtain financing for their operations. The maximum potential amount of future payments (undiscounted) related to these guarantees was approximately $15 million and $19 million at December 31, 2014 and 2013, respectively. These guarantees and letters of credit are expected to be replaced by Brand during 2015. There is no recognition of a liability related to these guarantees or letters of credit as the Company believes that the potential for making any payments is remote and they have been indemnified by Brand as part of the Infrastructure Transaction.

During June 2014, the Company provided a guarantee to Brand, as part of the net working capital settlement related to the Infrastructure Transaction, for certain matters occurring prior to closing. The remaining term of this guarantee is 6 years at December 31, 2014. The maximum potential amount of future payments related to this guarantee is approximately $3 million at December 31, 2014. There is no recognition of this potential future payment in the consolidated financial statements as the Company believes the potential for making this payment is remote.

The Company provided an environmental indemnification for properties that were sold to a third party in 2007. The maximum term of this guarantee is 20 years, and the Company would be required to perform under the guarantee only if an environmental matter is discovered on the properties. The Company is not aware of environmental issues related to these properties. There is no recognition of this potential future payment in the consolidated financial statements as the Company believes the potential for making this payment is remote.

The Company provided an environmental indemnification for property from a lease that terminated in 2006. The term of this guarantee is indefinite, and the Company would be required to perform under the guarantee only if an environmental matter was discovered on the property relating to the time the Company leased the property. The Company is not aware of any environmental issues related to this property. The maximum potential amount of future payments (undiscounted) related to this guarantee is estimated to be $3.0 million at December 31, 2014, 2013 and 2012. There is no recognition of this potential future payment in the consolidated financial statements as the Company believes the potential for making this payment is remote.

Any liabilities related to the Company’s obligation to stand ready to act on third-party guarantees are included in the captions, Other current liabilities or Other liabilities (as appropriate), on the Consolidated Balance Sheets. Any recognition of these liabilities did not have a material impact on the Company’s financial position or results of operations for 2014, 2013 or 2012.

In the normal course of business, legal indemnifications are provided related primarily to the performance of the Company’s products and services and patent and trademark infringement of the products and services sold. These indemnifications generally relate to the performance (regarding function, not price) of the respective products or services and therefore no liability is recognized related to the fair value of such guarantees.

Derivative Instruments and Hedging Activities

The Company uses derivative instruments, including foreign currency forward exchange contracts, commodity contracts and cross currency interest rate swaps, to manage certain foreign currency, commodity price and interest rate exposures. Derivative instruments are viewed as risk management tools by the Company and are not used for trading or speculative purposes.

All derivative instruments are recorded on the Consolidated Balance Sheets at fair value. Changes in the fair value of derivatives used to hedge foreign currency denominated balance sheet items are reported directly in earnings along with offsetting transaction gains and losses on the items being hedged. Derivatives used to hedge forecasted cash flows associated with foreign currency commitments or forecasted commodity purchases may be accounted for as cash flow hedges, as deemed appropriate, if the criteria for hedge accounting are met. Gains and losses on derivatives designated as cash flow hedges are deferred as a separate component of equity and reclassified to earnings in a manner that matches the timing of the earnings impact of the hedged transactions. Generally, at December 31, 2014, these deferred gains and losses will be reclassified to earnings over 10 to 15 years from the balance sheet date. The ineffective portion of all hedges, if any, is recognized currently in earnings.

The fair value of outstanding derivative contracts recorded as assets and liabilities on the Consolidated Balance Sheets at December 31, 2014 and 2013 was as follows:

	Asset Derivatives		Liability Derivatives
(In thousands)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
December 31, 2014
Derivatives designated as hedging instruments:
Foreign currency forward exchange contracts	Other current assets	$420		$ —
Cross currency interest rate swaps	Other assets	52,989	Other liabilities	2,599

Total derivatives designated as hedging instruments		$53,409		$ 2,599

Derivatives not designated as hedging instruments:
Foreign currency forward exchange contracts	Other current assets	$4,065	Other current liabilities	$4,618

	Asset Derivatives		Liability Derivatives
(In thousands)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
December 31, 2013
Derivatives designated as hedging instruments:
Foreign currency forward exchange contracts	Other current assets	$40	Other current liabilities	$ 17
Cross currency interest rate swaps	Other assets	26,001	Other liabilities	13,410

Total derivatives designated as hedging instruments		$26,041		$ 13,427

Derivatives not designated as hedging instruments:
Foreign currency forward exchange contracts	Other current assets	$1,216	Other current liabilities	$ 3,267

All of the Company’s derivatives are recorded in the Consolidated Balance Sheets at gross amounts and not offset. All of the Company’s cross currency interest rate swaps and certain foreign currency forward exchange contracts are transacted under International Swaps and Derivatives Association (“ISDA”) documentation. Each ISDA master agreement permits the net settlement of amounts owed in the event of default. The Company’s derivative assets and liabilities subject to enforceable master netting arrangements did not result in a net or net liability at either December 31, 2014 or 2013.

The effect of derivative instruments in the Consolidated Statements of Operations and the Consolidated Statements of Comprehensive Income (Loss) during 2014, 2013 and 2012 was as follows:

Derivatives Designated as Hedging Instruments
(In thousands)	Amount of Gain (Loss) Recognized in Other Comprehensive Income (“OCI”) on Derivative— Effective Portion	Location of Gain (Loss) Reclassified from Accumulated OCI into Income— Effective Portion	Amount of Gain (Loss) Reclassified from Accumulated OCI into Income— Effective Portion	Location of Gain (Loss) Recognized in Income on Derivative— Ineffective Portion and Amount Excluded from Effectiveness Testing	Amount of Gain (Loss) Recognized in Income on Derivative— Ineffective Portion and Amount Excluded from Effectiveness Testing
Twelve Months Ended December 31, 2014:
Foreign currency forward exchange contracts	$358	Cost of services and products sold	$4		$—
Cross currency interest rate swaps	(1,977)		—	Cost of services and products sold	39,823	(a)

	$(1,619)		$4		$39,823

Twelve Months Ended December 31, 2013:
Foreign currency forward exchange contracts	$48	Cost of services and products sold	$(8)	Cost of services and products sold	$(6)
Cross currency interest rate swaps	2,409		—	Cost of services and products sold	(12,061)	(a)

	$2,457		$(8)		$(12,067)

Twelve Months Ended December 31, 2012:
Foreign currency forward exchange contracts	$(152)	Cost of services and products sold	$270		$—
Cross currency interest rate swaps	(4,748)		—	Cost of services and products sold	(13,384)	(a)

	$(4,900)		$270		$(13,384)

(a)	These gains (losses) offset foreign currency fluctuation effects on the debt principal.

Derivatives Not Designated as Hedging Instruments

	Location of Gain (Loss) Recognized in Income on Derivative	Amount of Gain (Loss) Recognized in Income on Derivative for the Twelve Months Ended December 31(a)
(In thousands)		2014	2013	2012
Foreign currency forward exchange contracts	Cost of services and products sold	$(2,307)	$(10,463)	$(3,529)
(a)	These gains (losses) offset amounts recognized in cost of service and products sold principally as a result of intercompany or third-party foreign currency exposures.

Foreign Currency Forward Exchange Contracts

The Company conducts business in multiple currencies and, accordingly, is subject to the inherent risks associated with foreign exchange rate movements. The financial position and results of operations of substantially all of the Company’s foreign subsidiaries are measured using the local currency as the functional currency. Foreign currency-denominated assets and liabilities are translated into U.S. dollars at the exchange rates existing at the respective balance sheet dates, and income and expense items are translated at the average exchange rates during the respective periods. The aggregate effects of translating the balance sheets of these subsidiaries are deferred and recorded in Accumulated other comprehensive loss, which is a separate component of equity.

The Company uses derivative instruments to hedge cash flows related to foreign currency fluctuations. Foreign currency forward exchange contracts outstanding are part of a worldwide program to minimize foreign currency exchange operating income and balance sheet exposure by offsetting foreign currency exposures of certain future payments between the Company and various subsidiaries, suppliers or customers. The unsecured contracts are with major financial institutions. The Company may be exposed to credit loss in the event of non-performance by the contract counterparties. The Company evaluates the creditworthiness of the counterparties and does not expect default by them. Foreign currency forward exchange contracts are used to hedge commitments, such as foreign currency debt, firm purchase commitments and foreign currency cash flows for certain export sales transactions.

The following tables summarize, by major currency, the contractual amounts of the Company’s foreign currency forward exchange contracts in U.S. dollars at December 31, 2014 and 2013. The “Buy” amounts represent the U.S. dollar equivalent of commitments to purchase foreign currencies, and the “Sell” amounts represent the U.S. dollar equivalent of commitments to sell foreign currencies. The recognized gains and losses offset amounts recognized in cost of services and products sold principally as a result of intercompany or third-party foreign currency exposures.

Contracted Amounts of Foreign Currency Exchange Forward Contracts Outstanding at December 31, 2014:

(In thousands)	Type	U.S. Dollar Equivalent	Maturity	Recognized Gain (Loss)
British pounds sterling	Sell	$37,943	January 2015	$179
British pounds sterling	Buy	2,783	January 2015	(4)
Euros	Sell	193,370	January 2015 through March 2015	2,993
Euros	Buy	194,084	January 2015 through March 2015	(3,767)
Other currencies	Sell	12,641	January 2015 through December 2015	439
Other currencies	Buy	28,001	January 2015 through June 2015	27

Total		$468,822		$(133)

Contracted Amounts of Foreign Currency Exchange Forward Contracts Outstanding at December 31, 2013:

(In thousands)	Type	U.S. Dollar Equivalent	Maturity	Recognized Gain (Loss)
British pounds sterling	Sell	$26,931	January 2014	$(277)
British pounds sterling	Buy	1,976	January 2014	15
Euros	Sell	248,943	January 2014 through July 2014	(335)
Euros	Buy	242,385	January 2014 through March 2014	(1,335)
Other currencies	Sell	12,708	January 2014 through July 2014	(134)
Other currencies	Buy	8,907	January 2014 through August 2014	38

Total		$541,850		$(2,028)

Included in the contracted amounts of foreign currency exchange forward contracts outstanding at December 31, 2013 are $121.2 million of foreign currency exchange forward contracts entered into by the Company under the Transition Services Agreement with Brand. The Company has recognized a $0.7 million mark-to-market liability associated with these foreign currency exchange forward contracts.

In addition to foreign currency forward exchange contracts, the Company designates certain loans as hedges of net investments in international subsidiaries. The Company recorded pre-tax net gains of $22.6 million and pre-tax net losses of $9.8 million and $5.3 million related to hedges of net investments during 2014, 2013 and 2012, respectively, in the caption, Accumulated other comprehensive loss.

Cross Currency Interest Rate Swaps

The Company uses cross currency interest rate swaps in conjunction with certain debt issuances in order to secure a fixed local currency interest rate. Under these cross currency interest rate swaps, the Company receives interest based on a fixed or floating U.S. dollar rate and pays interest on a fixed local currency rate based on the contractual amounts in dollars and the local currency, respectively. At maturity, there is also the payment of principal amounts between currencies. The cross currency interest rate swaps are recorded on the Consolidated Balance Sheets at fair value, with changes in value attributed to the effect of the swaps’ interest spread and changes in the credit worthiness of the counter-parties recorded in the caption, Accumulated other comprehensive loss. Changes in value attributed to the effect of foreign currency fluctuations are recorded in the Consolidated Statements of Operations and offset currency fluctuation effects on the debt principal. The following table indicates the contractual amounts of the Company’s cross currency interest rate swaps:

	Contractual Amounts	Interest Rates
(In millions)		Receive	Pay
Maturing 2018	$250.0	Fixed U.S. dollar rate	Fixed euro rate
Maturing 2020	220.0	Fixed U.S. dollar rate	Fixed British pound sterling rate
Maturing 2016 through 2017	8.8	Floating U.S. dollar rate	Fixed rupee rate

Fair Value of Derivative Assets and Liabilities and Other Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The Company utilizes market data or assumptions that the Company believes market participants would use in valuing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique.

The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
•	Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.
•	Level 3—Inputs that are both significant to the fair value measurement and unobservable.

In instances in which multiple levels of inputs are used to measure fair value, hierarchy classification is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The following table indicates the fair value hierarchy of the financial instruments of the Company at December 31, 2014 and 2013:

Level 2 Fair Value Measurements (In thousands)	December 31 2014	December 31 2013
Assets
Foreign currency forward exchange contracts	$4,485	$1,256
Cross currency interest rate swaps	52,989	26,001
Liabilities
Foreign currency forward exchange contracts	4,618	3,284
Cross currency interest rate swaps	2,599	13,410

The following table reconciles the beginning and ending balances for liabilities measured on a recurring basis using unobservable inputs (Level 3) for the years ended December 31, 2014 and 2013:

Level 3 Liabilities—Unit Adjustment Liability for the Twelve Months Ended December 31 (In thousands)	2014		2013
Balance at beginning of year	$106,343		$—
Recognition of unit adjustment liability	—		107,500
Payments	(22,320)		(2,123)
Change in fair value to the unit adjustment liability	9,740		966

Balance at end of year	$93,762	(a)	$106,343

(a)	Does not total due to rounding.

See Note 4, Acquisitions and Dispositions, for additional information related to the unit adjustment liability.

The Company primarily applies the market approach for recurring fair value measurements and endeavors to utilize the best available information. Accordingly, the Company utilizes valuation techniques that maximize the use of observable inputs, such as forward rates, interest rates, the Company’s credit risk and counterparties’ credit risks, and which minimize the use of unobservable inputs. The Company is able to classify fair value balances based on the ability to observe those inputs. Commodity derivatives, foreign currency forward exchange contracts and cross currency interest rate swaps are classified as Level 2 fair value based upon pricing models using market-based inputs. Model inputs can be verified, and valuation techniques do not involve significant management judgment.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and short-term borrowings approximate fair value due to the short-term maturities of these assets and liabilities. At December 31, 2014 and 2013, the total fair value of long-term debt, including current maturities, was $885.0 million and $832.6 million, respectively, compared to carrying value of $854.9 million and $803.4 million, respectively. Fair values for debt are based on quoted market prices (Level 1) for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company places cash and cash equivalents with high-quality financial institutions and, by policy, limits the amount of credit exposure to any single institution.

Concentrations of credit risk with respect to accounts receivable are generally limited in the Harsco Industrial Segments due to the Company’s large number of customers and their dispersion across different industries and geographies. However, the Company’s Harsco Metals & Minerals Segment and, to a lesser extent, the Harsco Rail Segment have several large customers throughout the world with significant accounts receivable balances. Consolidation in the global steel or rail industries could result in an increase in concentration of credit risk for the Company.

The Company generally does not require collateral or other security to support customer receivables. If a receivable from one or more of the Company’s larger customers becomes uncollectible, it could have a material effect on the Company’s results of operations or cash flows.

17. Information by Segment and Geographic Area

The Company reports information about operating segments using the “management approach,” which is based on the way management organizes and reports the segments within the enterprise for making operating decisions and assessing performance. The Company’s reportable segments are identified based upon differences in products, services and markets served.

In 2014, the Company had three reportable segments. These segments and the types of products and services offered include the following:

Harsco Metals & Minerals Segment

Global expertise in providing on-site services of material logistics, product quality improvement and resource recovery for iron, steel and metals manufacturing; as well as value added environmental solutions for industrial co-products. Major customers include steel mills and asphalt roofing manufacturers.

Harsco Industrial Segment

Major products include air-cooled heat exchangers; industrial grating; and boilers and water heaters. Major customers include industrial plants and the non-residential, commercial and public construction and retrofit markets; and the natural gas, natural gas processing and petrochemical industries.

Harsco Rail Segment

This Segment manufactures railway track maintenance equipment and provides track maintenance services. The major customers include private and government-owned railroads and urban mass transit systems worldwide.

In 2013 and 2012, the Company’s reportable segments also include the following:

Harsco Infrastructure Segment

Historically, major services included project engineering and equipment installation, as well as the sale and rental of scaffolding, shoring and concrete forming systems for industrial maintenance and capital improvement projects, civil infrastructure projects, non-residential construction, and international multi-dwelling residential construction projects. Services were provided to industrial and petrochemical plants; the infrastructure construction, repair and maintenance markets; commercial and industrial construction contractors; and public utilities. As a result of the Infrastructure Transaction, this Segment is not included in the Company’s results of operations for 2014. See Note 4, Acquisitions and Dispositions, for additional information on the Infrastructure Transaction.

Other Information

The measurement basis of segment profit or loss is operating income (loss). There are no significant inter-segment sales. Corporate assets, at December 31, 2014, include principally cash, prepaid taxes, fair value of derivative instruments, the equity method investment in Brand and U.S. deferred income taxes. Countries with revenues from unaffiliated customers or net property, plant and equipment of ten percent or more of the consolidated totals (in at least one period presented) are as follows:

Information by Geographic Area (a)

	Revenues from Unaffiliated Customers
	Year Ended December 31
(In thousands)	2014	2013	2012
United States	$880,884	$1,021,770	$1,108,051
United Kingdom	257,885	353,915	331,894
All Other	927,519	1,520,285	1,606,073

Totals including Corporate	$2,066,288	$2,895,970	$3,046,018

(a)	Revenues are attributed to individual countries based on the location of the facility generating the revenue.

	Property, Plant and Equipment, Net
	Balances at December 31
(In thousands)	2014	2013	2012
United States	$151,397	$146,939	$242,605
China	102,842	86,822	55,656
Brazil	69,515	63,161	65,019
All Other	339,490	413,543	902,660

Totals including Corporate	$663,244	$710,465	$1,265,940

No single customer provided in excess of 10% of the Company’s consolidated revenues in 2014, 2013, or 2012.

In 2014, 2013 and 2012, the Harsco Metals & Minerals Segment had two customers that each provided in excess of 10% of this Segment’s revenues under multiple long-term contracts at several mill sites. Additionally, consolidation in the global steel industry has increased the Company’s exposure to these customers. Should additional consolidations occur involving some of the steel industry’s larger companies which are customers of the Company, it would result in an increase in concentration of credit risk for the Company. In 2014, 2013 and 2012, the Harsco Industrial Segment had one customer that provided in excess of 10% of the Segment’s revenues. In 2014 and 2012, the Harsco Rail Segment had one customer and in 2013 two customers that provided in excess of 10% of the Segment’s revenues. The loss of any of these customers would not have a material adverse impact on the Company’s financial positions or cash flows; however, it could have a material effect on quarterly or annual results of operations.

Operating Information by Segment:

The Company has reclassified segment operating results for the years ended December 31, 2013 and 2012 to conform to the revised manner in which the Company now allocates corporate expenses to operating segments as a result of changes in organizational structure resulting from the Infrastructure Transaction. The changes do not impact the Company’s previously reported consolidated revenues from continuing operations, operating income (loss) from continuing operations or income (loss) from continuing operations before income taxes and equity income.

	Twelve Months Ended December 31
(In thousands)	2014	2013	2012
Revenues
Harsco Metals & Minerals	$1,378,142	$1,358,454	$1,404,103
Harsco Infrastructure	—	885,377	937,293
Harsco Industrial	412,532	365,972	352,586
Harsco Rail	275,614	286,167	352,036

Total Revenues	$2,066,288	$2,895,970	$3,046,018

Operating Income (Loss)
Harsco Metals & Minerals	$13,771	$91,781	$88,511
Harsco Infrastructure	—	(257,291)	(350,290)
Harsco Industrial	64,114	59,110	59,228
Harsco Rail	37,137	26,695	55,742
Corporate	(45,735)	(62,938)	(36,750)

Total Operating Income (Loss)	$69,287	$(142,643)	$(183,559)

Total Assets
Harsco Metals & Minerals	$1,476,660	$1,599,329	$1,565,494
Harsco Infrastructure (a)	—	456,316	1,018,742
Harsco Industrial	127,591	83,946	81,708
Harsco Rail	169,035	159,752	187,960
Corporate	495,941	147,174	125,634

Total Assets	$2,269,227	$2,446,517	$2,979,538

Depreciation and Amortization
Harsco Metals & Minerals	$159,844	$158,837	$163,137
Harsco Infrastructure	—	58,449	89,814
Harsco Industrial	4,928	3,329	3,098
Harsco Rail	5,591	10,362	10,116
Corporate	5,963	6,064	5,952

Total Depreciation and Amortization	$176,326	$237,041	$272,117

Capital Expenditures
Harsco Metals & Minerals	$187,665	$172,583	$189,073
Harsco Infrastructure	—	62,889	63,137
Harsco Industrial	9,298	3,936	3,669
Harsco Rail	3,120	3,502	4,133
Corporate	8,776	2,641	4,726

Total Capital Expenditures	$208,859	$245,551	$264,738

(a) The total assets of the Harsco Infrastructure Segment at December 31, 2013 represent assets held-for-sale, the value of the equity method investment in Brand, and related net deferred tax assets.

Reconciliation of Segment Operating Income (Loss) to Consolidated Income From Continuing Operations Before Income Taxes and Equity Income:

	Twelve Months Ended December 31
(In thousands)	2014	2013	2012
Segment operating income (loss)	$115,022	$(79,705)	$(146,809)
General Corporate expense	(45,735)	(62,938)	(36,750)

Operating income (loss) from continuing operations	69,287	(142,643)	(183,559)
Interest income	1,702	2,087	3,676
Interest expense	(47,111)	(49,654)	(47,381)
Change in fair value to the unit adjustment liability	(9,740)	(966)	—

Income (loss) from continuing operations before income taxes and equity income	$14,138	$(191,176)	$(227,264)

Information about Products and Services:

	Revenues from Unaffiliated Customers
	Twelve Months Ended December 31
(In thousands)	2014	2013	2012
Key Product and Services Groups
Global expertise in providing on-site services of material logistics, product quality improvement and resource recovery for iron, steel and metals manufacturing; as well as value added environmental solutions for industrial co-products	$1,378,142	$1,358,454	$1,404,103
Engineered scaffolding, concrete forming and shoring, and other access-related services, rentals and sales (a)	—	885,377	937,293
Railway track maintenance services and equipment	275,614	286,167	352,036
Air-cooled heat exchangers	226,529	180,738	175,896
Industrial grating products	139,711	142,355	136,157
Heat transfer products	46,292	42,879	40,533

Consolidated Revenues	$2,066,288	$2,895,970	$3,046,018

(a) The Engineered scaffolding, concrete forming and shoring, and other access-related services, rentals and sales product group is associated with the Harsco Infrastructure Segment which was disposed of as part of the Infrastructure Transaction. See Note 4, Acquisitions and Dispositions, for additional information on the Infrastructure Transaction.

18. Other Expenses

During 2014, 2013 and 2012, the Company recorded pre-tax other expenses from continuing operations of $57.8 million, $15.1 million and $104.8 million, respectively. The major components of this Consolidated Statements of Operations caption are as follows:

	Other (Income) Expenses
(In thousands)	2014	2013	2012
Net gains	$(6,718)	$(4,657)	$(6,682)
Employee termination benefit costs	19,120	3,928	31,158
Costs to exit activities	4,908	5,382	50,476
Product line rationalization	—	—	24,966
Impaired asset write-downs	39,455	9,688	7,152
Other (income) expense	1,059	769	(2,278)

Total	$57,824	$15,110	$104,792

Other expenses in 2014 were incurred in conjunction with non-cash impaired asset write-downs, termination benefit costs and costs to exit activities in the Harsco Metals & Minerals Segment aligned with the Harsco Metals & Minerals Improvement Plan (“Project Orion”) and the related focus on underperforming contracts, partially offset by net gains, primarily in the Harsco Metals & Minerals Segment and Harsco Industrial Segment. See Note 20, Restructuring Programs, for additional information on Project Orion.

Other expenses in 2013 were incurred in conjunction with impaired asset write-downs primarily in the Harsco Rail Segment, costs to exit activities primarily in the Harsco Metals & Minerals Segment and Corporate, employee termination benefit costs primarily in the Harsco Metals & Minerals Segment, partially offset by net gains primarily in the Harsco Infrastructure Segment.

Substantially all other expenses in 2012 were incurred in conjunction with restructuring programs initiated within the Harsco Infrastructure Segment and the Harsco Metals & Minerals Segment in 2011 and the Harsco Infrastructure Segment in 2010. See Note 20, Restructuring Programs, for additional information on these restructuring programs.

Net Gains

Net gains result from the sales of redundant properties (primarily land, buildings and related equipment) and non-core assets. In 2014, gains related to assets sold primarily in North America and Latin America. In 2013, gains related to assets sold principally in the United States and Western Europe. In 2012, gains related to assets sold principally in the United States.

	Net Gains
(In thousands)	2014	2013	2012
Harsco Metals & Minerals Segment	$(3,538)	$(1,043)	$(3,283)
Harsco Infrastructure Segment	—	(2,864)	(2,198)
Harsco Industrial Segment	(2,077)	(750)	(1,089)
Corporate	(1,103)	—	(112)

Total	$(6,718)	$(4,657)	$(6,682)

Cash proceeds associated with these gains are included in the caption, Proceeds from sales of assets, in the cash flows from investing activities section of the Consolidated Statements of Cash Flows.

Employee Termination Benefit Costs

Costs and the related liabilities associated with involuntary termination benefit costs associated with one-time benefit arrangements provided as part of an exit or disposal activity are recognized by the Company when a formal plan for reorganization is approved at the appropriate level of management and communicated to the affected employees. Additionally, costs associated with ongoing benefit arrangements, or in certain countries where statutory requirements dictate a minimum required benefit, are recognized when they are probable and estimable.

The employee termination benefits costs in 2014 related primarily to the Harsco Metals & Minerals Segment, including the impact of Project Orion, primarily in Latin America and Western Europe. The employee termination benefit costs in 2013 related primarily to the Harsco Metals & Minerals Segment and were primarily in Latin America, Western Europe, the Middle East and Africa, and North America. The employee termination benefit costs in 2012 related primarily to the 2011/2012 Restructuring Program and were primarily in Western Europe, North America, the United Kingdom and the Asia-Pacific region.

	Employee Termination Benefit Costs
(In thousands)	2014	2013	2012
Harsco Metals & Minerals Segment	$18,169	$3,561	$8,082
Harsco Infrastructure Segment (a)	—	(326)	17,291
Harsco Rail Segment	185	235	245
Harsco Industrial Segment	421	115	418
Corporate	345	343	5,122

Total	$19,120	$3,928	$31,158

(a) Amounts related to the Harsco Infrastructure Segment during 2013 primarily relate to the finalization of certain accrued amounts associated with the Company’s restructuring programs.

Costs to Exit Activities

Costs associated with exit or disposal activities are recognized as follows:

•	Costs to terminate a contract that is not a capital lease are recognized when an entity terminates the contract or when an entity ceases using the right conveyed by the contract. This includes the costs to terminate the contract before the end of its term or the costs that will continue to be incurred under the contract for its remaining term without economic benefit to the entity (e.g., lease run-out costs).
•	Other costs associated with exit or disposal activities (e.g., costs to consolidate or close facilities and relocate equipment or employees) are recognized and measured at their fair value in the period in which the liability is incurred.

In 2014, $4.9 million of exit costs were incurred, principally in the Harsco Metals & Minerals Segment, primarily related to North America and Western Europe, partially offset at Corporate by gains from currency translation adjustments recognized in earnings related to historic Harsco Infrastructure Segment entities which were not included as part of the Infrastructure Transaction and retained by the Company. The currency translation adjustments are non-cash items recognized when the Company has substantially liquidated the related investment in a foreign entity.

In 2013, $5.4 million of exit costs were incurred, principally at Corporate related to the preliminary phases of the Infrastructure Transaction and the Harsco Metals & Minerals Segment at various sites.

In 2012, $50.5 million of exit costs were incurred, principally related to Western Europe, the United States and the United Kingdom which consists primarily of branch structure reduction and office rationalization costs in the Harsco Infrastructure and Harsco Metals & Minerals Segments, and a $11.9 million partial withdrawal liability recognized for a multiemployer pension plan in the Harsco Metals & Minerals Segment. This liability became probable due to a decrease in the hours worked by the Company’s employees who participate in the plan. Costs to exit activities included $10.9 million of gains from currency translation adjustments recognized in earnings. The Company exited certain countries and recognized such adjustment gains in conjunction with the Company’s 2011/2012 Restructuring Program.

	Costs to Exit Activities
(In thousands)	2014	2013	2012
Harsco Metals & Minerals Segment	$6,395	$2,705	$15,477
Harsco Infrastructure Segment (a)	—	(254)	34,820
Corporate	(1,487)	2,931	179

Total	$4,908	$5,382	$50,476

(a) Amounts related to the Harsco Infrastructure Segment during 2013 primarily relate to the finalization of certain accrued amounts associated with the Company’s restructuring programs.

Product Line Rationalization

The Company did not record any product line rationalization charges in either 2014 or 2013. The product line rationalization charge of $25.0 million in 2012 represents a write-down of certain rental assets and sale inventories in the Harsco Infrastructure Segment that were discontinued in conjunction with restructuring programs to streamline and optimize product offerings. These charges are net of estimated salvage value. Salvage values were based on estimates of proceeds to be realized through the sale of this inventory outside the normal course of business.

Impaired Asset Write-downs

Impaired asset write-downs are measured as the amount by which the carrying amount of assets exceeds their fair value. Fair value is estimated based upon the expected future realizable cash flows including anticipated selling prices. Non-cash impaired asset write-downs are included in the caption, Other, net, on the Consolidated Statements of Cash Flows as adjustments to reconcile net loss to net cash provided by operating activities.

In 2014, $39.5 million of impaired asset write-downs were incurred, principally in the Harsco Metals & Minerals Segment mostly in Western Europe, the Middle East and Africa and the Asia Pacific region as part of Project Orion. In 2013, $9.7 million of impaired asset write-downs were incurred, principally in the Harsco Rail Segment related to certain contract services assets being written-down to the net realizable value. In 2012, impaired asset write-downs were recorded in the Harsco Metals & Minerals Segment principally in the Asia-Pacific region resulting from exiting an underperforming contract.

	Impaired Asset Write-downs
(In thousands)	2014	2013	2012
Harsco Metals & Minerals Segment	$38,791	$689	$7,152
Harsco Rail Segment	590	8,999	—
Harsco Industrial Segment	74	—	—

Total	$39,455	$9,688	$7,152

19. Components of Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss is included on the Consolidated Statements of Stockholders’ Equity. The components of Accumulated other comprehensive loss, net of the effect of income taxes, and activity for the years ended December 31, 2014 and 2013 are as follows:

	Components of Accumulated Other Comprehensive Income (Loss) - Net of Tax
(In thousands)	Cumulative Foreign Exchange Translation Adjustments		Effective Portion of Derivatives Designated as Hedging Instruments		Cumulative Unrecognized Actuarial Losses on Pension Obligations		Unrealized Loss on Marketable Securities	Total
Balance at December 31, 2012	$62,308		$(8,139)		$(465,286)		$(51)	$(411,168)

Other comprehensive income (loss) before reclassifications	(39,848)	(a)	1,060	(b)	55,581	(c)	31	16,824
Amounts reclassified from accumulated other comprehensive loss, net of tax	—		8		19,839		—	19,847
Amounts reclassified from accumulated other comprehensive loss in connection with the Infrastructure Transaction (See Note 4, Acquisition and Dispositions)	(15,979)		(21)		20,184		—	4,184

Total other comprehensive income (loss)	(55,827)		1,047		95,604		31	40,855
Less: Other comprehensive (income) loss attributable to noncontrolling interests	(371)		69		—		—	(302)

Other comprehensive income (loss) attributable to Harsco Corporation	(56,198)		1,116		95,604		31	40,553

Balance at December 31, 2013	$6,110		$(7,023)		$(369,682)		$(20)	$(370,615)

	Components of Accumulated Other Comprehensive Income (Loss) - Net of Tax
(In thousands)	Cumulative Foreign Exchange Translation Adjustments		Effective Portion of Derivatives Designated as Hedging Instruments		Cumulative Unrecognized Actuarial Losses on Pension Obligations		Unrealized Loss on Marketable Securities	Total
Balance at December 31, 2013	$6,110		$(7,023)		$(369,682)		$(20)	$(370,615)

Other comprehensive income (loss) before reclassifications	(39,818)	(a)	(1,961)	(b)	(130,659)	(c)	5	(172,433)
Other comprehensive income (loss) from equity method investee	(8,635)		—		632		—	(8,003)
Amounts reclassified from accumulated other comprehensive loss, net of tax	2,205		4		16,431		—	18,640
Amounts reclassified from accumulated other comprehensive loss in connection with the Infrastructure Transaction (See Note 4, Acquisitions and Dispositions)	(1,447)		—		—		—	(1,447)

Total other comprehensive income (loss)	(47,695)		(1,957)		(113,596)		5	(163,243)
Less: Other comprehensive (income) loss attributable to noncontrolling interests	1,647		(45)		—		—	1,602

Other comprehensive income (loss) attributable to Harsco Corporation	(46,048)		(2,002)		(113,596)		5	(161,641)

Balance at December 31, 2014	$(39,938)		$(9,025)		$(483,278)		$(15)	$(532,256)

(a)	Principally foreign currency fluctuation.
(b)	Net change from periodic revaluations.
(c)	Principally changes due to annual actuarial remeasurements.

Amounts reclassified from accumulated other comprehensive loss for the years ended December 31, 2014 and 2013 are as follows:

(In thousands)	Year Ended December 31 2014		Year Ended December 31 2013		Affected Caption in the Consolidated Statements of Operations
Amortization of defined benefit pension items (a):
Actuarial losses	$11,556	(b)	$12,435	(b)	Selling, general and administrative expenses
Actuarial losses	5,898	(b)	9,064	(b)	Cost of services and products sold
Prior-service costs	103	(b)	298	(b)	Selling, general and administrative expenses
Prior-service costs	171	(b)	285	(b)	Cost of services and products sold

Total before tax	17,728		22,082
Tax benefit	(1,297)		(2,243)

Total reclassification of defined benefit pension items, net of tax	$16,431		$19,839

Amortization of cash flow hedging instruments (a):
Foreign currency forward exchange contracts	$4		$11		Cost of services and products sold
Tax benefit	—		(3)

Total reclassification of cash flow hedging instruments	$4		$8

Amortization of cumulative foreign exchange translation adjustments (a):
Foreign exchange translation adjustments, before tax	$2,205		$—		Other expenses
Tax benefit	—		—

Total reclassification of cumulative foreign exchange translation adjustments	$2,205		$—

(a)	Amounts in parentheses indicate credits to profit/loss.
(b)	These accumulated other comprehensive loss components are included in the computation of net periodic pension costs. Please refer to Note 11, Employee Benefit Plans, for additional details.

Amounts reclassified from accumulated other comprehensive loss in connection with the asset impairment loss recognized in the Infrastructure Transaction for the years ended December 31, 2014 and 2013 are as follows:

(In thousands)	Year Ended December 31 2014	Year Ended December 31 2013	Affected Caption in the Consolidated Statements of Operations
Foreign exchange translation adjustments, before tax	$(1,447)	$(15,979)	Loss on disposal of the Harsco Infrastructure Segment and transaction costs
Tax effect	—	—

Total reclassification of foreign exchange transaction adjustments	$(1,447)	$(15,979)

Cash flow hedging instruments, before tax	$—	$(34)	Loss on disposal of the Harsco Infrastructure Segment and transaction costs
Tax effect	—	13

Total reclassification of cash flow hedging instruments	$—	$(21)

Defined benefit pension items, before tax	$—	$20,184	Loss on disposal of the Harsco Infrastructure Segment and transaction costs
Tax effect	—	—

Total reclassification of defined benefit pension items	$—	$20,184

20. Restructuring Programs

In recent years, the Company has instituted restructuring programs to balance short-term profitability goals with long-term strategies. A primary objective of these programs has been to establish platforms upon which the affected businesses can grow with reduced fixed investment and generate annual operating expense savings. The restructuring programs have been instituted in response to the continuing impact of global financial and economic uncertainty on the Company’s end markets. Restructuring costs incurred in these programs were recorded in the caption, Other expenses, of the Consolidated Statements of Operations. The timing of associated cash payments is dependent on the type of restructuring cost and can extend over a multi-year period.

Project Orion

Under Project Orion, the Harsco Metals & Minerals Segment made organizational and process improvement changes, which are expected to improve return on capital and deliver a higher and more consistent level of service to customers by improving several core processes and simplifying the organizational structure. The Company incurred $12.0 million in employee termination benefit costs related to Project Orion during 2014. As a result of actions initiated under phase one of Project Orion, during 2014, the Company realized compensation savings of approximately $6 million for the year ended December 31, 2014, or approximately $17 million on an annualized basis, with benefits from phase two of Project Orion expected to commence in 2015. Annual recurring benefits from compensation and other operational savings under Project Orion are expected to be approximately $24 million and $13 million, respectively.

The restructuring accrual for Project Orion at December 31, 2014 and the activity for the year ended December 31, 2014 were as follows:

(In thousands)	Expense Incurred in 2014	Other Adjustments	Cash Expenditures	Foreign Currency Translation	Remaining Accrual December 31 2014
Harsco Metals & Minerals Segment
Employee termination benefit costs	$11,992	$1,190	$(5,331)	$(183)	$7,668

Total	$11,992	$1,190	$(5,331)	$(183)	$7,668

The remaining accrual related to Project Orion is expected to be paid, principally, through 2015 with the remainder in the first half of 2016.

Prior Restructuring Programs

The remaining accrual for restructuring programs was $2.4 million and $5.1 million at December 31, 2014 and 2013, respectively. The remaining accrual relates primarily to exit activity costs for lease terminations expected to be paid over the remaining life of the leases.

HARSCO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)	March 31 2015	December 31 2014
ASSETS
Current assets:
Cash and cash equivalents	$66,549	$62,843
Trade accounts receivable, net	332,005	325,104
Other receivables	21,709	28,145
Inventories	194,598	178,922
Assets held-for-sale	1,328	1,355
Other current assets	85,860	87,110

Total current assets	702,049	683,479

Investments	284,693	288,505
Property, plant and equipment, net	623,364	663,244
Goodwill	402,754	416,155
Intangible assets, net	58,385	58,524
Other assets	192,138	159,320

Total assets	$2,263,383	$2,269,227

LIABILITIES
Current liabilities:
Short-term borrowings	$18,643	$16,748
Current maturities of long-term debt	24,899	25,188
Accounts payable	143,823	146,506
Accrued compensation	41,824	53,780
Income taxes payable	6,732	1,985
Dividends payable	16,418	16,535
Insurance liabilities	12,192	12,415
Advances on contracts	116,514	117,398
Due to unconsolidated affiliate	8,317	8,142
Unit adjustment liability	22,320	22,320
Other current liabilities	145,356	144,543

Total current liabilities	557,038	565,560

Long-term debt	875,277	829,709
Deferred income taxes	7,164	6,379
Insurance liabilities	35,837	35,470
Retirement plan liabilities	316,948	350,889
Due to unconsolidated affiliate	20,469	20,169
Unit adjustment liability	68,107	71,442
Other liabilities	34,722	37,699

Total liabilities	1,915,562	1,917,317

COMMITMENTS AND CONTINGENCIES
HARSCO CORPORATION STOCKHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	140,489	140,444
Additional paid-in capital	166,346	165,666
Accumulated other comprehensive loss	(527,475)	(532,256)
Retained earnings	1,282,465	1,283,549
Treasury stock	(760,227)	(749,815)

Total Harsco Corporation stockholders’ equity	301,598	307,588
Noncontrolling interests	46,223	44,322

Total equity	347,821	351,910

Total liabilities and equity	$2,263,383	$2,269,227

See accompanying notes to unaudited condensed consolidated financial statements.

HARSCO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31
(In thousands, except per share amounts)	2015	2014
Revenues from continuing operations:
Service revenues	$287,428	$350,794
Product revenues	164,151	161,689

Total revenues	451,579	512,483

Costs and expenses from continuing operations:
Cost of services sold	245,861	294,308
Cost of products sold	115,221	115,466
Selling, general and administrative expenses	63,902	66,794
Research and development expenses	919	2,663
Loss on disposal of the Harsco Infrastructure Segment and transaction costs	—	1,681
Other income	(13,205)	(656)

Total costs and expenses	412,698	480,256

Operating income from continuing operations	38,881	32,227
Interest income	256	297
Interest expense	(11,884)	(11,421)
Change in fair value to the unit adjustment liability	(2,245)	(2,546)

Income from continuing operations before income taxes and equity income	25,008	18,557
Income tax expense	(12,855)	(5,311)
Equity in income (loss) of unconsolidated entities, net	4,083	(1,230)

Income from continuing operations	16,236	12,016

Discontinued operations:
Loss on disposal of discontinued business	(646)	(640)
Income tax benefit related to discontinued business	239	237

Loss from discontinued operations	(407)	(403)

Net income	15,829	11,613
Less: Net income attributable to noncontrolling interests	(565)	(1,402)

Net income attributable to Harsco Corporation	$15,264	$10,211

Amounts attributable to Harsco Corporation common stockholders:
Income from continuing operations, net of tax	$15,671	$10,614
Loss from discontinued operations, net of tax	(407)	(403)

Net income attributable to Harsco Corporation common stockholders	$15,264	$10,211

Weighted-average shares of common stock outstanding	80,240	80,816
Basic earnings (loss) per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$0.20	$0.13
Discontinued operations	(0.01)	—

Basic earnings per share attributable to Harsco Corporation common stockholders	$0.19	$0.13

Diluted weighted-average shares of common stock outstanding	80,352	81,022
Diluted earnings (loss) per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$0.20	$0.13
Discontinued operations	(0.01)	—

Diluted earnings per share attributable to Harsco Corporation common stockholders	$0.19	$0.13

Cash dividends declared per common share	$0.205	$0.205

See accompanying notes to unaudited condensed consolidated financial statements.

HARSCO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)

	Three Months Ended March 31
(In thousands)	2015	2014
Net income	$15,829	$11,613
Other comprehensive income (loss):
Foreign currency translation adjustments, net of deferred income taxes of $(1,650) and $(101) in 2015 and 2014, respectively	(28,842)	(1,270)
Net gain (loss) on cash flow hedging instruments, net of deferred income taxes of $(1,522) and $386 in 2015 and 2014, respectively	7,574	(3,963)
Pension liability adjustments, net of deferred income taxes of $(3,091) and $(406) in 2015 and 2014, respectively	25,293	3,681
Unrealized loss on marketable securities, net of deferred income taxes of $4 and $3 in 2015 and 2014, respectively	(8)	(5)

Total other comprehensive income (loss)	4,017	(1,557)

Total comprehensive income	19,846	10,056
Less: Comprehensive (income) loss attributable to noncontrolling interests	199	(1,102)

Comprehensive income attributable to Harsco Corporation	$20,045	$8,954

See accompanying notes to unaudited condensed consolidated financial statements.

HARSCO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31
(In thousands)	2015	2014
Cash flows from operating activities:
Net income	$15,829	$11,613
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	36,654	41,834
Amortization	3,237	3,001
Change in fair value to the unit adjustment liability	2,245	2,546
Deferred income tax expense	2,526	2,352
Equity in (income) loss of unconsolidated entities, net	(4,083)	1,230
Loss on disposal of Harsco Infrastructure Segment	—	242
Other, net	(9,612)	(750)
Changes in assets and liabilities:
Accounts receivable	(20,151)	(49,455)
Inventories	(19,496)	(4,273)
Accounts payable	5,775	(6,246)
Accrued interest payable	6,828	8,207
Accrued compensation	(9,019)	(3,586)
Advances on contracts	8,693	34,006
Harsco 2011/2012 Restructuring Program accrual	(188)	(528)
Other assets and liabilities	(8,765)	(12,709)

Net cash provided by operating activities	10,473	27,484

Cash flows from investing activities:
Purchases of property, plant and equipment	(31,630)	(39,839)
Proceeds from the Infrastructure Transaction	—	3,296
Proceeds from sales of assets	6,781	3,806
Purchases of businesses, net of cash acquired	(6,828)	(26,046)
Payment of unit adjustment liability	(5,580)	(5,580)
Other investing activities, net	2,360	(1,178)

Net cash used by investing activities	(34,897)	(65,541)

Cash flows from financing activities:
Short-term borrowings, net	4,898	(1,721)
Current maturities and long-term debt:
Additions	52,039	65,000
Reductions	(5,147)	(18,424)
Cash dividends paid on common stock	(16,443)	(16,562)
Common stock acquired for treasury	(12,143)	—
Other financing activities, net	(2,049)	—

Net cash provided by financing activities	21,155	28,293

Effect of exchange rate changes on cash	6,975	(479)

Net increase (decrease) in cash and cash equivalents	3,706	(10,243)
Cash and cash equivalents at beginning of period	62,843	93,605

Cash and cash equivalents at end of period	$66,549	$83,362

See accompanying notes to unaudited condensed consolidated financial statements.

HARSCO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY (Unaudited)

	Harsco Corporation Stockholders’ Equity
(In thousands, except share and per share amounts)	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interests	Total
	Issued	Treasury
Balances, January 1, 2014	$140,248	$(746,237)	$159,025	$1,372,041	$(370,615)	$43,093	$597,555
Net income				10,211		1,402	11,613
Cash dividends declared:
Common @ $0.205 per share				(16,572)			(16,572)
Noncontrolling interests						(133)	(133)
Total other comprehensive loss, net of deferred income taxes of $(118)					(1,257)	(300)	(1,557)
Contributions from noncontrolling interests						1,560	1,560
Noncontrolling interests transferred in the Infrastructure Transaction						(905)	(905)
Vesting of restricted stock units and other stock grants, net 39,941 shares	79	(593)	1,571				1,057
Amortization of unearned portion of stock-based compensation, net of forfeitures			452				452

Balances, March 31, 2014	$140,327	$(746,830)	$161,048	$1,365,680	$(371,872)	$44,717	$593,070

	Harsco Corporation Stockholders’ Equity
(In thousands, except share and per share amounts)	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interests	Total
	Issued	Treasury
Balances, January 1, 2015	$140,444	$(749,815)	$165,666	$1,283,549	$(532,256)	$44,322	$351,910
Net income				15,264		565	15,829
Cash dividends declared:
Common @ $0.205 per share				(16,348)			(16,348)
Total other comprehensive income, net of deferred income taxes of $(6,259)					4,781	(764)	4,017
Contributions from noncontrolling interests						2,100	2,100
Vesting of restricted stock units and other stock grants, net 23,962 shares	45	(192)	(81)				(228)
Treasury shares repurchased, 596,632 shares		(10,220)					(10,220)
Amortization of unearned portion of stock-based compensation, net of forfeitures			761				761

Balances, March 31, 2015	$140,489	$(760,227)	$166,346	$1,282,465	$(527,475)	$46,223	$347,821

See accompanying notes to unaudited condensed consolidated financial statements.

HARSCO CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1.	Basis of Presentation

Harsco Corporation (the “Company”) has prepared these unaudited condensed consolidated financial statements based on Securities and Exchange Commission rules that permit reduced disclosure for interim periods. In the opinion of management, all adjustments (all of which are of a normal recurring nature) that are necessary for a fair presentation are reflected in the unaudited condensed consolidated financial statements. The December 31, 2014 Condensed Consolidated Balance Sheet information contained in this Quarterly Report on Form 10-Q was derived from the 2014 audited consolidated financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America (“U.S. GAAP”) for an annual report. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements, including the notes thereto, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Operating results and cash flows for the three months ended March 31, 2015 are not indicative of the results that may be expected for the year ending December 31, 2015.

2.	Revised Financial Statements

During the first quarter of 2015, the Company identified an error that would have had the net effect of decreasing after-tax income by $7.5 million, related to an unasserted multiemployer pension plan withdrawal liability that should have been recorded by the Company in the fourth quarter of 2012. The Company became aware of a potential withdrawal liability during the first quarter of 2015 and followed the Company’s standard procedure of engaging outside experts to determine the amount of potential liability. Based on these procedures, the Company determined it had triggered a partial withdrawal during the fourth quarter of 2012 due to a decrease in hours worked by the Company’s employees who participate in the plan and that such amount should have been accrued in that period. The Company assessed the individual and aggregate impact of this error on the current year and all prior periods and determined that the cumulative effect of this error was material to both the first quarter and expected full-year 2015 results, but did not result in a material misstatement to any previously issued annual or quarterly financial statements. Accordingly, the Company is revising the relevant financial statements for all applicable periods and will revise additional financial statements as they appear in future filings.

In connection with the revision, the Company additionally corrected all previously disclosed immaterial out-of-period adjustments, including tax adjustments. The impact of revising the Company’s Condensed Consolidated Balance Sheets, Condensed Statements of Operations and Condensed Consolidated Statements of Cash Flows for all period presented are as follows:

	December 31, 2014
(In thousands)	As Previously Reported	Revision	As Revised
ASSETS
Inventories	$177,265	$1,657	$178,922
Total current assets	681,822	1,657	683,479
Other assets	155,551	3,769	159,320
Total assets	2,263,801	5,426	2,269,227

LIABILITIES
Other liabilities	$25,849	$11,850	$37,699
Total liabilities	1,905,467	11,850	1,917,317

HARSCO CORPORATION STOCKHOLDERS’ EQUITY
Accumulated other comprehensive loss	$(532,491)	$235	$(532,256)
Retained earnings	1,290,208	(6,659)	1,283,549
Total Harsco Corporation stockholders’ equity	314,012	(6,424)	307,588
Total equity	358,334	(6,424)	351,910
Total liabilities and equity	2,263,801	5,426	2,269,227

	Three Months Ended March 31, 2014
(In thousands, except per share amounts)	As Previously Reported	Revision	As Revised
Revenues from continuing operations:
Service revenues	$351,010	$(216)	$350,794
Total revenues	512,699	(216)	512,483

Costs and expenses from continuing operations:
Cost of services sold	$293,999	$309	$294,308
Research and development expenses	2,619	44	2,663
Loss on disposal of the Harsco Infrastructure Segment and transaction costs	2,138	(457)	1,681
Total costs and expenses	480,360	(104)	480,256

Operating income from continuing operations	$32,339	$(112)	$32,227
Income from continuing operations before income taxes and equity income	18,669	(112)	18,557
Income tax expense	(4,495)	(816)	(5,311)
Income from continuing operations	12,944	(928)	12,016
Net income	12,541	(928)	11,613
Net income attributable to Harsco Corporation	11,139	(928)	10,211

Amounts attributable to Harsco Corporation common stockholders:
Income from continuing operations, net of tax	$11,542	$(928)	$10,614
Net income attributable to Harsco Corporation common stockholders	11,139	(928)	10,211

Basic earnings (loss) per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$0.14	$(0.01)	$0.13
Basic earnings per share attributable to Harsco Corporation common stockholders	0.14	(0.01)	0.13

Diluted earnings (loss) per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$0.14	$(0.01)	$0.13
Diluted earnings per share attributable to Harsco Corporation common stockholders	0.14	(0.01)	0.13

	Three Months Ended March 31, 2014
(In thousands)	As Previously Reported	Revision	As Revised
Net cash provided (used) by:
Operating activities	$27,528	$(44)	$27,484
Investing activities	(65,585)	44	(65,541)

As of March 31, 2015, the cumulative impact of this revision was a $6.7 million reduction in retained earnings. The diluted loss per share from continuing operations decrease for the year ended December 31, 2014 was $0.03. The diluted loss per share from continuing operations increase for the years ended December 31, 2013 and 2012 was $0.06 for both periods. The notes to the condensed consolidated financial statements for the three months ended March 31, 2015 have been revised, as applicable.

3.	Recently Adopted and Recently Issued Accounting Standards

The following accounting standards have been adopted in 2015:

On January 1, 2015, the Company adopted changes issued by the Financial Accounting Standards Board (“FASB”) related to reporting discontinued operations and the disclosure of disposals of components of an entity.

The changes modify the criteria related to what transactions constitute discontinued operations and expand disclosure requirements. The adoption of these changes did not have a material impact on the Company’s condensed consolidated financial statements.

The following accounting standards have been issued and become effective for the Company at a future date:

In May 2014, the FASB issued changes related to the recognition of revenue from contracts with customers. The changes clarify the principles for recognizing revenue and develop a common revenue standard. The core principle of the changes is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The changes also require additional disclosures related to revenue recognition. The changes become effective for the Company on January 1, 2017; however, on April 1, 2015 the FASB proposed a deferral of the effective date by one year, but permits entities to adopt one year earlier. These proposed changes are not yet final. Management is currently evaluating these changes.

In August 2014, the FASB issued changes related to management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The changes become effective for the Company on January 1, 2017. Management has determined that these changes will not have a material impact on the Company’s condensed consolidated financial statements.

In January 2015, the FASB issued changes related to reporting extraordinary and unusual items. The changes simplify income statement presentation by eliminating the concept of extraordinary items. The changes become effective for the Company on January 1, 2016. Management has determined that these changes will not have a material impact on the Company’s condensed consolidated financial statements.

In February 2015, the FASB issued changes related to consolidation. The changes update consolidation analysis and affect reporting entities that are required to evaluate whether they should consolidate certain legal entities. The changes become effective for the Company on January 1, 2016. Management has determined that these changes will not have a material impact on the Company’s condensed consolidated financial statements.

4.	Acquisitions

Acquisitions

In March 2015, the Company acquired Protran Technology (“Protran”), a U.S. designer and producer of safety systems for transportation and industrial applications. Protran has been included in the results of the Harsco Rail Segment. Inclusion of pro forma financial information for this transaction is not necessary as the acquisition is immaterial. The purchase price allocation is not yet final for this acquisition.

5.	Accounts Receivable and Inventories

Accounts receivable consist of the following:

(In thousands)	March 31 2015	December 31 2014
Trade accounts receivable	$346,241	$340,223
Less: Allowance for doubtful accounts	(14,236)	(15,119)

Trade accounts receivable, net	$332,005	$325,104

Other receivables (a)	$21,709	$28,145

(a)	Other receivables include insurance claim receivables, employee receivables, tax claim receivables, receivables from affiliates and other miscellaneous receivables not included in Trade accounts receivable, net.

The provision for doubtful accounts related to trade accounts receivable was as follows:

	Three Months Ended March 31
(In thousands)	2015	2014
Provision for doubtful accounts related to trade accounts receivable	$196	$(19)

Inventories consist of the following:

(In thousands)	March 31 2015	December 31 2014
Finished goods	$33,480	$30,525
Work-in-process	43,261	28,690
Raw materials and purchased parts	85,599	87,985
Stores and supplies	32,258	31,722

Inventories	$194,598	$178,922

6.	Equity Method Investments

In November 2013, the Company consummated the previously announced transaction to sell the Company’s Harsco Infrastructure Segment into a strategic venture with Clayton, Dubilier & Rice (“CD&R”) as part of a transaction that combines the Harsco Infrastructure Segment with Brand Energy & Infrastructure Services, Inc., which CD&R simultaneously acquired (the “Infrastructure Transaction”). As a result of the Infrastructure Transaction, the Company owns an approximate 29% equity interest in Brand Energy & Infrastructure Services Inc. and Subsidiaries (“Brand” or the “Infrastructure strategic venture”) at both March 31, 2015 and December 31, 2014.

The book value of the Company’s equity method investment in Brand at March 31, 2015 and December 31, 2014 was $281.9 million and $285.7 million, respectively. No instances of impairment were noted on the Company’s equity method investments as of March 31, 2015. The Company records the Company’s proportionate share of Brand’s net income or loss one quarter in arrears. Brand’s results of operations for the three month ended December 31, 2014 and the period from November 27, 2013 through December 31, 2013, respectively, are summarized as follows:

(In thousands)	Three Months Ended December 31 2014	Period From November 27 2013 Through December 31 2013 (a)
Summarized Statement of Operations Information of Brand:
Net revenues	$804,199	$236,094
Gross profit	197,241	48,832
Net income (loss) attributable to Brand Energy & Infrastructure Services, Inc. and Subsidiaries	14,217	(4,245)

Harsco’s equity in income (loss) of Brand	4,083	(1,231)

(a)     The Company’s equity method investment in Brand began on November 26, 2013; accordingly, there is only approximately one month of related equity income (loss).

The Company is required to make a quarterly payment to the Company’s partner in the Infrastructure strategic venture, either (at the Company’s election) (i) in cash, with total payments to equal approximately $22 million per year on a pre-tax basis (approximately $15 million per year after-tax), or (ii) in kind through the transfer of approximately 2.5% of the Company’s ownership interest in the Infrastructure strategic venture on an annual basis (the “unit adjustment liability”). The resulting liability is reflected in the caption, Unit adjustment liability, on the Company’s Condensed Consolidated Balance Sheets. The Company will recognize the change in fair value to the unit adjustment liability each period until the Company is no longer required to make these payments or chooses not to make these payments. The change in fair value to the unit adjustment liability is a non-cash expense. For the three months ended March 31, 2015 and 2014, the Company recognized $2.2 million and $2.5 million, respectively, of change in fair value to the unit adjustment liability.

The Company’s obligation to make a quarterly payment will cease upon the earlier of (i) Brand achieving $487.0 million in last twelve months’ earnings before interest, taxes, depreciation and amortization (“EBITDA”) for three quarters, which need not be consecutive, or (ii) eight years after the closing of the Infrastructure Transaction. In addition, upon the initial public offering of Brand, the Company’s quarterly payment obligation will decrease by the portion of CD&R’s ownership interest sold or eliminated completely once CD&R’s ownership interest in Brand falls below 20%. In the event of a liquidation of Brand, CD&R is entitled to a liquidation preference of approximately $336 million, plus any quarterly payments that had been paid in kind.

The Condensed Consolidated Balance Sheets as of March 31, 2015 and December 31, 2014 include balances related to the unit adjustment liability of $90.4 million and $93.8 million, respectively, in the current and non-current captions, Unit adjustment liability. A reconciliation of beginning and ending balances related to the unit adjustment liability is included in Note 14, Derivative Instruments, Hedging Activities and Fair Value.

The Company intends to make these quarterly payments in cash and will continue to evaluate the implications of making payments in cash or in kind based upon performance of the Infrastructure strategic venture. In the future, should the Company decide not to make the cash payment, the value of both the equity method investment in Brand and the related unit adjustment liability may be impacted, and the change may be reflected in earnings in that period.

Balances related to transactions between the Company and Brand are as follows:

(In thousands)	March 31 2015	December 31 2014
Balances due from Brand	$2,579	$1,860
Balances due to Brand	28,786	28,311

These balances between the Company and Brand relate primarily to transition services and the funding of certain transferred defined benefit pension plan obligations through 2018. There is not expected to be any significant level of revenue or expense between the Company and Brand on an ongoing basis once all aspects of the Infrastructure Transaction have been finalized.

7.	Property, Plant and Equipment

Property, plant and equipment consists of the following:

(In thousands)	March 31 2015	December 31 2014
Land	$14,962	$15,721
Land improvements	15,621	15,898
Buildings and improvements	199,362	205,409
Machinery and equipment	1,773,141	1,861,965
Construction in progress	72,367	87,414
Gross property, plant and equipment	2,075,453	2,186,407
Less: Accumulated depreciation	(1,452,089)	(1,523,163)

Property, plant and equipment, net	$623,364	$663,244

8.	Goodwill and Other Intangible Assets

The following table reflects the changes in carrying amounts of goodwill by segment for the three months ended March 31, 2015:

(In thousands)	Harsco Metals & Minerals Segment	Harsco Industrial Segment	Harsco Rail Segment	Consolidated Totals
Balance at December 31, 2014	$400,006	$6,839	$9,310	$416,155
Changes to goodwill (a)	—	—	2,060	2,060
Foreign currency translation	(15,461)	—	—	(15,461)

Balance at March 31, 2015	$384,545	$6,839	$11,370	$402,754

(a) Changes to goodwill relate to the acquisition of Protran. The purchase price allocation is not yet final for this acquisition. See Note 4, Acquisitions.

The Company’s 2014 annual goodwill impairment testing did not result in any impairment of the Company’s goodwill. The fair value of the Harsco Metals & Minerals Segment exceeded the carrying value by approximately 10%. The Company tests for goodwill impairment annually or more frequently if indicators of impairment exist or if a decision is made to dispose of a business. The Company performs the annual goodwill impairment test as of October 1 and monitors for triggering events on an ongoing basis. The Company determined that, as of March 31, 2015, no interim goodwill impairment testing was necessary. There can be no assurance that the Company’s annual goodwill impairment testing will not result in a charge to earnings. Should the Company’s analysis indicate a further degradation in the overall markets served by the Harsco Metals & Minerals Segment, impairment losses for associated assets could be required. Any impairment could result in the write-down of the carrying value of goodwill to its implied fair value.

Intangible assets included in the captions, Other current assets and Intangible assets, net, on the Condensed Consolidated Balance Sheets consist of the following:

	March 31, 2015		December 31, 2014
(In thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer related	$154,415	$109,674	$157,530	$112,211
Non-compete agreements	1,092	1,032	1,107	1,039
Patents	6,866	5,369	6,079	5,399
Technology related	26,009	21,476	26,548	21,233
Trade names	8,314	3,841	7,745	3,733
Other	7,576	4,269	7,420	4,290

Total	$204,272	$145,661	$206,429	$147,905

Amortization expense for intangible assets was as follows:

	Three Months Ended March 31
(In thousands)	2015	2014
Amortization expense for intangible assets	$ 2,137	$ 2,553

The estimated amortization expense for the next five fiscal years based on current intangible assets is as follows:

	Full Year
(In thousands)	2015	2016	2017	2018	2019
Estimated amortization expense (b)	$8,750	$8,250	$5,500	$5,250	$5,250
(b)	These estimated amortization expense amounts do not reflect the potential effect of future foreign currency exchange fluctuations.

9.	Debt and Credit Agreements

In March 2012, the Company entered into an Amended and Restated Five Year Credit Agreement (the “Credit Agreement”) providing for $525 million of borrowing capacity through a syndicate of 14 banks.

On March 27, 2015, the Company entered into Amendment No. 3 (“Amendment No. 3”) to the Credit Agreement. Amendment No. 3 provides for (i) $500 million of borrowing capacity, which the Company may request be increased to $550 million pending lenders’ agreement, through a syndicate of 11 banks; (ii) extension of the current termination date for the Credit Agreement from March 2, 2017 to June 2, 2019 upon successful completion of refinancing the Company’s 2.7% notes due October 15, 2015; (iii) replacement of the existing consolidated debt to consolidated EBITDA ratio with a net debt to consolidated EBITDA ratio not to exceed 3.75 to 1.0 through March 31, 2016 and 3.5 to 1.0 thereafter; and (iv) modification to certain defined terms. During the three months ended March 31, 2015, the Company expensed $0.6 million of previously deferred financing costs associated with the Credit Agreement for banks which did not participate in Amendment No. 3 to the Credit Agreement.

At March 31, 2015 and December 31, 2014, the Company had $147.0 million and $98.5 million, respectively, of Credit Agreement borrowings outstanding. At March 31, 2015 and December 31, 2014, all such balances were classified as long-term borrowings in the Condensed Consolidated Balance Sheets. Classification of such balances is based on the Company’s ability and intent to repay such amounts over the subsequent twelve months, as well as reflects the Company’s ability and intent to borrow for a period longer than a year. To the extent the Company expects to repay any amounts within the subsequent twelve months, the amounts are classified as short-term borrowings.

At March 31, 2015, the Company’s 2.7% notes due October 15, 2015 are classified as long-term debt on the Condensed Consolidated Balance Sheet based on the Company’s intent and ability to refinance this debt using the debt capital markets and ability to refinance this debt under borrowings under the Credit Agreement.

10.	Employee Benefit Plans

	Three Months Ended March 31
Defined Benefit Pension Plans Net Periodic Pension Cost	U. S. Plans		International Plans
(In thousands)	2015	2014	2015	2014
Service cost	$722	$558	$438	$407
Interest cost	3,089	3,217	9,189	10,912
Expected return on plan assets	(4,203)	(4,196)	(12,674)	(12,588)
Recognized prior service costs	20	22	49	46
Recognized loss	1,230	838	4,235	3,553

Defined benefit pension plans net periodic pension cost	$858	$439	$1,237	$2,330

Company Contributions	Three Months Ended March 31
(In thousands)	2015	2014
Defined benefit pension plans:
United States	$682	$566
International	16,066	17,421
Multiemployer pension plans	565	701
Defined contribution pension plans	3,806	4,069

The Company’s estimate of expected contributions to be paid during the remainder of 2015 for the U.S. and international defined benefit pension plans are $1.8 million and $13.8 million, respectively.

During the first quarter of 2015, the Company identified an out-of-period adjustment related to an unasserted multiemployer pension plan withdrawal liability. See Note 2, Revised Financial Statements, for additional details.

11.	Income Taxes

The effective income tax rate related to continuing operations for the three months ended March 31, 2015 was 51.4% compared with 28.6% for the three months ended March 31, 2014.

An income tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, based on technical merits, including resolutions of any related appeals or litigation processes. The unrecognized income tax benefit at March 31, 2015 was $14.5 million, including interest and penalties. Within the next twelve months, it is reasonably possible that up to $0.1 million of unrecognized income tax benefits will be recognized upon settlement of tax examinations and the expiration of various statutes of limitations.

12.	Commitments and Contingencies

Environmental

The Company is involved in a number of environmental remediation investigations and cleanups and, along with other companies, has been identified as a “potentially responsible party” for certain waste disposal sites. While each of these matters is subject to various uncertainties, it is probable that the Company will agree to make payments toward funding certain of these activities and it is possible that some of these matters will be decided unfavorably to the Company. The Company has evaluated its potential liability, and its financial exposure is dependent upon such factors as the continuing evolution of environmental laws and regulatory requirements, the availability and application of technology, the allocation of cost among potentially responsible parties, the years of remedial activity required and the remediation methods selected. The Condensed Consolidated Balance Sheets at both March 31, 2015 and December 31, 2014 include accruals in Other current liabilities of $1.2 million for environmental matters. The amounts charged against pre-tax income related to environmental matters totaled $0.2 million and $0.7 million for the three months ended March 31, 2015 and 2014, respectively.

The Company evaluates its liability for future environmental remediation costs on a quarterly basis. Although actual costs to be incurred at identified sites in future periods may vary from the estimates (given inherent uncertainties in evaluating environmental exposures), the Company does not expect that any costs that are reasonably possible to be incurred by the Company in connection with environmental matters in excess of the amounts accrued would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Brazilian Tax Disputes

The Company is involved in a number of tax disputes with federal, state and municipal tax authorities in Brazil. These disputes are at various stages of the legal process, including the administrative review phase and the collection action phase, and include assessments of fixed amounts of principal and penalties, plus interest charges that increase at statutorily determined amounts per month and are assessed on the aggregate amount of the principal and penalties. In addition, the losing party at the collection action or court of appeals phase could be subject to a charge to cover statutorily mandated legal fees, which are generally calculated as a percentage of the total assessed amounts due, inclusive of penalty and interest. A large number of the claims relate to value-added (“ICMS”), services and social security (“INSS”) tax disputes. The largest proportion of the assessed amounts relate to ICMS claims filed by the State Revenue Authorities from the State of São Paulo, Brazil (the “SPRA”), encompassing the period from January 2002 to May 2005.

In October 2009, the Company received notification of the SPRA’s final administrative decision regarding the levying of ICMS in the State of São Paulo in relation to services provided to a customer in the State between January 2004 and May 2005. As of March 31, 2015, the principal amount of the tax assessment from the SPRA with regard to this case was approximately $2 million, with penalty, interest and fees assessed to date increasing such amount by an additional $21 million. Any change in the aggregate amount since the Company’s last Annual Report on Form 10-K is due to an increase in assessed interest and statutorily mandated legal fees for the period as well as foreign currency translation.

Another ICMS tax case involving the SPRA refers to the tax period from January 2002 to December 2003, and is still pending at the administrative phase, where the aggregate amount assessed by the tax authorities in August 2005 was $7.8 million (the amounts with regard to this claim are valued as of the date of the assessment since it has not yet reached the collection phase), composed of a principal amount of $1.8 million, with penalty and interest assessed through that date increasing such amount by an additional $6.0 million. All such amounts include the effect of foreign currency translation.

The Company continues to believe it is not probable that it will incur a loss for these assessments by the SPRA. The Company also continues to believe that sufficient coverage for these claims exists as a result of the Company’s customer’s indemnification obligations and such customer’s pledge of assets in connection with the October 2009 notice, as required by Brazilian procedure.

The Company intends to continue its practice of vigorously defending itself against the above-mentioned tax claims under various alternatives, including judicial appeal. The Company will continue to evaluate its potential liability with regard to the above-mentioned claims on a quarterly basis; however, it is not possible to predict the ultimate outcome of the above-mentioned tax-related disputes in Brazil. No loss provision has been recorded in the Company’s condensed consolidated financial statements for the disputes described above because the loss contingency is not deemed probable, and the Company does not expect that any costs that are reasonably possible to be incurred by the Company in connection with Brazilian tax disputes would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Brazilian Labor Disputes

The Company is subject to collective bargaining and individual labor claims in Brazil through the Harsco Metals & Minerals Segment which allege, among other things, the Company’s failure to pay required amounts for overtime and vacation at certain sites. The Company is vigorously defending itself against these claims; however, litigation is inherently unpredictable, particularly in foreign jurisdictions. While the Company does not currently expect that the ultimate resolution of these claims will have a material adverse effect on the Company’s financial condition, results of operations or cash flows, it is not possible to predict the ultimate outcome of these labor-related disputes.

The Company is continuing to review all known labor claims and as of March 31, 2015 and December 31, 2014, the Company has established reserves of $7.1 million and $8.6 million, respectively, on the Company’s Condensed Consolidated Balance Sheets for amounts considered to be probable and estimable. As the Company continues to evaluate these claims and takes actions to address them, the amount of established reserves may be impacted.

Customer Disputes

The Company, through its Harsco Metals & Minerals Segment, provides services through long-term service contracts on a number of sites worldwide. As previously disclosed, a subcontractor at the site of a large customer has filed for arbitration against the Company, claiming that it is owed monetary damages from the Company in connection with its processing certain materials. The Company disputes that it is responsible for such alleged damages and intends to vigorously defend itself against this claim. In addition, the Company has impleaded its customer—which the Company believes has responsibility for any damages—into its arbitration with the subcontractor. The Company has concluded that a loss contingency is neither probable nor estimable and, therefore has not made any provision for any potential loss in its condensed consolidated financial statements. Moreover, based on the information currently available to the Company, the Company does not expect that the ultimate resolution of this arbitration will have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

The Company, through its Harsco Metals & Minerals Segment, may, in the normal of business, become involved in commercial disputes with other subcontractors or customers. Although results of operations and cash flows for a given period could be adversely affected by a negative outcome in these or other lawsuits, claims and proceedings, management believes that the ultimate outcome of these matters will not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Other

The Company is named as one of many defendants (approximately 90 or more in most cases) in legal actions in the United States alleging personal injury from exposure to airborne asbestos over the past several decades. In their suits, the plaintiffs have named as defendants, among others, many manufacturers, distributors and installers of numerous types of equipment or products that allegedly contained asbestos.

The Company believes that the claims against it are without merit. The Company has never been a producer, manufacturer or processor of asbestos fibers. Any asbestos-containing part of a Company product used in the past was purchased from a supplier and the asbestos encapsulated in other materials such that airborne exposure, if it occurred, was not harmful and is not associated with the types of injuries alleged in the pending actions.

At March 31, 2015, there were 17,266 pending asbestos personal injury actions filed against the Company. Of those actions, 16,939 were filed in the New York Supreme Court (New York County), 126 were filed in other New York State Supreme Court Counties and 201 were filed in courts located in other states.

The complaints in most of those actions generally follow a form that contains a standard damages demand of $20 million or $25 million, regardless of the individual plaintiff’s alleged medical condition, and without identifying any specific Company product.

At March 31, 2015, 16,816 of the actions filed in New York Supreme Court (New York County) were on the Deferred/Inactive Docket created by the court in December 2002 for all pending and future asbestos actions filed by persons who cannot demonstrate that they have a malignant condition or discernible physical impairment. The remaining 123 cases in New York County are pending on the Active or In Extremis Docket created for plaintiffs who can demonstrate a malignant condition or physical impairment.

The Company has liability insurance coverage under various primary and excess policies that the Company believes will be available, if necessary, to substantially cover any liability that might ultimately be incurred in the asbestos actions referred to above. The Company believes that a substantial portion of the costs and expenses of the asbestos actions will be paid by the Company’s insurers.

In view of the persistence of asbestos litigation in the United States, the Company expects to continue to receive additional claims in the future. The Company intends to continue its practice of vigorously defending these claims and cases. At March 31, 2015, the Company has obtained dismissal in 27,621 cases by stipulation or summary judgment prior to trial.

It is not possible to predict the ultimate outcome of asbestos-related actions in the United States due to the unpredictable nature of this litigation, and no loss provision has been recorded in the Company’s condensed consolidated financial statements because a loss contingency is not deemed probable or estimable. Despite this uncertainty, and although results of operations and cash flows for a given period could be adversely affected by asbestos-related actions, the Company does not expect that any costs that are reasonably possible to be incurred by the Company in connection with asbestos litigation would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

The Company is subject to various other claims and legal proceedings covering a wide range of matters that arose in the ordinary course of business. In the opinion of management, all such matters are adequately covered by insurance or by established reserves, and, if not so covered, are without merit or are of such kind, or involve such amounts, as would not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

Insurance liabilities are recorded when it is probable that a liability has been incurred for a particular event and the amount of loss associated with the event can be reasonably estimated. Insurance reserves have been estimated based primarily upon actuarial calculations and reflect the undiscounted estimated liabilities for ultimate losses, including claims incurred but not reported. Inherent in these estimates are assumptions that are based on the Company’s history of claims and losses, a detailed analysis of existing claims with respect to potential value, and current legal and legislative trends. If actual claims differ from those projected by management, changes (either increases or decreases) to insurance reserves may be required and would be recorded through income in the period the change was determined. When a recognized liability is covered by third-party insurance, the Company records an insurance claim receivable to reflect the covered liability. Insurance claim receivables are included in Other receivables on the Company’s Condensed Consolidated Balance Sheets. See Note 1, Summary of Significant Accounting Policies, to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for additional information on Accrued Insurance and Loss Reserves.

13.	Reconciliation of Basic and Diluted Shares

	Three Months Ended March 31
(In thousands, except per share amounts)	2015	2014
Income from continuing operations attributable to Harsco Corporation common stockholders	$15,671	$10,614

Weighted-average shares outstanding—basic	80,240	80,816
Dilutive effect of stock-based compensation	112	206

Weighted-average shares outstanding—diluted	$80,352	$81,022

Earnings from continuing operations per common share, attributable to Harsco Corporation common stockholders:
Basic	$0.20	$0.13

Diluted	$0.20	$0.13

The following average outstanding stock-based compensation units were not included in the three months ended computation of diluted earnings per share because the effect was antidilutive:

	Three Months Ended March 31
(In thousands)	2015	2014
Stock options	114	215
Stock appreciation rights	864	15
Performance share units	122	—

14.	Derivative Instruments, Hedging Activities and Fair Value

Derivative Instruments and Hedging Activities

The Company uses derivative instruments, including foreign currency forward exchange contracts, commodity contracts and cross-currency interest rate swaps, to manage certain foreign currency, commodity price and interest rate exposures. Derivative instruments are viewed as risk management tools by the Company and are not used for trading or speculative purposes.

All derivative instruments are recorded on the Condensed Consolidated Balance Sheets at fair value. Changes in the fair value of derivatives used to hedge foreign currency denominated balance sheet items are reported directly in earnings, along with offsetting transaction gains and losses on the items being hedged. Derivatives used to hedge forecasted cash flows associated with foreign currency commitments or forecasted commodity purchases may be accounted for as cash flow hedges, as deemed appropriate, if the criteria for hedge accounting are met. Gains and losses on derivatives designated as cash flow hedges are deferred as a separate component of equity and reclassified to earnings in a manner that matches the timing of the earnings impact of the hedged transactions. Generally, at March 31, 2015, these deferred gains and losses are reclassified to earnings over 10 to 15 years from the balance sheet date. The ineffective portion of all hedges, if any, is recognized currently in earnings.

The fair values of outstanding derivative contracts recorded as assets and liabilities on the Condensed Consolidated Balance Sheets at March 31, 2015 and December 31, 2014 was as follows:

	Asset Derivatives		Liability Derivatives
(In thousands)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
March 31, 2015
Derivatives designated as hedging instruments:
Foreign currency forward exchange contracts	Other current assets	$902		$—
Cross-currency interest rate swaps	Other assets	90,541	Other liabilities	17

Total derivatives designated as hedging instruments		$91,443		$17

Derivatives not designated as hedging instruments:
Foreign currency forward exchange contracts	Other current assets	$5,479	Other current liabilities	$3,334

	Asset Derivatives		Liability Derivatives
(In thousands)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
December 31, 2014
Derivatives designated as hedging instruments:
Foreign currency forward exchange contracts	Other current assets	$420		$—
Cross-currency interest rate swaps	Other assets	52,989	Other liabilities	2,599

Total derivatives designated as hedging instruments		$53,409		$2,599

Derivatives not designated as hedging instruments:
Foreign currency forward exchange contracts	Other current assets	$4,065	Other current liabilities	$4,618

All of the Company’s derivatives are recorded in the Condensed Consolidated Balance Sheets at gross amounts and not offset. All of the Company’s cross-currency interest rate swaps and certain foreign currency forward exchange contracts are transacted under International Swaps and Derivatives Association (“ISDA”) documentation. Each ISDA master agreement permits the net settlement of amounts owed in the event of default. The Company’s derivative assets and liabilities subject to enforceable master netting arrangements resulted in a $0.1 million net liability at March 31, 2015. At December 31, 2014, such arrangements did not result in a net asset or net liability.

The effect of derivative instruments on the Condensed Consolidated Statements of Operations and the Condensed Consolidated Statements of Comprehensive Income (Loss) for the three months ended March 31, 2015 and 2014 was as follows:

Derivatives Designated as Hedging Instruments

(In thousands)	Amount of Gain (Loss) Recognized in Other Comprehensive Income (“OCI”) on Derivative - Effective Portion	Location of Gain (Loss) Reclassified from Accumulated OCI into Income - Effective Portion	Amount of Gain (Loss) Reclassified from Accumulated OCI into Income - Effective Portion	Location of Gain (Loss) Recognized in Income on Derivative - Ineffective Portion and Amount Excluded from Effectiveness Testing	Amount of Gain (Loss) Recognized in Income on Derivative - Ineffective Portion and Amount Excluded from Effectiveness Testing
Three Months Ended March 31, 2015:
Foreign currency forward exchange contracts	$475	Cost of services and products sold	$1		$—
Cross-currency interest rate swaps	8,621		—	Cost of services and products sold	30,742	(a)

	$9,096		$1		$30,742

Three Months Ended March 31, 2014:
Foreign currency forward exchange contracts	$11	Cost of services and products sold	$(2)		$—
Cross-currency interest rate swaps	(4,360)		—	Cost of services and products sold	(1,574)	(a)

	$(4,349)		$(2)		$(1,574)

(a)	These gains (losses) offset foreign currency fluctuation effects on the debt principal.

Derivatives Not Designated as Hedging Instruments

	Location of Gain (Loss) Recognized in Income on Derivative	Amount of Gain (Loss) Recognized in Income on Derivative for the Three Months Ended March 31 (b)
(In thousands)		2015	2014
Foreign currency forward exchange contracts	Cost of services and products sold	$4,755	$1,556

(b) These gains offset amounts recognized in cost of services and products sold principally as a result of intercompany or third party foreign currency exposures.

Foreign Currency Forward Exchange Contracts

The Company conducts business in multiple currencies and, accordingly, is subject to the inherent risks associated with foreign exchange rate movements. The financial position and results of operations of substantially all of the Company’s foreign subsidiaries are measured using the local currency as the functional currency. Foreign currency-denominated assets and liabilities are translated into U.S. dollars at the exchange rates existing at the respective balance sheet dates, and income and expense items are translated at the average exchange rates during the respective periods. The aggregate effects of translating the balance sheets of these subsidiaries are deferred and recorded in Accumulated other comprehensive loss, which is a separate component of equity.

The Company uses derivative instruments to hedge cash flows related to foreign currency fluctuations. Foreign currency forward exchange contracts outstanding are part of a worldwide program to minimize foreign currency exchange operating income and balance sheet exposure by offsetting foreign currency exposures of certain future payments between the Company and various subsidiaries, suppliers or customers. The unsecured contracts are with major financial institutions. The Company may be exposed to credit loss in the event of non-performance by the contract counterparties. The Company evaluates the creditworthiness of the counterparties and does not expect default by them. Foreign currency forward exchange contracts are used to hedge commitments, such as foreign currency debt, firm purchase commitments and foreign currency cash flows for certain export sales transactions.

The following tables summarize, by major currency, the contractual amounts of the Company’s foreign currency forward exchange contracts in U.S. dollars at March 31, 2015 and December 31, 2014. The “Buy” amounts represent the U.S. dollar equivalent of commitments to purchase foreign currencies, and the “Sell” amounts represent the U.S. dollar equivalent of commitments to sell foreign currencies. The recognized gains and losses offset amounts recognized in cost of services and products sold principally as a result of intercompany or third party foreign currency exposures.

Contracted Amounts of Foreign Currency Forward Exchange Contracts Outstanding at March 31, 2015:

(In thousands)	Type	U.S. Dollar Equivalent	Maturity	Recognized Gain (Loss)
British pounds sterling	Sell	$163	April 2015	$4
British pounds sterling	Buy	2,138	April 2015	(46)
Euros	Sell	230,113	April 2015 through August 2015	1,473
Euros	Buy	210,841	April 2015 through July 2015	810
Other currencies	Sell	35,657	April 2015 through December 2015	840
Other currencies	Buy	7,955	April 2015	(34)

Total		$486,867		$3,047

Contracted Amounts of Foreign Currency Forward Exchange Contracts Outstanding at December 31, 2014:

(In thousands)	Type	U.S. Dollar Equivalent	Maturity	Recognized Gain (Loss)
British pounds sterling	Sell	$37,943	January 2015	$179
British pounds sterling	Buy	2,783	January 2015	(4)
Euros	Sell	193,370	January 2015 through March 2015	2,993
Euros	Buy	194,084	January 2015 through March 2015	(3,767)
Other currencies	Sell	12,641	January 2015 through December 2015	439
Other currencies	Buy	28,001	January 2015 through June 2015	27

Total		$468,822		$(133)

In addition to foreign currency forward exchange contracts, the Company designates certain loans as hedges of net investments in international subsidiaries. The Company recorded pre-tax net gains of $3.1 million and $0.2 million during the three months ended March 31, 2015 and 2014, respectively, into Accumulated other comprehensive loss.

Cross-Currency Interest Rate Swaps

The Company uses cross-currency interest rate swaps in conjunction with certain debt issuances in order to secure a fixed local currency interest rate. Under these cross-currency interest rate swaps, the Company receives interest based on a fixed or floating U.S. dollar rate and pays interest on a fixed local currency rate based on the contractual amounts in dollars and the local currency, respectively. At maturity, there is also the payment of principal amounts between currencies. The cross-currency interest rate swaps are recorded on the Condensed Consolidated Balance Sheets at fair value, with changes in value attributed to the effect of the swaps’ interest spread and changes in the credit worthiness of the counter-parties recorded in the caption, Accumulated other comprehensive loss. Changes in value attributed to the effect of foreign currency fluctuations are recorded in the Condensed Consolidated Statements of Operations and offset currency fluctuation effects on the debt principal. The following table indicates the contractual amounts of the Company’s cross-currency interest rate swaps at March 31, 2015:

	Contractual Amount	Interest Rates
(In millions)		Receive	Pay
Maturing 2018	$250.0	Fixed U.S. dollar rate	Fixed euro rate
Maturing 2020	220.0	Fixed U.S. dollar rate	Fixed British pound sterling rate
Maturing 2016 through 2017	8.2	Floating U.S. dollar rate	Fixed rupee rate

Fair Value of Derivative Assets and Liabilities and Other Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The Company utilizes market data or assumptions that the Company believes market participants would use in valuing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique.

The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs), and (2) an entity’s own assumptions about market participant assumptions based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which give the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•	Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3—Inputs that are both significant to the fair value measurement and unobservable.

In instances in which multiple levels of inputs are used to measure fair value, hierarchy classification is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The following table indicates the fair value hierarchy of the financial instruments of the Company at March 31, 2015 and December 31, 2014:

Level 2 Fair Value Measurements (In thousands)	March 31 2015	December 31 2014
Assets
Foreign currency forward exchange contracts	$6,381	$4,485
Cross-currency interest rate swaps	90,541	52,989
Liabilities
Foreign currency forward exchange contracts	3,334	4,618
Cross-currency interest rate swaps	17	2,599

The following tables reconciles the beginning and ending balances for liabilities measured on a recurring basis using unobservable inputs (Level 3) for the three months ended March 31, 2015:

Level 3 Liabilities—Unit Adjustment Liability (a) for the Three Months Ended March 31	Three Months Ended March 31
(In thousands)	2015	2014
Balance at beginning of period	$93,762	$106,343
Payments	(5,580)	(5,580)
Change in fair value to the unit adjustment liability	2,245	2,546

Balance at end of period	$90,427	$103,308	(b)

(a)	See Note 6, Equity Method Investments, for additional information related to the unit adjustment liability.
(b)	Does not total due to rounding.

The Company primarily applies the market approach for recurring fair value measurements and endeavors to utilize the best available information. Accordingly, the Company utilizes valuation techniques that maximize the use of observable inputs, such as forward rates, interest rates, the Company’s credit risk and counterparties’ credit risks, and which minimize the use of unobservable inputs. The Company is able to classify fair value balances based on the ability to observe those inputs. Commodity derivatives, foreign currency forward exchange contracts and cross-currency interest rate swaps are classified as Level 2 fair value based upon pricing models using market-based inputs. Model inputs can be verified, and valuation techniques do not involve significant management judgment.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and short-term borrowings approximate fair value due to the short-term maturities of these assets and liabilities. At March 31, 2015 and December 31, 2014, the total fair value of long-term debt, including current maturities, was $927.5 million and $885.0 million, respectively, compared with a carrying value of $900.2 million and $854.9 million, respectively. Fair values for long-term debt are based on quoted market prices (Level 1) for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

15.	Review of Operations by Segment

	Three Months Ended March 31
(In thousands)	2015	2014
Revenues From Continuing Operations
Harsco Metals & Minerals	$291,198	$352,822
Harsco Industrial	98,803	102,100
Harsco Rail	61,578	57,561

Total revenues from continuing operations	$451,579	$512,483

Operating Income (Loss) From Continuing Operations
Harsco Metals & Minerals	$10,583	$22,649
Harsco Industrial	17,027	16,571
Harsco Rail	21,633	5,499
Corporate	(10,362)	(12,492)

Total operating income from continuing operations	$38,881	$32,227

Depreciation and Amortization
Harsco Metals & Minerals	$34,891	$40,701
Harsco Industrial	1,287	1,202
Harsco Rail	1,556	1,419
Corporate	2,157	1,513

Total Depreciation and Amortization	$39,891	$44,835

Capital Expenditures
Harsco Metals & Minerals	$21,828	$37,741
Harsco Industrial	7,221	643
Harsco Rail	537	886
Corporate	2,044	569

Total Capital Expenditures	$31,630	$39,839

Reconciliation of Segment Operating Income to Income From Continuing Operations Before Income Taxes and Equity Income

	Three Months Ended March 31
(In thousands)	2015	2014
Segment operating income	$49,243	$44,719
General Corporate expense	(10,362)	(12,492)

Operating income from continuing operations	38,881	32,227
Interest income	256	297
Interest expense	(11,884)	(11,421)
Change in fair value to unit adjustment liability	(2,245)	(2,546)

Income from continuing operations before income taxes and equity income	$25,008	$18,557

16.	Other Income

This Condensed Consolidated Statements of Operations caption includes certain foreign currency gains, net gains on disposal of non-core assets, restructuring program costs, impaired asset write-downs, employee termination benefit costs and costs to exit activities.

	Three Months Ended March 31
(In thousands)	2015	2014
Net gains	$(3,790)	$(2,358)
Foreign currency gains related to Harsco Rail Segment advances on contracts	(10,940)	—
Other (a)	1,525	1,702

Other income	$(13,205)	$(656)

(a) Other includes employee termination benefit costs and costs to exit activities that are not directly related to the restructuring programs detailed in Note 18, Restructuring Programs.

In January 2015, the Swiss National Bank ended its policy of maintaining a stable exchange rate between the Swiss franc and the euro. As a result of this change in policy, the Swiss franc experienced significant appreciation against the euro. During the three months ended March 31, 2015, the Company recognized $10.9 million in foreign currency gains from converting Swiss franc bank deposits to euros. This gain was associated with advances received for the Harsco Rail Segment’s two contracts with the federal railway system of Switzerland.

17.	Components of Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive loss is included on the Condensed Consolidated Statements of Stockholders’ Equity. The components of Accumulated other comprehensive loss, net of the effect of income taxes, and activity for the three months ended March 31, 2014 and 2015 was as follows:

	Components of Accumulated Other Comprehensive Income (Loss) - Net of Tax
(In thousands)	Cumulative Foreign Exchange Translation Adjustments		Effective Portion of Derivatives Designated as Hedging Instruments		Cumulative Unrecognized Actuarial Losses on Pension Obligations		Unrealized Loss on Marketable Securities	Total
Balance at December 31, 2013	$6,110		$(7,023)		$(369,682)		$(20)	$(370,615)

Other comprehensive income (loss) before reclassifications	1,090	(a)	(3,964)	(b)	(1,051)	(a)	(5)	(3,930)
Amounts reclassified from accumulated other comprehensive loss, net of tax	—		1		4,100		—	4,101
Other comprehensive income (loss) from equity method investee	(913)		—		632		—	(281)
Amounts reclassified from accumulated other comprehensive loss in connection with the asset impairment loss recognized in the Infrastructure Transaction	(1,447)		—		—		—	(1,447)

Total other comprehensive income (loss)	(1,270)		(3,963)		3,681		(5)	(1,557)
Less: Other comprehensive loss attributable to noncontrolling interests	300		—		—		—	300

Other comprehensive income (loss) attributable to Harsco Corporation	(970)		(3,963)		3,681		(5)	(1,257)

Balance at March 31, 2014	$5,140		$(10,986)		$(366,001)		$(25)	$(371,872)

	Components of Accumulated Other Comprehensive Income (Loss) - Net of Tax
(In thousands)	Cumulative Foreign Exchange Translation Adjustments		Effective Portion of Derivatives Designated as Hedging Instruments		Cumulative Unrecognized Actuarial Losses on Pension Obligations		Unrealized Loss on Marketable Securities	Total
Balance at December 31, 2014	$(39,938)		$(9,025)		$(483,278)		$(15)	$(532,256)

Other comprehensive income (loss) before reclassifications	(23,653)	(a)	7,955	(b)	19,634	(a)	(8)	3,928
Amounts reclassified from accumulated other comprehensive loss, net of tax	—		1		5,064		—	5,065
Other comprehensive income (loss) from equity method investee	(5,189)		(382)		595		—	(4,976)

Total other comprehensive income (loss)	(28,842)		7,574		25,293		(8)	4,017
Less: Other comprehensive loss attributable to noncontrolling interests	754		10		—		—	764

Other comprehensive income (loss) attributable to Harsco Corporation	(28,088)		7,584		25,293		(8)	4,781

Balance at March 31, 2015	$(68,026)		$(1,441)		$(457,985)		$(23)	$(527,475)

(a) Principally foreign currency fluctuation.

(b) Net change from periodic revaluations.

Amounts reclassified from accumulated other comprehensive loss are as follows:

(In thousands)	Three Months Ended March 31 2015	Three Months Ended March 31 2014	Affected Caption in the Condensed Consolidated Statements of Operations
Amortization of defined benefit pension items (c):
Actuarial losses (d)	$3,947	$2,839	Selling, general and administrative expenses
Actuarial losses (d)	1,518	1,552	Cost of services and products sold
Prior-service costs (d)	31	23	Selling, general and administrative expenses
Prior-service costs (d)	38	45	Cost of services and products sold

Total before tax	5,534	4,459
Tax benefit	(470)	(359)

Total reclassification of defined benefit pension items, net of tax	$5,064	$4,100

Amortization of cash flow hedging instruments (c):
Foreign currency forward exchange contracts	$1	$2	Cost of services and products sold
Tax benefit	—	(1)

Total reclassification of cash flow hedging instruments	$1	$1

(c) Amounts in parentheses indicate credits to profit/loss.

(d) These accumulated other comprehensive loss components are included in the computation of net periodic pension costs. See Note 10, Employee Benefit Plans, for additional details.

18.	Restructuring Programs

In recent years, the Company has instituted restructuring programs to balance short-term profitability goals with long-term strategies. A primary objective of these programs has been to establish platforms upon which the affected businesses can grow with reduced fixed investment and generate annual operating expense savings. The restructuring programs have been instituted in response to the continuing impact of global financial and economic uncertainty on the Company’s end markets. Restructuring costs incurred in these programs were recorded as part of the caption, Other income, of the Condensed Consolidated Statements of Operations. The timing of associated cash payments is dependent on the type of restructuring cost and can extend over a multi-year period.

Project Orion

Under the Harsco Metals & Minerals Segment Improvement Plan (“Project Orion”), the Harsco Metals & Minerals Segment made organizational and process improvement changes, which are expected to improve return on capital and deliver a higher and more consistent level of service to customers by improving several core processes and simplifying the organizational structure. Annual recurring benefits under Project Orion are expected to be approximately $37 million.

The restructuring accrual for Project Orion at March 31, 2015 and the activity for the three months ended March 31, 2015 were as follows:

(In thousands)	Accrual at December 31 2014	Cash Expenditures	Foreign Currency Translation	Accrual at March 31 2015
Harsco Metals & Minerals Segment
Employee termination benefit costs	$7,668	$(1,590)	$(120)	$5,958

Total	$7,668	$(1,590)	$(120)	$5,958

The remaining accrual related to Project Orion is expected to be paid, principally, through 2015 with the remainder in the first half of 2016.

Prior Restructuring Programs

The remaining accrual for restructuring programs was $2.2 million and $2.4 million at March 31, 2015 and December 31, 2014, respectively. The remaining accrual relates primarily to exit activity costs for lease terminations expected to be paid over the remaining life of the leases.

Prospectus

Harsco Corporation

Debt Securities

Preferred Stock

Depositary Shares Representing Preferred Stock

Common Stock

Warrants

Units

We intend to offer from time to time our debt securities, shares of preferred stock, depositary shares representing preferred stock, shares of our common stock, warrants and units. We may sell these securities in one or more offerings at prices and on other terms to be determined at the time of offering.

We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

We may offer our securities through agents, underwriters or dealers or directly to investors. Each prospectus supplement will provide the amount, price and terms of the plan of distribution relating to the securities to be sold pursuant to such prospectus supplement. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement, as well as the net proceeds we expect to receive from such sale.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “HSC.”

Prior to making a decision about investing in our securities, you should consider carefully any risk factors contained in an accompanying prospectus supplement, as well as the risk factors set forth in our most recently filed annual report on Form 10-K and other filings we may make from time to time with the Securities and Exchange Commission. Please read carefully the section titled “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 11, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell the securities described in this prospectus in one or more offerings of an indeterminate number and amount at prices and on other terms to be determined at the time of offering.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information By Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. We have not authorized anyone to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates on the cover pages of these documents. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to the terms “we,” “us,” “our” or “Harsco” or other similar terms mean Harsco Corporation and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise. References in this prospectus to the term the “Company” mean Harsco Corporation and any successor thereto.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. The address for the SEC’s website is www.sec.gov. Information contained on the SEC’s website is not part of this prospectus, and the reference to the SEC’s website does not constitute incorporation by reference into this prospectus of the information contained at that site.

Our Internet website address is www.harsco.com. Through this Internet website (found in the “Investor Relations” link), we make available, free of charge, our annual, quarterly and current reports, proxy statements and other information filed with the SEC as soon as reasonably practicable after these reports and other information are electronically filed or furnished to the SEC. Information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC and specifically incorporate by reference into this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained at that site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the completion of the offering of securities described in this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2012;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013;

•	our current reports on Form 8-K, as filed with the SEC on April 8, 2013, April 26, 2013 and May 8, 2013, including, without limitation, the description of our common stock contained in our current report on Form 8-K filed with the SEC on May 8, 2013 and all amendments or reports filed with the SEC for the purpose of updating such description; and

•	the description of stock purchase rights and our preferred stock contained in our registration statement on Form 8-A, as filed with the SEC on September 26, 2007, and all amendments or reports filed with the SEC for the purpose of updating such description.

You may obtain copies of these filings without charge by requesting the filings in writing or by telephone at the following address and telephone number:

350 Poplar Church Road

Camp Hill, Pennsylvania 17011

Attention: General Counsel

(717) 763-7064

We do not and will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K after the date of this prospectus, unless, and except to the extent, specified in such current reports.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 covering the securities to be offered and sold by this prospectus and any applicable prospectus supplement. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC’s website or at the SEC’s offices referred to above. Any statement made in this prospectus or the prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

The nature of our business and the many countries in which we operate subject us to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. Some of the statements contained in this prospectus or any accompanying prospectus supplement or incorporated by reference into this prospectus or any accompanying prospectus supplement are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we provide the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. Forward-looking statements contained herein could include, among other things, statements about our management confidence and strategies for performance; expectations for new and existing products, technologies and opportunities; and expectations regarding growth, sales, cash flows, earnings and Economic Value Added, or EVA®. These statements can be identified by the use of such terms as “may,” “could,” “expect,” “anticipate,” “intend,” “believe” or other comparable terms.

Factors that could cause results to differ include, but are not limited to: changes in the worldwide business environment in which we operate, including general economic conditions; changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs; changes in the performance of equity and bond markets that could affect, among other things, the valuation of the assets in our pension plans and the accounting for pension assets, liabilities and expenses; changes in governmental laws and regulations, including environmental, tax and import tariff standards; market and competitive changes, including pricing pressures, market demand and acceptance for new products, services and technologies; unforeseen business disruptions in one or more of the many countries in which we operate due to political instability, civil disobedience, armed hostilities, public health issues or other calamities; the seasonal nature of our business; our ability to successfully enter into new contracts and complete new acquisitions or joint ventures in the timeframe contemplated or at all; the integration of our strategic acquisitions; the amount and timing of repurchases of our common stock, if any; the prolonged recovery in global financial and credit markets and economic conditions generally, which could result in our customers curtailing development projects, construction, production and capital expenditures, which, in turn, could reduce the demand for our products and services and, accordingly, our revenues, margins and profitability; the outcome of any disputes with customers; the financial condition of our customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; our ability to successfully implement our strategic initiatives and portfolio optimization; our ability to successfully implement and receive the expected benefits of cost-reduction and restructuring initiatives, including the achievement of expected cost savings in the expected time frame; risk and uncertainty associated with intangible assets; and other risk factors set forth in our most recently filed annual report on Form 10-K and other filings we may make from time to time with the SEC. See “Risk Factors” on page 4. We caution that these factors may not be exhaustive and that many of these factors are beyond our ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no duty to update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved.

OUR BUSINESS

Harsco is a diversified, multinational provider of industrial services and engineered products serving key industries that play a fundamental role in worldwide economic development, including steel and metals production, construction, railways and energy. Our operations fall into four reportable segments: Harsco Metals & Minerals, Harsco Infrastructure, Harsco Rail and Harsco Industrial. Harsco has locations in approximately 50 countries, including the United States.

The Company was incorporated as a Delaware corporation in 1956. Our executive offices are located at 350 Poplar Church Road, Camp Hill, Pennsylvania 17011. Our main telephone number is (717) 763-7064 and our Internet website address is www.harsco.com. Information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC and specifically incorporate by reference into this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained at that site.

RISK FACTORS

An investment in our securities involves risk. Prior to making a decision about investing in our securities, and in consultation with your own financial and legal advisors, you should carefully consider any risk factors contained in any applicable prospectus supplement, as well as the risk factors set forth in our most recently filed annual report on Form 10-K under the heading “Risk Factors” and other filings we may make from time to time with the SEC. You should also refer to the other information in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference into this prospectus and any applicable prospectus supplement.

USE OF PROCEEDS

Unless otherwise indicated in any applicable prospectus supplement or other offering materials, we intend to use the net proceeds from the sale of our securities to which this prospectus relates for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, investments, additions to working capital, capital expenditures and advances to or investments in our subsidiaries. Pending any specific application, we may invest net proceeds in short-term marketable securities or apply them to the reduction of short-term debt.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

Six Months Ended June 30, 2013	Year Ended December 31,
	2012(1)	2011	2010	2009	2008
2.13	—	1.46	1.15	2.59	3.79

(1)	For the year ended December 31, 2012, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $218.6 million to achieve a coverage of 1:1.

“Fixed charges” represent interest expense, amortization of debt expense and any discount or premium related to indebtedness, capitalized interest and the portion of rental expense representing the interest factor for continuing operations. “Earnings” represent the sum of pre-tax income from continuing operations before adjustment for income or loss from equity investees, fixed charges, amortization of capitalized interest and distributed income of equity method investees, less interest capitalized and the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that the Company may offer from time to time under this prospectus. The financial terms and other specific terms of the debt securities being offered will be described in a prospectus supplement relating to the offering of those securities. Those terms may vary from the terms described herein. Although the debt securities that the Company may offer include debt securities denominated in United States dollars, the Company also may choose to offer debt securities denominated in any other currency, including the euro.

The debt securities will be governed by an indenture between the Company and a financial institution acting as the trustee. The trustee can enforce your rights against the Company if the Company defaults. There are some limitations on the extent to which the trustee acts on your behalf, as described under “—Events of Default— Remedies If an Event of Default Occurs.” Additionally, the trustee performs administrative duties for the Company.

Because this section is a summary, it does not describe every aspect of the debt securities that the Company may offer pursuant to this prospectus. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities and the indenture described in the related prospectus supplement, including definitions used in the indenture. The particular terms of the debt securities that the Company may offer under this prospectus may vary from the terms described below.

General

The debt securities that the Company may offer under this prospectus will be issued under an indenture, dated as of September 20, 2010, as amended or supplemented from time to time, between the Company and Wells Fargo Bank, National Association, as trustee.

The indenture is to be governed by New York law, without regard to conflicts of laws principles thereof. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain a copy of the indenture.

The Company may offer the debt securities from time to time in as many distinct series as it may choose. All debt securities will be direct, unsecured obligations of the Company. Any senior debt securities that the Company offers under this prospectus will have the same rank as all of the Company’s other unsecured and unsubordinated debt. The indenture does not limit the amount of debt that the Company may issue under the indenture. The indenture also does not limit the amount of other unsecured debt or other securities that the Company or its subsidiaries may issue.

The Company’s primary sources of payment for its payment obligations under the debt securities will be revenues from its operations and investments and cash distributions from its subsidiaries. The Company’s subsidiaries are separate and distinct legal entities and have no obligation whatsoever to pay any amounts due on debt securities issued by the Company or to make funds available to the Company. The ability of the Company’s subsidiaries to pay dividends or make other payments or advances to the Company will depend upon their operating results and will be subject to applicable laws and contractual restrictions. The indenture does not restrict the Company’s subsidiaries from entering into agreements that prohibit or limit their ability to pay dividends or make other payments or advances to the Company.

To the extent that the Company must rely on cash from its subsidiaries to pay amounts due on the debt securities, the debt securities will be effectively subordinated to all liabilities of the Company’s subsidiaries, including their trade payables. Accordingly, the Company’s subsidiaries may be required to pay all of their creditors in full before their assets are available to the Company. Even if the Company is recognized as a creditor of its subsidiaries, the Company’s claims would be effectively subordinated to any security interests in their assets and also could be subordinated to some or all other claims on their assets and earnings.

Other than the restrictions described below or any restrictions described in an applicable prospectus supplement, the indenture does not and the debt securities that the Company may offer under this prospectus will not contain any covenants or other provisions designed to protect holders of the debt securities if the Company participates in a highly leveraged transaction. Other than the restrictions described below or any restrictions described in an applicable prospectus supplement, the indenture does not and the debt securities that the Company may offer under this prospectus also will not contain provisions that give holders of the debt securities the right to require the Company to repurchase their debt securities if the Company’s credit ratings decline due to a takeover, recapitalization or similar restructuring or otherwise.

You should review each applicable prospectus supplement for descriptions of the following terms of the debt securities being offered:

•	the title of the debt securities;

•	if other than United States dollars, the currency in which the debt securities may be purchased and the currency in which principal, premium, if any, and interest will be paid;

•	the total principal amount of the debt securities;

•	the price at which the debt securities will be issued;

•	the date or dates on which the debt securities will mature and the right, if any, to extend the maturity date or dates;

•	the annual rate or rates, if any, at which the debt securities will bear interest, including the method of calculating interest if a floating rate is used;

•	the date or dates from which the interest will accrue, the interest payment dates on which the interest will be payable or the manner of determination of the interest payment dates and the record dates for the determination of holders to whom interest is payable;

•	the place or places where principal, any premium and interest will be payable;

•	any redemption, repayment or sinking fund provision;

•	the application, if any, of defeasance provisions to the debt securities;

•	if other than the entire principal amount, the portion of the debt securities that would be payable upon acceleration of the maturity of the debt securities;

•	any obligation the Company may have to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, repurchase or repayment;

•	the form of debt securities, including whether the Company will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	if the amount of payments of principal of, premium, if any, or interest on the debt securities may be determined by reference to an index, the manner in which that amount will be determined;

•	any additional covenants applicable to the debt securities;

•	any additional events of default applicable to the debt securities;

•	the terms of subordination, if applicable;

•	the terms of conversion or exchange, if applicable;

•	any material provisions described in this prospectus that do not apply to the debt securities; and

•	any other material terms of the debt securities, including any additions to the terms described in this prospectus, and any terms that may be required by or advisable under applicable laws or regulations.

Debt securities bearing no interest or interest at a rate that is below the prevailing market rate may be sold at a discount below their stated principal amount. Special United States federal income tax and other special considerations applicable to any discounted debt securities, or to debt securities issued at face value that are treated as having been issued at a discount for United States federal income tax purposes, will be described in the applicable prospectus supplement.

In addition to the debt securities that the Company may offer pursuant to this prospectus, the Company may issue other debt securities in public or private offerings from time to time. These other debt securities may be issued under other indentures or documentation that are not described in this prospectus, and those debt securities may contain provisions materially different from the provisions applicable to one or more series of debt securities offered pursuant to this prospectus.

Restrictive Covenants

The Company agreed in the indenture to certain covenants for the benefit only of holders of the debt securities governed by the indenture. The covenants summarized below will apply to each series of debt securities issued pursuant to the indenture as long as any of those debt securities are outstanding, unless waived, amended or the prospectus supplement states otherwise.

Payment. The Company will pay principal of and premium, if any, and interest on the debt securities at the place and time described in the debt securities. Unless otherwise provided in the applicable prospectus supplement, the Company will pay interest on any debt security to the person in whose name that security is registered at the close of business on the regular record date for that interest payment.

Any money deposited with the trustee or any paying agent for the payment of principal of or any premium or interest on any debt security that remains unclaimed for two years after that amount has become due and payable will be paid to the Company at its request. After this occurs, the holder of that security must look only to the Company for payment of that amount and not to the trustee or paying agent.

Merger and Consolidation. The Company will not merge or consolidate with any other entity or sell or convey all or substantially all of its assets to any person, firm, corporation or other entity, except that the Company may merge or consolidate with, or sell or convey all or substantially all of its assets to, any other entity if:

•	the Company is the continuing entity or the successor entity (if other than the Company) is organized and existing under the laws of the United States of America, a State thereof or the District of Columbia and the successor entity expressly assumes payment of the principal and interest on all the debt securities, and the performance and observance of all of the covenants and conditions of the indenture to be performed by the Company; and

•	there is no default under the indenture.

Upon such a succession, the Company will be relieved from any further obligations under the indenture.

Waiver of Certain Covenants. Unless otherwise provided in an applicable prospectus supplement, the Company may, with respect to the debt securities of any series, choose not to comply with any covenant provided in the terms of those debt securities if, before the time for such compliance, holders of at least a majority in principal amount of the outstanding debt securities of that series waive such compliance in that instance or generally.

Events of Default

You will have special rights if an Event of Default occurs and is not cured, as described later in this subsection. Unless described otherwise in an applicable prospectus supplement, the term “Event of Default” means any of the following with respect to a series of debt securities offered under this prospectus:

•	the Company does not pay interest on a series of debt securities within 30 days of the due date;

•	the Company does not pay the principal or premium, if any, of a series of debt securities on the applicable due date;

•	the Company does not pay any sinking fund installment on a series of debt securities within 30 days of the due date;

•	the Company remains in breach of any other covenant or warranty in the debt securities of such series or in the indenture for 90 days after it receives a notice of default stating that it is in breach, as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization occur; or

•	any other Event of Default described in the applicable prospectus supplement occurs.

Remedies If an Event of Default Occurs. Unless provided otherwise in an applicable prospectus supplement, if an Event of Default has occurred and continues with respect to a series of debt securities, the trustee or the holders of not less than 25% in principal amount of the debt securities of the affected series, in accordance with the terms of the indenture, may declare the entire principal amount of all of the debt securities of the affected series to be due and immediately payable. This is called a “declaration of acceleration of maturity.” Under some circumstances, a declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of that series.

The trustee generally is not required to take any action under the indenture at the request of any holders unless one or more of the holders have provided to the trustee security or indemnity reasonably satisfactory to it.

If reasonable protection from expenses and liabilities is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee and to waive certain past defaults regarding the relevant series. The trustee may refuse to follow those directions in some circumstances.

If an Event of Default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of that series.

Before any holder of any series of debt securities may institute action for any remedy, except payment on such holder’s debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request in writing that the trustee take action. Holders must also offer and give the trustee such security and indemnity reasonably satisfactory to it against liabilities incurred by the trustee for taking such action. The trustee may, but shall not be obligated to, take such action that affects the trustee’s own rights, duties or immunities under the indenture.

“Street Name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

The Company will furnish every year to the trustee a written statement of certain of its officers certifying that, to their knowledge, the Company is in compliance with the indenture and the debt securities governed by to the indenture, or else specifying any default.

An Event of Default regarding one series of debt securities issued under the indenture is not necessarily an Event of Default regarding any other series of debt securities.

Satisfaction and Discharge; Defeasance and Covenant Defeasance

The following discussion of satisfaction and discharge, defeasance and covenant defeasance will be applicable to a series of debt securities only if, and to the extent that, the Company chooses to have it apply to that series. If the Company does so choose, it will state that in the applicable prospectus supplement.

Satisfaction and Discharge. The indenture will be satisfied and discharged if:

•	the Company delivers to the trustee all debt securities then outstanding for cancellation; or

•	all debt securities not delivered to the trustee for cancellation have become due and payable, are to become due and payable within one year or are to be called for redemption within one year and the Company deposits an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of debt securities that have become due and payable), provided that in either case the Company has paid all other sums payable under the indenture.

Defeasance and Covenant Defeasance. The indenture provides that, if such provision is made applicable to the debt securities of a series, the Company may elect either:

•	to defease and be discharged from any and all obligations with respect to any debt security of such series (except for the obligations to register the transfer or exchange of such debt security, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust) (“defeasance”); or

•	(1) to be released from its obligations with respect to the restrictions described above under “—Restrictive Covenants” together with additional covenants that may be included for a particular series, and (2) that the Events of Default described in the third, fourth and sixth bullets under “—Events of Default,” shall not be Events of Default under the indenture with respect to such series (“covenant defeasance”), upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money certain United States government obligations and/or, in the case of debt securities denominated in United States dollars, certain state and local government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt security, on the scheduled due dates. Such amount must be deemed sufficient by a nationally recognized firm of independent public accountants and such opinion must be expressed in a written certification thereof delivered to the trustee.

In the case of defeasance or covenant defeasance, the holders of such debt securities are entitled to receive payments in respect of such debt securities solely from such trust. Such a trust may only be established if, among other things, the Company has delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of the debt securities affected thereby will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance described above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture.

Modification and Waiver

The indenture contains provisions permitting the Company and the trustee to modify the indenture or enter into or modify any supplemental indenture without the consent of the holders of the debt securities in regard to matters as will not adversely affect the interests of the holders of the debt securities in any material respects, including, without limitation, the following:

•	to evidence the succession of another corporation to the Company;

•	to add further covenants for the benefit or protection of the holders of any or all series of debt securities or to surrender any right or power conferred upon the Company by the indenture;

•	to add any additional Events of Default with respect to all or any series of debt securities;

•	to add to or change any of the provisions of the indenture to facilitate the issuance of debt securities in bearer form with or without coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

•	to add to, change or eliminate any of the provisions of the indenture in respect of one or more series of debt securities thereunder, subject to certain conditions designed to protect the rights of any existing holder of those debt securities;

•	to secure all or any series of debt securities;

•	to add guarantors in respect of any series of debt securities or to release guarantors from their guarantees of debt securities;

•	to establish the forms or terms of the debt securities of any series;

•	to evidence the appointment of a successor trustee and to add to or change provisions of the indenture necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee; or

•	to cure any ambiguity, to correct or supplement any provision of the indenture which may be defective or inconsistent with another provision of the indenture or to make other amendments that do not adversely affect the interests of the holders of any series of debt securities in any material respect.

The Company and the trustee may otherwise modify the indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of debt securities affected thereby at the time outstanding, except that no such modifications shall, without the consent of the holder of each debt security affected thereby:

•	extend the fixed maturity of any debt securities or any installment of interest or premium on any debt securities, or reduce the principal amount thereof or reduce the rate of interest or premium payable upon redemption, or reduce the amount of principal of an original issue discount debt security or any other debt security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the currency in which the debt securities are payable or impair the right to institute suit for the enforcement of any payment after the stated maturity thereof or the redemption date, if applicable, or adversely affect any right of the holder of any debt security to require the Company to repurchase that security;

•	reduce the percentage in principal amount of debt securities of any series, the consent of the holders of which is required for any waiver or supplemental indenture;

•	modify the provisions of the indenture relating to the waiver of past defaults or the waiver or certain covenants or the provisions described in this section, except to increase any percentage set forth in those provisions or to provide that other provisions of the indenture may not be modified without the consent of the holder of each debt security affected thereby;

•	change any obligation of the Company to maintain an office or agency;

•	change any obligation of the Company to pay additional amounts;

•	adversely affect the right of repayment or repurchase at the option of the holder; or

•	reduce or postpone any sinking fund or similar provision.

With respect to any vote of holders of a series of debt securities, the Company will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture.

“Street Name” and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if the Company seeks to change the indenture or debt securities or requests a waiver.

“Street Name” and Other Indirect Holders

Investors who hold securities in accounts at banks or brokers, which is referred to as holding in “Street Name,” generally will not be recognized by the Company as legal holders of debt securities. Instead, the Company would recognize only the bank or broker, or the financial institution that the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold debt securities in “Street Name,” you should check with your own institution to find out:

•	how it handles payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting, if applicable;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	if applicable, how it would pursue rights under your debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

The Company’s obligations, as well as the obligations of the trustee and those of any third parties employed by the Company or the trustee, run only to persons who are registered as holders of debt securities issued under the indenture. As noted above, the Company does not have obligations to you if you hold in “Street Name” or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once the Company makes payment to the registered holder, the Company has no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a “Street Name” customer but does not do so.

Global Securities

A global security is a special type of indirectly held debt security as described above under “—‘Street Name’ and Other Indirect Holders.” If the Company chooses to issue debt securities in the form of global securities, the ultimate beneficial owners can only hold the debt securities in “Street Name.” The Company would do this by requiring that the global security be registered in the name of a financial institution it selects and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a debt security issued in the form of a global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The applicable prospectus supplement will indicate whether a series of debt securities will be issued only in the form of global securities and, if so, will describe the specific terms of the arrangement with the depositary.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The Company does not recognize this type of investor as a holder of debt securities and instead deals only with the depositary that holds the global security.

An investor should be aware that if a series of debt securities is issued only in the form of global securities:

•	the investor cannot have debt securities of that series registered in his or her own name;

•	the investor cannot receive physical certificates for his or her interest in the debt securities of that series;

•	the investor will be a “Street Name” holder and must look to his or her own bank or broker for payments on the debt securities of that series and protection of his or her legal rights relating to the debt securities of that series, as described under “—‘Street Name’ and Other Indirect Holders”;

•	the investor may not be able to sell interests in the debt securities of that series to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates; and

•	the depositary’s policies will govern payments, transfers, exchange and other matters relating to the investor’s interest in the global security. The Company and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. The Company and the trustee also do not supervise the depositary in any way.

Special Situations When a Global Security Will be Terminated. In a few special situations, a global security will terminate, and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in “Street Name” will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in debt securities transferred to their own name, so that they will be direct holders. The rights of “Street Name” investors and direct holders in debt securities have been previously described in subsections entitled “—‘Street Name’ and Other Indirect Holders” and “—Direct Holders.”

The special situations for termination of a global security are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary, and the Company does not appoint a successor depositary;

•	when an Event of Default on the series of debt securities has occurred and has not been cured; and

•	at any time if the Company decides to terminate a global security.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, only the depositary is responsible for deciding the names of the institutions that will be the initial direct holders.

Form, Exchange, Registration and Transfer

Unless the Company informs you otherwise in an applicable prospectus supplement, the Company will issue the debt securities offered pursuant to this prospectus in registered form, without interest coupons, and only in denominations of $1,000 and multiples of $1,000. The Company will not charge a service charge for any registration of transfer or exchange of the debt securities offered pursuant to this prospectus. The Company may, however, require the payment of any tax or other governmental charge payable for that registration.

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the terms of the indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent the Company designates. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

The Company will appoint the trustee under the indenture as security registrar for the debt securities issued under the indenture. If a prospectus supplement refers to any transfer agents initially designated by the Company, the Company may at any time rescind that designation or approve a change in the location through which any transfer agent acts. The Company will be required to maintain an office or agency for transfers and exchanges in each place of payment with respect to debt securities it may offer under the indenture. The Company may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption of debt securities offered under this prospectus, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any debt security during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of the notice, except the unredeemed portion of any debt security being redeemed in part.

Pursuant to the terms of the indenture, each person in whose name the debt securities are registered agrees to indemnify the Company and the trustee against any and all liability that may result from the transfer, exchange or assignment of such person’s debt securities in violation of any provision of the indenture and/or applicable U.S. federal or state securities laws.

Payment and Paying Agents

Unless the Company informs you otherwise in the applicable prospectus supplement:

•	payments on a series of debt securities will be made in United States dollars by check mailed to the holder’s registered address or, with respect to global securities, by wire transfer;

•	the Company will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment; and

•	the trustee will be designated as the Company’s paying agent for payments on debt securities issued under the indenture. The Company may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to the Company upon written request any money held by them for payments on the debt securities that remain unclaimed for two years after the date when the payment was due. After payment to the Company, holders entitled to the money must look to the Company for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

DESCRIPTION OF PREFERRED STOCK

The Company is currently authorized by its certificate of incorporation to issue up to 4,000,000 shares of preferred stock, $1.25 par value. The Company’s Board of Directors has authority to divide the preferred stock into one or more series. The Board of Directors has designated 400,000 shares of preferred stock as Series A Junior Participating Cumulative Preferred Stock in connection with the shareholder rights agreement described under “Description of Common Stock—Rights Agreement.”

The Board of Directors has broad authority to fix and determine relative rights and preferences of the shares of each series of preferred stock, including, without limitation,

•	the designation of such series;

•	the rate or rates at which shares of such series shall be entitled to receive dividends, the periods in respect of which dividends are payable, the conditions upon, and times of payment of, such dividends, the relationship and preference, if any, of such dividends to dividends payable on any other class or classes or any other series of stock, whether such dividends shall be cumulative and, if cumulative, the date or dates from which such dividends shall accumulate, and the other terms and conditions applicable to dividends upon shares of such series;

•	the rights of the holders of the shares of such series in case the Company is liquidated, dissolved or wound up (which may vary depending upon the time, manner, or voluntary or involuntary nature or other circumstances of such liquidation, dissolution or winding up) and the relationship and preference, if any, of such rights to rights of holders of shares of stock of any other class or classes or any other series of stock;

•	the right, if any, to redeem shares of such series at the option of the Company, including any limitation of such right, and the amount or amounts to be payable in respect of the shares of such series in case of such redemption (which may vary depending on the time, manner or other circumstances of such redemption), and the manner, effect and other terms and conditions of any such redemption thereof;

•	the obligation, if any, of the Company to purchase, redeem or retire shares of such series and/or to maintain a fund for such purpose, and the amount or amounts to be payable from time to time for such purpose or into such fund, or the number of shares to be purchased, redeemed or retired, the per share purchase price or prices and the other terms and conditions of any such obligation or obligations;

•	the voting rights, if any, to be given the shares of such series, including without limiting the generality of the foregoing, the right, if any, as a series or in conjunction with other series or classes, to elect one or more members of the Board either generally or at certain times or under certain circumstances, and restrictions, if any, on particular corporate acts without a specified vote or consent of holders of such shares (such as, among others, restrictions on modifying the terms of such series or of preferred stock, restricting the permissible terms of other series or the permissible variations between series of preferred stock, authorizing or issuing additional shares of preferred stock, creating debt or creating any class of stock ranking prior to or on a parity with preferred stock or any series thereof as to dividends or assets);

•	the right, if any, to exchange or convert the shares of such series into shares of any other series of preferred stock or into shares of any other class of stock of the Company, and the rate or basis, time, manner, terms and conditions of exchange or conversion or the method by which the same shall be determined; and

•	any other special rights, and the qualifications limitations or restrictions thereof, of the shares of such series.

DESCRIPTION OF DEPOSITARY SHARES REPRESENTING PREFERRED STOCK

We may issue receipts for depositary shares representing preferred stock, or depositary receipts. Each depositary receipt will represent a fractional interest of a share of a particular series of a class of preferred stock, as specified in the applicable prospectus supplement. Shares of preferred stock of each series of each class represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled to all the rights and preferences of the preferred stock represented by such depositary shares, including dividend, voting, conversion, redemption and liquidation rights. Such rights and preferences will be proportionate to the fractional interest of a share of the particular series of preferred stock represented by the depositary shares evidenced by such depositary receipt.

The depositary shares representing preferred stock will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately after we issue and deliver the shares of preferred stock to the depositary we will cause the depositary to issue the depositary receipts on our behalf. We will file copies of the applicable deposit agreement and form of depositary receipt with the SEC. See “Where You Can Find More Information” for information on how to obtain a copy of an applicable deposit agreement and form of depositary receipt.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received on behalf of shares of preferred stock proportionately to the record holders of the related depositary receipts owned by such holder. Such distributions will be subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

In the event of a non-cash distribution, the depositary will distribute property it receives to the record holders of depositary receipts entitled to the property unless the depositary determines that it is not feasible to make such a distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds of such sale to holders. Such distributions by the depositary will be subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Shares

Unless the related depositary shares representing shares of preferred stock have previously been called for redemption, upon surrender of the depositary receipts at the corporate trust office of the depositary, the holders thereof will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole or fractional shares of preferred stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of shares of preferred stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of such shares of preferred stock will not thereafter be entitled to receive depositary shares representing shares of preferred stock therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

Whenever we redeem preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock so redeemed, provided we have paid in full to the depositary the redemption price of the shares of preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. With respect to noncumulative shares, dividends will be paid for the current dividend period only. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the shares of preferred stock. If less than all the depositary shares representing preferred stock are to be redeemed, the depositary shares representing preferred stock to be redeemed will be selected by the depositary by lot.

After the date fixed for redemption, the depositary shares representing shares of preferred stock called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares representing shares of preferred stock called for redemption will cease. However, the holders will have the right to receive any moneys payable upon redemption and any money or other property that the holders of such depositary receipts were entitled to at the time of redemption when they surrender their depositary receipts to the depositary.

Voting of the Underlying Shares

Upon receipt of notice of any meeting at which the holders of shares of preferred stock are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary receipts related to such shares of preferred stock. Each record holder of depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights of the preferred stock related to such holder’s depositary receipts. The record date for depositary receipts will be the same date as the record date for shares of preferred stock. The depositary will vote the shares of preferred stock related to such depositary receipts in accordance with such instructions, and we will agree to take all reasonable action that the depositary deems necessary to enable it to vote the shares of preferred stock. The depositary will abstain from voting shares of preferred stock represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts.

Liquidation Preference

In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, each holder of a depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock by the depositary share evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Shares of Preferred Stock

The depositary shares representing shares of preferred stock, as such, are not convertible into shares of common stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares representing shares of preferred stock, the depositary receipts may be surrendered by holders thereof to the depositary with written instructions to the depositary to instruct us to cause conversion of the shares of preferred stock represented by the depositary shares into whole shares of common stock or other shares of preferred stock. We have agreed that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of shares of preferred stock to effect such conversion. If the depositary shares representing shares of preferred stock evidenced by a depositary receipt are to be converted in part only, one or more new depositary receipts will be issued for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion. If conversion will result in a fractional share being issued, we will pay in cash an amount equal to the value of the fractional interest based upon the closing price of shares of our common stock on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares which represent shares of preferred stock and any provision of the deposit agreement may at any time be amended by agreement between the depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the existing holders of at least a majority of the depositary shares evidenced by outstanding depositary receipts.

We may terminate any deposit agreement upon not less than 30 days’ prior written notice to the depositary if a majority of each class of shares of preferred stock affected by such termination consents to such termination. Upon termination of the deposit agreement, the depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts. In addition, any deposit agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed;

•	there has been a final distribution in respect of the related shares of preferred stock in connection with any liquidation, dissolution or winding-up and such distribution has been distributed to the holders of depositary receipts evidencing the depositary shares representing such shares of preferred stock; or

•	each related share of preferred stock shall have been converted into capital stock that is not represented by depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of any deposit agreement. In addition, we will pay the fees and expenses of the depositary in connection with the performance of its duties under any deposit agreement. However, holders of depositary receipts will pay the depositary’s fees and expenses for any duties that holders request to be performed which are outside those expressly provided for in any deposit agreement.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its resignation, and we may remove any depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary. A successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal. A successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $100,000,000.

Miscellaneous

The depositary will forward to holders of depositary receipts any reports and communications from us that it receives with respect to the related shares of preferred stock.

Neither we nor the depositary will be liable if it is prevented from or delayed, by law or any circumstances beyond its control, in performing its obligations under the deposit agreement. The obligations of the Company and the depositary under the deposit agreement will be limited to performing our respective duties thereunder in good faith and without negligence, gross negligence or willful misconduct. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

If the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from us.

DESCRIPTION OF COMMON STOCK

The Company is currently authorized by its certificate of incorporation to issue up to 150,000,000 shares of common stock, $1.25 par value.

Subject to the rights of the holders of preferred stock that may be outstanding from time to time, holders of common stock are entitled to receive such dividends as are declared by the Board of Directors from any funds legally available therefor, to one vote for each share on all matters voted upon by stockholders, including election of directors (cumulative voting not permitted), and to share ratably in assets available for distribution upon any liquidation. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities, and common stock is not subject to redemption or to any further call or assessment.

Rights Agreement

Under the Rights Agreement, dated September 25, 2007, between the Company and Computershare Investor Services (as successor to Mellon Investor Services LLC), as rights agent, the Board of Directors authorized and declared a dividend distribution of one right (each, a “Right”) for each share of common stock outstanding. All shares of common stock issued subsequently also include Rights. Each Right will become exercisable on such date as set forth below (the “Distribution Date”) and entitle holders of common stock to purchase one one-hundredth of one share of the Company’s Series A Junior Participating Cumulative Preferred Stock at an exercise price of $230 (subject to certain adjustments) upon the earlier of:

•	10 calendar days after a public announcement by the Company that a person or group has become an Acquiring Person (as defined below); and

•	10 business days (or a later date determined by the Board of Directors) after a person or group commences a tender or exchange offer that, if completed, would result in that person or group becoming an Acquiring Person.

The rights agreement generally defines “Acquiring Person” as any person or group of affiliated or associated persons (excluding the Company and persons related to the Company) that (1) has acquired beneficial ownership of 15% or more of the outstanding shares of common stock of the Company or (2) has commenced a tender offer or exchange offer that would result in the person or group of affiliated or associated persons owning 15% or more of the outstanding shares of common stock of the Company.

If, after the Distribution Date, a person or group already is or becomes an Acquiring Person (a “Flip-in Event”), all holders of Rights, except the Acquiring Person, will be entitled to purchase, in lieu of shares of Series A Junior Participating Cumulative Preferred Stock, at the Rights’ then current exercise price, shares of common stock (or, in certain circumstances as determined by the Board of Directors, other securities or assets) having a value of two times the Rights’ exercise price.

In addition, after the Distribution Date, if a Flip-in Event has already occurred and the Company is involved in a merger or other similar transaction, all holders of Rights, except the Acquiring Person, will be entitled to purchase, at the Rights’ then current exercise price, shares of any acquiring business entity having a value of two times the Rights’ exercise price.

The Rights, which prior to exercise have no voting or dividend rights, expire on October 9, 2017. Generally, the Company will be entitled to redeem the rights at $0.001 per Right at any time until the tenth business day following public announcement that a person or group has become an Acquiring Person.

Special Governing Document Provisions

The certificate of incorporation and the bylaws of the Company contain provisions that could have the effect of delaying, deferring or preventing a change in control of the Company. These provisions: (1) authorize the

Board of Directors to fix the number of directors and provide that vacancies and newly created directorships resulting from any increase in the number of directors may only be filled by a majority of the remaining directors (subject to the rights of any preferred stock); (2) require that stockholder proposals, including nominations for directors, to be considered at an annual meeting of stockholders be made not later than (a) 90 days prior to the date of the annual meeting or (b) if less than 70 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, the close of business on the tenth day following the date on which notice of the annual meeting was mailed or such public disclosure was made; (3) provide that directors may be removed for cause only by the affirmative vote of 80% of the outstanding shares of common stock entitled to vote in the election of directors; (4) provide that, except as otherwise required by law, only the Board of Directors, the Chairman of the Board or the President may call a special meeting of the stockholders; (5) prohibit the taking of any action by written stockholder consent in lieu of a meeting; and (6) provide that the affirmative vote of 80% of the outstanding shares of common stock is required to amend, alter, modify or repeal certain provisions of the certificate of incorporation and the bylaws (including the provisions described in this paragraph) or to adopt provisions inconsistent therewith.

The certificate of incorporation contains a fair price provision that requires that mergers, consolidations, certain asset sales, liquidations, certain recapitalizations, and certain other transactions (each, a “Business Combination”) involving the Company and a person or group (each, a “Substantial Stockholder”) that beneficially owns 10% or more of the outstanding shares of common stock or the Company either (1) meet certain minimum price and procedural requirements, (2) be approved by three-fourths of the “Continuing Directors” (those Directors in office immediately prior to the date such Substantial Stockholder became a Substantial Stockholder and, subject to certain conditions, their successors who are approved by a majority of the then current Continuing Directors), or (3) be approved by the affirmative vote of (a) 90% of the outstanding shares of common stock of the Company and (b) the number or proportion of shares of any class or series of any class of other shares of the Company (if any) as shall be required by the express terms of such class or series. The fair price provision also provides that it can only be amended by an affirmative vote described in clause (2) or (3) above and such other vote of the stockholders as may be required by statute or the bylaws.

To consummate a Business Combination based on the minimum price and procedural requirements, the following conditions must be met:

(1) Without the approval of three-fourths of the Continuing Directors, a Substantial Stockholder, after the time it becomes a Substantial Stockholder, shall not have (a) made any material change in the Company’s business or capital structure; (b) received the benefit of any loan, advances, guarantees, pledges or other financial assistance provided by the Company, except proportionately with all other stockholders; (c) made, caused or brought about any change in the certificate of incorporation or bylaws or in the membership of the Board of Directors or any committee thereof; or (d) acquired any newly issued or treasury shares from the Company (except upon conversion of convertible securities or as a result of a pro rata share dividend or share split); and

(2) All of the holders of common stock of the Company must receive consideration that is not less than the greatest of (a) the highest price per share (including brokerage commissions, soliciting dealers’ fees and all other expenses) paid by the Substantial Stockholder in acquiring any of its shares of common stock of the Company; (b) the per share book value of the common stock of the Company at the time the Business Combination is effected, as determined by an independent appraisal firm or other experts selected by the Board of Directors; (c) the highest sale or bid price per share of the common stock during the 24 months immediately preceding the time the Business Combination is effected; and (d) an amount that bears the same or a greater percentage relationship to the market price of the common stock of the Company immediately prior to the announcement of the Business Combination as the highest price paid in 2(a) above bore to the market price of the common stock of the Company immediately prior to the commencement of acquisition of the common stock of the Company by such Substantial Stockholder.

The certificate of incorporation also contains a prevention of greenmail provision that provides, in general, that any purchase or other acquisition by the Company or any of its subsidiaries of shares of common stock of the

Company known by the Company to be beneficially owned by any holder of 5% or more of the outstanding common stock of the Company that has owned such securities for less than two years requires the affirmative vote of 80% of the outstanding shares of common stock of the Company, unless such shares are purchased at or below “Fair Market Value” (as defined in the certificate of incorporation), as part of a tender or exchange offer made on the same terms to all holders and in accordance with the Securities Exchange Act of 1934 and the rules and regulations thereunder, pursuant to a registration statement under the Securities Act of 1933 or by means of open market purchases if the price and other terms are not negotiated by the purchaser and the seller.

Transfer Agent and Registrar

The Transfer Agent and Registrar of the Company’s common stock is Computershare Investor Services.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock, depositary shares representing preferred stock and common stock. We may issue warrants independently or together with any other securities offered by any prospectus supplement. The warrants we issue may be attached to or separate from such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement. We will file copies of any warrant agreement and the related warrant certificate with the SEC. See “Where You Can Find More Information” for information on how to obtain a copy of an applicable warrant agreement and warrant certificate.

Debt Warrants

The prospectus supplement relating to a particular series of warrants to purchase debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

•	if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Stock Warrants

The prospectus supplement relating to a particular series of warrants to purchase preferred stock, depositary shares representing preferred stock or common stock will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock, shares of preferred stock or depositary shares that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or shares of preferred stock or depositary shares that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the number or amount of securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises warrants, the holder will not have any rights as a holder of our debt securities, preferred stock, depositary shares representing preferred stock or common stock, as the case may be, by virtue of ownership of warrants.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the securities described in this prospectus in any combination. The following description sets forth certain general terms and provisions of the units that we may offer pursuant to this prospectus. The particular terms of the units and the extent, if any, to which the general terms and provisions may apply to the units so offered will be described in any applicable prospectus supplement.

Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit will have the rights and obligations of a holder of each included security. Units will be issued pursuant to the terms of a unit agreement, which may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. A copy of the unit agreement and the form of unit certificate relating to any particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the unit agreement and the related form of unit certificate, see “Where You Can Find More Information.”

The prospectus supplement relating to any particular series of units will describe the terms of those units, including, to the extent applicable, the following:

•	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

CERTAIN ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW

The Company is subject to Section 203 of the General Corporation Law of the State of Delaware, which restricts certain transactions and business combinations between a corporation and an interested stockholder (defined, generally, as a person owning 15% or more of a corporation’s outstanding voting stock) for a period of three years from the date such person becomes an interested stockholder. Subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding voting stock held by the interested stockholder), certain business transactions are prohibited, such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the interested stockholder, or any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of the corporation’s stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding voting stock held by persons who are both directors and officers or by certain employee stock plans) or if the transaction by which the interested stockholder becomes such is approved by the board of directors of the corporation prior to the date such stockholder becomes an interested stockholder.

PLAN OF DISTRIBUTION

The Company may offer and sell the securities described in this prospectus within and outside the United States:

•	to or through underwriters or dealers;

•	directly to purchasers, including stockholders;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act of 1933, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents; or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchanges on which the securities may be listed.

Sale through Underwriters or Dealers

If underwriters are used in the sale of the securities described in this prospectus, the Company will execute an underwriting agreement with them regarding the securities. The underwriters will acquire the securities for their own account, subject to conditions in the underwriting agreement. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. To the extent expressly set forth in the applicable prospectus supplement, these transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that the Company offers though this prospectus may be new series of securities with no established trading market. Any underwriters to whom the Company sells its securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that the Company offers.

If dealers are used in the sale of the securities, the Company will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

The Company may sell the securities directly to purchasers. In this case, no underwriters or agents would be involved. The Company may also sell the securities through agents designated from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

The Company may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Derivative Transactions and Hedging

We, underwriters or other agents may engage in derivative transactions involving the securities described in this prospectus. These derivatives may consist of short sale transactions and other hedging activities. These underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with underwriters or agents. These underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. Underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Jones Day will pass upon the validity of the securities offered hereby.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$250,000,000

Harsco Corporation

% Senior Notes due 2020

PRELIMINARY PROSPECTUS SUPPLEMENT

                    , 2015

Joint Book-Running Managers

Citigroup	Credit Suisse	HSBC	J.P. Morgan
MUFG	RBC Capital Markets		US Bancorp

Senior Co-Manager

ING

Co-Managers

Fifth Third Securities	PNC Capital Markets LLC